As filed with the Securities and Exchange Commission on March 8, 2021

Registration No. 333-252603

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHERN STAR ACQUISITION CORP.

(Exact name of Registrant as specified in its charter)

Delaware	6770	85-1872418
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joanna Coles, Chief Executive Officer

Northern Star Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	Matthew S. Miller, Esq. General Counsel Barkbox, Inc. 221 Canal Street New York, NY 10013 Telephone: 855-501-2275

Melissa B. Marks, Esq.

Jeffrey R. Vetter, Esq.

Keith J. Scherer, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1250 Broadway, 23rd Floor

New York, New York 10001

Telephone: (212) 730-8133

Fax: (877) 881-3007

Michael J. Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 Telephone: (650) 470-4500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Reorganization described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	155,000,000(1)(2)	$13.87(3)	$2,149,850,000	$234,548.64(4)(5)

(1)

Represents a good faith estimate of the maximum number of shares of the registrant’s common stock to be issued or reserved for issuance by Northern Star Acquisition Corp. to the security holders of Barkbox, Inc., a Delaware corporation, upon consummation of the business combination described herein.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s Class A common stock (which will be the registrant’s sole class of common stock after the business combination described herein) on January 25, 2021 (a date within five business days prior to the date of this Registration Statement). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 8, 2021

PROXY STATEMENT FOR ANNUAL MEETING OF

NORTHERN STAR ACQUISITION CORP.

PROSPECTUS FOR UP TO 155,000,000 SHARES OF COMMON STOCK

The board of directors of Northern Star Acquisition Corp., a Delaware corporation (“Northern Star”), has unanimously approved the Agreement and Plan of Reorganization, dated as of December 16, 2020 (the “Merger Agreement”), by and among Northern Star, NSAC Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Northern Star (“Merger Sub”), and Barkbox, Inc., a Delaware corporation (“BARK”), pursuant to which Merger Sub will merge with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star and the securityholders of BARK becoming securityholders of NSAC (the “Merger”). We sometimes refer to the Merger and the other transactions contemplated by the Merger Agreement as the “Business Combination” and to Northern Star after the Business Combination as “New BARK.”

Pursuant to the Merger Agreement, each share of BARK’s common and preferred stock issued and outstanding immediately prior to the effective time of the Merger (including each share of BARK’s common stock issued as a result of the conversion of certain of BARK’s convertible promissory notes, as more fully described in this proxy statement/prospectus) will be automatically converted into the right to receive a number of shares of Northern Star common stock equal to the Exchange Ratio. The “Exchange Ratio” is the quotient obtained by dividing 150,000,000 by the fully-diluted number of shares of BARK’s common stock outstanding immediately prior to the effective time of the Merger (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). Northern Star presently estimates that the Exchange Ratio will be approximately [8.7502]. The exact Exchange Ratio will not be known until the closing of the Business Combination, and accordingly will not be known at the time of the annual meeting of stockholders of Northern Star being held to consider the Merger Agreement, among other proposals.

Each of the options to purchase BARK’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase BARK’s common and preferred stock, in each case that is outstanding immediately prior to the effective time of the Merger, will be assumed by Northern Star and converted into an option or warrant, as the case may be, to purchase a number of shares of Northern Star common stock equal to the number of shares of BARK’s common stock subject to such option or warrant immediately prior to the effective time (or the number of shares of common stock issuable upon conversion of the preferred stock subject to such warrant) multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio.

BARK’s outstanding convertible promissory notes issued in 2019 and 2020 will be converted into shares of BARK’s common stock immediately prior to the effective time of the Merger. All shares of BARK’s common stock issued upon such conversion will be entitled to receive shares of Northern Star common stock in the Merger as described above. BARK’s 5.50% convertible senior secured notes due 2025 (the “2025 Notes”) issued under an indenture with U.S. Bank National Association will be assumed by Northern Star at the effective time and will become convertible at the election of the holders into shares of Northern Star common stock. See the section entitled “The Business Combination Proposal—Structure of the Merger—Consideration to BARK Securityholders.”

Accordingly, this proxy statement/prospectus covers up to an aggregate of 155,000,000 shares of Northern Star common stock, representing the estimated maximum number of shares to be issued or reserved for issuance to the securityholders of BARK at the closing of the Business Combination.

In connection with the Merger, Northern Star has entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which such PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200,000,000. The closing of the private placement is expected to take place concurrently with the closing of the Business Combination. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the annual meeting of stockholders of Northern Star scheduled to be held on                     , 2021.

Northern Star’s units, Class A common stock and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols STIC.U, STIC and STIC.WS, respectively. Northern Star intends to apply for listing on the NYSE of the Northern Star common stock and warrants, under the proposed symbols BARK and BARK.WS, respectively, to be effective at the consummation of the Business Combination. Northern Star’s units will not be listed on the NYSE following consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. Furthermore, each outstanding share of Northern Star’s Class B common stock will convert into one share of Northern Star’s Class A common stock at the closing of the Business Combination, the Class B common stock will cease to exist and Northern Star will thereafter have a single class of common stock. It is a condition to the consummation of the Business Combination that the shares of Northern Star common stock to be issued in the Merger be approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

Northern Star is an “emerging growth company” and “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus—Emerging Growth Company.”

This proxy statement/prospectus provides you with detailed information about the Merger and other matters to be considered at the annual meeting of Northern Star’s stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 39 of this proxy statement/prospectus. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus incorporates by reference important business and financial information about Northern Star from documents Northern Star has filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of Northern Star with the Securities and Exchange Commission by visiting its website at www.sec.gov or requesting them in writing or by telephone from Northern Star at the following address:

Ms. Joanna Coles

Northern Star Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

Tel: (212) 818-8800

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by                    , 2021 in order to receive them before the annual meeting.

This proxy statement/prospectus is dated                 , 2021, and is first being mailed to Northern Star security holders on or about such date.

NORTHERN STAR ACQUISITION CORP.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

NOTICE OF

ANNUAL MEETING

TO BE HELD ON                 , 2021

TO THE STOCKHOLDERS OF NORTHERN STAR ACQUISITION CORP:

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Northern Star Acquisition Corp. (“Northern Star” or, after the completion of the transactions described herein, “New BARK”), a Delaware corporation, will be held at                  eastern time, on                 , 2021. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the annual meeting will be a virtual meeting, held solely over the Internet by means of a live audio webcast. You are cordially invited to attend and participate in the annual meeting accessing the meeting web portal located at https://www.                .com/                 . The annual meeting will be held for the following purposes:

(1)

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of December 16, 2020 (the “Merger Agreement”), by and among Northern Star, NSAC Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Northern Star (“Merger Sub”), and Barkbox, Inc., a Delaware corporation (“BARK”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby (the “Business Combination”), including the merger of Merger Sub with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star (the “Merger”), and the issuance of shares of Northern Star common stock to BARK’s stockholders in the Merger—we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2—The PIPE Proposal—to consider and vote upon a proposal to approve the issuance of an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share, for an aggregate purchase price of $200,000,000 (the “PIPE Transaction”), the closing of which is subject to certain conditions, including, among other things, the closing of the Business Combination—we refer to this proposal as the “PIPE proposal”;

(3)	The Charter Proposals—to consider and vote upon separate proposals to approve amendments to Northern Star’s current amended and restated certificate of incorporation to:

(i)	change the name of Northern Star to “The Original BARK Company”, as opposed to the current name of “Northern Star Acquisition Corp.” (Proposal No. 3);

(ii)

increase the number of shares of common stock Northern Star is authorized to issue to 500,000,000 shares, as opposed to the current number of 150,000,000 shares, and to remove the provisions for Northern Star’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Northern Star will have a single class of common stock (Proposal No. 4);

(iii)

add supermajority voting provisions requiring the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of New BARK to amend certain provisions of the second amended and restated certificate of incorporation, to adopt, amend or repeal any provision of the bylaws, or to remove any director, or the entire Board of Directors (Proposal No. 5); and

(iii)

remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate (Proposal No. 6)—we refer to Proposals 3, 4 and 5, collectively, as the “charter proposals”;

(4)

Proposal No. 7—The Director Election Proposal—to elect seven directors who, upon the closing of the Business Combination, will be the directors of New BARK—we refer to this proposal as the “director election proposal”;

(5)

Proposal No. 8—The Incentive Plan Proposal—to consider and vote upon a proposal to approve the 2021 Equity Incentive Plan (the “2021 Plan”), which is an incentive compensation plan for employees and other service providers of Northern Star and its subsidiaries, including, after the Merger, BARK and its subsidiaries—we refer to this proposal as the “incentive plan proposal”;

(6)

Proposal No. 9—The ESPP Proposal—to consider and vote upon a proposal to approve the 2021 Employee Stock Purchase Plan (the “ESPP”), which provides for employees and other service providers of Northern Star and its subsidiaries, including, after the Merger, BARK and its subsidiaries, to purchase shares of Northern Star common stock—we refer to this proposal as the “ESPP proposal”; and

(7)

Proposal No. 10—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Northern Star to consummate the Merger and the other transactions contemplated by the Merger Agreement—we refer to this proposal as the “adjournment proposal.”

We also will transact any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the annual meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of Northern Star’s Class A and Class B common stock (collectively, “Northern Star common stock”) at the close of business on                 , 2021 (the “record date”) are entitled to notice of the annual meeting and to vote and have their votes counted at the annual meeting and any adjournments or postponements of the annual meeting.

After careful consideration, Northern Star’s board of directors has determined that each of the business combination proposal, the PIPE proposal, the charter proposals, the election of the seven nominees identified in this proxy statement/prospectus to serve as directors, the incentive plan proposal, the ESPP proposal, and the adjournment proposal is fair to and in the best interests of Northern Star and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of the seven director nominees identified in this proxy statement/prospectus, “FOR” the incentive plan proposal, “FOR” the ESPP proposal and “FOR” the adjournment proposal, if presented. When you consider the recommendations of Northern Star’s board of directors, you should keep in mind that Northern Star’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of Northern Star. See the section entitled “The Business Combination Proposal—Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal and the ESPP proposal and on the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star. If any of the proposals is not approved or the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star after the closing of the Business Combination are not elected, and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote.

All Northern Star stockholders are cordially invited to attend and participate in the annual meeting by accessing the meeting web portal located at https://www.                .com/                 . To ensure your representation at the annual meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Northern Star common stock on the record date, you may also cast your vote at the annual meeting. If your Northern Star common stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the annual meeting, obtain a proxy from your broker or bank.

A complete list of Northern Star stockholders of record entitled to vote at the annual meeting will be available for ten days before the annual meeting at the principal executive offices of Northern Star for inspection by stockholders during business hours for any purpose germane to the annual meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your common stock, please contact D.F. King & Co., Inc., our proxy solicitor, by calling                 , or banks and brokers can call collect at                 . Questions can also be sent by email to BarkBox@dfking.com. This notice of annual meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.                .com/                 .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Joanna Coles

Chief Executive Officer

            , 2021

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC STOCKHOLDERS”) OF SHARES OF NORTHERN STAR CLASS A COMMON STOCK ISSUED IN NORTHERN STAR’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES CONVERTED INTO CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES CONVERTED INTO CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE CONVERSION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE CONVERSION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, NORTHERN STAR’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE ANNUAL MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “ANNUAL MEETING OF NORTHERN STAR STOCKHOLDERS—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Annexes

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in determining whether to vote in favor of the Business Combination and the other proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                 , 2021. You should not assume that the information contained or incorporated by reference in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Northern Star securityholders nor the issuance by Northern Star of its common stock in connection with the Business Combination will create any implication to the contrary.

i

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus:

•

“2025 Notes” means the 5.50% convertible senior secured notes due 2025 (CUSIP No. 067605AA3) issued to Cede & Co. on November 27, 2020 under an indenture, dated as of November 27, 2020, between BARK and U.S. Bank National Association, as trustee and collateral agent;

•	“annual meeting” means the annual meeting of the stockholders of Northern Star that is the subject of this proxy statement/prospectus;

•	“BARK” means Barkbox, Inc., a Delaware corporation;

•	“Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement;

•	“Charter” means the second amended and restated certificate of incorporation of New BARK following the Merger;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•

“combined company” means Northern Star following the closing of the Business Combination (at which time, subject to stockholder approval, Northern Star will be renamed “The Original BARK Company” and is referred to by us as “New BARK”);

•	“convertible notes issued in 2019 and 2020” means the convertible promissory notes issued by BARK in 2019 and 2020, other than the 2025 Notes;

•	“DGCL” means the Delaware General Corporation Law, as amended;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” means the exchange ratio obtained by dividing 150,000,000 by the fully-diluted number of shares of BARK’s common stock outstanding immediately prior to the effective time of the Merger (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus);

•

“founder shares” means the 6,358,750 shares of Northern Star’s Class B common stock outstanding that were issued prior to Northern Star’s initial public offering, each of which will convert into one share of Northern Star’s Class A common stock in connection with the closing of the Business Combination;

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial stockholders” means the holders of the founder shares prior to Northern Star’s initial public offering;

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

•	“Marcum” means Marcum LLP, an independent registered public accounting firm serving as auditors for Northern Star;

•	“Merger” means the merger of Merger Sub with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star;

•	“Merger Agreement” means the Agreement and Plan of Reorganization, dated as of December 16, 2020, by and among Northern Star, Merger Sub and BARK;

•	“Merger Consideration” means the aggregate number of shares of Northern Star’s common stock that the securityholders of BARK have the right to receive upon consummation of the Merger;

•	“Merger Sub” means NSAC Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Northern Star;

•

“New BARK” means Northern Star (or following its name change, The Original BARK Company) after the consummation of the Business Combination, including, unless the context otherwise requires, its operating subsidiary, BARK;

•

“Northern Star” means Northern Star Acquisition Corp., a Delaware corporation, which is expected to be renamed “The Original BARK Company” upon the closing of the Business Combination (unless the context otherwise requires, references to “Northern Star” and “New BARK” after the closing of the Business Combination refer to the combined company, including its operating subsidiary, BARK);

•	“Northern Star common stock” means, prior to the Merger, Northern Star’s Class A common stock and Class B common stock collectively and, after the Merger, Northern Star’s common stock;

•	“NYSE” means the New York Stock Exchange;

•	“private warrants” means the 4,558,000 warrants of Northern Star sold to the Sponsor in a private placement that took place simultaneously with Northern Star’s initial public offering;

•	“public shares” means the shares of Northern Star’s Class A common stock included in the units issued in Northern Star’s initial public offering;

•

“public stockholders” means holders of public shares, including the Sponsor and Northern Star’s officers and directors to the extent they hold public shares; provided, that the holders of founder shares will be considered a “public stockholder” only with respect to any public shares held by them;

•	“public warrants” means the redeemable warrants exercisable for shares of Northern Star’s Class A common stock included in the units issued in Northern Star’s initial public offering;

•	“record date” means , 2021;

•	“SEC” means the Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Sponsor” means Northern Star Sponsor LLC, a Delaware limited liability company and an affiliate of certain of Northern Star’s officers and directors; and

•	“U.S. GAAP” means generally accepted accounting principles in the United States.

FORWARD-LOOKING STATEMENTS

Certain information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Northern Star is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Northern Star, BARK or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Northern Star and BARK undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Northern Star believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Northern Star is not able to predict accurately or over which it has no control. The section in this proxy statement/prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Northern Star in such forward-looking statements.

Before you grant your proxy or instruct your bank or broker how to vote, or vote on the business combination proposal, the PIPE proposal, the charter proposals, the director election proposal, the incentive plan proposal or the adjournment proposal, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect New BARK and/or BARK.

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•

The parties to the Merger are Northern Star, Merger Sub and BARK. Pursuant to the Merger Agreement, Merger Sub will merge with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star and the securityholders of BARK becoming securityholders of Northern Star. See the sections entitled “The Business Combination Proposal” and “The Merger Agreement.”

•

BARK is a company of dog obsessed people dedicated to making dogs happy. BARK is a vertically integrated, data driven, omnichannel brand serving dogs across the four key categories of Play, Food, Health, and Home. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, delicious and satisfying treats, food, and wellness supplements, and best in class offerings that foster the health and happiness of dogs. Founded in 2012, BARK loyally serves dogs nationwide with monthly subscription offerings, BarkBox and Super Chewer; a personalized meal delivery service for dogs, BARK Eats; custom collections through online marketplaces and via brick and mortar retail partners, including Target and Amazon; wellness products that meet dogs’ needs with BARK Bright through monthly subscriptions; BARK’S add to box (“ATB”) platform; and individually on its website BarkShop.com.

•

Pursuant to the Merger Agreement, each share of BARK’s common and preferred stock issued and outstanding immediately prior to the effective time of the Merger (including each share of BARK’s common stock issued as a result of the conversion of certain of BARK’s convertible promissory notes, as more fully described in this proxy statement/prospectus) will be automatically converted into the right to receive a number of shares of Northern Star common stock equal to the Exchange Ratio. Northern Star presently estimates that the Exchange Ratio will be approximately [8.7502]. The exact Exchange Ratio will not be known until the closing of the Business Combination, and accordingly will not be known at the time of the annual meeting. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

Each of the options to purchase BARK’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase BARK’s common and preferred stock, in each case that is outstanding immediately prior to the effective time of the Merger, will be assumed by Northern Star and converted into an option or warrant, as the case may be, to purchase a number of shares of Northern Star common stock equal to the number of shares of BARK’s common stock subject to such option or warrant immediately prior to the effective time (or the number of shares of common stock issuable upon conversion of the preferred stock subject to such warrant) multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

BARK’s outstanding convertible promissory notes issued in 2019 and 2020 will be converted into shares of BARK’s common stock immediately prior to the effective time of the Merger. All shares of BARK’s common stock issued upon such conversion will be entitled to receive shares of Northern Star common stock in the Merger as described above. BARK’s 2025 Notes will be assumed by Northern Star at the effective time and will become convertible at the election of the holder into shares of Northern Star common stock. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

In connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which such PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200,000,000 (the “PIPE Transaction”). The closing of the private placement is expected to take place concurrently with the closing of the Business Combination. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination. For more information about the subscription agreements and the PIPE Transaction, please see the sections entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements for PIPE Transaction”, “The PIPE Proposal” and “Certain Relationships and Related Person Transactions—Northern Star Related Person Transactions—Subscription Agreements.”

•

Assuming that none of BARK’s options or warrants are exercised or forfeited and no additional options, warrants or other derivative securities are granted or issued by BARK prior to the closing of the Business Combination, and based on interest accrued on BARK’s convertible promissory notes through December 31, 2020, an estimated              shares of Northern Star common stock will be issued to BARK’s former stockholders and an estimated              shares of Northern Star common stock will be reserved for issuance upon exercise of BARK’s options and warrants and conversion of BARK’s 2025 Notes assumed by Northern Star. The actual number of shares of Northern Star common stock to be issued in the Merger will depend on the exercise, forfeiture or issuance of BARK’s options, warrants and other derivative securities prior to closing. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

Based on the assumptions in the preceding paragraph, and further assuming that no holder of Northern Star’s public shares exercises conversion rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, BARK’s former stockholders will hold approximately             % of the issued and outstanding Northern Star common stock, the PIPE Investors will hold approximately             % of the issued and outstanding Northern Star common stock, and the current stockholders of Northern Star will hold approximately             % of the issued and outstanding Northern Star common stock. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

Certain of BARK’s stockholders have entered or will enter into a lock-up agreement (“Lock-Up Agreement”), which provides that shares of Northern Star common stock to be issued to them in the Merger will be subject to a 12-month lock-up period, during which, subject to certain exceptions, they will not, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Merger, which period may be earlier terminated if the reported closing sale price of the Northern Star common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Merger. In addition, Northern Star has agreed to cause its initial stockholders to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement, so that the lock-up restrictions with respect to the initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to BARK’s stockholders who have entered, or will enter, into the Lock-Up Agreement. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

The Merger Agreement provides that either Northern Star or BARK may terminate the Merger Agreement if the Merger is not consummated on or before June 30, 2021, provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement. See the section entitled “The Merger Agreement—Termination.”

•

In addition to voting on proposals to approve the Business Combination and the PIPE Transaction, the stockholders of Northern Star will vote on proposals to: (i) approve amendments to Northern Star’s current amended and restated certificate of incorporation (a) to change the name of Northern Star to “The Original BARK Company”, (b) to increase the number of shares of common stock Northern Star is authorized to issue to 500,000,000 shares and remove the provisions for Northern Star’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Northern Star will have a single class of common stock, (c) to add supermajority voting provisions requiring the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of New BARK to amend certain provisions of the second amended and restated certificate of incorporation, to adopt, amend or repeal any provision of the bylaws, or to remove any director, or the entire Board of Directors, and (d) to remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate; (ii) elect seven directors who, upon the closing of the Business Combination, will be the directors of Northern Star; (iii) approve Northern Star’s 2021 Equity Incentive Plan (the “2021 Plan”); (iv) approve Northern Star’s 2021 Employee Stock Purchase Plan (the “ESPP”); and (v) adjourn the annual meeting to a later date or dates, if it is determined by the officer presiding over the annual meeting that more time is necessary for Northern Star to consummate the Merger and the other transactions contemplated by the Merger Agreement. The approval of these proposals (other than the adjournment proposal) by the stockholders of Northern Star is a condition to the consummation of the Business Combination. See the sections entitled “The Charter Proposals,” “The Director Election Proposal,” “The Incentive Plan Proposal,” “The ESPP Proposal,” and “The Adjournment Proposal.”

•

Pursuant to the terms of the Merger Agreement, the parties thereto have agreed to nominate the following persons to serve as the initial directors of Northern Star upon the closing of the Business Combination: as Class A directors serving until Northern Star’s 2022 annual meeting of stockholders, Jon Ledecky, Henrik Werdelin and Betsy McLaughlin; as Class B directors serving until Northern Star’s 2023 annual meeting of stockholders, Joanna Coles and Matt Meeker; and as Class C directors serving until Northern Star’s 2024 annual meeting of stockholders, Manish Joneja and Jim McGinty. See the section entitled “The Director Election Proposal.”

•

Upon completion of the Merger, the executive officers of Northern Star will include Matthew Meeker, as Executive Chairman, and Manish Joneja, as Chief Executive Officer, and the other persons described under “The Director Election Proposal—Information about Executive Officers, Directors and Nominees.”

•

Certain stockholders of BARK and Northern Star will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of Northern Star common stock held by them, subject to certain conditions set forth therein. Northern Star will terminate its existing registration rights agreement with the Northern Star initial stockholders. See the section entitled “The Business Combination Proposal—Related Agreements.”

•

In connection with the execution of the Merger Agreement, certain of BARK’s officers, directors, founders and their family members and 5% or greater holders of BARK’s stock (the “Supporting Holders”), who collectively hold approximately 78.5% of the issued and outstanding shares of BARK’s common stock on an as-converted basis as of December 31, 2020, have entered into agreements with Northern Star (the “Support Agreements”) pursuant to which the Supporting Holders have agreed, among other things, to vote all of their respective shares of BARK’s stock in favor of the Merger at a meeting called to approve the Merger by BARK’s stockholders (or in an action by written consent approving the Merger). See the section entitled “The Business Combination Proposal—Related Agreements.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the annual meeting and the proposals to be presented at the annual meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Northern Star stockholders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein, to fully understand the proposed Business Combination and the voting procedures for the annual meeting.

Q.	Why am I receiving this proxy statement/prospectus?

A.

Northern Star and BARK have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and Northern Star encourages its stockholders to read it in its entirety. Northern Star’s stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination, including the Merger of Merger Sub with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star and the securityholders of BARK becoming securityholders of Northern Star, and the issuance of shares of Northern Star common stock to BARK stockholders in the Merger. We refer to this proposal as the “business combination proposal.” See the section entitled “The Business Combination Proposal.”

Q.	Are there any other matters being presented to stockholders at the meeting?

A.	In addition to voting on the business combination proposal, the stockholders of Northern Star will vote on the following:

1.

A proposal to approve the issuance of an aggregate of 20,000,000 shares of Northern Star common stock in the PIPE Transaction, the closing of which is subject to certain conditions, including, among other things, the closing of the Business Combination. We refer to this proposal as the “PIPE proposal.” See the section entitled “The PIPE Proposal.”

2.

Separate proposals to approve amendments to Northern Star’s current amended and restated certificate of incorporation to: (i) change the name of Northern Star to “The Original BARK Company”, as opposed to the current name of “Northern Star Acquisition Corp.”; (ii) increase the number of shares of common stock Northern Star is authorized to issue to 500,000,000 shares, as opposed to the current number of 150,000,000 shares, and remove the provisions for Northern Star’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Northern Star will have a single class of common stock; (iii) add supermajority voting provisions requiring the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of New BARK to amend certain provisions of the second amended and restated certificate of incorporation, to adopt, amend or repeal any provision of the bylaws, or to remove any director, or the entire Board of Directors; and (iv) remove the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate. We refer to these proposals collectively as the “charter proposals.” A copy of Northern Star’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B. See the section entitled “The Charter Proposals.”

3.

The election of seven directors who, upon the closing of the Business Combination, will be the directors of Northern Star. We refer to this proposal as the “director election proposal.” See the section entitled “The Director Election Proposal.”

4.

A proposal to approve the 2021 Plan. We refer to this proposal as the “incentive plan proposal.” A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex C. See the section entitled “The Incentive Plan Proposal.”

5.

A proposal to approve the ESPP. We refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex D. See the section entitled “The ESPP Proposal.”

6.

A proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Northern Star to consummate the Merger and the other transactions contemplated by the Merger Agreement. We refer to this proposal as the “adjournment proposal.” See the section entitled “The Adjournment Proposal.”

Northern Star will hold the annual meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the annual meeting. Stockholders should read it carefully.

The closing of the Business Combination is conditioned on approval of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal and the ESPP proposal and on the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star. If any of the proposals is not approved or the director nominees are not elected and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	Why is Northern Star providing stockholders with the opportunity to vote on the Business Combination?

A:

In connection with the Business Combination, we may issue up to an estimated maximum of 155,000,000 shares of Northern Star common stock, representing up to approximately 488% of the shares of Northern Star common stock outstanding on the date of this proxy statement/prospectus. NYSE Listing Rules require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities and for any issuance that results in a change in control. Because we may issue 20% or more of our outstanding voting power and outstanding common stock in connection with the Business Combination and such issuance will result in a change in control, we are required to obtain stockholder approval of such issuances pursuant to NYSE Listing Rules. Similarly, in connection with the PIPE Transaction, we may issue 20,000,000 shares of Northern Star common stock, representing up to an estimated 63% of the shares of Northern Star common stock outstanding on the date of this proxy statement/prospectus. Approval of Northern Star’s stockholders is also required for the adoption of Northern Star’s second amended and restated certificate of incorporation, for adoption of the 2021 Plan under the NYSE Listing Rules, to enable Northern Star to issue incentive stock options under the 2021 Plan and to enable the ESPP to qualify under Section 423 of the Code. The closing of the Business Combination is conditioned on the approval of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal and the ESPP proposal and on the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star at the annual meeting.

Q.	I am a Northern Star warrant holder. Why am I receiving this proxy statement/prospectus?

A.

The holders of Northern Star warrants are entitled to purchase Northern Star common stock at a purchase price of $11.50 per share beginning on the later of November 13, 2021 and 30 days after the closing of the Business Combination. This proxy statement/prospectus includes important information about Northern Star and the business of Northern Star and its subsidiaries following the closing of the Business Combination. Because holders of Northern Star warrants will be entitled to purchase Northern Star common stock beginning on the later of November 13, 2021 and 30 days after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	What will happen to Northern Star’s securities upon consummation of the Business Combination?

A.

Northern Star’s units, Class A common stock and warrants are currently listed on the NYSE under the symbols STIC.U, STIC and STIC WS, respectively. Northern Star intends to apply for listing on the NYSE of the Northern Star common stock and warrants, under the proposed symbols BARK and BARK WS, respectively, to be effective at the consummation of the Business Combination. Northern Star’s units will not be listed on the NYSE following consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders of such units. Furthermore, each outstanding share of Northern Star’s Class B common stock will convert into one share of Northern Star’s Class A common stock at the closing, the Class B common stock will cease to exist and Northern Star will have a single class of common stock.

It is a condition to the consummation of the Business Combination that the shares of Northern Star common stock to be issued in the Merger are approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

Northern Star warrant holders and those stockholders who do not elect to have their Northern Star shares converted into a pro rata share of the trust account need not submit their common stock or warrant certificates, and such shares and warrants will remain outstanding.

BARK’s warrants and BARK’s 2025 Notes assumed by Northern Star pursuant to the Merger Agreement will not be listed or traded on a national securities exchange and are not expected to be quoted or traded on the over-the-counter markets.

Q.	Why is Northern Star proposing the Business Combination?

A.	Northern Star was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On November 13, 2020, Northern Star completed its initial public offering of units, with each unit consisting of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50, raising total gross proceeds of approximately $250,000,000. On November 24, 2020, Northern Star consummated the sale of an additional 435,000 units sold pursuant to the underwriters’ over-allotment option at an offering price of $10.00 per unit. At the closing of the initial public offering and the over-allotment option, Northern Star consummated the sale of 4,558,000 private warrants at a price of $1.50 per warrant. A total of $254,350,000 of the net proceeds was deposited into the trust account. Since its initial public offering, Northern Star’s activity has been limited to the evaluation of business combination candidates.

BARK is a company of dog obsessed people dedicated to making dogs happy. BARK is a vertically integrated, data driven, omnichannel brand serving dogs across the four key categories of Play, Food, Health, and Home. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, delicious and satisfying treats, food, and wellness supplements, and best in class offerings that foster the health and happiness of dogs. Founded in 2012, BARK loyally serves dogs nationwide with monthly subscription offerings, BarkBox and Super Chewer; a personalized meal delivery service for dogs, BARK Eats; custom collections through online marketplaces and via brick and mortar retail partners, including Target and Amazon; wellness products that meet dogs’ needs with BARK Bright through monthly subscriptions; BARK’S ATB platform; and individually on its website BarkShop.com.

Based on Northern Star’s due diligence investigations of BARK and the industry in which BARK operates, including the financial and other information provided by BARK to Northern Star in the course of evaluating a business combination with BARK and negotiating the Merger Agreement, Northern Star believes that BARK has a very appealing market opportunity and growth profile, strong position in its industry and a compelling valuation. As a result, Northern Star believes that a business combination with BARK will provide Northern Star stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “The Business Combination Proposal—Northern Star’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.	Did Northern Star’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

No. Northern Star’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Northern Star’s board of directors in valuing BARK and assuming the risk that the Northern Star board may not have properly valued the business. However, Northern Star’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Northern Star’s board of directors conducted significant due diligence on BARK. Based on the foregoing, Northern Star’s board of directors concluded that its members’ experience and backgrounds enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that BARK’s fair market value was at least 80% of the assets held in Northern Star’s trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in trust) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that Northern Star’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Northern Star’s board of directors in approving the Business Combination, see the section entitled “The Business Combination Proposal.”

Q.	Do I have conversion rights?

A.

If you are a holder of public shares, you have the right to demand that Northern Star convert such shares into a pro rata portion of the cash held in Northern Star’s trust account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand conversion of the public shares as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Under Northern Star’s amended and restated certificate of incorporation, the Business Combination may not be consummated if Northern Star has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination, after taking into account the conversion into cash of all public shares properly demanded to be converted by holders of public shares, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of the combined company will exceed this threshold as a result of the PIPE Transaction, all of the public shares may be converted and Northern Star can still consummate the Business Combination. However, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to be listed on the NYSE, which is a condition to closing the Business Combination.

Q.	How do I exercise my conversion rights?

A.

A holder of public shares may exercise conversion rights regardless of whether it votes for or against the business combination proposal or does not vote on such proposal at all, or if it is a holder of public shares on the record date. If you are a holder of public shares and wish to exercise your conversion rights, you must demand that Northern Star convert your public shares into cash, and deliver your public shares to Northern Star’s transfer agent physically or electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the annual meeting. Any holder of public shares seeking conversion will be entitled to a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $                 , or $                 per share, as of the record date), less any owed but unpaid taxes on the funds in the trust account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the business combination proposal at the annual meeting. If you deliver your shares for conversion to Northern Star’s transfer agent and later decide prior to the annual meeting not to elect conversion, you may request that Northern Star’s transfer agent return the shares (physically or electronically). You may make such request by contacting Northern Star’s transfer agent at the address listed at the end of this section.

Any written demand of conversion rights must be received by Northern Star’s transfer agent at least two (2) business days prior to the vote taken on the business combination proposal at the annual meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of public shares (including through the ownership of Northern Star units) and you exercise your conversion rights, it will not result in the loss of any Northern Star warrants that you may hold (including those contained in any units you hold). Your warrants will become exercisable to purchase one share of Northern Star common stock for a purchase price of $11.50 beginning on the later of November 13, 2021 and 30 days after consummation of the Business Combination.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.

No. Neither Northern Star stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under Delaware law. See the section entitled “Appraisal Rights.”

Q.	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A.

Of the net proceeds of Northern Star’s initial public offering and simultaneous private placement of warrants, approximately $254.4 million was placed in the trust account immediately following the initial public offering. After consummation of the Business Combination, the funds in the trust account will be used to pay, on a pro rata basis, holders of the public shares who exercise conversion rights, to pay fees and expenses incurred in connection with the Business Combination for marketing of BARK’s current and expanded subscription and product offerings, increasing BARK’s employee headcount to support its growth and for working capital, capital expenditures and general corporate purposes.

Q.	What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their conversion rights?

A.

Northern Star’s public stockholders may vote in favor of the Business Combination and still exercise their conversion rights, although they are not required to vote either for or against the Business Combination, or vote at all, in order to exercise such conversion rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of conversion by public stockholders. Although the requirement that Northern Star have at least $5,000,001 of net tangible assets will be satisfied as a result of the PIPE Transaction even if all of the public shares are converted, with fewer public shares and public stockholders, the trading markets for Northern Star common stock and warrants following the closing of the Business Combination may be less liquid than the market for Northern Star common stock and warrants were prior to the Merger, and Northern Star may not be able to meet the listing standards of the NYSE or an alternative national securities exchange, which is a condition to closing the Business Combination. For example, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to be listed on the NYSE. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into BARK’s business will be reduced and BARK may not be able to fully achieve its business plans or goals.

Q.	What happens if the Business Combination is not consummated?

A.

If Northern Star does not complete the Business Combination with BARK for whatever reason, Northern Star would search for another target business with which to complete a business combination. If Northern Star does not complete the Business Combination with BARK or another business combination by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), Northern Star must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses). The Sponsor and Northern Star’s officers and directors have waived their redemption rights with respect to their founder shares in the event a business combination is not effected in the required time period, and, accordingly, the founder shares held by them will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q.	How do the Sponsor and the officers and directors of Northern Star intend to vote on the proposals?

A.

The Sponsor, as well as Northern Star’s officers and directors, beneficially own and are entitled to vote an aggregate of 20% of the outstanding Northern Star common stock. These holders have agreed to vote their shares in favor of the business combination proposal and the other proposals being presented at the meeting and in favor of the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star. In addition to the shares of Northern Star common stock held by the Sponsor and Northern Star’s officers and directors, Northern Star would need 9,538,126, or 37.5%, of the 25,435,000 public shares sold in Northern Star’s initial public offering to be voted in favor of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the adjournment proposal in order for them to be approved (assuming all outstanding shares are voted on each proposal).

Q.	Will Northern Star enter into any financing arrangements in connection with the Business Combination?

A.

Yes. On December 16, 2020, in connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with the PIPE Investors, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200,000,000. The subscription agreements are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The purpose of the PIPE Transaction is to ensure the combined company has a minimum amount of capital to operate its business following the transaction and for marketing of BARK’s current and expanded subscription and product offerings, increasing BARK’s employee headcount to support its growth and for working capital, capital expenditures and general corporate purposes.

Q.	What interests do the Sponsor and the current officers and directors of Northern Star have in the Business Combination?

A.

In considering the recommendation of Northern Star’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•

If the Business Combination with BARK or another business combination is not consummated by November 13, 2022 (or such later date as may be approved by Northern Star’s stockholders), Northern Star will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 6,358,750 founder shares held by the Sponsor and Northern Star’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Northern Star’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Merger is consummated, each outstanding founder share will convert into one share of Northern Star common stock at the closing. Such shares had an aggregate market value of $88,831,738 based upon the closing price of $13.97 per share on the NYSE on January 25, 2021.

•

The Sponsor, which is affiliated with certain of Northern Star’s directors and officers, purchased an aggregate of 4,558,000 private warrants from Northern Star for an aggregate purchase price of approximately $6.837 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Northern Star’s initial public offering. All of the proceeds Northern Star received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $15,998,580 based upon the closing price of $3.51 per warrant on the NYSE on January 25, 2021. The private warrants will become worthless if Northern Star does not consummate a business combination by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation).

•

If Northern Star is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. If Northern Star consummates a business combination, on the other hand, Northern Star will be liable for all such claims.

•

The Sponsor and Northern Star’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Northern Star’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Northern Star fails to consummate an initial business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Northern Star may not be able to reimburse these expenses if the Business Combination with BARK or another business combination is not completed by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation). As of                     , 2021, the Sponsor and Northern Star’s officers and directors and their affiliates had incurred approximately $                 of unpaid reimbursable expenses.

•	It is currently contemplated that Jonathan J. Ledecky and Joanna Coles will be directors of New BARK after the closing of the Business Combination (assuming that the seven nominees identified in this proxy statement/prospectus to serve as directors of New BARK after the closing of the Business Combination are elected). As such, in the future, each will receive any cash fees, stock options or stock awards that the New BARK board of directors determines to pay to its non-executive directors.

•

The Merger Agreement provides for the continued indemnification of Northern Star’s current directors and officers and the purchase of directors and officers liability insurance covering Northern Star’s current directors and officers.

•

Northern Star’s officers and directors (or their affiliates) may make loans from time to time to Northern Star to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Northern Star outside of the trust account.

Q.	When do you expect the Business Combination to be completed?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the Northern Star annual meeting, which is set for                , 2021; however, such meeting could be adjourned or postponed to a later date, as described elsewhere in this proxy statement/prospectus. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Merger Agreement—Conditions to the Closing of the Business Combination.”

Q.	What do I need to do now?

A.

Northern Star urges you to carefully read and consider the information contained or incorporated by reference in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrantholder of Northern Star. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	When and where will the meeting take place?

A.

The annual meeting will be held on                , 2021, at                 eastern time, solely over the Internet by means of a live audio webcast. You may attend and participate in the annual meeting webcast by accessing the meeting web portal located at https://www.                .com/                  and following the instructions set forth below. Stockholders participating in the annual meeting will be able to listen only and will not be able to speak during the annual meeting webcast. However, in order to maintain the interactive nature of the annual meeting, virtual attendees will be able to:

•	vote via the meeting web portal during the annual meeting webcast; and

•	submit questions or comments to Northern Star’s directors and officers during the annual meeting via the meeting web portal.

Stockholders may submit questions or comments during the meeting through the meeting web portal by typing in the “Submit a question” box.

Q.	How do I attend the Annual Meeting?

A.

Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the annual meeting will be a virtual meeting. Any stockholder wishing to attend the annual meeting through the meeting web portal must register in advance. To register for and attend the annual meeting, please follow these instructions as applicable to the nature of your ownership of Northern Star common stock:

•

Shares Held of Record. If you are a record holder, and you wish to attend the virtual annual meeting, go to https://www.                .com/                 , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the annual meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

•

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual annual meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the annual meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the annual meeting. “Street” name holders should contact Continental Stock Transfer on or before                 , 2021.

Stockholders will also have the option to listen to the annual meeting by telephone by calling:

•	Within the U.S. and Canada: (toll-free)

•	Outside of the U.S. and Canada: (standard rates apply)

The passcode for telephone access:                 #. You will not be able to vote or submit questions unless you register for and log in to the annual meeting web portal as described above.

Q.	How do I vote?

A.

If you are a holder of record of Northern Star common stock on the record date, you may vote by attending the annual meeting and submitting a ballot via the meeting web portal or by submitting a proxy for the annual meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual annual meeting and vote through the meeting web portal, obtain a legal proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and the broker does not have discretionary authority to vote in the absence of such instructions. Under the applicable NYSE rules and interpretations, brokers do not have discretionary authority to vote on certain of the proposals to be considered at the annual meeting. Accordingly, your broker, bank or nominee cannot vote your shares on such proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Stockholders of record may send a later-dated, signed proxy card to Northern Star’s transfer agent at the address set forth below so that it is received prior to the vote at the annual meeting, or submit a ballot through the meeting web portal during the annual meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to Northern Star’s transfer agent, which must be received prior to the vote at the annual meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to attend the virtual annual meeting and vote through the meeting web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q.	What constitutes a quorum for the annual meeting?

A:

A quorum is the minimum number of shares of Northern Star common stock that must be present to hold a valid meeting. A quorum will be present at the Northern Star annual meeting if a majority of all the outstanding shares entitled to vote at the meeting are represented at the virtual annual meeting either by attendance through the meeting web portal or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. Northern Star’s Class A common stock and Class B common stock are entitled vote together as a single class on all matters to be considered at the annual meeting.

Q.	What stockholder vote thresholds are required for the approval of each proposal brought before the annual meeting?

A.

The business combination proposal. The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting to approve the Business Combination. The holders of founder shares own an aggregate of 6,358,750 shares of Class B common stock of Northern Star, representing 20% of the outstanding Northern Star common stock, and have agreed to vote in favor of the business combination proposal; as a result, only 9,538,126 public shares, or approximately 37.5% of the public shares, are required to be voted in favor of the proposal in order for it to be approved (assuming all outstanding shares are present and entitled to vote).

The PIPE proposal. The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

The charter proposals. The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock on the record date.

The director election proposal. The election of directors requires a plurality vote of the Northern Star common stock present and entitled to vote at the annual meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

The incentive plan proposal. The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

The ESPP proposal. The approval of the ESPP proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

The adjournment proposal. The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

Q.	What happens if I fail to take any action with respect to the annual meeting?

A.	If you fail to take any action with respect to the meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a holder of Northern Star common stock or warrants, as applicable, and the business of BARK will become the business of Northern Star. As a corollary, failure to deliver your stock certificate(s) to Northern Star’s transfer agent (either physically or electronically) no later than two (2) business days prior to the annual meeting means you will not have any right in connection with the Merger to convert your shares into a pro rata share of the funds held in Northern Star’s trust account.

If you fail to take any action with respect to the annual meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Northern Star, as applicable, and Northern Star will continue to search for another target business with which to complete an initial business combination. If Northern Star does not complete an initial business combination by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), Northern Star must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then on deposit in the trust account, including interest earned on the trust account and not previously released to Northern Star (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate.

Q.	What should I do with my share and/or warrant certificates?

A.

Warrant holders and those stockholders who do not elect to have their Northern Star shares converted into a pro rata share of the trust account need not submit their certificates. Northern Star stockholders who exercise their conversion rights must deliver their share certificates to Northern Star’s transfer agent (either physically or electronically) no later than two (2) business days prior to the annual meeting as described above.

Q.	What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Northern Star common stock.

Q.	Who can help answer my questions?

A.	If you have questions about the Merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Ms. Joanna Coles

Northern Star Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

Tel: (212) 818-8800

or the proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders (toll-free):

Banks and Brokers:

E-mail: BarkBox@dfking.com

You may also obtain additional information about Northern Star from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your shares (either physically or electronically) to Northern Star’s transfer agent at the address below at least two (2) business days prior to the vote at the annual meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information set forth elsewhere in this proxy statement/prospectus and does not purport to contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the annual meeting, including the business combination proposal, you should read this entire document and the documents incorporated by reference herein carefully, including the Merger Agreement attached to this proxy statement/prospectus as Annex A. The Merger Agreement is the legal document that governs the Merger that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

Northern Star

Northern Star Acquisition Corp. was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Northern Star was incorporated under the laws of the State of Delaware on July 8, 2020.

On November 13, 2020, Northern Star closed its initial public offering of 25,000,000 units, with each unit consisting of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 commencing on the later of November 13, 2021 and 30 days after the consummation of an initial business combination. The units from Northern Star’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $250 million. Simultaneously with the consummation of its initial public offering, Northern Star consummated the private sale of 4,500,000 private warrants at $1.50 per warrant generating gross proceeds of $6.75 million. A total of $250,000,000 was deposited into the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. On November 24, 2020, Northern Star consummated the sale of an additional 435,000 units sold pursuant to the underwriters’ over-allotment option at an offering price of $10.00 per unit. Simultaneously with the consummation of the closing of the over-allotment option, Northern Star consummated the sale of an additional 58,000 private warrants at a price of $1.50 per warrant. A total of $4,350,000 of the net proceeds was deposited into the trust account, bringing the aggregate proceeds held in the Trust Account to $254,350,000. Northern Star’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-249138) that became effective on November 10, 2020. As of                 , 2021, the record date, there was approximately $                 held in the trust account.

Northern Star’s units, Class A common stock and warrants are listed on the NYSE under the symbols STIC.U, STIC and STIC.WS, respectively.

The mailing address of Northern Star’s principal executive office is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, and its telephone number is (212) 818-8800. After the consummation of the Business Combination, Northern Star’s principal executive office will be that of BARK.

Merger Sub

NSAC Merger Sub Corp. is a wholly owned subsidiary of Northern Star formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated under the laws of Delaware on December 14, 2020. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, and its telephone number is (212) 818-8800. As a result of the consummation of the Merger, Merger Sub will cease to exist.

BARK

BARK is a company of dog obsessed people dedicated to making dogs happy. BARK is a vertically integrated, data driven, omnichannel brand serving dogs across the four key categories of Play, Food, Health, and Home. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, delicious and satisfying treats, food, and wellness supplements, and best in class offerings that foster the health and happiness of dogs. Founded in 2012, BARK loyally serves dogs nationwide with monthly subscription offerings, BarkBox and Super Chewer; a personalized meal delivery service for dogs, BARK Eats; custom collections through online marketplaces and via brick and mortar retail partners, including Target and Amazon; wellness products that meet dogs’ needs with BARK Bright through monthly subscriptions; BARK’S ATB platform; and individually on its website BarkShop.com.

The mailing address of BARK’s principal executive office is 221 Canal Street, Floor 6, New York, New York 10013, and its telephone number is 1-855-501-BARK (1-855-501-2275). After the consummation of the Business Combination, BARK will be a wholly owned subsidiary of New BARK.

This proxy statement/prospectus includes certain registered trademarks, including trademarks that are the property of BARK and its affiliates. This proxy statement/prospectus also includes other trademarks, service marks and trade names owned by BARK or other companies. All trademarks, service marks and traded names included herein are the property of their respective owners.

Emerging Growth Company

Northern Star is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, Northern Star is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Northern Star has elected to take advantage of such extended transition period.

Northern Star will remain an emerging growth company until the earlier of (1) December 31, 2025 (the last day of the fiscal year following the fifth anniversary of the consummation of Northern Star’s initial public offering), (2) the last day of the fiscal year in which Northern Star has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which Northern Star is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which Northern Star has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

The Business Combination Proposal (Proposal No. 1)

The stockholders of Northern Star will vote on a proposal to approve and adopt the Merger Agreement and the Business Combination, including the Merger of Merger Sub with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star and the securityholders of BARK becoming securityholders of Northern Star, and the issuance of shares of Northern Star common stock to BARK’s stockholders in the Merger.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal—Northern Star’s Board of Directors’ Reasons for Approval of the Business Combination,” Northern Star’s board of directors concluded that the Merger met all of the requirements disclosed in the prospectus for Northern Star’s initial public offering, including that BARK has a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in trust) at the time of the execution of the Merger Agreement.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement in its entirety. See the section entitled “The Business Combination Proposal—Structure of the Merger” for more information.

Consideration to BARK Securityholders

Under the Merger Agreement, each share of BARK’s common and preferred stock issued and outstanding immediately prior to the effective time of the Merger (including each share of BARK’s common stock issued as a result of the conversion of certain of BARK’s convertible promissory notes, as more fully described in this proxy statement/prospectus) will be automatically converted into the right to receive a number of shares of Northern Star common stock equal to the Exchange Ratio. The Exchange Ratio is the quotient obtained by dividing 150,000,000 by the fully-diluted number of shares of BARK’s common stock outstanding immediately prior to the effective time of the Merger (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). Northern Star presently estimates that the Exchange Ratio will be approximately [8.7502]. The exact Exchange Ratio will not be known until the closing of the Business Combination, and accordingly will not be known at the time of the annual meeting.

Each of the options to purchase BARK’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase BARK’s common and preferred stock, in each case that is outstanding immediately prior to the effective time of the Merger, will be assumed by Northern Star and converted into an option or warrant, as the case may be, to purchase a number of shares of Northern Star common stock equal to the number of shares of BARK’s common stock subject to such option or warrant immediately prior to the effective time (or the number of shares of common stock issuable upon conversion of the preferred stock subject to such warrant) multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio. BARK has agreed in the Merger Agreement to take all actions necessary to effectuate the foregoing treatment of the options and warrants.

BARK’s outstanding convertible promissory notes issued in 2019 and 2020 will be converted into shares of BARK’s common stock immediately prior to the effective time of the Merger. All shares of BARK’s common stock issued upon such conversion will be entitled to receive shares of Northern Star common stock in the Merger as described above. BARK’s 2025 Notes will be assumed by Northern Star at the effective time and will become convertible at the election of the holder into shares of Northern Star common stock.

See the section entitled “The Business Combination Proposal—Structure of the Merger.”

PIPE Transaction

In connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors have agreed to purchase an aggregate of

20,000,000 shares of Northern Star’s Class A common stock in the PIPE Transaction at a price of $10.00 per share for an aggregate commitment of $200,000,000. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

See the sections entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements for PIPE Transaction”, “The PIPE Proposal” and “Certain Relationships and Related Person Transactions—Northern Star Related Person Transactions—Subscription Agreements.”

Pro Forma Ownership of Northern Star Upon Closing

Assuming that none of BARK’s options or warrants are exercised or forfeited and no additional options, warrants or other derivative securities are granted by BARK prior to the closing of the Business Combination, and based on interest accrued on BARK’s convertible promissory notes through April 30, 2021, an estimated 116,799,164 shares of Northern Star common stock will be issued to BARK’s former securityholders and an estimated 39,014,717 shares of Northern Star common stock will be reserved for issuance upon exercise of BARK’s options and warrants and conversion of BARK’s 2025 Notes assumed by Northern Star. The actual number of shares of Northern Star common stock to be issued in the Merger will depend on the exercise, forfeiture or issuance of BARK’s options, warrants and other derivative securities prior to closing.

Based on the assumptions in the preceding paragraph, and further assuming that no holder of Northern Star’s public shares exercises conversion rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, BARK’s former stockholders will hold approximately 69.3% of the issued and outstanding Northern Star common stock, the PIPE Investors will hold approximately 11.9% of the issued and outstanding Northern Star common stock, and the current stockholders of Northern Star will hold approximately 18.9% of the issued and outstanding Northern Star common stock.

See the section entitled “The Business Combination Proposal—Structure of the Merger.”

Additional Matters Being Voted On

In addition to voting on the business combination proposal, the stockholders of Northern Star will vote on the following proposals.

The PIPE Proposal (Proposal No. 2)

The stockholders of Northern Star will vote on a proposal to approve the issuance of an aggregate of 20,000,000 shares of Northern Star common stock in the PIPE Transaction, the closing of which is subject to certain conditions, including, among other things, the closing of the Business Combination. See the section entitled “The PIPE Proposal.”

The Charter Proposals (Proposals Nos. 3-6)

The stockholders of Northern Star will vote on separate proposals to approve amendments to Northern Star’s current amended and restated certificate of incorporation to:

(i)	change the name of Northern Star to “The Original BARK Company”, as opposed to the current name of “Northern Star Acquisition Corp.” (Proposal No. 3);

(ii)	increase the number of shares of common stock Northern Star is authorized to issue to 500,000,000 shares, as opposed to the current number of 150,000,000 shares, and remove the provisions for

Northern Star’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Northern Star will have a single class of common stock (Proposal 4);

(iii)

add supermajority voting provisions requiring the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of New BARK to amend certain provisions of the second amended and restated certificate of incorporation, to adopt, amend or repeal any provision of the bylaws, or to remove any director, or the entire Board of Directors (Proposal No. 5); and

(iv)

remove the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other changes that the Northern Star board deems appropriate for a public operating company (Proposal No. 6).

A copy of Northern Star’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B. You are encouraged to read the second amended and restated certificate of incorporation in its entirety. See the section entitled “The Charter Proposals.”

The Director Election Proposal (Proposal No. 7)

The stockholders of Northern Star will vote to elect seven directors who, upon the closing of the Business Combination, will be the directors of Northern Star. If the nominees identified in this proxy statement/prospectus are elected, Jon Ledecky, Henrik Werdelin and Betsy McLaughlin will be Class A directors serving until Northern Star’s 2022 annual meeting of stockholders; Joanna Coles and Matt Meeker will be Class B directors serving until Northern Star’s 2023 annual meeting of stockholders; and Manish Joneja and Jim McGinty, will be Class C directors serving until Northern Star’s 2024 annual meeting of stockholders, and in each case, until their successors are elected and qualified. See the section entitled “The Director Election Proposal.”

The Incentive Plan Proposal (Proposal No. 8)

The stockholders of Northern Star will vote on a proposal to approve the 2021 Plan. The 2021 Plan will initially reserve up to 16,710,158 shares of New BARK common stock, subject to certain adjustments and a customary evergreen provision. Additionally, to the extent that BARK’s currently outstanding awards granted under its 2011 Stock Incentive Plan (covering 3,337,967 shares of BARK’s common stock) are forfeited after the Merger, the underlying shares would be made available for future issuance in accordance with the 2021 Plan’s terms. The maximum number of additional shares that would become available under the 2021 Plan if all awards were forfeited would equal 3,337,967 multiplied by the Exchange Ratio. These additional shares are included in the aggregate merger consideration provided for under the Merger Agreement. The purpose of the 2021 Plan is to provide New BARK’s and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to New BARK’s growth and profitability, with an incentive to assist New BARK in achieving its long-term corporate objectives, to attract and retain directors, executive officers and other employees of outstanding competence, to provide such persons with an opportunity to acquire an equity interest in New BARK and to further align the interests of such persons with the interests of New BARK’s stockholders. The 2021 Plan is attached to this proxy statement/prospectus as Annex C. You are encouraged to read the proposed 2021 Plan in its entirety. See the section entitled “The Incentive Plan Proposal.”

The ESPP Proposal (Proposal No. 9)

The stockholders of Northern Star will vote on a proposal to approve the ESPP. The ESPP will initially reserve up to 3,371,858 shares of New BARK common stock for future issuance in accordance with the ESPP’s terms, subject to certain adjustments and a customary evergreen provision. The purpose of the ESPP is to provide employees of the combined company and its designated subsidiaries and affiliates (whether now existing or subsequently established) with the ability to acquire shares of New BARK common stock at a discount to the market price and to pay for such purchases through payroll deductions or other approved contributions. New BARK believes that the ESPP will be important in helping to attract and retain employees. The ESPP is attached to this proxy statement/prospectus as Annex D. You are encouraged to read the proposed ESPP in its entirety. See the section entitled “The Incentive Plan Proposal.”

The Adjournment Proposal (Proposal No. 10)

The stockholders of Northern Star may vote on a proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Northern Star to consummate the Merger and the other transactions contemplated by the Merger Agreement. See the section entitled “The Adjournment Proposal.”

Northern Star Sponsor and Officers and Directors

As of the record date for the Northern Star annual meeting, the Sponsor and Northern Star’s officers and directors beneficially owned and were entitled to vote an aggregate of 6,358,750 shares of Northern Star’s Class B common stock, which we refer to in this proxy statement/prospectus as “founder shares.” The founder shares currently constitute 20% of the outstanding Northern Star common stock. In connection with the Business Combination, each outstanding share of Northern Star’s Class B common stock will convert into one share of Northern Star’s Class A common stock at the closing, the Class B common stock will cease to exist and Northern Star will thereafter have a single class of common stock. The Sponsor also purchased an aggregate of 4,558,000 private warrants simultaneously with the consummation of Northern Star’s initial public offering.

These holders have agreed to vote their shares in favor of the business combination proposal and the other proposals being presented at the meeting and in favor of the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star.

In connection with the Merger, Northern Star has agreed to cause its initial stockholders to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement executed or to be executed by certain of BARK’s stockholders, so that the lock-up restrictions with respect to the initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to such stockholders of BARK. The agreement provides that the founder shares will be subject to a 12-month lock-up period, during which, subject to certain exceptions, the holders of such shares will not, directly or indirectly, sell, transfer or otherwise dispose of such shares, which period may be earlier terminated if the reported closing sale price of the Northern Star common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Merger. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

Date, Time and Place of Annual Meeting of Northern Star’s Stockholders

The annual meeting of stockholders of Northern Star will be held at                  eastern time, on                 , 2021, to consider and vote upon the business combination proposal, the PIPE proposal, the charter proposals, the director election proposal, the incentive plan proposal, and the ESPP proposal, and/or on the adjournment proposal if Northern Star is not able to consummate the Merger for any reason. The annual meeting will be held solely over the Internet by means of a live audio webcast. You may attend and participate in the annual meeting by accessing the meeting web portal located at https://www.                .com/                 .

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the annual meeting if they owned Northern Star common stock at the close of business on                 , 2021, which is the record date for the annual meeting. Stockholders will have one vote for each share of Northern Star common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted. Northern Star warrants do not have voting rights. Northern Star’s Class A common stock and Class B common stock are entitled to vote together as a single class on all matters to be considered at the annual meeting. On the record date, there were 31,793,750 shares of Northern Star common stock entitled to vote at the annual meeting, of which 25,435,000 were public shares (which are Class A common stock) and 6,358,750 were founder shares (which are Class B common stock).

Quorum and Vote of Northern Star Stockholders

A quorum of Northern Star stockholders is necessary to hold a valid meeting. A quorum will be present at the Northern Star annual meeting if a majority of the outstanding shares entitled to vote at the annual meeting are represented by attendance through the meeting web portal or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The holders of founder shares hold 20% of the outstanding Northern Star common stock. Such shares will be voted in favor of the business combination proposal and the other proposals being presented at the meeting and in favor of the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star. The proposals presented at the annual meeting will require the following votes:

•

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting to approve the Business Combination. There are currently 25,435,000 shares of Class A common stock outstanding and 6,358,750 shares of Class B common stock outstanding. Assuming all outstanding shares are present at the annual meeting to approve the Business Combination, at least 15,896,876 shares of Northern Star common stock must be voted in favor of the business combination proposal in order to approve the proposal. The holders of founder shares own an aggregate of 6,358,750 shares of Class B common stock of Northern Star, representing 20% of the outstanding Northern Star common stock, and have agreed to vote in favor of the business combination proposal. As a result, only 9,538,126 public shares, or approximately 37.5% of the public shares, are required to be voted in favor of the business combination proposal in order for it to be approved (assuming all outstanding shares are present and entitled to vote).

•

The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

•	The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock on the record date.

•

The election of directors requires a plurality vote of the Northern Star common stock present and entitled to vote at the annual meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

•

The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

•

The approval of the ESPP proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

•

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

Abstentions will have the same effect as a vote “against” the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented. Broker non-votes will have no effect on the business combination proposal, and will have the same effect as a vote “against” the charter proposals, incentive plan proposal, the ESPP proposal and adjournment proposal, if presented. For the election of directors, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a broker non-vote or a direction to withhold authority) will not be counted in the nominee’s favor.

The closing of the Business Combination is conditioned on approval of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal and the ESPP proposal and on the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star. If any of the proposals is not approved or the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star after the closing of the Business Combination are not elected, and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote.

Conversion Rights

Pursuant to Northern Star’s amended and restated certificate of incorporation, a holder of public shares may demand that Northern Star convert such shares into cash if the Business Combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they deliver their stock to Northern Star’s transfer agent no later than two (2) business days prior to the annual meeting. Holders of public shares do not need to affirmatively vote for or against the business combination proposal or vote at all, or be a holder of such public shares as of the record date to exercise conversion rights. If the Business Combination is not completed, no shares will be converted to cash. If a holder of public shares properly demands conversion, Northern Star will convert each such public share into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Northern Star to pay its tax obligations. As of                 , 2021, the record date, this would amount to approximately $                 per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Northern Star common stock for cash and will no longer own the shares. See the section entitled “Annual Meeting of Northern Star Stockholders—Conversion Rights” for a detailed description of the procedures to be followed if you wish to exercise conversion rights.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

Under Northern Star’s amended and restated certificate of incorporation, the Business Combination may not be consummated if Northern Star has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination, after taking into account the conversion into cash of all public shares properly demanded to be converted by holders of public shares, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of the combined company will exceed this threshold as a result of the PIPE Transaction, all of the public shares may be converted and Northern Star can still consummate the Business Combination. However, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to be listed on the NYSE, which is a condition to closing the Business Combination.

Holders of Northern Star warrants will not have conversion rights with respect to such securities.

Appraisal Rights

Neither stockholders of Northern Star nor holders of units or warrants of Northern Star have appraisal rights in connection with the Merger under Delaware law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Northern Star has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies. If a stockholder of record grants a proxy, it may still change its vote by sending a later-dated, signed proxy card to Northern Star’s transfer agent so that it is received prior to the vote at the annual meeting, or by submitting a ballot through the meeting web portal during the annual meeting webcast. A stockholder of record also may revoke its proxy by sending a notice of revocation to Northern Star’s transfer agent, which must be received prior to the vote at the annual meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. See the section entitled “Annual Meeting of Northern Star Stockholders—Revoking Your Proxy.”

Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination

When you consider the recommendation of Northern Star’s board of directors in favor of approval of the business combination proposal and the other proposals, you should keep in mind that the Sponsor (which is affiliated with certain of Northern Star’s officers and directors) and Northern Star’s directors and officers have interests in such proposal that may be different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

If the Business Combination with BARK or another business combination is not consummated by November 13, 2022 (or such later date as may be approved by Northern Star’s stockholders), Northern Star will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 6,358,750 founder shares held by the Sponsor and Northern Star’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Northern Star’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Merger is consummated, each outstanding founder share will convert into one share of Northern Star common stock at the closing. Such shares had an aggregate market value of $88,831,738 based upon the closing price of $13.97 per share on the NYSE on January 25, 2021.

•

The Sponsor, which is affiliated with certain of Northern Star’s directors and officers, purchased an aggregate of 4,558,000 private warrants from Northern Star for an aggregate purchase price of approximately $6.837 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Northern Star’s initial public offering. All of the proceeds Northern Star received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $15,998,580 based upon the closing price of $3.51 per warrant on the NYSE on January 25, 2021. The private warrants will become worthless if Northern Star does not consummate a business combination by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation).

•

If Northern Star is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. If Northern Star consummates a business combination, on the other hand, Northern Star will be liable for all such claims.

•

The Sponsor and Northern Star’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Northern Star’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Northern Star fails to consummate an initial business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Northern Star may not be able to reimburse these expenses if the Business Combination with BARK or another business combination is not completed by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation). As of                     , 2021, the Sponsor and Northern Star’s officers and directors and their affiliates had incurred approximately $                 of unpaid reimbursable expenses.

•

It is currently contemplated that Jonathan J. Ledecky and Joanna Coles will be directors of Northern Star after the closing of the Business Combination (assuming that the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star after the closing of the Business Combination are elected). As such, in the future, each will receive any cash fees, stock options or stock awards that the Northern Star board of directors determines to pay to its non-executive directors.

•

The Merger Agreement provides for the continued indemnification of Northern Star’s current directors and officers and the purchase of directors and officers liability insurance covering Northern Star’s current directors and officers.

•

Northern Star’s officers and directors (or their affiliates) may make loans from time to time to Northern Star to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Northern Star outside of the trust account.

The existence of financial and personal interests of the Sponsor and Northern Star’s directors and officers may result in a conflict of interest on the part of the directors and officers between what they may believe is in the best interests of Northern Star and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals and in making other determinations in connection with the Business Combination. Northern Star stockholders should take these interests into account in deciding whether to approve the Business Combination.

At any time prior to the annual meeting, during a period when they are not in possession of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers and directors, BARK or BARK’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or who elect to convert, or indicate an intention to convert, their public shares into a pro rata portion of the trust account, or they may execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Northern Star common stock, to vote their shares in favor of the business combination proposal or to refrain from exercising their conversion rights. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that the Northern Star common stock be listed on the NYSE) otherwise will be met, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Northern Star initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Northern Star common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the then-current market price and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination (such as the condition that the Northern Star common stock be listed on the NYSE) would be met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Northern Star will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Interests of BARK Directors and Officers

In considering whether to adopt the Merger Agreement and Business Combination by executing and delivering a written consent, BARK stockholders should be aware that aside from their interests as stockholders, BARK’s officers and the members of the BARK board of directors have interests in the Business Combination that are different from, or in addition to, those of other BARK stockholders generally. BARK stockholders should take these interests into account in deciding whether to approve the Business Combination.

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed in the sections titled “Executive Compensation” and “Certain Relationships and Related Person Transactions—BARK Related Person Transactions” and the registration rights described in the section titled “The Business Combination Proposal—Related Agreements—Registration Rights Agreement,” these interests include, among other things, the fact that:

•

The following executive officers of BARK are expected to be appointed as executive officers of New BARK following the consummation of the Business Combination: Matt Meeker, Manish Joneja and John Toth;

•

The following members of the BARK board of directors are expected to be appointed as directors of New BARK following the consummation of the Business Combination: Manish Joneja, Jim McGinty, Elizabeth McLaughlin, Matt Meeker and Henrik Werdelin; and

•

The executive officers of BARK and members of the BARK board of directors are holders of, or affiliated with entities that are holders of, BARK equity interests and in such capacity will be entitled to receive the consideration payable in the Business Combination to all holders of such equity interests.

Recommendation to Stockholders

Northern Star’s board of directors believes that the business combination proposal and the other proposals to be presented at the annual meeting are fair to and in the best interest of Northern Star’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of the seven director nominees identified in this proxy statement/prospectus, “FOR” the incentive plan proposal, “FOR” the ESPP proposal and “FOR” the adjournment proposal, if presented.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned on approval of the proposals by Northern Star’s stockholders, including the business combination proposal. In addition, the consummation of the Merger is conditioned upon, among other things:

•

Northern Star having, either immediately prior to or upon the closing of the Business Combination, at least $5,000,001 of net tangible assets following the exercise by holders of Northern Star’s public shares of their right to convert their public shares into their pro rata share of the trust account;

•	all specified waiting periods under the HSR Act having expired;

•

no statute, rule, regulation, executive order, decree, injunction or other order being in effect or enforced by any governmental entity and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

•

the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending;

•	approval of the Business Combination by BARK’s stockholders;

•	the approval for listing on the NYSE of Northern Star’s common stock comprising the Merger Consideration to be issued; and

•	the PIPE Transaction having been completed or completed concurrently with the closing of the Business Combination.

BARK’s Conditions to Closing

The obligations of BARK to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Northern Star and Merger Sub (subject to certain bring-down standards);

•	performance of the agreements and covenants of Northern Star and Merger Sub required by the Merger Agreement to be performed on or prior to the closing of the Merger in all material respects;

•

no action, suit or proceeding being pending or threatened by any governmental entity which is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement or cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, or to materially and adversely affect the title of the shares of Northern Star common stock to be issued in connection with the Merger, and no order, judgment, decree, stipulation or injunction to such effect being in effect;

•

no Material Adverse Effect (as defined in the Merger Agreement) with respect to Northern Star having occurred since date of the Merger Agreement which is continuing as of the closing of the Business Combination;

•	Northern Star executing the Registration Rights Agreement;

•	the filing of Northern Star’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and the adoption of the amended and restated bylaws;

•	the resignation of all persons employed by Northern Star, except for those specified in the Merger Agreement or the schedules thereto;

•	the termination of the existing registration rights agreement, among Northern Star and the former Northern Star stockholders thereto; and

•	the execution of the Lock-Up Agreement by Sponsor and certain other Class B Common stockholders of Northern Star.

Northern Star’s and Merger Sub’s Conditions to Closing

The obligations of Northern Star and Merger Sub to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of BARK (subject to certain bring-down standards);

•	performance of the agreements and covenants of BARK and its subsidiaries required by the Merger Agreement to be performed on or prior to the closing of the Merger in all material respects;

•

no action, suit or proceeding being pending or threatened by any governmental entity which is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement or cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, or to materially and adversely affect the right of the surviving corporation to own, operate or control any of the assets of BARK following the Merger, and no order, judgment, decree, stipulation or injunction to such effect being in effect;

•

no Material Adverse Effect (as defined in the Merger Agreement) with respect to BARK having occurred since date of the Merger Agreement which is continuing as of the closing of the Business Combination;

•	delivery of updated financial statements of BARK and its subsidiaries to Northern Star;

•	execution and delivery of the Lock-Up Agreement by BARK’s stockholders specified in the Merger Agreement or the schedules thereto;

•	termination of certain Company agreements, including BARK’s existing stockholders’ agreement, specified in the Merger Agreement or the schedules thereto;

•

the delivery by BARK to Northern Star of a certificate that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of BARK are not “ U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Northern Star to deliver such certification to the IRS on behalf of BARK after the closing of the Business Combination and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Waiver

If permitted under applicable law, Northern Star or BARK may waive in writing any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement. However, the condition requiring that Northern Star have at least $5,000,001 of net tangible assets as described above may not be waived.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:

•	by mutual written consent of Northern Star and BARK;

•

by either Northern Star or BARK if the Business Combination is not consummated on or before June 30, 2021 (the “Outside Date”), provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•

by either Northern Star or BARK if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, judgment, ruling or other action is final and non-appealable;

•

by either Northern Star or BARK if the other party has breached any of its representations, warranties, covenants or agreements in any material respect or any has become untrue such that the conditions to the Merger Agreement would not be satisfied as of the time of such breach and such breach is incapable of being cured or is not cured by the Outside Date, provided that the terminating party is itself not in material breach;

•	by Northern Star if BARK shall have failed to deliver Support Agreements within five (5) Business Days following the execution of the Merger Agreement;

•

by Northern Star if BARK fails to obtain the requisite approval of its stockholders to the Merger Agreement and the Merger by written consent within ten (10) business days following the approval of this proxy statement/prospectus by the SEC;

•

by either Northern Star or BARK if, at the special meeting of stockholders, the proposals to stockholders, including the business combination proposal, shall fail to be approved by the required vote (subject to any adjournment or recess of the meeting); or

•

by either Northern Star or BARK if, immediately prior to or upon the closing, following consummation of the Merger, Northern Star will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Northern Star common stock issued in Northern Star’s initial public offering of their conversion rights into cash.

Lock-Up Agreement

Certain of BARK’s stockholders have entered or will enter into the Lock-Up Agreement, which provides that shares of Northern Star common stock to be issued to them in the Merger will be subject to a 12-month lock-up period, during which, subject to certain exceptions, they will not, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Merger, which period may be earlier terminated if the reported closing sale price of the Northern Star common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Merger. In addition, Northern Star has agreed to cause its initial stockholders to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement, so that the lock-up restrictions with respect to the initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to BARK’s stockholders who have entered, or will enter, into the Lock-Up Agreement. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

Subscription Agreements for PIPE Transaction

On December 16, 2020, Northern Star entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors have agreed to purchase, and Northern Star agreed to sell to the PIPE Investors, an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200,000,000. The subscription agreements are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The subscription agreements provide for certain registration rights. The subscription agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) June 30, 2021, and (c) upon the mutual written agreement of the parties to such subscription agreement.

Registration Rights Agreement

Certain stockholders of BARK and Northern Star will enter into the Registration Rights Agreement, pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of Northern Star common stock held by them, subject to certain conditions set forth therein. Northern Star has agreed to use reasonable best efforts to terminate its existing registration rights agreement and shall offer to the Northern Star stockholders who are parties to the existing registration rights agreement the opportunity to enter into the Registration Rights Agreement.

BARK Support Agreements

In connection with the execution of the Merger Agreement, the Supporting Holders, comprised of certain of BARK’s officers, directors, founders and their family members and 5% or greater holders of BARK’s stock, who collectively hold approximately 78.5% of the issued and outstanding shares of BARK’s common stock on an as-converted basis as of December 31, 2020 the record date, have entered into Support Agreements with Northern Star pursuant to which the Supporting Holders have agreed, among other things, to vote all of their respective shares of BARK’s stock in favor of the Merger at a meeting called to approve the Merger by BARK’s stockholders (or in an action by written consent approving the Merger).

Tax Consequences of the Business Combination

For a description of the material U.S. federal income tax consequences of the Merger and the exercise of conversion rights, please see the information set forth in “The Business Combination Proposal—Material U.S. Federal Income Tax Consequences of the Merger.”

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Northern Star will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on BARK comprising the ongoing operations of the combined company, BARK senior management comprising the senior management of the combined company, and the former owners and management of BARK having control of the board of directors of the combined company after the Merger. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of BARK issuing shares for the net assets of Northern Star, accompanied by a recapitalization. The net assets of Northern Star will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Merger will be those of BARK.

Regulatory Matters

The Merger is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Merger and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act. On February 16, 2021, the parties filed with the Federal Trade Commission (the “FTC”) the notice required under the HSR Act and requested early termination of the waiting period under the HSR Act.

Risk Factors

In evaluating the proposals to be presented at the annual meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors.”

SUMMARY HISTORICAL FINANCIAL INFORMATION OF NORTHERN STAR

Northern Star is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger.

The historical financial statements of Northern Star have been prepared in accordance with U.S. GAAP.

Northern Star’s consolidated balance sheet data as of December 31, 2020 and consolidated statement of operations data for the period from July 8, 2020 (inception) through December 31, 2020 are derived from Northern Star’s unaudited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Northern Star’s consolidated financial statements and related notes and “Other Information Related to Northern Star — Northern Star’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Northern Star. All amounts are in US dollars.

Period from July 8, 2020 (inception) to December 31, 2020
(unaudited)
(in thousands, except for share data)
Statement of Operation Data:
Formation and operating costs	$(530)
Net Loss	(510)
Weighted average shares outstanding, basic and diluted	6,614,900

As of December 31, 2020
(unaudited)
(in thousands)
Balance Sheet Data:
Total Assets	$255,533
Total Liabilities	9,269
Stockholders’ Equity	5,000

SUMMARY HISTORICAL FINANCIAL INFORMATION OF BARK

The following table sets forth summary historical financial information of BARK for the periods and as of the dates indicated. The summary historical financial information of BARK as of and for the years ended March 31, 2020 and 2019 was derived from the audited historical financial statements of BARK included elsewhere in this proxy statement/prospectus. The summary historical interim financial information of BARK as of December 31, 2020, and for the nine months ended December 31, 2020 and 2019 was derived from the unaudited condensed consolidated financial statements of BARK included elsewhere in this proxy statement/prospectus and has been prepared on a consistent basis as the audited consolidated financial statements. In the opinion of BARK’s management, the interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements.

The following summary historical financial information should be read together with BARK’s consolidated financial statements and accompanying notes and “BARK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/ prospectus. The summary historical financial information in this section is not intended to replace BARK’s financial statements and the related notes. BARK’s historical results are not necessarily indicative of the results that may be expected in the future, and BARK’s results as of and for the nine months ended December 31, 2020, are not necessarily indicative of the results that may be expected for the year ending March 31, 2021, or any other period.

	Nine Months Ended December 31,		Year Ended March 31,
	2020	2019	2020	2019
	(in thousands, except for share and per share data)		(in thousands, except for share and per share data)
Consolidated Statement of Operation Data:
Revenue	$266,396	$161,664	$224,335	$191,441
Cost of revenue	108,421	65,058	88,921	84,326

Gross profit	157,975	96,606	135,414	107,115
Operating expenses:
Selling, general and administrative	123,882	84,606	115,893	104,146
Advertising and marketing	50,782	35,904	46,147	37,664

Total operating expenses	174,664	120,510	162,040	141,810

Loss from operations	(16,689)	(23,904)	(26,626)	(34,695)
Interest expense	(8,381)	(3,834)	(5,421)	(2,595)
Other income, net	736	495	679	208

Net loss before income taxes	(24,334)	(27,243)	(31,368)	(37,082)
Provision for income tax	—	—	—	—

Net loss and comprehensive loss	$(24,334)	$(27,243)	$(31,368)	$(37,082)

Net loss per common share attributable to common stockholders—basic and diluted	$(4.64)	$(5.29)	$(6.08)	$(7.56)

Weighted average common shares used to compute net loss per share attributable to common stockholders—basic and diluted	5,246,530	5,148,584	5,159,893	4,905,972

	As of December 31,	As of March 31,
	2020	2020	2019
Consolidated Balance Sheet Data:
Cash	$51,896	$9,676	$11,341
Total assets	151,865	64,689	46,545
Total liabilities	246,693	140,089	92,550
Total redeemable convertible preferred stock	59,987	59,987	59,987
Total stockholders’ deficit	(154,815)	(135,387)	(105,992)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are based on Northern Star’s historical financial statements and BARK’s historical consolidated financial statements as adjusted to give effect to the Business Combination and the PIPE Transaction. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Business Combination, treated as a reverse recapitalization for accounting purposes, and the PIPE Transaction as if they had been consummated on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2020 and for the year ended March 31, 2020, give effect to the Business Combination and the PIPE Transaction as if they had occurred on April 1, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2020 do not include Northern Star’s historical financial statements since Northern Star was not in existence during such period.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Northern Star has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination and the PIPE Transaction.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Northern Star and BARK have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

This information should be read together with Northern Star and BARK’s historical financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Northern Star’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “BARK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial statements of Northern Star and BARK included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no Northern Star public stockholders exercise their right to have their Northern Star Public Shares converted into their pro rata share of the trust account; and

•	Assuming Maximum Redemptions: This presentation assumes that 24,126,398 shares of Northern Star common stock, the maximum redemption of the outstanding Northern Star common stock, are redeemed, resulting in an aggregate payment of $241.3 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the trust account balance as of December 31, 2020 in order for the amount of Northern Star Cash to satisfy the minimum amount of net tangible assets required to consummate the Business Combination of at least $5,000,001 after giving effect to the PIPE Transaction and settlement of the Northern Star Transaction Costs.

	Pro Forma
	Nine Months Ended December 31, 2020		Year Ended March 31, 2020
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands)
Combined Statement of Operations data:
Revenue	$266,396	$266,396	$224,335	$224,335
Total gross profit	157,975	157,975	135,414	135,414
Loss from operations	(17,219)	(17,219)	(41,180)	(41,180)
Net loss	(21,303)	(21,303)	(43,474)	(43,474)

	Pro Forma
	As of December 31, 2020
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands)
Combined Balance Sheet data:
Total assets	$575,341	$334,077
Total long-term debt	76,181	76,181
Total liabilities	251,344	251,344
Total shareholders’ equity	323,997	82,733

COMPARATIVE PER SHARE DATA

The unaudited pro forma condensed combined balance sheet as of December 31, 2020, the unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2020 and the unaudited pro forma condensed statement of operations for the year ended March 31, 2020 have been prepared using two different assumptions regarding the number of public shares as to which the Northern Star public stockholders exercise their conversion rights, as follows:

•

Assuming No Redemptions: This presentation assumes that no Northern Star public stockholders exercise their right to have their Northern Star Public Shares converted into their pro rata share of the trust account; and

•

Assuming Maximum Redemptions: This presentation assumes that 24,126,398 shares of Northern Star common stock, the maximum redemption of the outstanding Northern Star common stock, are redeemed, resulting in an aggregate payment of $241.3 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the trust account balance as of December 31, 2020 providing for a minimum net tangible asset of $5.0 million upon a consummation of the Business Combination and the PIPE Transaction on December 31, 2020.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Northern Star has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the transactions.

The historical financial statements of Northern Star and BARK have been prepared in accordance with U.S. GAAP.

The historical financial information of Northern Star was derived from the unaudited condensed financial statements of Northern Star for the period from July 8, 2020 (inception) to December 31, 2020, which are included elsewhere in this proxy statement. The historical financial information of BARK was derived from the unaudited condensed consolidated financial statements of BARK for the nine months ended December 31, 2020 and the audited consolidated financial statements of BARK for the year ended March 31, 2020, included elsewhere in this proxy statement. This information should be read together with Northern Star’s and BARK’s financial statements and related notes, “Other Information Related to Northern Star—Northern Star’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “BARK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	Nine Months Ended December 31, 2020
	Northern Star	BARK	Pro Forma Combined (No Redemptions) (1)	Pro Forma Combined (Maximum Redemptions) (1)
	(in thousands, except share and per share data)
Net loss attributable to common stockholders	$(510)	$(24,334)	$(21,303)	$(21,303)
Stockholders’ equity (deficit)	$5,000	$(154,815)	$323,997	$82,733
Shares subject to redemption	—	—	—	—
Ending shares	7,667,352	5,311,452	166,486,575	143,412,629
Weighted average common shares outstanding, basic	6,614,900	5,246,530	166,486,575	143,412,629
Weighted average common shares outstanding, diluted	6,614,900	5,246,530	166,486,575	143,412,629
Book value per share (2)	$0.65	$(29.15)	$1.95	$0.58
Basic net loss per common share (3)	$(0.08)	$(4.64)	$(0.13)	$(0.15)
Diluted net loss per common share (3)	$(0.08)	$(4.64)	$(0.13)	$(0.15)
Cash dividends per share	NA	NA	NA	NA

		Year Ended March 31, 2020
		Barkbox	Pro Forma Combined (No Redemptions) (1)	Pro Forma Combined (Maximum Redemptions) (1)
		(in thousands, except share and per share data)
Net loss attributable to common stockholders		$(31,368)	$(43,474)	$(43,474)
Ending shares		5,196,711	167,539,027	143,412,629
Weighted average common shares outstanding		5,159,893	167,539,027	143,412,629
Basic net loss per common share (3)		$(6.08)	$(0.26)	$(0.30)
Diluted net loss per common share (3)		$(6.08)	$(0.26)	$(0.30)
Cash dividends per share		NA	NA	NA

(1) Refer to Unaudited Pro Forma Condensed Combined Financial Statements beginning on page 114.

(2) Calculated based on total stockholders’ equity

(3) Calculated based on weighted-average shares outstanding

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included elsewhere in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risk Factors Summary

Set forth below is only a summary of principal risks associated with BARK, Northern Star and New BARK.

•	the ability to complete the Merger or a delay in the closing of the Business Combination or the PIPE Transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the ability to maintain the listing of New BARK’s securities on the New York Stock Exchange or an alternative national securities exchange following the Business Combination;

•	the potential liquidity and trading of New BARK’s public securities;

•

the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemption of public shares by Northern Star stockholders;

•	BARK’s financial and business performance following the Business Combination, including financial projections and business metrics;

•

changes in BARK’s strategy, future operations, expansion plans and opportunities, financial position, estimated revenues and losses, projected costs, prospects and plans, capital requirements and sources and uses of cash;

•	the implementation, market acceptance and success of BARK’s business model and its ability to scale in a cost-effective manner;

•	BARK’s significant reliance on revenue from customers purchasing subscription-based products, such as BarkBox and Super Chewer, and its ability to successfully expand its offerings;

•	BARK’s short history operating at its current scale in a rapidly evolving industry;

•	the effectiveness and efficiency of BARK’s marketing and cross-selling efforts;

•	BARK’s ability to compete in the highly competitive dog products and services retail industry;

•	BARK’s ability to maintain and grow its strong brand and reputation;

•	adverse changes in BARK’s shipping arrangements or any interruptions in shipping;

•	the ability to maintain effective controls over disclosure and financial reporting that enable BARK to comply with regulations and produce accurate financial statements;

•	potential failure to comply with privacy and information security regulations;

•	the ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

•	potential impairment charges related to identified intangible assets and fixed assets;

•	the effects of economic downturns and other macroeconomic conditions or trends on BARK’s business and consumer spending;

•	the effects of the COVID-19 pandemic on BARK’s business and the actions BARK may take in response thereto;

•	potential litigation, product liability claims, regulatory proceedings and/or adverse publicity involving New BARK or BARK;

•	expectations regarding BARK’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	costs related to the Business Combination;

•	expectations regarding the time during which New BARK will be an “emerging growth company” under the JOBS Act; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Risks Related to New BARK’s Business Following the Business Combination

The value of your investment in New BARK following consummation of the Business Combination will be subject to the significant risks affecting BARK and inherent to the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included elsewhere in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of BARK prior to the consummation of the Business Combination, which will be the business of New BARK following the consummation of the Business Combination. Accordingly, the risks described below relating to BARK could also materially and adversely affect the combined company after the consummation of the Business Combination.

BARK relies significantly on revenue from subscribers purchasing subscription-based products, such as BarkBox and Super Chewer, and may not be successful in expanding its subscription-based offerings.

To date the vast majority of BARK’s revenue has been derived from subscribers who purchase subscription-based offerings. In BARK’s subscription arrangements, subscribers select a duration over which they wish to receive product shipments. BARK significantly relies, and expects to continue to significantly rely, on these subscribers for a substantial majority of BARK’s revenue. The introduction of competitors’ offerings with lower prices for consumers, fluctuations in prices, a lack of subscriber satisfaction with BARK’s monthly themes or products, changes in consumer purchasing habits, including an increase in the use of competitors’ products or offerings and other factors could result in declines in BARK’s subscriptions and in BARK’s revenue, which would have an adverse effect on its business, financial condition and results of operations. Because BARK derives a vast majority of its revenue from subscribers who purchase these subscription-based products, any material decline in demand for these offerings could have an adverse impact on BARK’s future revenue and results of operations. In addition, if BARK is unable to successfully introduce new subscription-based offerings, such as its BARK Eats personalized food blend subscription, which it expects to launch in nine Midwest markets in fiscal 2022, BARK’s revenue growth may decline, which could have a material adverse effect on BARK’s business, financial condition, and results of operations.

BARK has a short operating history at its current scale in a rapidly evolving industry and, as a result, its past results may not be indicative of future operating performance.

BARK has a short history operating at its current scale in a rapidly evolving industry that may not develop in a manner favorable to BARK’s business. This relatively short operating history makes it difficult to assess BARK’s future performance with certainty. You should consider BARK’s business and prospects in light of the risks and difficulties BARK may encounter.

BARK’s future success will depend in large part upon its ability to, among other things:

•	cost-effectively acquire new subscribers and customers and engage with and retain existing subscribers and customers;

•	withstand the impacts of the COVID-19 pandemic;

•	increase its market share;

•	market its products, including its ability to adapt to changes in search engine algorithms or change in policies or procedures of third parties through which BARK markets or sells its products;

•	increase consumer awareness of its brand and maintain its reputation;

•	anticipate and respond to macroeconomic changes;

•	expand its offerings and geographic reach, including with respect to newly launched offerings such as BARK Eats;

•	anticipate and effectively respond to changing trends and consumer preferences;

•	manage its inventory effectively;

•	compete effectively;

•	avoid interruptions in its business from information technology downtime, cybersecurity breaches, or labor stoppages;

•	effectively manage its growth;

•	hire, integrate, and retain talented people at all levels of its organization;

•	maintain the quality of its technology infrastructure; and

•	retain its existing suppliers and attract new suppliers and scale its supply chain.

If BARK fails to address the risks and difficulties that BARK faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, BARK’s business and BARK’s operating results will be adversely affected.

BARK’s quarterly results of operations, as well as its key metrics, may fluctuate, which may result in BARK failing to meet the expectations of industry and securities analysts or its investors.

BARK’s results of operations have in the past and could in the future vary significantly from quarter-to-quarter and may fail to match the expectations of securities analysts because of a variety of factors, many of which are outside of BARK’s control and, as a result, should not be relied upon as an indicator of future performance. Factors that may contribute to the variability of BARK’s results of operations include:

•	timing and success of new product offerings, particularly BARK Eats;

•	its ability to attract and retain subscribers and customers;

•	changes in its pricing policies and those of its competitors;

•	its ability to maintain relationships with partners, and suppliers;

•	its ability to adapt to changes in search engine algorithms or change in policies or procedures of third parties through which BARK markets or sells its products;

•	changes in marketing effectiveness, marketing costs and timing of marketing campaigns;

•	fluctuations in the key performance indicators that BARK utilizes in its operations or discloses to investors and analysts;

•	the amount and timing of operating costs and capital expenditures related to the expansion of its business;

•	announcements by competitors or other third parties of significant new products or acquisitions or entrance into its markets;

•	instability in the financial markets;

•	global economic conditions;

•	the duration, extent, and effects of the COVID-19 pandemic; and

•	political, economic and social instability, including terrorist activities, and any disruption these events may cause to the global economy.

The impact of one or more of the foregoing and other factors may cause its results of operations to vary significantly. As such, BARK believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance.

BARK has experienced significant revenue growth in recent periods, including increased subscriptions during the COVID-19 pandemic. This rate of growth may not be sustainable or indicative of its future rate of growth.

BARK has experienced significant growth in recent periods. For example, BARK’s revenues increased from $161.7 million in the nine months ended December 31, 2019 to $266.4 million in the nine months ended December 31, 2020, an increase of approximately 64.8%. BARK believes that its continued growth in revenue will depend upon, among other factors, BARK’s ability to:

•	acquire new subscribers who purchase subscriptions from BARK at the same or better rates as its existing subscriber base;

•	retain its subscribers and have them continue to purchase subscription-based products from BARK at the same or better rates;

•	increase the amount or categories of products subscribers purchase from BARK, such as through its Add-to-Box, or ATB, offerings;

•	attract new suppliers to provide quality products that BARK can offer to its subscribers and customers at attractive prices;

•	retain its existing suppliers and have them provide additional quality products that BARK can offer to its subscribers and customers at attractive prices;

•	expand its product offerings, including the launch of new brands, including BARK Eats, and expansion into new offerings;

•	increase the awareness of its brand;

•	provide dogs and dog parents with a superior experience;

•	develop new features to enhance the consumer experience;

•	respond to changes in consumer access to and use of the Internet and mobile devices;

•	react to challenges from existing and new competitors;

•

develop a scalable, high-performance technology and fulfillment infrastructure that can efficiently and reliably handle increased demand, as well as the deployment of new features and the sale of new products and services;

•	fulfill and deliver orders in a timely manner and in accordance with subscriber and customer expectations, which may change over time;

•	respond to macroeconomic trends and their impact on consumer spending patterns;

•	hire, integrate and retain talented personnel;

•	invest in the infrastructure underlying its website and other operational systems; and

•	BARK’s ability to expand to and successfully operate in international markets in the future.

BARK’s ability to improve margins and achieve profitability will also depend on the factors described above. BARK cannot provide assurance that BARK will be able to successfully manage any of the foregoing challenges. Any of these factors could cause its revenue growth to decline and may adversely affect its margins and profitability. Failure to continue BARK’s revenue growth or improve margins could have a material adverse effect on BARK’s business, financial condition, and results of operations. You should not rely on BARK’s historical rate of revenue growth as an indication of its future performance.

If BARK fails to acquire and retain new subscribers and customers, or fails to do so in a cost-effective manner, BARK may be unable to increase net sales, improve margins and achieve profitability.

BARK’s success depends on its ability to acquire and retain new subscribers and customers and to do so in a cost-effective manner. In order to expand BARK’s subscriber base, BARK must appeal to, and acquire, subscribers who have historically purchased their dog products from other retailers such as traditional brick and mortar retailers, the websites of its competitors, or others. BARK has made significant investments related to subscriber and customer acquisition and expects to continue to spend significant amounts to acquire additional subscribers. BARK cannot assure you that the sales from the new subscribers and customers BARK acquires will ultimately exceed the cost of acquiring those subscribers. If BARK fails to deliver a quality shopping experience, or if dog parents do not perceive the subscriptions or products BARK offers to be of high value and quality, BARK may be unable to acquire or retain subscribers and customers. If BARK is unable to acquire or retain subscribers and customers who purchase products in volumes sufficient to grow its business, BARK may be unable to generate the scale necessary to achieve operational efficiency.

BARK believes that many of its new subscribers originate from word-of-mouth and other non-paid referrals from BARK’s subscribers. Therefore, BARK must ensure that its subscribers remain loyal to BARK in order to continue receiving those referrals. If BARK’s efforts to satisfy its subscribers are not successful, BARK may be unable to acquire new subscribers in sufficient numbers to continue to grow its business, and BARK may be required to incur significantly higher marketing expenses in order to acquire new subscribers.

BARK also uses paid and non-paid advertising. BARK’s paid advertising includes search engine marketing; display, print, radio and podcast advertising, paid social media, affiliate and influencer marketing programs, product placement, and direct mail. BARK’s advertising efforts also include search engine optimization, social media and e-mail marketing. BARK derives a significant amount of traffic to its websites via search engines, social media and other e-commerce channels. Search engines, social media platforms frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to its website can be negatively affected. Moreover, a search engine or social media platform could, for competitive or other purposes, alter its search algorithms or results, causing BARK’s website to place lower in search query results. As social networking and e-commerce channels continue to rapidly evolve, BARK may be unable to develop or maintain a presence within these channels. Search engines, social networks, and other third parties typically require compliance with their policies and procedures, which may be subject to change or new interpretation with limited ability to negotiate, which could negatively impact BARK’s marketing and sales capabilities. If BARK is unable to cost-effectively drive traffic to its website, BARK’s ability to acquire new subscribers and customers and its financial condition would be materially and adversely affected.

BARK may be unable to maintain a high level of engagement with its subscribers and increase their spending with BARK, which could harm its business, financial condition, or operating results.

A high proportion of BARK’s revenue is recurring revenue that comes from subscribers, especially those subscribers who are highly engaged and purchase additional merchandise from BARK’s ATB offerings. Beginning in the first quarter of fiscal 2021, BARK saw an increase in the rate of BarkBox and Super Chewer subscriptions partially as a result of an increase in dog adoptions and purchases arising from more subscribers working remotely during the COVID-19 pandemic. However, if the COVID-19 pandemic and related economic impact continues or gets worse, BarkBox and Super Chewer cancellations may increase, negatively impacting its business. Conversely, if the COVID-19 pandemic or remote work conditions end, BARK’s subscribers may elect to purchase fewer products for their dogs or to purchase dog products from traditional brick and mortar stores rather than from BARK, which could materially and adversely affect BARK’s business and results of operations.

If existing subscribers no longer find BARK’s products appealing or appropriately priced, they may make fewer purchases and may cancel their subscriptions or stop purchasing products. Even if BARK’s existing subscribers continue to find its offerings appealing, they may decide to reduce their subscription and purchase less merchandise over time as their demand for new dog products declines. A decrease in the number of subscribers, a decrease in subscriber spending on the products BARK offers, or its inability to attract high-quality subscribers could negatively affect BARK’s operating results.

The growth of BARK’s business depends on its ability to accurately predict consumer trends, successfully introduce new products, improve existing products, and expand into new offerings.

BARK’s growth depends, in part, on its ability to successfully introduce new products to its existing BarkBox and Super Chewer subscriptions and to introduce new product lines, including BARK Home (everyday products), BARK Bright (dental, health and wellness), and BARK Eats (personalized food blend), and improve and reposition BARK’s existing products to meet the requirements of its subscribers and customers and the needs of their dogs. It also depends on BARK’s ability to expand its offerings and services. This, in turn, depends on BARK’s ability to accurately predict and respond to evolving consumer trends, demands and preferences, including its ability to predict monthly themes for its BarkBox and Super Chewer subscriptions that will resonate with subscribers as timely and clever. The development and introduction of new products and expansion into new offerings involves considerable costs. In addition, it may be difficult to establish new supplier relationships and determine appropriate product selection when developing a new product or offering. Any new product or offering may not generate sufficient subscriber or customer interest and sales to become a profitable product or to cover the costs of its development and promotion and, as a result, may result in a decrease in subscriber retention and reduction in customer purchases and reduce BARK’s operating income. In addition, any such unsuccessful effort may adversely affect its brand and reputation. If BARK is unable to anticipate, identify, develop or market products, or any new offering, that respond to changes in requirements and preferences, or if its new product introductions, repositioned products, or new offerings fail to gain consumer acceptance, BARK may be unable to grow its business as anticipated, BARK’s sales may decline and its margins and profitability may decline or not improve. As a result, BARK’s business, financial condition, and results of operations may be materially and adversely affected.

BARK’s future growth and profitability will depend in large part upon the effectiveness and efficiency of its marketing.

BARK’s future growth and profitability will depend in large part upon the effectiveness and efficiency of its marketing, including BARK’s ability to:

•	appropriately and efficiently allocate its marketing for multiple products;

•	accurately identify, target and reach its audience of potential subscribers and customers with its marketing messages;

•	select the right marketplace, media and specific media vehicle in which to advertise;

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adapt quickly to changes in the algorithmic logic, privacy policies, and other procedures used by search engines, social media platforms and other third party platforms on which BARK advertises or derives subscribers and customers;

•	identify the most effective and efficient level of spending in each marketplace, media and specific media vehicle;

•	determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures;

•	effectively manage marketing costs, including creative and media expenses, in order to maintain acceptable subscriber and customer acquisition costs;

•	differentiate its products as compared to other products;

•	create greater brand awareness; and

•	drive traffic to its website, and websites of its retail partners.

BARK’s planned marketing may not result in increased revenue or generate sufficient levels of product and brand name awareness, and BARK may not be able to increase its net sales at the same rate as BARK increases its advertising expenditures. As e-commerce, search, and social networking evolve, BARK must continue to evolve its marketing tactics accordingly and, if BARK is unable to do so, its business could be adversely affected.

BARK’s business depends on a strong brand and BARK may not be able to maintain its brand and reputation.

BARK believes that maintaining the BARK brand and reputation, and the brand and reputation of BARK’s product offerings, is critical to driving subscriber engagement and attracting subscribers and customers. Building BARK’s brand will depend largely on its ability to continue to provide its subscribers with an engaging and personalized subscriber experience, including valued services, high-quality merchandise, and appropriate price points, which BARK may not do successfully. Subscriber complaints or negative reviews or publicity about BARK’s products, services, merchandise, monthly themes, delivery times, or customer support, especially on social media platforms, could harm its reputation and diminish subscriber use of its services, the trust that its subscribers place in BARK, and vendor confidence in it.

BARK’s brand and subscriber retention depends in part on effective customer support. Failure to manage or train its customer support representatives properly or inability to handle customer complaints effectively could negatively affect its brand, reputation, and operating results.

If BARK fails to cost-effectively promote and maintain BARK’s brand and the brands of its offerings, BARK’s business, financial condition, and operating results may be adversely affected.

Certain of BARK’s key performance indicators are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm BARK’s reputation and negatively affect its business.

BARK tracks certain key performance indicators, including metrics such as active subscriptions, average monthly subscription churn, new subscriptions and customer acquisition costs, with internal systems and tools and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which BARK relies. For example, BARK relies on third-party marketing analytics systems to identify marketing spend by channel, which data BARK then reconciles across a number of systems. In addition, BARK relies on third-party warehouse and fulfillment providers to communicate receiving and shipping information which drives active customer count and related data. BARK’s internal systems and tools have a number of limitations, and its methodologies for tracking these metrics may change over time, which could result in unexpected changes to its key performance indicators, including the metrics BARK publicly discloses, or its estimates. For example, as the number of active subscriptions increases, the timely processing of information will require BARK to expand and upgrade its information technology platform. If the internal systems and tools BARK uses to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data BARK reports may not be accurate. While these numbers are based on what BARK believes to be reasonable estimates of its subscriber base for the applicable period of measurement, there are inherent challenges in measuring subscriptions for its products across large online and mobile populations. Some of these challenges include manual reconciliation of information provided by different input systems, which could result an error not being detected. If BARK’s key performance indicators are not accurate representations of its business, or if investors do not perceive its operating metrics to be accurate, or if BARK discovers material inaccuracies with respect to these figures, BARK’s reputation may be significantly harmed, and its operating and financial results could be adversely affected.

BARK has a history of losses and expects to generate operating losses as BARK continues to expand its business.

BARK has a history of losses and expects its operating losses to continue in the near-term as BARK increases investment in its business. As of March 31, 2020, BARK had an accumulated deficit of $148.6 million. Furthermore, it is difficult for BARK to predict its future results of operations with certainty. As a result, BARK’s losses may be larger than anticipated and BARK may never achieve profitability. BARK expects its operating expenses to increase over the next several years as BARK increases its advertising, expands into new markets, expands its offerings, hires additional personnel, incurs additional expenses related to being a public company and continues to develop features on its website and mobile application. In particular, BARK intends to continue to invest substantial resources to grow and diversify its product offerings and in marketing to acquire new subscribers and customers. Its operating expenses may also be adversely impacted by increased costs and delays in launching new markets and fulfillment centers and expanding fulfillment center capacity as a result of the COVID-19 pandemic. If BARK’s future growth and operating performance fail to meet investor or analyst expectations, its financial condition and stock price could be materially and adversely affected.

BARK relies on consumer discretionary spending and has been, and may in the future be, adversely affected by economic downturns and other macroeconomic conditions or trends.

BARK’s business and operating results are subject to global economic conditions and their impact on consumer discretionary spending. Some of the factors that may negatively influence consumer spending include high levels of unemployment; higher consumer debt levels; reductions in net worth, declines in asset values, and related market uncertainty; home foreclosures and reductions in home values; fluctuating interest rates and credit availability; global pandemics, including the COVID-19 pandemic; fluctuating fuel and other energy costs; fluctuating commodity prices; and general uncertainty regarding the overall future political and economic environment. Furthermore, any increases in consumer discretionary spending during times of crisis may be temporary, such as those related to government stimulus programs or remote-work environments, and consumer spending may decrease again if the government does not continue such stimulus programs or businesses terminate the ability to work remotely. Economic conditions in certain regions may also be affected by natural disasters, such as hurricanes, tropical storms, earthquakes, and wildfires; other public health crises; and other major unforeseen events. Consumer purchases of discretionary items, including the merchandise that BARK offers, generally decline during recessionary periods or periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence.

Adverse economic changes could reduce consumer confidence, and could thereby negatively affect BARK’s operating results. In challenging and uncertain economic environments, BARK cannot predict when macroeconomic uncertainty may arise, whether or when such circumstances may improve or worsen or what impact such circumstances could have on its business.

BARK may be unable to manage the complexities created by its omni channel operations, which may have a material adverse effect on its business, financial condition, operating results and prospects.

BARK’s omnichannel operations, such as offering its products through its website, on third party websites and in traditional brick and mortar stores, create additional complexities in its ability to manage inventory levels, as well as certain operational issues, including timely shipping and refunds. Accordingly, BARK’s success depends to a large degree on continually evolving the processes and technology that enable BARK to plan and manage inventory levels and fulfill orders, address any related operational issues and further align channels to optimize its omnichannel operations. If BARK is unable to successfully manage these complexities, it may have a material adverse effect on BARK’s business, financial condition, operating results and prospects.

BARK relies on third parties to sell and distribute BARK’s products, and BARK relies on their information to manage its business. Disruption of BARK’s relationship with these channel partners, changes in or issues with their business practices, their failure to provide timely and accurate information, changes in distribution partners, practices or models or conflicts among its channels of distribution could adversely affect its business, results of operations, operating cash flows and financial condition.

BARK sells some of its products to a network of retailers and e-tailers (together with BARK’s direct sales channel). BARK is dependent on those indirect sales channel partners to distribute and sell its products to dog parents. The sales and business practices of all such sales channel partners, their compliance with laws and regulations, and their reputations, of which BARK may or may not be aware, may affect BARK’s business and its reputation.

While BARK’s overall distribution relationships are diverse, its products are available through Amazon.com as well as 23,000 retail locations including Target, Petco, PetSmart, Costco, Bed Bath & Beyond and CVS, among many others. While BARK believes that BARK has good relationships with these sales channels, any adverse change in those relationships could have an adverse impact on BARK’s results of operations and financial condition.

The impact of economic conditions, labor issues, natural disasters, regional or global pandemics, evolving consumer preferences, and purchasing patterns on BARK’s distribution partners, or competition between its sales channels, could result in sales channel disruption. For example, if sales at large retail stores are displaced as a result of bankruptcy, competition from Internet sales channels or otherwise, its product sales could be adversely affected and BARK’s product mix could change, which could adversely affect its operating costs and gross margins. COVID-19 has also underscored the risk of disruption in BARK’s sales channel at certain indirect sales partners. Any loss of a major partner or distribution channel or other channel disruption could make BARK more dependent on alternate channels, increase pricing and promotional pressures from other partners and distribution channels, increase BARK’s marketing costs, or adversely impact buying and inventory patterns, payment terms or other contractual terms, sell-through or delivery of its products to dog parents, its reputation and brand equity, or its market share.

BARK’s sales channel partners also sell products offered by its competitors and, in the case of retailer house brands, may also be BARK’s competitors. If product competitors offer BARK’s sales channel partners more favorable terms, have more products available to meet their needs, or utilize the leverage of broader product lines sold through the channel, or if its sales channel partners show preference for their own house brands, BARK’s sales channel partners may de-emphasize or decline to carry BARK’s products. In addition, certain of BARK’s sales channel partners could decide to de-emphasize the product categories that BARK offers in exchange for other product categories that they believe provide them with higher returns, and certain of BARK’s third-party e-commerce partners could change their algorithmic logic, policies or procedures in a way that makes BARK’s products harder for customers to find or removes them from the partners’ e-commerce sites altogether. If BARK is unable to maintain successful relationships with these sales channel partners or to maintain its distribution channels or effectively adapt to changes in algorithmic logic, policies or procedures, BARK’s business will suffer.

As BARK expands into new product categories and markets, BARK will have to build relationships with new channel partners and adapt to new distribution and marketing models. These new partners, practices and models may require significant management attention and operational resources and may affect BARK’s accounting, including revenue recognition, gross margins, and the ability to make comparisons from period to period. Entrenched and more experienced competitors will make these transitions difficult. If BARK is unable to build successful sales channels, or successfully market BARK’s products in these new product categories, BARK may not be able to take advantage of the growth opportunities, and BARK’s business and its ability to grow its business could be adversely affected.

BARK’s actual results may be significantly different from its projections, estimates, targets or forecasts.

The projections, estimates, targets and forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond BARK’s control. While all projections, estimates, targets and forecasts are necessarily speculative, BARK believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate, target or forecast extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such projections, estimates, targets and forecasts. BARK’s projections, estimates, targets and forecast should not be regarded as an indication that BARK, or its representatives, considered or consider the financial projections, estimates, targets to be a reliable prediction of future events.

BARK may be unable to accurately forecast net sales and appropriately plan BARK’s expenses in the future.

Net sales and results of operations are difficult to forecast with certainty because they depend on a number of factors, some of which are outside of BARK’s control, including the volume, timing, and type of orders BARK receives and increased third party costs or transportation and freight costs. Many of these factors are uncertain and are likely to fluctuate significantly from period to period. BARK bases its expense levels and investment plans on its estimates of net sales and gross margins, and many of BARK’s expenses, such as office leases, manufacturing costs and personnel costs, will be relatively fixed in the short term and will increase as BARK continues to make investments in its business and hire additional personnel. BARK cannot be sure the same growth rates, trends, and other key performance metrics are meaningful predictors of future growth. If BARK’s assumptions prove to be wrong, BARK may spend more than it anticipates acquiring and retaining subscribers, maintaining or increasing customer purchases or may generate lower net sales per active subscription than anticipated, either of which could have a negative impact on its business, financial condition, and results of operations.

BARK’s estimate of the size of its addressable market may prove to be inaccurate.

Data for retail sales of dog products is collected for most, but not all channels, and as a result, it is difficult to accurately estimate the size of the market and predict with certainty the rate at which the market for BARK’s products will grow, if at all. While BARK’s market size estimate was made in good faith and is based on assumptions and estimates it believes to be reasonable, this estimate may not be accurate. If BARK’s estimates of the size of its addressable market are not accurate, its potential for future growth may be less than BARK currently anticipates, which could have a material adverse effect on its business, financial condition, and results of operations.

Competition in the dog products and services retail industry, especially Internet-based competition, is strong and presents an ongoing threat to the success of BARK’s business.

The dog products and services retail industry is very competitive. BARK competes with pet product retail stores, supermarkets, warehouse clubs and other mass and general retail and online merchandisers, many of which are larger than BARK and have significantly greater capital resources than BARK does. BARK also competes with a number of specialty dog supply stores and independent dog stores, catalog retailers and other specialty e-tailers.

Many of BARK’s current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, significantly greater financial, marketing and other resources and larger customer bases than BARK does. These factors may allow BARK’s competitors to derive greater net sales and profits from their existing customer base, acquire customers at lower costs or respond more quickly than BARK can to new or emerging technologies and changes in consumer preferences or habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies (including but not limited to predatory pricing policies and the provision of substantial discounts), which may allow them to build larger customer bases or generate net sales from their customer bases more effectively than BARK does. Current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, these competitors may increase their ability to meet the needs of BARK’s current or potential subscribers and customers and adversely affect BARK’s business, financial condition, and results of operations.

If changes in consumer preferences decrease the competitive advantage attributable to these factors, or if BARK fails to otherwise positively differentiate BARK’s product offering or subscriber or customer experience from its competitors, its business, financial condition, and results of operations could be materially and adversely affected.

As BARK expands its offerings, such as its BARK Eats line, BARK will face additional competition. For example, in the dog food category, there are numerous brands and products that compete for shelf space and sales, with competition based primarily upon brand recognition and loyalty, product packaging, quality and innovation, taste, nutrition, breadth of product line, price and convenience. Competitors in new markets may have broader product lines, substantially greater financial and other resources and/or lower fixed costs than BARK. BARK may not compete successfully with these other companies or maintain or grow the distribution of its new products.

In order to effectively compete in the future, BARK may be required to offer promotions and other incentives, which may result in lower operating margins and in turn adversely affect its results of operations. BARK also faces a significant challenge from its competitors forming alliances with each other. These relationships may enable both their retail and online stores to negotiate better pricing and better terms from suppliers by aggregating the demand for products and negotiating volume discounts, which could be a competitive disadvantage to us.

BARK expects competition in the dog products and services retail industry, in particular Internet-based competition, generally to continue to increase. If BARK fails to compete successfully, its business, financial condition, and results of operations could be materially and adversely affected.

As part of BARK’s strategy, BARK seeks to obtain licenses enabling BARK to develop and market products based on popular entertainment, sports, and other branded properties owned by third parties. If products developed based on these licenses are not successful or BARK is unable to maintain, renew and extend solid relationships with its key partners its business, financial condition, and results of operations may be adversely affected.

BARK currently has in-licenses to several entertainment properties, including SCOOB!, HOME ALONE and PEANUTS, as well as certain sports and other well-known branded properties. These licenses typically have multi-year terms and provide BARK with the right to market and sell designated classes of products. If BARK fails to meet its contractual commitments and/or any of these licenses were to terminate and not be maintained, renewed or extended, or the popularity of any of these licensed properties was to significantly decline, its business would be damaged and BARK would need to successfully develop and market other products to replace the products previously offered under license.

The success of third-party properties for which BARK has a license, and the ability of BARK to successfully market and sell related products, can significantly affect its revenues and profitability. For example, if BARK produces a line of products based on a movie or television series, the success of the movie or series has a critical impact on the level of consumer interest in the associated products BARK is offering. In addition, competition in BARK’s industry for access to third-party properties can lessen its ability to secure, maintain, and renew popular licenses to third-party products on beneficial terms, if at all, and to attract and retain the talented employees necessary to design, develop and market successful products based on these properties.

The license agreements BARK enters into to obtain these rights usually require BARK to pay minimum royalty guarantees.    While historically these guarantees have not been material, in the future such minimum guarantees may be substantial, and in some cases may be greater than what BARK is ultimately able to recoup from actual sales, which could result in write-offs of significant amounts which, in turn, would harm its results of operations. Acquiring or renewing licenses may require the payment of minimum guaranteed royalties that BARK considers to be too high to be profitable, which may result in losing licenses that BARK currently holds when they become available for renewal, or missing business opportunities for new licenses. Additionally, as a licensee of entertainment-based properties, BARK cannot guarantee that a particular property or brand will translate into successful products, and underperformance of any such products may result in reduced revenues and operating profit for us.

Furthermore, BARK cannot assure you that a successful brand will continue to be successful or maintain a high level of sales in the future, as new entertainment properties and competitive products are continually being introduced to the market. In the event that BARK is not able to acquire, maintain, renew or extend successful entertainment licenses on advantageous terms, its revenues and profits may be harmed.

BARK relies on a limited number of suppliers, contract manufacturers, and logistics partners for its products. A loss of any of these partners could negatively affect our business.

BARK relies on a limited number of contract manufacturers, suppliers and logistics providers to manufacture and transport its products. BARK’s reliance on a limited number of contract manufacturers for its products increases BARK’s risks, since it does not currently have alternative or replacement contract manufacturers beyond these key parties. BARK generally does not maintain long-term supply contracts with any of BARK’s suppliers, contract manufacturers, and logistics partners. In the event of interruption from any of its contract manufacturers or suppliers, BARK may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Furthermore, BARK’s contract manufacturers’ primary facilities are located in Asia. Thus, BARK’s business could be adversely affected if one or more of its suppliers, manufacturers or logistics partners are impacted by a natural disaster, an epidemic such as the current COVID-19 outbreak, or other interruption at a particular location. In particular, the current COVID-19 outbreak has caused, and will likely continue to cause, interruptions in the development, manufacturing, and shipment of BARK’s products, which could adversely impact BARK’s revenue, gross margins, and operating results. Such interruptions may be due to, among other things, temporary closures of the facilities BARK’s contract manufacturers, and other vendors in its supply chain; restrictions on travel or the import/export of goods and services from certain ports that BARK uses; and local quarantines.

If BARK experiences a significant increase in demand for its products that cannot be satisfied adequately through its existing supply channels, or if BARK needs to replace an existing supplier or partner, BARK may be unable to supplement or replace them on terms that are acceptable to BARK, which may undermine its ability to deliver products to its subscribers and customers in a timely manner and cost effective manner. An inability of BARK’s existing suppliers to provide products in a timely or cost-effective manner could impair its growth and materially and adversely affect its business, financial condition, and results of operations. For example, if BARK requires additional manufacturing support, it may take a significant amount of time to identify a manufacturer that has the capability and resources to manufacture BARK’s products to its specifications in sufficient volume. Identifying suitable suppliers, manufacturers, and logistics partners is an extensive process that requires BARK to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any of BARK’s significant suppliers, contract manufacturers, or logistics partners could have an adverse effect on BARK’s business, financial condition and operating results.

In addition, BARK has achieved significant cost savings through its centralization of product purchases. However, as a result, BARK is exposed to the credit and other risks of a group of key suppliers. While BARK makes every effort to evaluate its counterparties prior to entering into significant procurement contracts, BARK cannot predict with certainty the impact on its suppliers of the current economic environment, the COVID-19 pandemic and other developments in their respective businesses. Insolvency, financial difficulties, supply chain delays or other factors may result in BARK’s suppliers not being able to fulfill the terms of their agreements with BARK. Further, such factors may render suppliers unwilling to extend contracts that provide favorable terms to BARK, or may force them to seek to renegotiate existing contracts with BARK. In addition, BARK’s business has signed a number of contracts whose performance depends upon third party suppliers delivering products on schedule to meet its contract commitments. Failure of the suppliers to meet their delivery commitments could result in us delaying shipment of our products and losing subscriptions from subscribers. Although we believe we have alternative sources of supply for BARK’s products, concentration in the number of our suppliers could lead to delays in the delivery of products or components, and possible resultant breaches of contracts that BARK has entered into with its subscribers and customers; increases in the prices BARK must pay for products; problems with product quality; and other concerns.

BARK has limited control over its suppliers, contract manufacturers, and logistics partners, which may subject BARK to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity.

BARK has limited control over its suppliers, contract manufacturers, and logistics partners, which subjects BARK to the following risks, many of which have materialized due to the COVID-19 pandemic:

•	inability to satisfy demand for its products;

•	reduced control over delivery timing and product reliability;

•	reduced ability to monitor the manufacturing process and components used in its products;

•	limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;

•	variance in the manufacturing capability of its third-party manufacturers;

•	price increases;

•	failure of a significant supplier, manufacturer, or logistics partner to perform its obligations to BARK for technical, market, or other reasons;

•	difficulties in establishing additional supplier, manufacturer, or logistics partner relationships if BARK experiences difficulties with its existing suppliers, manufacturers, or logistics partners;

•	shortages of materials or components;

•	misappropriation of its intellectual property;

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exposure to natural catastrophes, political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which its products are manufactured or the components thereof are sourced;

•	changes in local economic conditions in the jurisdictions where its suppliers, manufacturers, and logistics partners are located;

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the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and insufficient warranties and indemnities on components supplied to its manufacturers or performance by its partners.

Shipping is a critical part of BARK’s business and any changes in its shipping arrangements or any interruptions in shipping could adversely affect its operating results.

BARK currently relies on third-party national, regional and local logistics providers to deliver the products BARK offers. If BARK is not able to negotiate acceptable pricing and other terms with these providers, or if these providers experience performance problems or other difficulties in processing its orders or delivering its products to subscribers and customers, it could negatively impact its results of operations and its subscribers’ and customers’ experience. For example, changes to the terms of BARK’s shipping arrangements may adversely impact its margins and profitability. In addition, BARK’s ability to receive inbound inventory efficiently and ship merchandise to subscribers and customers may be negatively affected by factors beyond its and these providers’ control, including inclement weather, natural disasters, fire, flood, power loss, earthquakes, pandemics, acts of war or terrorism or other events specifically impacting its or other shipping partners, such as labor disputes, financial difficulties, system failures and other disruptions to the operations of the shipping companies on which BARK relies. For example, in November 2020, a typhoon caused a significant delay in a product shipment from China which resulted in increased costs and delay in providing products to BARK’s subscribers and customers. BARK is also subject to risks of damage or loss during delivery by its shipping vendors. If the products ordered by BARK’s subscribers or customers are not delivered in a timely fashion or are damaged or lost during the delivery process, its subscribers or customers could become dissatisfied and cease buying products through BARK’s website and mobile application, which would adversely affect its business, financial condition, and results of operations. Further, due to the continuing spread of COVID-19 and related governmental work and travel restrictions, there may be disruptions and delays in national, regional and local shipping, which may negatively impact BARK’s subscribers’ and customers’ experience and its results or operations.

The recent outbreak of the COVID-19 global pandemic and related government, private sector and individual consumer responsive actions may adversely affect BARK’s business operations, employee availability, financial performance, liquidity and cash flow for an unknown period of time.

The COVID-19 pandemic has disrupted the global supply chain and may cause disruptions to BARK’s operations. Additional federal or state mandates ordering the shutdown of non-essential businesses could also impact its ability to take or fulfill its subscribers’ or customers’ orders and operate its business.

As a result of COVID-19, many of BARK’s personnel are working remotely and it is possible that this could have a negative impact on the execution of its business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted its employees ability to work remotely, it may be difficult or, in certain cases, impossible, for BARK to continue its business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security and fraud concerns as well as increase BARK’s exposure to potential wage and hour issues.

Further, as a result of COVID-19, the operations of BARK’s fulfillment centers may be substantially disrupted by additional federal or state mandates ordering shutdowns of non-essential services or by the inability of BARK’s employees to travel to work. BARK’s plans to open new fulfillment centers or to expand the capacity of its existing fulfillment centers over the next few years may also be delayed or more costly by the continuing spread of COVID-19. Disruptions to the operations of BARK’s fulfillment centers and delays or increased costs in the expansion of its fulfillment center capacity may negatively impact BARK’s financial performance and slow its future growth.

The uncertainty around the duration of business disruptions and the extent of the spread of the virus in the United States and to other areas of the world will likely continue to adversely impact the national or global economy and negatively impact consumer spending. Any of these outcomes could have a material adverse impact on BARK’s business, financial condition, operating results and ability to execute and capitalize on its strategies. The full extent of COVID-19’s impact on BARK’s operations and financial performance depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its impact on capital and financial markets and any new information that may emerge concerning the severity of the virus, its spread to other regions as well as the actions taken to contain it, among others.

If BARK does not successfully optimize, operate and manage the expansion of the capacity of its fulfillment centers and shipping services, its business, financial condition, and results of operations could be harmed.

If BARK does not optimize and operate its fulfillment centers and shipping services successfully and efficiently, it could result in excess or insufficient fulfillment capacity, an increase in costs or impairment charges or harm its business in other ways. In addition, if BARK does not have sufficient fulfillment or shipping capacity or experience a problem fulfilling or shipping orders in a timely manner, its subscribers or customers may experience delays in receiving their purchases, which could harm its reputation and BARK’s relationship with its subscribers or customers. As a result of the COVID-19 pandemic, BARK may experience disruptions to the operations of BARK’s fulfillment centers and shipping services, which may negatively impact its ability to fulfill orders in a timely manner, which could harm its reputation, relationship with subscribers and customers and results of operations.

BARK anticipates the need to add additional fulfillment center and shipping capacity as its business continues to grow. BARK cannot assure you that BARK will be able to locate suitable facilities or services on commercially acceptable terms in accordance with its expansion plans, nor can BARK assure you that BARK will be able to recruit qualified managerial and operational personnel to support its expansion plans. If BARK is unable to secure new facilities for the expansion of its fulfillment and shipping operations, recruit qualified personnel to support any such facilities, or effectively control expansion-related expenses, BARK’s business, financial condition, and results of operations could be materially and adversely affected.

BARK is subject to risks related to online payment methods.

BARK currently accepts payments using a variety of methods, including credit card, debit card, PayPal and gift cards. As BARK offers new payment options to subscribers, BARK may be subject to additional regulations, compliance requirements, fraud and other risks. For certain payment methods, BARK pays interchange and other fees, which may increase over time and raise its operating costs and lower profitability. BARK is also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for BARK to comply.

Furthermore, as BARK’s business changes, BARK may be subject to different rules under existing standards, which may require new assessments that involve costs above what BARK currently pay for compliance. In the future, as BARK offers new payment options to subscribers, including by way of integrating emerging mobile and other payment methods, BARK may be subject to additional regulations, compliance requirements and fraud. If BARK fails to comply with the rules or requirements of any provider of a payment method BARK accept, if the volume of fraud in its transactions limits or terminates its rights to use payment methods BARK currently accepts, or if a data breach occurs relating to its payment systems, BARK may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, its ability to accept credit card payments from subscribers or facilitate other types of online payments. If any of these events were to occur, its business, financial condition, and results of operations could be materially and adversely affected.

BARK’s reliance on software-as-a-service (“SaaS”) technologies from third parties may adversely affect its business and results of operations.

BARK relies on SaaS technologies from third parties in order to operate critical functions of its business, including financial management services, credit card processing, customer relationship management services, supply chain services and data storage services. If these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices, or for any other reason, its expenses could increase, BARK’s ability to manage its finances could be interrupted, BARK’s processes for managing sales of its offerings and supporting its subscribers and customers could be impaired, BARK’s ability to communicate with its suppliers could be weakened and its ability to access or save data stored to the cloud may be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could harm its business, financial condition, and results of operations.

In addition, BARK is subject to certain standard terms and conditions with these providers. These providers have broad discretion to change their terms of service and other policies with respect to BARK, and those changes may be unfavorable to BARK. Therefore, BARK believes that maintaining successful partnerships with these providers is critical to its success.

BARK is subject to risks related to its reliance on third-party processing partners to perform its payment processing services.

BARK depends on its third-party processing partners to perform payment processing services. BARK’s processing partners may go out of business or otherwise be unable or unwilling to continue providing such services, which could significantly and materially reduce its payments revenue and disrupt its business. A number of its processing contracts require BARK to assume liability for any losses its processing partners may suffer as a result of losses caused by its subscribers or customers, including losses caused by chargebacks and subscriber or customer fraud. BARK has in the past and may in the future incur losses caused by chargebacks and fraud. In the event of a significant loss by its processing partners, BARK may be required to remit a large amount of cash following such event and, if BARK does not have sufficient cash on hand, may be deemed in breach of such contracts. In addition, its subscribers or customers may be subject to quality issues related to products or services provided by its third-party processing partners or BARK may become involved in contractual disputes with its processing partners, both of which could impact its reputation and adversely impact its revenue. Certain contracts may expire or be terminated, and BARK may not be able to replicate the associated revenue through a new processing partner relationship for a considerable period of time.

BARK has initiated and expects to continue to initiate new third-party payment relationships or migrate to other third-party payment partners in the future. The initiation of these relationships and the transition from one relationship to another could require significant time and resources. Due to non-solicitation obligations under its existing contracts, establishing these new relationships may be challenging. Further, any new third-party payment processing relationships may not be as effective, efficient or well received by its subscribers and customers, nor is there any assurance that BARK will be able to reach an agreement with such processing partners. BARK’s contracts with such processing partners may be less lucrative. For instance, BARK may be required to pay more for payment processing or receive a less favorable revenue arrangement from its payment processing partners. BARK may also experience the termination of revenue streams due to such migrations or be subject to claims relating to any disputes that could arise as a result of migrations.

BARK’s business depends on network and mobile infrastructure, its third-party data center hosting facilities, other third-party providers, and its ability to maintain and scale its technology. Any significant interruptions or delays in service on BARK’s website or mobile application or any undetected errors or design faults could result in limited capacity, reduced demand, processing delays, and loss of subscribers, customers or suppliers.

BARK’s reputation and ability to acquire, retain and serve its subscribers and customers are dependent upon the reliable performance of its website and mobile application and the underlying network infrastructure. As

BARK’s subscriber base and the amount of information shared on its website and mobile application continue to grow, BARK will need an increasing amount of network capacity and computing power. The operation of these systems is complex and could result in operational failures. Interruptions or delays in these systems, whether due to system failures, computer viruses, physical or electronic break-ins, undetected errors, design faults or other unexpected events or causes, could affect the security or availability of BARK’s website and mobile application and prevent its subscribers and customers from accessing its website and mobile application. If sustained or repeated, these performance issues could reduce the attractiveness of its products and services. In addition, the costs and complexities involved in expanding and upgrading BARK’s systems may prevent BARK from doing so in a timely manner and may prevent BARK from adequately meeting the demand placed on its systems. Any web or mobile platform interruption or inadequacy that causes performance issues or interruptions in the availability of its website or mobile application could reduce consumer satisfaction and result in a reduction in the number of subscribers and customers using BARK’s products and services.

BARK depends on the development and maintenance of the Internet and mobile infrastructure. This includes maintenance of reliable Internet and mobile infrastructure with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable Internet and mobile access. BARK also uses and relies on services from other third parties, such as its telecommunications services and credit card processors, and those services may be subject to outages and interruptions that are not within BARK’s control. Failures by BARK’s telecommunications providers may interrupt its ability to provide phone support to its subscribers and customers and Distributed denial-of-service (“DDoS”) attacks directed at BARK’s telecommunication service providers could prevent subscribers and customers from accessing its website. In addition, BARK has in the past and may in the future experience down periods where BARK’s third-party credit card processors are unable to process the online payments of its subscribers or customers, disrupting its ability to receive subscribers or customer orders. its business, financial condition and results of operations could be materially and adversely affected if for any reason the reliability of its Internet, telecommunications, payment systems and mobile infrastructure is compromised.

BARK currently relies upon third-party data storage providers. Nearly all of BARK’s data storage and analytics are conducted on, and the data and content BARK creates associated with sales on its website and mobile application are processed through, servers hosted by these providers. BARK also relies on e-mail service providers, bandwidth providers, Internet service providers and mobile networks to deliver e-mail and “push” communications to subscribers and customers and to allow subscribers to access its and its retail partners’ websites. BARK is subject to certain standard terms and conditions with these providers. These providers have broad discretion to change their terms of service and other policies with respect to BARK, and those changes may be unfavorable to BARK. Therefore, BARK believes that maintaining successful partnerships with these providers is critical to its success.

Any damage to, or failure of, BARK’s systems or the systems of its third-party data centers or its other third-party network or mobile providers could result in interruptions to the availability or functionality of BARK’s website and mobile application. As a result, BARK could lose subscriber and customer data and miss order fulfillment deadlines, which could result in decreased sales, increased overhead costs, excess inventory and product shortages. If for any reason its arrangements with its data centers or third-party providers are terminated or interrupted, such termination or interruption could adversely affect its business, financial condition, and results of operations. BARK exercises little control over these providers, which increases its vulnerability to problems with the services they provide. BARK could experience additional expense in arranging for new facilities, technology, services and support. In addition, the failure of its third-party data centers or any other third-party providers to meet its capacity requirements could result in interruption in the availability or functionality of its website and mobile application.

The occurrence of a natural disaster, power loss, telecommunications failure, data loss, computer virus, an act of terrorism, cyberattack, vandalism or sabotage, act of war or any similar event, or a decision to close its third-party data centers on which BARK normally operates or the facilities of any other third-party provider without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in the availability of its website and mobile application. Cloud computing, in particular, is dependent upon having access to an Internet connection in order to retrieve data. If a natural disaster, pandemic (such as the COVID-19 pandemic), blackout or other unforeseen event were to occur that disrupted the ability to obtain an Internet connection, BARK may experience a slowdown or delay in its operations. While BARK has some limited disaster recovery arrangements in place, its preparations may not be adequate to account for disasters or similar events that may occur in the future and may not effectively permit BARK to continue operating in the event of any problems with respect to its systems or those of BARK’s third-party data centers or any other third-party facilities. BARK’s disaster recovery and data redundancy plans may be inadequate, and its business interruption insurance may not be sufficient to compensate BARK for the losses that could occur. If any such event were to occur to its business, its operations could be impaired and its business, financial condition, and results of operations may be materially and adversely affected.

BARK’s reputation and business may be harmed if it or its partners’ computer network security or any of the databases containing subscriber, customer, employee, or other personal information maintained by BARK or its third-party providers is compromised, which could materially adversely affect BARK’s results of operations.

In the ordinary course of BARK’s business, BARK and its vendors collect, process, and store certain personal information and other data relating to individuals, such as its subscribers, customers and employees, including subscriber and customer payment card information. BARK relies substantially on commercially available systems, software, tools, and monitoring to provide security for BARK’s processing, transmission, and storage of personal information and other confidential information. There can be no assurance, however, that BARK or its vendors will not suffer a data compromise, that hackers or other unauthorized parties will not gain access to personal information or other data, including payment card data or confidential business information, or that any such data compromise or unauthorized access will be discovered in a timely fashion. In addition, cyber-attacks such as ransomware attacks could lock BARK out of its information systems and disrupt its operations. The techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against a target, and BARK and its vendors may be unable to anticipate these techniques or to implement adequate preventative measures. BARK may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. As BARK has significantly increased the number of employees and contractors working remotely due to the COVID-19 pandemic, and as its business partners move to remote work as well, BARK and its partners may be more vulnerable to cyber-attacks. In addition, BARK’s employees, contractors, vendors, or other third parties with whom BARK does business may attempt to circumvent security measures in order to misappropriate such personal information, confidential information, or other data, or may inadvertently release or compromise such data.

Compromise of BARK’s data security or of third parties with whom BARK does business, failure to prevent or mitigate the loss of personal or business information, and delays in detecting or providing prompt notice of any such compromise or loss could disrupt its operations, damage its reputation, and subject BARK to litigation, government action, or other additional costs and liabilities that could adversely affect its business, financial condition, and operating results.

Failure to comply with federal and state and foreign laws and regulations relating to privacy, data protection, advertising and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection, advertising and consumer protection, could adversely affect BARK’s business, financial condition, and results of operations.

BARK rely on a variety of marketing techniques, including email and social media marketing and postal mailings, and BARK is subject to various laws and regulations that govern such marketing and advertising practices. A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data, particularly in the context of online advertising which BARK relies upon to attract new subscribers and customers.

Laws and regulations relating to privacy, data protection, marketing and advertising, and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or BARK’s practices and procedures. BARK has implemented and is implementing practices and procedures to comply with applicable privacy, data protection, marketing and advertising, and consumer protection laws and regulations, but such measures may not always be effective, particularly as the legal landscape continues to evolve. Some of BARK’s internal processes are manual, which can result in employee error and internal compliance failures. Any failure, or perceived failure, by BARK to comply with its posted privacy policies or with any federal or state privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which BARK may be subject or other legal obligations relating to privacy or consumer protection could adversely affect BARK’s reputation, brand and business, and may result in claims, liabilities, proceedings or actions against BARK by governmental entities, subscribers, customers, suppliers or others, or may require BARK to change its operations and/or cease using certain data sets. Any such claims, proceedings or actions could hurt BARK’s reputation, brand and business, force BARK to incur significant expenses in defense of such proceedings or actions, distract its management, increase its costs of doing business, result in a loss of subscribers, customers and suppliers and result in the imposition of monetary penalties. BARK may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that BARK store or handle as part of operating its business.

In addition, third party vendors and business partners receive access to certain information that BARK collects. These vendors and business partners may not prevent data security breaches with respect to the information BARK provides them or fully enforce BARK’s policies, contractual obligations and disclosures regarding the collection, use, storage, transfer and retention of personal data. A data security breach of suffered by one of BARK’s vendors or business partners could cause reputational and financial harm to them and BARK, negatively impact BARK’s ability to offer its products and services, and could result in legal liability, costly remedial measures, governmental and regulatory investigations, harm BARK’s profitability, reputation and brand, and cause BARK’s business, financial condition, and results of operations to be adversely affected.

Federal and state governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. The U.S. government has enacted, has considered or is considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. The regulation of the use of these cookies and other current online tracking and advertising practices or a loss in its ability to make effective use of services that employ such technologies could increase its costs of operations and limit BARK’s ability to acquire new subscribers and customers on cost-effective terms and consequently, materially and adversely affect its business, financial condition, and results of operations.

In addition, various federal and state legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, consumer protection, and advertising. For example, in June, 2018 the State of California enacted the California Consumer Privacy Act of 2018 (the “CCPA”), which became effective on January 1, 2020. The CCPA requires companies that process information on California residents to make new disclosures to subscribers and customers about their data collection, use and sharing practices, and allows subscribers and customers to opt out of certain data sharing with third parties and provides a new cause of action for data breaches. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data. Each of these privacy, security, and data protection laws and regulations, and any other such changes or new laws or regulations, could impose significant limitations, require changes to BARK’s business, impose fines and other penalties or restrict its use or storage of personal information, which may increase BARK’s compliance expenses and make its business more costly or less efficient to conduct. Any such changes could compromise BARK’s ability to develop an adequate marketing strategy and pursue its growth strategy effectively, which, in turn, could adversely affect its business, financial condition, and results of operations.

Outside of the United States, there are many countries with data protection laws, and new countries are adopting data protection legislation with increasing frequency. Many of these laws may require consent from customers for the use of data for various purposes, including marketing, which may reduce BARK’s ability to market its products. There is no harmonized approach to these laws and regulations globally. Consequently, BARK increases its risk of non-compliance with applicable foreign data protection laws and regulations if it expands internationally. BARK may need to change and limit the way it uses personal information in operating its business and may have difficulty maintaining a single operating model that is compliant. Compliance with such laws and regulations will result in additional costs and may necessitate changes to BARK’s business practices and divergent operating models, limit the effectiveness of its marketing activities, adversely affect BARK’s business and financial condition, and subject it to additional liabilities.

Any failure by BARK or its vendors to comply with product safety, labor, or other laws, or BARK’s standard vendor terms and conditions, or to provide safe factory conditions for BARK’s or their workers, may damage BARK’s reputation and brand, and harm its business.

The products BARK sells to its subscribers and customers is subject to regulation by the Federal Consumer Product Safety Commission, the Federal Trade Commission, and similar state and international regulatory authorities. As a result, such merchandise could in the future be subject to recalls and other remedial actions. Product safety, labeling, and licensing concerns may result in BARK voluntarily removing selected merchandise from its inventory. Such recalls or voluntary removal of products can result in, among other things, lost sales, diverted resources, potential harm to BARK’s reputation, and increased customer service costs and legal expenses, which could have a material adverse effect on its operating results.

Some of the merchandise BARK sells may expose BARK to product liability claims and litigation or regulatory action relating to personal injury or environmental or property damage. Although BARK maintains liability insurance, BARK cannot be certain that its coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to BARK on economically reasonable terms or at all. In addition, some of BARK’s agreements with its vendors may not indemnify BARK from product liability for a particular vendor’s merchandise or its vendors may not have sufficient resources or insurance to satisfy their indemnity and defense obligations.

BARK purchases its merchandise from numerous domestic and international vendors. BARK’s standard vendor terms and conditions require vendors to comply with applicable laws. BARK has hired independent firms that conduct audits of the working conditions at the factories producing its products. If an audit reveals potential problems, BARK requires that the vendor institute corrective action plans to bring the factory into compliance with its standards, or BARK may discontinue its relationship with the vendor. The loss of a vendor due to failure to comply with BARK’s standards could cause inventory delays, impact its subscribers’ and customers’ experiences, and otherwise harm its operating results. In addition, failure of BARK’s vendors to comply with applicable laws and regulations and contractual requirements could lead to litigation against us, resulting in increased legal expenses and costs. Furthermore, the failure of any such vendors to provide safe and humane factory conditions and oversight at their facilities could damage its reputation with subscribers or customers or result in legal claims against us.

In addition, BARK’s international relationships require BARK to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes and time zones. In addition, foreign labor laws, standards and customs may vary greatly from those in the U.S. and from jurisdiction to jurisdiction. Failure to comply with international employment and related laws and regulations could result in penalties or costs may materially and adversely affect BARK’s business, financial condition, and results of operations. The U.S. or foreign countries could enact legislation or impose regulations, including unfavorable labor regulations, tax policies or economic sanctions that could have an adverse effect on BARK’s ability to conduct business in the countries in which it has relationships. Allegations that BARK is violating or has violated any such laws or regulations could damage its reputation or lead to adversarial proceedings, penalties, fines, damages, or other sanctions which may materially and adversely affect BARK’s business, financial condition, and results of operations.

Risks associated with BARK’s suppliers could materially and adversely affect its business, financial condition, and results of operations

BARK depends on a number of suppliers and outsourcing partners to provide its subscribers and customers with a wide range of products in a timely and efficient manner. If BARK is unable to maintain its relationships with BARK’s existing outsourcing partners or cannot identify or enter into relationships with new outsourcing partners to meet the manufacturing and assembly needs of its business, BARK’s business may be disrupted and its business, financial condition, and results of operations may be materially and adversely affected. In addition, political and economic instability, the financial stability of BARK’s suppliers and outsourcing partners, their ability to meet its standards, labor problems, the availability and prices of raw materials, merchandise quality issues, currency exchange rates, transport availability and cost, transport security, inflation, natural disasters and epidemics, among other factors, are beyond BARK’s control and may materially and adversely affect its suppliers and outsourcing partners and, in turn, its business, financial condition, and results of operations.

BARK is subject to extensive governmental regulation and BARK may incur material liabilities under, or costs in order to comply with, existing or future laws and regulation, and its failure to comply may result in enforcements, recalls, and other adverse actions.

BARK is subject to a broad range of federal, state, local, and foreign laws and regulations intended to protect public and worker health and safety, natural resources and the environment. its operations, including BARK’s outsourced manufacturing partners, are subject to regulation by the Occupational Safety and Health Administration (“OSHA”), the Food and Drug Administration (the “FDA”), the Department of Agriculture (the “USDA”) and by various other federal, state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising, labeling and export of its products, including food safety standards. In addition, BARK and its outsourced manufacturing partners are subject to additional regulatory requirements, including environmental, health and safety laws and regulations administered by the U.S. Environmental Protection Agency, state, local and foreign environmental, health and safety legislative and regulatory authorities and the National Labor Relations Board, covering such areas as discharges and emissions to air and water, the use, management, disposal and remediation of, and human exposure to, hazardous materials and wastes, and public and worker health and safety. Violations of or liability under any of these laws and regulations may result in administrative, civil or criminal fines, penalties or sanctions against us, revocation or modification of applicable permits, licenses or authorizations, environmental, health and safety investigations or remedial activities, voluntary or involuntary product recalls, warning or untitled letters or cease and desist orders against operations that are not in compliance, among other things. Such laws and regulations generally have become more stringent over time and may become more so in the future, and BARK may incur (directly, or indirectly through its outsourced manufacturing partners) material costs to comply with current or future laws and regulations or in any required product recalls. Liabilities under, and/or costs of compliance, and the impacts on BARK of any non-compliance, with any such laws and regulations could materially and adversely affect its business, financial condition, and results of operations. In addition, changes in the laws and regulations to which BARK is subject could impose significant limitations and require changes to its business, which may increase BARK’s compliance expenses, make its business more costly and less efficient to conduct, and compromise its growth strategy.

Among other regulatory requirements, the FDA reviews the inclusion of specific claims in pet food labeling. For example, pet food products that are labeled or marketed with claims that may suggest that they are intended to treat or prevent disease in pets would potentially meet the statutory definitions of both a food and a drug. The FDA has issued guidance containing a list of specific factors it will consider in determining whether to initiate enforcement action against such products if they do not comply with the regulatory requirements applicable to drugs. These factors include, among other things, whether the product is only made available through or under the direction of a veterinarian and does not present a known safety risk when used as labeled. While BARK believes that BARK market its products in compliance with the policy articulated in FDA’s guidance and in other claim-specific guidance, the FDA may disagree or may classify some of its products differently than BARK do, and may impose more stringent regulations which could lead to alleged regulatory violations, enforcement actions and product recalls. In addition, BARK may produce new products in the future that may be subject to FDA pre-market review before BARK can market and sell such products.

Currently, many states in the U.S. have adopted the Association of American Feed Control Officials definition of the term “natural” with respect to the pet food industry, which means no synthetic additives or synthetic processing except vitamins, minerals or certain trace nutrients, and only ingredients that are derived solely from plant, animal or mined sources. Certain of its pet food products use the term “natural” in their labelling or marketing materials. As a result, BARK may incur material costs to comply with any new labeling requirements relating to the term “natural” and could be subject to liabilities if BARK fails to timely comply with such requirements, which could have a material adverse effect on its business, financial condition, and results of operations.

These developments, depending on the outcome, could have a material adverse effect on BARK’s reputation, business, financial condition, and results of operations.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by BARK to comply with these regulations could substantially harm its business, financial condition, and results of operations.

BARK is subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce, which could in turn adversely affect BARK’s growth. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection and Internet neutrality. It is not clear how existing laws governing issues such as sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or its practices. BARK cannot be sure that its practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by BARK to comply with any of these laws or regulations could result in damage to its reputation, a loss in business and proceedings or actions against BARK by governmental entities, subscribers, customers, suppliers or others. Any such proceeding or action could hurt its reputation, force BARK to spend significant amounts in defense of these proceedings, distract its management, increase BARK’s costs of doing business, decrease the use of its website and mobile application by subscribers, customers and suppliers and may result in the imposition of monetary liabilities. BARK may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. As a result, adverse developments with respect to these laws and regulations could substantially harm BARK’s business, financial condition, and results of operations.

If the use of “cookie” tracking technologies is further restricted, regulated, or blocked, or if changes in technology cause cookies to become less reliable or acceptable as a means of tracking consumer behavior, the amount or accuracy of internet user information BARK collects would decrease, which could harm its business and operating results.

Cookies are small data files that are sent by websites and stored locally on an internet user’s computer or mobile device. We, and third parties who work on its behalf, collect data via cookies that is used to track the behavior of visitors to BARK’s sites, to provide a more personal and interactive experience, and to increase the effectiveness of its marketing. However, internet users can easily disable, delete, and block cookies directly through browser settings or through other software, browser extensions, or hardware platforms that physically block cookies from being created and stored.

Privacy regulations restrict how BARK deploys its cookies and this could potentially increase the number of internet users that choose to proactively disable cookies on their systems. In the EU, the Directive on Privacy and Electronic Communications requires users to give their consent before cookie data can be stored on their local computer or mobile device. Users can decide to opt out of nearly all cookie data creation, which could negatively impact its operating results. BARK may have to develop alternative systems to determine its subscribers’ and customers’ behavior, customize their online experience, or efficiently market to them if subscribers and customers block cookies or regulations introduce additional barriers to collecting cookie data.

Some of BARK’s software and systems contain open source software, which may pose particular risks to its proprietary applications.

BARK use open source software in the applications BARK has developed to operate its business and will use open source software in the future. BARK may face claims from third parties demanding the release or license of the open source software or derivative works that BARK developed from such software (which could include its proprietary source code) or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require BARK to purchase a costly license, publicly release the affected portions of BARK’s source code, or cease offering the implicated solutions unless and until BARK can re-engineer them to avoid infringement. In addition, BARK’s use of open source software may present additional security risks because the source code for open source software is publicly available, which may make it easier for hackers and other third parties to determine how to breach BARK’s website and systems that rely on open source software. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have an adverse effect on its business and operating results.

BARK has identified material weaknesses in its internal control over financial reporting and if its remediation of such material weaknesses is not effective, or if BARK fails to develop and maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In the course of preparing BARK’s financial statements for fiscal 2019 and 2020, management identified material weaknesses in its internal control over financial reporting. The material weaknesses identified relate to (i) the lack of timely preparation and review of key account reconciliations, (ii) the lack of controls around inventory vendor management, and (iii) BARK’s internal controls over financial reporting were not formalized as it relates to processes over inventory management. The material weaknesses are currently in remediation.

To address its material weaknesses, BARK has added personnel as well as implemented new financial systems and continued formalizing its processes. BARK intends to continue to take steps to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, and further evolving our accounting processes. BARK will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time.

Furthermore, BARK cannot assure you that the measures it has taken to date, and actions BARK may take in the future, will be sufficient to remediate the control deficiencies that led to the material weaknesses in its internal control over financial reporting or that BARK will prevent or avoid potential future material weaknesses. BARK’s current controls and any new controls that it develops may become inadequate because of changes in conditions in BARK’s business. Further, weaknesses in BARK’s disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm BARK’s operating results or cause BARK to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods.

BARK’s independent registered public accounting firm is not required to formally attest to the effectiveness of BARK’s internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, BARK’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which BARK’s internal control over financial reporting is documented, designed, or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of BARK’s internal control over financial reporting that it will eventually be required to include in its periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in BARK’s reported financial and other information, which would likely have a negative effect on the trading price of its common stock. In addition, if BARK’s is unable to continue to meet these requirements, it may not be able to remain listed on the New York Stock Exchange.

If BARK’s internal control over financial reporting or its disclosure controls and procedures are not effective, BARK may be unable to accurately report its financial results, prevent fraud or file its periodic reports in a timely manner, which may cause investors to lose confidence in BARK’s reported financial information and may lead to a decline in BARK’s stock price.

BARK has not previously been subject to the internal control and financial reporting requirements that are required of a publicly-traded company. BARK is required to comply with the requirements of The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), following the date BARK is deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which could be as early as its next fiscal year. The Sarbanes-Oxley Act requires that BARK maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, BARK must perform system and process evaluation, document its controls and perform testing of its key controls over financial reporting to allow management to assess, and, when required, and its independent public accounting firm to report, on the effectiveness of BARK’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Its testing, or the subsequent testing by BARK’s independent public accounting firm, may reveal deficiencies in its internal control over financial reporting that are deemed to be material weaknesses. If BARK is not able to comply with the requirements of Section 404 in a timely manner, or if BARK or its accounting firm identify deficiencies in BARK’s internal control over financial reporting that are deemed to be material weaknesses, the market price of its stock would likely decline and BARK could be subject to lawsuits, sanctions or investigations by regulatory authorities, which would require additional financial and management resources.

If BARK’s estimates or judgments relating to its critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, BARK’s operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. BARK bases its estimates on historical experience and on various other assumptions that BARK believes to be reasonable under the circumstances, as provided in “BARK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing BARK’s consolidated financial statements include those related to determination of fair value of BARK’s common stock and common stock warrants, stock-based compensation and the valuation of embedded derivatives. BARK’s operating results may be adversely affected if its assumptions change or if actual circumstances differ from those in BARK’s assumptions, which could cause its operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of BARK’s common stock.

The requirements of being a public company may strain BARK’s resources, divert management’s attention and affect its ability to attract and retain qualified board members.

After the completion of the Business Combination, BARK will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of NYSE. The requirements of these rules and regulations increase its legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on its systems and resources. The Sarbanes-Oxley Act requires, among other things, that BARK maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve its disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required, and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for BARK to attract and retain qualified independent members of BARK’s board of directors. Additionally, these rules and regulations make it more difficult and more expensive for BARK to obtain director and officer liability insurance. BARK may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and its potential failure to satisfy these requirements can have a material adverse effect on BARK’s operations, business, financial condition or results of operations.

If BARK is unable to implement appropriate systems, procedures and controls, BARK may not be able to successfully offer its products, grow our its and account for transactions in an appropriate and timely manner.

BARK’s ability to successfully offer its products, grow its business and account for transactions in an appropriate and timely manner requires an effective planning and management process and certain other automated management and accounting systems. BARK currently does not have an integrated enterprise resource planning system and certain other automated management and accounting systems. BARK periodically updates its operations and financial systems, procedures and controls; however; its current procedures that may not scale proportionately with its business growth or with becoming a public company. BARK’s systems will continue to require automation, modifications and improvements to respond to current and future changes in its business. Failure to implement in a timely manner appropriate internal systems, procedures and controls could materially and adversely affect BARK’s business, financial condition and results of operations.

Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of BARK’s website and mobile application and its financial results.

Historically, BARK has not collected state or local sales, use, or other similar taxes in certain jurisdictions in which it has a physical presence, in reliance on applicable exemptions. The decision of the U.S. Supreme Court in South Dakota v. Wayfair, Inc., permits state and local jurisdictions, in certain circumstances, to impose sales and use tax collection obligation on remote vendors, and a number of states have already begun imposing such obligations on Internet vendors and online marketplaces. While BARK now collects, remits, and reports sales tax in states that impose a sales tax, it is still possible that one or more jurisdictions may assert that BARK has liability for previous periods for which it did not collect sales, use, or other similar taxes. In addition, due to the global nature of the Internet, if BARK chooses to expand internationally in the future, foreign countries might attempt to impose additional or new regulation on BARK’s business or levy additional or new sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised international, federal, state or local tax regulations may subject BARK or its subscribers and customers to additional sales, income and other taxes. New or revised taxes and, in particular, sales taxes, value-added taxes and similar taxes are likely to increase costs to its subscribers and customers and increase the cost of doing business online (including the cost of compliance processes necessary to capture data and collect and remit taxes), and such taxes may decrease the attractiveness of purchasing products over the Internet. Any of these events could materially adversely affect BARK’s business, financial condition and operating results.

BARK may experience fluctuations in its tax obligations and effective tax rate, which could materially and adversely affect its results of operations.

BARK is subject to U.S. federal and state income taxes. Tax laws, regulations and administrative practices in various jurisdictions may be subject to significant change, with or without advance notice, due to economic, political and other conditions, and significant judgment is required in evaluating and estimating BARK’s provision and accruals for these taxes. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. its effective tax rates could be affected by numerous factors, such as changes in tax, accounting and other laws, regulations, administrative practices, principles and interpretations, the mix and level of earnings in a given taxing jurisdiction or its ownership or capital structures.

Further, the U.S. federal income tax legislation enacted in Public Law No. 115-97 (the “Tax Cuts and Jobs Act”) is highly complex, subject to interpretation, and contains significant changes to U.S. tax law, including, but not limited to, a reduction in the corporate tax rate, significant additional limitations on the deductibility of interest, substantial revisions to the taxation of international operations, and limitations on the use of net operating losses generated in tax years beginning after December 31, 2017. The presentation of its financial condition and results of operations is based upon BARK’s current interpretation of the provisions contained in the Tax Cuts and Jobs Act. In the future, the Treasury Department and the U.S. Internal Revenue Service (“IRS”) are expected to release regulations and interpretive guidance relating to the legislation contained in the Tax Cuts and Jobs Act. Any significant variance of BARK’s current interpretation of such legislation from any future regulations or interpretive guidance could result in a change to the presentation of its financial condition and results of operations and could materially and adversely affect its business, financial condition, and results of operations.

BARK’s ability to utilize net operating loss carryforwards may be subject to certain limitations.

BARK’s ability to use its federal and state net operating losses to offset potential future taxable income and related income taxes that would otherwise be due is dependent upon its generation of future taxable income before the expiration dates of the net operating losses, and BARK cannot predict with certainty when, or whether, BARK will generate sufficient taxable income to use all of its net operating losses. In addition, Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), contains rules that impose an annual limitation on the ability of a company with net operating loss carryforwards that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock (by value) over a three-year period, to utilize its net operating loss carryforwards in years after the ownership change. These rules generally operate by focusing on ownership changes among holders owning directly or indirectly 5% or more of the shares of stock of a company or any change in ownership arising from a new issuance of shares of stock by such company. If a company’s income in any year is less than the annual limitation prescribed by Section 382 of the Code, the unused portion of such limitation amount may be carried forward to increase the limitation (and net operating loss carryforward utilization) in subsequent tax years.

BARK has experienced a prior ownership change that will result in an annual limitation under Section 382 of the Code, but BARK does not expect such limitation to have a material adverse effect on its ability to utilize net operating losses. In addition, if BARK were to undergo a further ownership change as a result of future transactions involving its common stock, including a follow-on offering of BARK’s common stock or purchases or sales of common stock between 5% holders, BARK’s ability to use its net operating loss carryforwards may be subject to additional limitation under Section 382 of the Code. As a result, a portion of BARK’s net operating loss carryforwards may expire before BARK is able to use them. If BARK is unable to utilize its net operating loss carryforwards, there may be a negative impact on BARK’s financial position and results of operations.

In addition to the aforementioned federal income tax implications pursuant to Section 382 of the Code, most states follow the general provisions of Section 382 of the Code, either explicitly or implicitly resulting in separate state net operating loss limitations.

BARK may be unable to adequately protect its intellectual property rights. Additionally, BARK may be subject to intellectual property infringement claims or other allegations, which could result in substantial damages and diversion of management’s efforts and attention.

BARK regard its brand, subscriber and customer lists, trademarks, trade dress, domain names, trade secrets, proprietary technology and similar intellectual property as critical to its success. BARK rely on trademark, copyright and patent law, trade secret protection, agreements and other methods with its employees and others to protect its proprietary rights. Effective intellectual property protection may not be available in every country in which its products are, or may be made, available. The protection of BARK’s intellectual property rights may require the expenditure of significant financial, managerial and operational resources. Moreover, the steps BARK takes to protect its intellectual property may not adequately protect BARK’s rights or prevent third parties from infringing or misappropriating its proprietary rights, and BARK may be unable to broadly enforce all of BARK’s intellectual property rights. Any of BARK’s intellectual property rights may be challenged by others or invalidated through administrative process or litigation. BARK’s patent and trademark applications may never be granted. Additionally, the process of obtaining patent protection is expensive and time-consuming, and BARK may be unable to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect its intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. BARK also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or intellectual property rights. Furthermore, its confidentiality agreements may not effectively prevent disclosure of BARK’s proprietary information, technologies and processes and may not provide an adequate remedy in the event of unauthorized disclosure of such information.

BARK might be required to spend significant resources to monitor and protect its intellectual property rights. For example, BARK may initiate claims or litigation against others for infringement, misappropriation or violation of its intellectual property rights or other proprietary rights or to establish the validity of such rights. However, BARK may be unable to discover or determine the extent of any infringement, misappropriation or other violation of its intellectual property rights and other proprietary rights. Despite BARK’s efforts, BARK may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating its intellectual property rights and other proprietary rights. Any litigation, whether or not it is resolved in BARK’s favor, could result in significant expense to BARK and divert the efforts of its technical and management personnel, which may materially and adversely affect its business, financial condition, and results of operations.

Third parties have from time to time claimed, and may claim in the future, that BARK has infringed their intellectual property rights. These claims, whether meritorious or not, could be time-consuming, result in considerable litigation costs, result in injunctions against BARK or the payment of damages by us, require significant amounts of management time or result in the diversion of significant operational resources and expensive changes to its business model, result in the payment of substantial damages or injunctions against us, or require BARK to enter into costly royalty or licensing agreements, if available. In addition, BARK may be unable to obtain or utilize on terms that are favorable to us, or at all, licenses or other rights with respect to intellectual property BARK does not own. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims. Any payments BARK is required to make and any injunctions

BARK is required to comply with as a result of these claims could materially and adversely affect its business, financial condition, and results of operations.

BARK’s success depends on the continuing efforts of its key employees and its ability to attract and retain highly skilled personnel and senior management.

BARK’s ability to maintain its competitive position is largely dependent on the services of its senior management and other key personnel. In addition, BARK’s future success depends on its continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. The market for such positions is competitive. Qualified individuals are in high demand and BARK may incur significant costs to attract them. In addition, the loss of any of its senior management or other key employees or BARK’s inability to recruit and develop mid-level managers could materially and adversely affect its ability to execute BARK’s business plan and BARK may be unable to find adequate replacements. All of its employees are at-will employees, meaning that they may terminate their employment relationship with BARK at any time, and their knowledge of its business and industry would be extremely difficult to replace. If BARK fails to retain talented senior management and other key personnel, or if BARK does not succeed in attracting well-qualified employees or retaining and motivating existing employees, its business, financial condition, and results of operations may be materially and adversely affected.

Future litigation could have a material adverse effect on BARK’s business and results of operations.

Lawsuits and other administrative, regulatory, or legal proceedings that may arise in the course of BARK’s operations can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fine. In addition, lawsuits and other legal proceedings may be time consuming and may require a commitment of management and personnel resources that will be diverted from its normal business operations. Although BARK generally maintains insurance to mitigate certain costs, there can be no assurance that costs associated with lawsuits or other legal proceedings will not exceed the limits of insurance policies. Moreover, BARK may be unable to continue to maintain its existing insurance at a reasonable cost, if at all, or to secure additional coverage, which may result in costs associated with lawsuits and other legal proceedings being uninsured. BARK’s business, financial condition and results of operations could be adversely affected if a judgment, penalty or fine is not fully covered by insurance.

Significant merchandise refunds could harm BARK’s business.

BARK allows its subscribers and customers to seek refunds, subject to its refunds policy, and may in the future allow its subscribers or customers to return products. If merchandise returns or refunds are significant or higher than anticipated and forecasted, BARK’s business, financial condition, and results of operations could be adversely affected. Further, BARK modifies its policies relating to returns or refunds from time to time, and may do so in the future, which may result in subscribers or customer dissatisfaction and harm to its reputation or brand, or an increase in the number of product returns or the amount of refunds BARK makes.

BARK may seek to grow its business through acquisitions of, or investments in, new or complementary businesses, facilities, technologies or products, or through strategic alliances, and the failure to manage these acquisitions, investments or alliances, or to integrate them with its existing business, could have a material adverse effect on us.

From time to time BARK may consider opportunities to acquire or make investments in new or complementary businesses, facilities, technologies, offerings, or products, or enter into strategic alliances, that may enhance its capabilities, expand BARK’s outsourcing and supplier network, complement BARK’s current products or expand the breadth of its markets. Acquisitions, investments and other strategic alliances involve numerous risks, including:

•	problems integrating the acquired business, facilities, technologies, subscribers, customers, partners or products, including issues maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with acquisitions, investments or strategic alliances;

•	diversion of management’s attention from its existing business;

•	adverse effects on existing business relationships with suppliers, outsourced manufacturing partners, retail partners and distribution customers;

•	risks associated with entering new markets in which BARK may have limited or no experience;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting compliance costs.

If BARK is unable to integrate any acquired businesses, facilities, technologies and products effectively, its business, financial condition, and results of operations could be materially and adversely affected.

Restrictions in BARK’s credit facilities or other debt instruments could adversely affect its operating flexibility.

BARK’s revolving credit facility and indenture governing its 2025 Notes both limit BARK’s ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

BARK’s revolving credit facility also contains covenants requiring BARK to satisfy certain financial covenants. The provisions of BARK’s revolving credit facility may affect its ability to obtain future financing and to pursue attractive business opportunities and BARK’s flexibility in planning for, and reacting to, changes in business conditions. As a result, restrictions in BARK’s revolving credit facility could adversely affect its business, financial condition, and results of operations. In addition, a failure to comply with the provisions of BARK’s revolving credit facility could result in a default or an event of default that could enable its lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of outstanding amounts under BARK’s revolving credit facility is accelerated, its assets may be insufficient to repay such amounts in full, and its stockholders could experience a partial or total loss of their investment. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources.”

In addition, the 2025 Notes mature on December 1, 2025. Following the Business Combination, there are no assurances New BARK will have sufficient funds available to satisfy the notes at maturity, or that the holders will elect to convert the notes into shares of New BARK common stock. Each of these 2025 Notes are secured by an amount of New BARK’s assets sufficient to satisfy the obligations under the note. If New BARK were to default under the repayment of the notes, the noteholders could seek to foreclose on a portion of its assets which would materially adversely impact its business as it is currently conducted. Further, any additional financing that New BARK secures may require the granting of rights, preferences or privileges senior to those of its common stock and which result in additional dilution of the existing ownership of its common shareholders.

BARK’s ability to raise capital in the future may be limited and its failure to raise capital when needed could prevent BARK from growing.

In the future, BARK could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and its failure to raise capital when needed could harm its business. BARK may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as BARK may determine from time to time. If BARK sells any such securities in subsequent transactions, investors in its common stock may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of BARK’s common stock. Debt financing, if available, may involve restrictive covenants and could reduce its operational flexibility or profitability. If BARK cannot raise funds on acceptable terms, BARK may be forced to raise funds on undesirable terms, or BARK’s business may contract or BARK may be unable to grow its business or respond to competitive pressures, any of which could have a material adverse effect on its business, financial condition, and results of operations.

Risks Relating to Ownership of New BARK’s Common Stock

New BARK’s stock price may be volatile and may decline regardless of its operating performance.

The market price of New BARK common stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond New BARK’s control, including:

•	actual or anticipated fluctuations in its revenue and results of operations;

•	the financial projections New BARK may provide to the public, any changes in these projections or its failure to meet these projections;

•

failure of securities analysts to maintain coverage of its company, changes in financial estimates or ratings by any securities analysts who follow its company or its failure to meet these estimates or the expectations of investors;

•	announcements by New BARK or its competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

•	changes in operating performance and stock market valuations of other retail or technology companies generally, or those in its industry in particular;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	trading volume of its common stock;

•	the inclusion, exclusion or removal of its common stock from any indices;

•	changes in New BARK’s board of directors or management;

•	transactions in its common stock by directors, officers, affiliates and other major investors;

•	lawsuits threatened or filed against us;

•	changes in laws or regulations applicable to its business;

•	changes in New BARK’s capital structure, such as future issuances of debt or equity securities;

•	short sales, hedging and other derivative transactions involving New BARK’s capital stock;

•	general economic conditions in the U.S.;

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

•	the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against New BARK could result in substantial costs, divert management’s attention and resources, and harm its business, financial condition, and results of operations.

An active trading market for New BARK common stock may not be sustained.

New BARK common stock is expected to be listed on the NYSE under the symbol “BARK” and to trade on that market and others. New BARK cannot assure you that an active trading market for its common stock will be sustained. Accordingly, New BARK cannot assure you of the liquidity of any trading market, your ability to sell your shares of its common stock when desired or the prices that you may obtain for your shares.

BARK has convertible debt that may be converted into shares of New BARK common stock in the future, which would cause immediate and substantial dilution to its stockholders.

In November 2020, BARK issued the 2025 Notes in the aggregate principal of $75.0 million, with an option for the lead noteholder to purchase an additional $25.0 million of 2025 Notes for a period of one year. Following the closing of the proposed Business Combination, the 2025 Notes will be convertible into shares of New BARK common stock at a conversion price of $10.00 per share. The issuance of shares of New BARK common stock upon any conversion of the 2025 Notes will result in dilution to the interests of other shareholders.

Future sales of shares by existing stockholders could cause New BARK’s stock price to decline.

If New BARK’s existing stockholders sell or indicate an intention to sell substantial amounts of its common stock in the public market, the trading price of New BARK’s common stock could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. All the shares of common stock subject to stock options outstanding and reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of its common stock could decline.

Although the Sponsor, the Northern Star initial stockholders and certain BARK stockholders will be subject to certain restrictions regarding the transfer of New BARK common stock following the Business Combination, these shares may be sold after the expiration of the respective applicable lock-ups. New BARK intends to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New BARK common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If securities or industry analysts either do not publish research about New BARK or publish inaccurate or unfavorable research about us, New BARK’s business, or its market, or if they change their recommendations regarding New BARK’s common stock adversely, the trading price or trading volume of its common stock could decline.

The trading market for New BARK’s common stock is influenced in part by the research and reports that securities or industry analysts may publish about us, its business, New BARK’s market, or its competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade New BARK’s common stock, provide a more favorable recommendation about BARK’s competitors, or publish inaccurate or unfavorable research about its business, New BARK’s common stock price would likely decline. In addition, New BARK currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results New BARK actually achieves. Its stock price may decline if its actual results do not match the projections of these securities research analysts. While New BARK expects research analyst coverage, if no analysts commence coverage of it, the trading price and volume for New BARK common stock could be adversely affected. If any analyst who may cover New BARK were to cease coverage of New BARK or fail to regularly publish reports on us, New BARK could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of its common stock to decline.

New BARK’s amended and restated certificate of incorporation will retain the provision renouncing New BARK’s interest and expectancy in certain corporate opportunities that is currently contained in Northern Star’s certificate of incorporation, which may prevent New BARK from receiving the benefit of certain corporate opportunities.

The “corporate opportunity” doctrine provides that corporate fiduciaries, as part of their duty of loyalty to the corporation and its stockholders, may not take for themselves an opportunity that in fairness should belong to the corporation. Section 122(17) of the DGCL, however, expressly permits a Delaware corporation to renounce in its certificate of incorporation any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or its officers, directors or stockholders. Similar to Article ELEVENTH of Northern Star’s certificate of incorporation, Article THIRTEENTH of New BARK’s amended and restated certificate of incorporation provides that doctrine of corporate opportunity shall not apply with respect to New BARK or any of its officers or directors, or any of their respective affiliates. As a result of this provision, New BARK may be not be offered certain corporate opportunities which could be beneficial to our company and our stockholders. While it is difficult at this time to predict how this provision may adversely impact New BARK’s stockholders, it is possible that New BARK would not be offered the opportunity to participate in a future transaction which might have resulted in a financial benefit to New BARK, which could, in turn, result in a material adverse effect on its business, financial condition, results of operations, or prospects.

Delaware law and provisions in New BARK’s amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of its common stock.

New BARK’s amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that could depress the trading price of its common stock by acting to discourage, delay, or prevent a change of control of New BARK or changes in New BARK’s management that New BARK’s stockholders may deem advantageous. These provisions include the following:

•	a classified board of directors so that not all members of New BARK’s board of directors are elected at one time;

•	permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•	provide that directors may only be removed for cause and only by a super majority vote;

•	require super-majority voting to amend certain provisions of New BARK’s certificate of incorporation and any provision of its bylaws;

•	authorize the issuance of “blank check” preferred stock that New BARK’s board of directors could use to implement a stockholder rights plan;

•	New BARK’s board of directors ability to issue New BARK’s authorized but unissued common stock and preferred stock without stockholder approval;

•	eliminate the ability of New BARK’s stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of New BARK’s stockholders;

•	limitations on the liability of, and the provision of indemnification to, our director and officers;

•	provide that the board of directors is expressly authorized to make, alter, or repeal New BARK’s bylaws; and

•	establish advance notice requirements for nominations for election to New BARK’s board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, New BARK will be subject to Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15.0% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the New BARK board of directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of New BARK common stock.

Any provision of New BARK’s amended and restated certificate of incorporation or amended and restated bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for New BARK’s stockholders to receive a premium for their shares of New BARK’s common stock, and could also affect the price that some investors are willing to pay for New BARK’s common stock.

New BARK’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the exclusive forum for substantially all disputes between New BARK and its stockholders, which could limit New BARK’s stockholders’ ability to obtain a favorable judicial forum for disputes with New BARK or its directors, officers or employees.

New BARK’s amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on New BARK’s behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against New BARK arising pursuant to the Delaware General Corporation Law, New BARK’s certificate of incorporation or its bylaws or any action asserting a claim against New BARK that is governed by the internal affairs doctrine. These choices of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New BARK or its directors, officers or other employees and may discourage these types of lawsuits. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. New BARK’s amended and restated certificate of incorporation provides further that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in

New BARK’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, New BARK may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business.

New BARK does not intend to pay dividends for the foreseeable future.

New BARK currently intends to retain any future earnings to finance the operation and expansion of its business and New BARK does not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of New BARK’s revolving credit facility may restrict its ability to pay dividends, and any additional debt New BARK may incur in the future may include similar restrictions. As a result, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment.

Concentration of ownership among BARK’s existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination, BARK’s executive officers, directors and their respective affiliates as a group are expected to beneficially own approximately                 % of the outstanding New BARK common stock, assuming no conversions of Northern Stars’ public shares. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of New BARK’s certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of New BARK or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

New BARK may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of New BARK common stock.

Upon the closing of the Business Combination, New BARK will have options and warrants outstanding to purchase up to an aggregate of 31,338,260 shares of New BARK common stock, including public warrants to purchase 8,478,333 shares, private warrants to purchase 4,558,000 shares, and options and warrants of BARK assumed by New BARK to purchase 44,375,393 shares. In addition, the 2025 Notes of BARK assumed by New BARK will be convertible into 7,676,457 shares (based on the outstanding principal balance and accrued interest as of April 30, 2021). New BARK will also have the ability to initially issue up to 16,859,291 shares of New BARK common stock under the 2021 Plan and up to 3,371,858 shares of New BARK common stock under the ESPP (assuming they are approved by stockholders at the meeting). Additionally, to the extent that BARK’s currently outstanding awards granted under its 2011 Stock Incentive Plan are forfeited after the Merger, the underlying shares would be made available for future issuance in accordance with the 2021 Plan’s terms. These additional shares are included in the aggregate merger consideration provided for under the Merger Agreement.

In addition, if New BARK’s Sponsor, officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into up to an additional 1,000,000 private warrants, at the price of $1.50 per warrant. The number of warrants that may be issued in such a circumstance cannot be determined at this time. New BARK may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

New BARK’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•	New BARK’s existing stockholders’ proportionate ownership interest in New BARK will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of New BARK’s shares of common stock may decline.

New BARK’s securities may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in New BARK’s securities and subject New BARK to additional trading restrictions.

New BARK has applied to have its common stock and warrants listed on the NYSE after consummation of the Business Combination. New BARK will be required to meet the initial listing requirements of the NYSE to be listed. New BARK may not be able to meet those initial listing requirements (and the related closing condition, which requires the shares of New BARK common stock to be issued in the Merger be approved for listing on the NYSE, may be waived by the parties). Even if New BARK’s securities are so listed, New BARK may be unable to maintain the listing of its securities in the future.

If New BARK fails to meet the initial listing requirements and the NYSE does not list its securities (and the related closing condition is waived by the parties), or if its securities are subsequently delisted, New BARK could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for New BARK; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to the Business Combination

New BARK will not have any right to make damage claims against BARK or BARK’s stockholders for the breach of any representation, warranty or covenant made by BARK in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Merger, except for those covenants that by their terms apply or are to be performed in whole or in part after the closing, and then only with respect to breaches occurring after closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing of the Merger, except for covenants to be performed in whole or in part after the closing. As a result, New BARK will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by BARK at the time of the Merger.

If Northern Star’s stockholders fail to properly demand conversion rights, they will not be entitled to have their common stock of Northern Star converted into a pro rata portion of the trust account.

Northern Star stockholders holding public shares may demand that Northern Star convert their shares into their respective pro rata portion of the trust account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Northern Star to pay its tax obligations. The per-share amount we will distribute to investors who properly convert their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of Northern Star’s initial public offering. Northern Star stockholders who seek to exercise this conversion right must deliver their shares (either physically or electronically) to Northern Star’s transfer agent two (2) business days prior to the annual meeting. Any Northern Star stockholder who fails to properly deliver their shares will not be entitled to have his or her shares converted. See the section entitled “Annual Meeting of Northern Star Stockholders—Conversion Rights” for the procedures to be followed if you wish to have your shares redeemed for cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the business combination proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the after-market. Northern Star cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of Northern Star common stock after the Business Combination will exceed the per-share conversion price.

The Sponsor and Northern Star’s officers and directors own common stock and warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with BARK.

The Sponsor and Northern Star’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in founder shares and private warrants that they purchased prior to, or simultaneously with, Northern Star’s initial public offering. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with BARK or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $                 based upon the closing prices of the shares and warrants on the NYSE on                 , 2021, the record date. Furthermore, the Sponsor and Northern Star’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Northern Star’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination. However, if Northern Star fails to consummate the Business Combination, Northern Star’s Sponsor and its directors and officers will not have any claim against the trust account for reimbursement. Accordingly, Northern Star may not be able to reimburse these amounts if the Business Combination is not completed. In addition, Northern Star’s Sponsor, officers, directors or their affiliates make working capital loans prior to the closing of the Business Combination, which may not be repaid if the Business Combination is not completed. See the section entitled “The Business Combination Proposal—Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Northern Star’s directors to approve the Business Combination with BARK and to continue to pursue such Business Combination. In considering the recommendations of Northern Star’s board of directors to vote for the business combination proposal and other proposals, its stockholders should consider these interests.

The Sponsor, which is ultimately controlled by Jonathan J. Ledecky and Joanna Coles, is liable under certain circumstances to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the decision of Mr. Ledecky and Ms. Coles to approve the Business Combination with BARK.

If the Business Combination with BARK or another business combination is not consummated by Northern Star within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. If Northern Star consummates a business combination, on the other hand, Northern Star will be liable for all such claims. See the section entitled “Other Information Related to Northern Star—Financial Condition and Liquidity” for further information.

These personal obligations of the Sponsor may have influenced Northern Star’s board of directors’ decision to approve the Business Combination with BARK and to continue to pursue such Business Combination. In considering the recommendations of Northern Star’s board of directors to vote for the business combination proposal and the other proposals, Northern Star’s stockholders should consider these interests.

The exercise of Northern Star’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Northern Star’s stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Northern Star to agree to amend the Merger Agreement, to consent to certain actions taken by BARK or to waive rights that Northern Star is entitled to under the Merger Agreement. Such events could arise because of changes in the course of BARK’s business, a request by BARK to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on BARK’s business and would entitle Northern Star to terminate the Merger Agreement. In any of such circumstances, it would be at Northern Star’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Northern Star and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Northern Star does not believe there will be any material changes or waivers that Northern Star’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Northern Star will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Merger that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If Northern Star is unable to complete the Business Combination with BARK or another business combination by November 13, 2022 (or such later date as may be approved by Northern Star’s stockholders), Northern Star will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Northern Star and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of Northern Star’s amended and restated certificate of incorporation, Northern Star must complete the Business Combination with BARK or another business combination by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), or Northern Star must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Northern Star. Although Northern Star has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Northern Star’s public stockholders. If Northern Star is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. However, the Sponsor may not be able to meet such obligation as its only assets are securities of Northern Star. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if Northern Star is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Northern Star otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Northern Star may not be able to return to its public stockholders at least $10.00.

Northern Star’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

Northern Star’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Northern Star’s board of directors in valuing BARK and assuming the risk that the Northern Star board may not have properly valued the business. However, Northern Star’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Northern Star’s board of directors conducted significant due diligence on BARK. As a result, Northern Star’s board of directors concluded that its members’ experience and backgrounds, together with the experience and sector expertise of Northern Star’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that BARK’s fair market value was at least 80% of the assets held in the trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding approximately $8.9 million of deferred underwriting discounts held in trust) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that Northern Star’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Northern Star’s board of directors in approving the Business Combination, see the section entitled “The Business Combination Proposal.”

Northern Star’s stockholders may be held liable for claims by third parties against Northern Star to the extent of distributions received by them.

If Northern Star is unable to complete the Business Combination with BARK or another business combination within the required time period, Northern Star will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account and not previously released to Northern Star (less up to $100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to Northern Star’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Northern Star cannot assure you that it will properly assess all claims that may potentially be brought against Northern Star. As such, Northern Star’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Northern Star cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Northern Star.

If Northern Star is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Northern Star’s stockholders. Furthermore, because Northern Star intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Northern Star’s board of directors may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and BARK to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Northern Star cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Northern Star stockholders to increase the likelihood of approval of the business combination proposal and the other proposals could have a depressive effect on Northern Star’s shares.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers, directors and stockholders from prior to Northern Star’s initial public offering, BARK or BARK’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire common stock of Northern Star or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Northern Star common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Northern Star’s board of directors will not have the ability to adjourn the annual meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Northern Star’s board of directors is seeking approval to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Northern Star to consummate the Merger and the other transactions contemplated by the Merger Agreement. The presiding officer may present the adjournment proposal if, at the annual meeting, Northern Star is unable to consummate the Business Combination for any reason. If the adjournment proposal is not approved, Northern Star’s board will not have the ability to adjourn the annual meeting to a later date and, therefore, the Business Combination would not be completed. However, in addition to an adjournment of the annual meeting upon approval of an adjournment proposal, Northern Star’s board of directors is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order.

ANNUAL MEETING OF NORTHERN STAR STOCKHOLDERS

General

Northern Star is furnishing this proxy statement/prospectus to Northern Star’s stockholders as part of the solicitation of proxies by Northern Star’s board of directors for use at the annual meeting of Northern Star’s stockholders. This proxy statement/prospectus provides Northern Star’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the annual meeting.

Date, Time and Place

The annual meeting of stockholders will be held on                 , 2021, at                 eastern time, solely over the Internet by means of a live audio webcast, which may be accessed at https://www.                .com/                 . Stockholders participating in the annual meeting will be able to listen only and will not be able to speak during the annual meeting webcast. However, in order to maintain the interactive nature of the annual meeting, virtual attendees will be able to:

•	vote via the meeting web portal during the annual meeting webcast; and

•	submit questions or comments to Northern Star’s directors and officers during the annual meeting via the annual meeting web portal.

Any stockholder wishing to attend the annual meeting must register in advance. To register for and attend the virtual annual meeting, please follow these instructions as applicable to the nature of your ownership of Northern Star common stock:

•

Shares Held of Record. If you are a record holder, and you wish to attend the virtual annual meeting, go to https://www.                .com/                 , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the annual meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

•

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the annual meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the annual meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the annual meeting. “Street” name holders should contact Continental Stock Transfer on or before                 , 2021.

Stockholders will also have the option to listen to the annual meeting by telephone by calling:

•	Within the U.S. and Canada: (toll-free)

•	Outside of the U.S. and Canada: (standard rates apply)

The passcode for telephone access:                 #. You will not be able to vote or submit questions unless you register for and log in to the annual meeting webcast as described above.

Purpose of the Northern Star Annual Meeting

At the annual meeting, Northern Star is asking holders of Northern Star common stock to:

•	consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination, including the Merger of Merger Sub with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star, and the issuance of Northern Star common stock to BARK’s stockholders in the Merger (the business combination proposal);

•

consider and vote upon a proposal to approve the issuance of an aggregate of 20,000,000 shares of Northern Star common stock in the PIPE Transaction, the closing of which is subject to certain conditions, including, among other things, the closing of the Business Combination (the PIPE proposal);

•

consider and vote upon separate proposals to approve amendments to Northern Star’s current amended and restated certificate of incorporation to: (i) change the name of Northern Star to “The Original BARK Company”, as opposed to the current name of “Northern Star Acquisition Corp.”; (ii) increase the number of shares of common stock Northern Star is authorized to issue to 500,000,000 shares, as opposed to the current number of 150,000,000 shares, and remove the provisions for Northern Star’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Northern Star will have a single class of common stock; (iii) add supermajority voting provisions requiring the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of New BARK to amend certain provisions of the second amended and restated certificate of incorporation, to adopt, amend or repeal any provision of the bylaws, or to remove any director, or the entire Board of Directors; and (iv) remove the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate (the charter proposals);

•	elect seven directors who, upon the closing of the Business Combination, will be the directors of Northern Star (the director election proposal);

•

consider and vote upon a proposal to approve the 2021 Plan, which is an incentive compensation plan for employees and other service providers of Northern Star and its subsidiaries, including, after the Merger, BARK and its subsidiaries (the incentive plan proposal);

•

consider and vote upon a proposal to approve the ESPP, which provides for employees and other service providers of Northern Star and its subsidiaries, including, after the Merger, BARK and its subsidiaries, to purchase shares of Northern Star common stock (the ESPP proposal); and

•

consider and vote upon a proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Northern Star to consummate the Merger and the other transactions contemplated by the Merger Agreement (the adjournment proposal).

Recommendation of Northern Star Board of Directors

Northern Star’s board of directors has unanimously determined that the business combination proposal is fair to and in the best interests of Northern Star and its stockholders and approved the business combination proposal. Northern Star’s board of directors unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of the seven director nominees identified in this proxy statement/prospectus, “FOR” the incentive plan proposal, “FOR” the ESPP proposal and “FOR” the adjournment proposal, if presented at the meeting.

Record Date; Persons Entitled to Vote

Northern Star has fixed the close of business on                 , 2021 as the “record date” for determining Northern Star stockholders entitled to notice of, and to attend and vote at, the annual meeting. As of the close of business on                 , 2021, there were 25,435,000 shares of Class A common stock outstanding and 6,358,750 shares of

Class B common stock outstanding and entitled to vote. Northern Star’s Class A common stock and Class B common stock are entitled to vote together as a single class on all matters to be considered at the annual meeting. Each share of Northern Star common stock is entitled to one vote at the annual meeting.

Pursuant to agreements with Northern Star and BARK, the 6,358,750 founder shares held by the Sponsor and Northern Star’s officers and directors, and any common stock acquired by them in the aftermarket, will be voted in favor of the business combination proposal and the other proposals being presented at the meeting and in favor of the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star.

Quorum

The presence, either by attendance through the meeting web portal or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the annual meeting.

Vote Required

The business combination proposal. The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting to approve the Business Combination.

The PIPE proposal. The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

The charter proposals. The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock on the record date.

The director election proposal. The election of directors requires a plurality vote of the Northern Star common stock present and entitled to vote at the annual meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

The incentive plan proposal. The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

The ESPP proposal. The approval of the ESPP proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

The adjournment proposal. The approval of the adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

Abstentions and Broker Non-Votes

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “against” the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented. Broker non-votes will have no effect on the business combination proposal, and will have the same effect as a vote “against” the charter proposals, the PIPE proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented.

For the election of directors, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If a beneficial holder of Northern Star common stock does not give its broker voting instructions, under applicable self-regulatory organization rules, the broker may not vote its shares on “non-routine” proposals, which is referred to as a “broker non-vote.” Because all of the proposals included in this proxy statement/prospectus are deemed “non-routine” in accordance with applicable NYSE rules and interpretations, brokers are not permitted to vote on any of the proposals to be considered at the annual meeting absent such voting instructions.

Voting Your Shares

Each share of Northern Star common stock that you own in your name entitles you to one vote. If you are a stockholder of record, your proxy card shows the number of shares of Northern Star common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you are a stockholder of record, there are two ways to vote your shares of Northern Star common stock at the annual meeting:

•

You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Northern Star’s board of directors “FOR” the business combination proposal, each of the charter proposals, each of the seven nominees for director identified in this proxy statement/prospectus, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the annual meeting will not be counted.

•

You Can Attend the Virtual Annual Meeting and Vote Online. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the annual meeting will be a virtual meeting. You may vote by attending the annual meeting as described above and submitting a ballot via the annual meeting web portal.

If you hold your shares in “street name” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares by returning a completed, signed and dated voter instruction card. If you wish to attend the virtual annual meeting and vote through the meeting web portal during the annual meeting webcast, you must obtain a legal proxy from your broker, bank or nominee. That is the only way Northern Star can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Northern Star’s transfer agent in writing before the annual meeting that you have revoked your proxy; or

•	you may attend the virtual annual meeting and submit a ballot through the annual meeting web portal during the annual meeting webcast, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Northern Star common stock, you may call D.F. King & Co., Inc., Northern Star’s proxy solicitor, at                 , or Joanna Coles, Northern Star’s chief executive officer, at (212) 818-8800.

Conversion Rights

Any holder of public shares may seek to convert their shares into cash in connection with the Business Combination. Holders of public shares are not required to affirmatively vote on the business combination proposal or be holders of public shares on the record date in order to exercise conversion rights with respect to such public shares. Any stockholder holding public shares may exercise conversion rights which will result in them converting their shares into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Northern Star to pay its tax obligations, which, for illustrative purposes, was $                 per share as of                 , 2021, the record date. If a holder seeks conversion of their shares as described in this section and the Business Combination is consummated, Northern Star will convert these shares into a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted.

The Sponsor and Northern Star’s officers and directors will not have conversion rights with respect to any shares of Northern Star common stock owned by them, directly or indirectly.

Northern Star stockholders who seek to have their public shares converted must deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Northern Star’s transfer agent no later than two (2) business days prior to the annual meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Any request to have such shares converted, once made, may be withdrawn at any time prior to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Northern Star’s public stockholders who elected to exercise their conversion rights will not be entitled to have their shares converted. In such case, Northern Star will promptly return any shares delivered by public stockholders.

The closing price of the Northern Star Class A common stock on                 , 2021, the record date, was $                . The cash held in the trust account on such date less taxes payable was approximately $                 ($                 per public share). Prior to exercising conversion rights, stockholders should verify the market price of Northern Star Class A common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the redemption price. Northern Star cannot assure its stockholders that they will be able to sell their common stock in the after-market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Northern Star common stock for cash and will no longer own those shares.

Appraisal Rights

None of Northern Star’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation Costs

Northern Star is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Northern Star and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Northern Star will bear the cost of the solicitation.

Northern Star has hired D.F. King & Co., Inc. to assist in the proxy solicitation process. Northern Star will pay that firm a fee of $25,000 plus disbursements. Such payment will be made from non-trust account funds.

Northern Star will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Northern Star will reimburse them for their reasonable expenses.

Northern Star Sponsor and Officers and Directors

As of                 , 2021, the record date for the Northern Star annual meeting, the Sponsor and Northern Star’s officers and directors beneficially owned and were entitled to vote an aggregate of 6,358,750 shares of Class B common stock, which we refer to in this proxy statement/prospectus as founder shares. These individuals and entities also purchased an aggregate of 4,558,000 private warrants simultaneously with the consummation of Northern Star’s initial public offering. These founder shares currently constitute 20% of Northern Star’s outstanding common stock. If the Merger is consummated, each outstanding share of Class B common stock will convert into one share of Northern Star’s Class A common stock in connection with the closing, the Class B common stock will cease to exist and thereafter Northern Star will have a single class of common stock.

In connection with Northern Star’s initial public offering, each of the Sponsor and Northern Star’s officers and directors have agreed to vote their founder shares, as well as any common stock acquired in the aftermarket, in favor of the business combination proposal and the other proposals being presented at the meeting and in favor of the election of the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star. There are no redemption rights with respect to the founder shares in the event a business combination is not effected in the required time period and Northern Star is forced to redeem all of the public shares. Accordingly, the founder shares will be worthless if no business combination is consummated by Northern Star.

In connection with the Merger, Northern Star has agreed to cause its initial stockholders, including the holders of the founder shares and private warrants, to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement executed or to be executed by certain of BARK’s stockholders, so that the lock-up restrictions with respect to the initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to such stockholders of BARK. The agreement provides that the founder shares will be subject to a 12-month lock-up period, during which, subject to certain exceptions, the holders of such shares will not, directly or indirectly, sell, transfer or otherwise dispose of such shares, which period may be earlier terminated if the reported closing sale price of the Northern Star common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Merger. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

At any time prior to the annual meeting, during a period when they are not in possession of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers and directors, BARK or BARK’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or who elect to convert, or indicate an intention to convert, their public shares into a pro rata portion of the trust account, or they may execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Northern Star common stock, to vote their shares in favor of the business combination proposal or to refrain from exercising their conversion rights. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that the Northern Star common stock be listed on the NYSE) otherwise will be met, where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Northern Star initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Northern Star common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the then-current market price and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination (such as the condition that the Northern Star common stock be listed on the NYSE) would be met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Northern Star will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Merger

The Merger Agreement provides, among other things, for Merger Sub to merge with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star and the securityholders of BARK becoming securityholders of Northern Star. Northern Star is expected to subsequently change its name to The Original Bark Company and change its stock ticker on the New York Stock Exchange to BARK.

Consideration to BARK Securityholders

Under the Merger Agreement, each share of BARK’s common and preferred stock issued and outstanding immediately prior to the effective time of the Merger (including each share of BARK’s common stock issued as a result of the conversion of certain of Bark’s convertible promissory notes issued in 2019 and 2020, as more fully described below) will be automatically converted into the right to receive a number of shares of Northern Star common stock equal to the Exchange Ratio. As of December 31, 2020, there were 5,311,452 shares of Bark’s common stock outstanding and 7,752,515 shares of BARK’s preferred stock outstanding.

The Exchange Ratio is the quotient obtained by dividing 150,000,000 by the fully-diluted number of shares of BARK’s common stock outstanding immediately prior to the effective time of the Merger. The 150,000,000 value represents 150,000,000 shares of Northern Star common stock, valued at $10.00 per share, reflecting an equity value for BARK of $1.5 billion that was determined by negotiation between the parties. Pursuant to the Merger Agreement, the fully-diluted number of shares outstanding includes the sum of (x) the number of issued and outstanding shares of BARK’s common stock immediately prior to the effective time (including all shares of Bark’s common stock issued as a result of the conversion of BARK’s convertible promissory notes issued in 2019 and 2020 as more fully described below) plus (y) the number of shares of BARK’s common stock issuable upon the exercise, conversion or other exchange of BARK’s options, warrants and convertible promissory notes which are not converted, exchanged or exercised prior to the effective time and are assumed by Northern Star (including all shares treated as issuable upon conversion of BARK’s convertible promissory notes, as more fully described below). For the purposes of calculating the fully-diluted number of shares outstanding, the number of shares underlying BARK’s options are warrants shall be calculated as if such options and warrants were exercised on a net exercise basis using a reference price of $10.00 multiplied by the Exchange Ratio. Northern Star presently estimates that the Exchange Ratio will be approximately [8.7502]. The exact Exchange Ratio will not be known until the closing of the Business Combination, and accordingly will not be known at the time of the annual meeting.

Each option to purchase shares of BARK’s common stock, whether or not exercisable and whether or not vested, outstanding immediately prior to the effective time of the Merger, in accordance with its terms, will be assumed by Northern Star and converted into an option to purchase a number of shares of Northern Star common stock equal to the product of (x) the number of shares of BARK’s common stock subject to such option immediately prior to the effective time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such option immediately prior to the effective time divided by (B) the Exchange Ratio. BARK has agreed in the Merger Agreement to take all actions necessary effectuate the foregoing treatment of the options. As of December 31, 2020, BARK had outstanding options to purchase 3,185,857 shares of BARK’s common stock.

Each warrant to purchase shares of BARK’s stock outstanding immediately prior to the effective time of the Merger, in accordance with its terms, will be automatically assumed by Northern Star and converted into a warrant to purchase, on the same terms and conditions as were applicable under each such warrant, a number of shares of Northern Star common stock equal to the product of (x) the number of shares of BARK’s stock subject to such warrant immediately prior to the effective time (or the number of shares of common stock issuable upon conversion of the preferred stock subject to such warrant) as adjusted pursuant to the terms of such warrant and (y) the Exchange Ratio, at an exercise price equal to (A) the exercise price of such warrant immediately prior to the effective time as adjusted pursuant to the terms of such warrant divided by (B) the Exchange Ratio. BARK has agreed in the Merger Agreement to take all actions necessary effectuate the foregoing treatment of the warrants. As of December 31, 2020, BARK had outstanding warrants to purchase 243,449 shares of BARK’s common stock (including the shares of BARK’s common stock into which the preferred stock subject to certain such warrants is convertible).

BARK’s outstanding convertible promissory notes issued in 2019 and 2020, in accordance with their terms, will be converted into shares of BARK’s common stock immediately prior to the effective time of the Merger, at a conversion price equal to either 60%, 70% or 80% (depending on the tranche of convertible promissory notes) of $10.00 multiplied by the Exchange Ratio. All shares of BARK’s common stock issued upon such conversion will be entitled to receive shares of Northern Star common stock in the Merger as described above. As of December 31, 2020, BARK had $7,166,663.00 in aggregate principal amount of convertible promissory notes issued in 2019 and 2020 outstanding, with $509,089.60 of interest accrued thereon, and the weighted average conversion price would have been approximately $59.93.

BARK’s 2025 Notes will be assumed by Northern Star at the effective time and, in accordance with their terms, will become convertible at the election of the holders into shares of Northern Star common stock at a conversion price of $10.00 per share of Northern Star common stock. As of December 31, 2020, BARK had $75,000,000.00 in aggregate principal amount of the 2025 Notes outstanding, with $378,125 of interest accrued thereon.

PIPE Transaction

In connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with the PIPE Investors, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Northern Star’s Class A common stock in the PIPE Transaction at a price of $10.00 per share for an aggregate commitment of $200,000,000. The closing of the private placement is expected to take place concurrently with the closing of the Business Combination. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

Pro Forma Ownership of New BARK Upon Closing

Assuming that none of BARK’s options or warrants are exercised or forfeited and no additional options, warrants or other derivative securities are granted by BARK prior to the closing of the Business Combination, and based on interest accrued on BARK’s convertible promissory notes through April 30, 2021, an estimated 116,799,164 shares of Northern Star common stock will be issued to BARK’s former stockholders and approximately 39,014,717 shares of Northern Star common stock will be reserved for issuance upon exercise of BARK’s options and warrants and conversion of BARK’s 2025 Notes assumed by Northern Star. The actual number of shares of Northern Star common stock to be issued in the Merger will depend on the exercise, forfeiture or issuance of BARK’s options, warrants and other derivative securities prior to closing.

Based on the assumptions in the preceding paragraph, and further assuming that no holder of New BARK’s public shares exercises conversion rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, BARK’s former stockholders will hold approximately 69.3% of the issued and outstanding New BARK common stock, the PIPE Investors will hold approximately 11.9% of the issued and outstanding New BARK common stock, and the current stockholders of Northern Star will hold approximately 18.9% of the issued and outstanding New BARK common stock.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

•	the corporate headquarters and principal executive offices of New BARK will be located at 221 Canal Street, Floor 6, New York, New York 10013; and

•

the New BARK common stock and warrants are expected to be traded on the NYSE under the symbols BARK and BARK WS, respectively. The warrants and 2025 Notes convertible promissory notes assumed by New BARK pursuant to the Merger Agreement will not be listed or traded on a national securities exchange and are not expected to be quoted or traded on the over-the-counter markets.

Sale Restrictions

Certain of BARK’s stockholders have entered or will enter into the Lock-Up Agreement, which provides that shares of Northern Star common stock to be issued to them in the Merger will be subject to a 12-month lock-up period, during which, subject to certain exceptions, they will not, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Merger, which period may be earlier terminated if the reported closing sale price of the New BARK common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Merger.

In connection with the Merger, Northern Star has agreed to cause its initial stockholders, including the holders of the founder shares and private warrants, to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement, so that the lock-up restrictions with respect to the initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to BARK’s stockholders who have entered, or will enter, into the Lock-Up Agreement. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

Related Agreements

Subscription Agreements for PIPE Transaction

On December 16, 2020, Northern Star entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors have agreed to purchase, and Northern Star agreed to sell to the PIPE Investors, an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200,000,000. The subscription agreements are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The purpose of the PIPE Transaction is to ensure that the combined company has a minimum amount of capital to operate its business following the transaction and for marketing of BARK’s current and expanded subscription and product offerings, increasing BARK’s employee headcount to support its growth and for working capital, capital expenditures and general corporate purposes.

The issuance of the shares of Northern Star common stock in connection with the subscription agreements has not been registered under the Securities Act, and such shares will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The subscription agreements provide for certain registration rights. In particular, New BARK will, as soon as practicable within 15 business days following the closing date of the Merger, file with the SEC (at Northern Star’s sole cost and expense) a registration statement registering the resale of the shares issued to the PIPE Investors, and will use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the actual filing date (or the 90th calendar day if the SEC notifies New BARK (orally or in writing) that it will “review” such registration statement) and (ii) the 5th business day after the date New BARK is notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, subject to certain exceptions, such as a PIPE Investor’s failure to provide information requested by New BARK that is required to be provided in such registration statement.

The subscription agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) June 30, 2021, and (c) upon the mutual written agreement of the parties to such subscription agreement.

Registration Rights Agreement

Certain stockholders of BARK and Northern Star will enter into the Registration Rights Agreement, pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of New BARK common stock held by them, subject to certain conditions set forth therein. Northern Star has agreed to use reasonable best efforts to terminate its existing registration rights agreement and shall offer to the Northern Star stockholders who are parties to the existing registration rights agreement the opportunity to enter into the Registration Rights Agreement.

BARK Support Agreements

In connection with the execution of the Merger Agreement, the Supporting Holders, comprised of certain of BARK’s officers, directors, founders and their family members and 5% or greater holders of BARK’s stock, who collectively hold approximately 78.5% of the issued and outstanding shares of BARK’s common stock on an as-converted basis as of December 31, 2020, have entered into Support Agreements with Northern Star pursuant to which the Supporting Holders have agreed, among other things, to vote all of their respective shares of BARK’s stock in favor of the Merger at a meeting called to approve the Merger by BARK’s stockholders (or in an action by written consent approving the Merger).

Background of the Merger

Northern Star is a blank check company incorporated on July 8, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While Northern Star could pursue an initial business combination target in any industry or geographic location, Northern Star has focused on potential acquisition targets in the media, technology, beauty, e-commerce and online sectors.

The Business Combination with BARK is the result of an extensive search for a potential transaction utilizing the network, and investing and transaction experience of Northern Star’s management team and board of directors. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Northern Star and BARK. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Business Combination.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation among representatives of Northern Star, BARK and their respective advisors.

On November 13, 2020, Northern Star consummated its initial public offering of 25,000,000 units. Each unit consisted of one share of Class A common stock and one-third of one redeemable warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $250,000,000. Simultaneously with the consummation of the initial public offering, Northern Star consummated a private placement with the Sponsor pursuant to which Northern Star issued the Sponsor 4,500,000 private warrants at a price of $1.50 per warrant, generating total proceeds of $6,750,000. A total of $250,000,000 from the net proceeds from the initial public offering and the private placement were placed into the trust account. On November 24, 2020, Northern Star sold an additional 435,000 units for total gross proceeds of $4,350,000 in connection with the underwriters’ partial exercise of its over-allotment option. Simultaneously with the closing of the over-allotment option, we also consummated the sale of an additional 58,000 private warrants at $1.50 per warrant, generating total proceeds of $87,000. Following the initial public offering, including the partial exercise of the over-allotment option and the sale of the private warrants, a total of $254,350,000 was placed in the trust account. Prior to November 10, 2020, the effective date of the registration statement for its initial public offering, neither Northern Star, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with Northern Star.

Following the effective date of the registration statement for Northern Star’s initial public offering through the signing of the Merger Agreement with BARK on December 16, 2020, representatives of Northern Star, including Joanna Coles, the chairperson and chief executive officer of Northern Star, and J. Jonathan Ledecky, the president and chief operating officer of Northern Star, commenced an active search for prospective acquisition targets. During this period, these representatives of Northern Star reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. Northern Star’s officers and directors ultimately identified and evaluated over 50 potential target businesses from a wide range of industry segments during this period. In connection with such evaluation, representatives of Northern Star had discussions regarding potential transactions with members of management, sponsors and/or the boards of directors of certain potential acquisition targets. Following the effective date of the registration statement for the initial public offering through December 16, 2020, representatives of Northern Star met with and engaged in substantive discussions with a number of potential acquisition targets with respect to a potential business combination. The targets included consumer product companies in the beauty, health, personal care, food, pharmacy, home care, insurance and furniture fields, media companies, information companies and distribution companies. With certain targets, the discussions reached the stage of considering potential valuations and structures. However, none of these discussions resulted in an executed letter of intent.

The decision not to pursue any particular target business that Northern Star evaluated generally was the result of one or more of: (i) Northern Star’s determination that such business did not represent an attractive target due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation; (ii) a difference in initial valuation expectations between Northern Star, on the one hand, and the target and/or its owners, on the other hand; (iii) a potential target’s unwillingness to engage in substantive discussions with Northern Star given the timing and uncertainty of closing due to the requirement for Northern Star to obtain stockholder approval as a condition to consummating any business combination; (iv) a potential target’s desire to remain a privately held company; or (v) a potential target’s unwillingness to engage in substantive discussions with Northern Star in light of conflicting business objectives on the target’s side. Because the management of Northern Star discovered BARK early in its process and continued throughout the process to believe that BARK was the most appealing target business, the management of Northern Star did not single out any alternative target for more advanced discussions in its pursuit of a business combination.

Northern Star decided to pursue a combination with BARK because it determined that BARK represented a compelling opportunity based upon, among other things: the fact that BARK was generating substantial revenue from a devoted customer base; BARK’s experienced management team in BARK’s industry; the favorable implied valuation of BARK in the Business Combination; BARK’s business and growth prospects, including the expectation that it would provide a platform for potential future acquisitions; and the retention by BARK’s equityholders of a substantial portion of their equity interests in the Business Combination. Compared to BARK, Northern Star and its advisors did not consider the other alternative combination targets to be as compelling when taking the foregoing into consideration.

Jonathan J. Ledecky, the Chief Operating Officer of Northern Star, was initially introduced to members of BARK management through one of his prior business acquaintances. On November 11, 2020, Ms. Coles, Mr. Ledecky,

Matthew Meeker, BARK’s Executive Chairman, and Henrik Werdelin, BARK’s co-founder and a member of its board of directors, held introductory calls, during which they discussed BARK’s business objectives and whether a transaction with Northern Star would be in both companies’ best interests. The parties also discussed the potential terms of a transaction with Northern Star.

On November 11, 2020, Mr. Ledecky sent a preliminary draft of a term sheet to the BARK board as a starting point for negotiations. The draft term sheet provided for an exchange ratio based on merger consideration of 150,000,000 shares of Northern Star common stock, which was consistent with the exchange ratio ultimately reflected in the Merger Agreement. Following discussions, the parties determined to skip a formal term sheet and proceed directly to the drafting of a definitive agreement.

On November 15, 2020, Ms. Coles and Mr. Ledecky met with BARK’s board of directors. During the meeting, Ms. Coles, Mr. Ledecky, Mr. Meeker, Mr. Werdelin and the other members of BARK’s board of directors discussed market conditions, BARK’s business objectives, the timetable of a potential transaction, and whether a transaction with Northern Star would be in both companies’ best interests.

On November 24, 2020, representatives of Northern Star, including Ms. Coles and Mr. Ledecky, and BARK, including Mr. Meeker and Mr. Werdelin, met by teleconference to discuss the key workflows associated with a potential transaction and the specific timing of those workflows, including whether finalizing a definitive agreement was achievable by the end of the year.

On November 27, 2020, representatives of Northern Star, including Ms. Coles and Mr. Ledecky, and BARK, including Mr. Meeker and Mr. Werdelin, met in person. They reviewed the discussions between the parties to date, in particular the potential fit of Ms. Coles and Mr. Ledecky as prospective members of the BARK board of directors. They further discussed the status of the audit of BARK’s financial statements and the expected timeline for completing a PCAOB audit as required for a public company. At the conclusion of their conversation, they resolved to proceed with negotiating a definitive agreement for the transaction.

On December 1, 2020, Ms. Coles and Mr. Ledecky introduced representatives of BARK, including Mr. Meeker and Mr. Werdelin, to representatives of the public relations firm, Gasthalter & Co. They reviewed a potential public relations strategy for the transaction.

On December 2, 2020, Mr. Ledecky sent an initial draft of the merger agreement to the BARK management team. The initial draft had been prepared by Graubard Miller (“Graubard”), counsel to Northern Star.

On December 7, 2020, Mr. Ledecky, Mr. Meeker and other representatives of Northern Star and BARK met via teleconference to discuss further the proposed terms of a transaction. The parties agreed on, among other things, the transaction consideration of 150,000,000 shares of Northern Star common stock, the lock up restrictions to be applicable to the Northern Star initial shareholders and the BARK shareholders, the composition of the combined company board of directors and the size of a potential PIPE Transaction to be completed in conjunction with the business combination. On the same day, representatives of Graubard and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”), special counsel to BARK, had a telephone conversation to briefly discuss the proposed transaction and process moving forward.

From December 7 to December 9, 2020, Ms. Coles and Mr. Ledecky held several meetings with Mr. Meeker and Mr. Werdelin from BARK, along with representatives of Canaccord Genuity LLC (“Canaccord”), financial advisors to BARK. The meetings were used primarily to plan for investor meetings for the PIPE Transaction and prepare materials to market BARK and the transaction to such investors. The parties initially targeted an aggregate raise of $100 million in the PIPE Transaction.

On December 8, 2020, representatives of BARK sent a draft non-disclosure agreement to Northern Star in order to formalize the terms under which BARK would share due diligence materials with Northern Star to assist Northern Star in evaluating a potential transaction with BARK. Following review and revision by Graubard, Northern Star and BARK entered into such non-disclosure agreement. On the same day, BARK provided additional due diligence materials to Northern Star, including through an electronic data room. From that time and continuing through the signing of the Merger Agreement on December 16, 2020, representatives of Northern Star conducted due diligence of BARK through document review and numerous telephone conference calls with representatives of BARK and Canaccord. Northern Star’s diligence covered various areas, including, among others, financial results, non-financial operating metrics and performance indicators including those associated with quantifying the strength of BARK’s relationships with its customers, the customer experience, operations and logistics, legal compliance, litigation, auditing and financial controls, intellectual property, tax and general corporate matters. Based on the results of such diligence, and after internal discussions as well as feedback from its advisors, Northern Star continued in its pursuit of the transaction.

On December 8, 2020, Northern Star and Citigroup Global Markets Inc. (“Citigroup”) entered into a nondisclosure agreement regarding the proposed transaction and Northern Star provided Citigroup with various information on BARK. Citigroup had previously provided financial advisory services to Northern Star and the Sponsor from time to time, including as the underwriter in connection with Northern Star’s initial public offering, for which it was owed deferred underwriting compensation. Representatives of Northern Star and Citigroup discussed the PIPE Transaction contemplated by the Business Combination.

On December 9, 2020, Northern Star entered into an engagement letter with Citigroup, providing for Citigroup to act as placement agent for the PIPE Transaction. Northern Star selected Citigroup in light of Citigroup’s extensive experience in advising special purpose acquisition companies on private placements and because of Citigroup’s extensive knowledge of Northern Star as a result of their participation as an underwriter in Northern Star’s initial public offering.

On December 9, 2020, representatives of Skadden, Arps sent a revised draft of the merger agreement to Graubard Miller, along with initial drafts of the lock-up agreement and support agreements. In the revised draft, the thresholds in the non-solicitation provisions were raised so that only a sale of substantially all of the assets of BARK (as opposed to any material sale outside the ordinary course of business as originally proposed) and only a purchase of more than 25% ownership interests in BARK (as opposed to any purchase of ownership interests as originally proposed) would trigger the relevant prohibitions. In addition, the exchange ratio calculation was modified to provide that the shares underlying BARK’s employee stock options would count toward the fully-diluted shares outstanding based on the treasury stock method (rather than having each underlying share count as a full share outstanding). Furthermore, a provision for an $11 million cash retention pool was added, in order to ensure staff continuity through the completion of the Business Combination and thereafter, and the definition of material adverse effect was revised to exclude certain actions taken in response to COVID-19, in order to avoid a termination right arising in favor of Northern Star due to circumstances outside BARK’s control.

From December 9 to December 10, 2020, representatives of Skadden, Arps and Graubard Miller, along with Citigroup, prepared the PIPE subscription agreement and established “wall-crossing” procedures for investors, i.e., the procedures by which Citigroup would share confidential information with potential investors and such potential investors would agree not to disclose any such information to the public for a period of time. There were no changes to the price or other material terms of the PIPE subscription agreement during this process.

On December 10, 2020, representatives of Northern Star, BARK, Cannacord, and Citigroup met by teleconference to review the marketing materials for the proposed PIPE Transaction.

On December 11, 2020, and again on December 15, 2020, Ms. Coles spoke with Ms. Carly Strife, co-founder of BARK, by telephone. Ms. Coles and Ms. Strife discussed Ms. Strife’s business background and operating experience, her role in BARK’s food business and the commercialization strategy for the BARK Eats brand.

From December 11 to December 14, 2020, representatives of Graubard Miller, on one hand, and Skadden, Arps and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”), counsel to BARK, on the other hand, exchanged additional revised drafts of the merger agreement. Northern Star agreed to the cash retention pool and the changes to the material adverse effect definition. However, the parties continued to negotiate over representations relating to potential COVID-19 impact on BARK’s business, the non-solicitation provisions and the treatment of the BARK employee options. BARK continued to seek higher thresholds for triggering the non-solicitation provisions in order to avoid inadvertently violating the provisions, and Northern Star continued to demand that each share underlying BARK’s employee stock options count as a full share outstanding in the exchange ratio calculation, in order to have firm maximum on the number of shares to be issued as merger consideration. During this time, the firms also exchanged drafts of the disclosure schedules to the agreement and the forms of lock-up agreement and support agreement. There were no material changes to the lock-up agreement during this process. BARK and its representatives sought removal from the support agreement of both the general release on the part of the Supporting Holders and the grant by the Supporting Holders of a proxy to vote their securities, to which Northern Star agreed.

On December 11 and 12, 2020, representatives of Northern Star and Citigroup held telephone conference calls to discuss timing and strategy for the proposed PIPE Transaction.

On December 12, 2020, representatives of Northern Star, BARK and Citigroup met by teleconference to discuss and revise the marketing materials for the proposed PIPE Transaction and to review standard due diligence requests from Citigroup relating to BARK’s financial performance.

On December 13, 2020, representatives of Northern Star, including Ms. Coles, and BARK, including John Toth, BARK’s Chief Financial Officer, participated in a meeting with Deloitte & Touche LLP (“Deloitte”), BARK’s outside independent audit firm, as part of Norther Star’s due diligence review of BARK’s financial information.

During the week of December 14, 2020, representatives of Northern Star, BARK and Citigroup also began to hold telephone conference calls to discuss the proposed PIPE Transaction with a certain selected group of wall-crossed investors who agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to the proposed PIPE Transaction. The PIPE subscription agreement was made available to interested investors. In light of strong demand by investors interested in participating in the PIPE Transaction, representatives of Northern Star, BARK and Citigroup agreed to increase the size of the PIPE Transaction to an aggregate amount of $200,000,000 from the originally anticipated size of $100,000,000.

On December 14, 2020, representatives of Skadden, Arps, Gunderson and Graubard Miller held a teleconference, to discuss the outstanding provisions of the merger agreement as described above.

From December 14 to December 16, 2020, the firms exchanged further drafts of the merger agreement, in which the thresholds triggering the non-solicitation provisions were restored to their original form and it was agreed that the BARK employee stock options would count towards the number of fully-diluted shares outstanding based on the treasury method. The parties reached this compromise, because certainty of close was paramount to Northern Star, while the substantial aggregate exercise price of the employee stock options justified the resulting increase in merger consideration. The forms of lock-up agreement and support agreement also were finalized without further substantial changes, along with the disclosure schedules of each party.

On December 16, 2020, Northern Star’s board of directors met via video conference. The entire Northern Star board of directors was present at the meeting. Also participating by invitation were James Brady, the chief financial officer of Northern Star, and representatives of Graubard. At the meeting, with the entire board of directors present, Ms. Coles and Mr. Ledecky gave an extensive presentation about the proposed transaction, including potential risks relevant to BARK’s business, the implied valuation of BARK, the pro forma ownership of the post-closing combined company, the fairness to Northern Star and its stockholders of the consideration to be paid by Northern Star in the transaction and the value of BARK as a whole being at least equal to 80% of the amount held in Northern Star’s trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in trust). The potential risks identified by Ms. Coles and Mr. Ledecky included, among others, the sustainability of the surge in demand for pet products triggered by the COVID-19 pandemic and BARK’s ability to adapt to the additional requirements of being a public company, including more comprehensive internal control requirements. Following such presentation, Northern Star’s board of directors engaged in considerable review and discussion of the transaction. Representatives of Graubard then provided an overview to Northern Star’s board of the directors with respect to their fiduciary duties under Delaware law and the terms of the Merger Agreement and the ancillary documents and responded to questions from the directors on the terms of the Merger Agreement and the ancillary documents.

On December 16, 2020, in consideration of all the factors discussed at various meetings and discussions, Northern Star’s board of directors unanimously declared the Merger Agreement, the Business Combination, the PIPE Transaction and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Northern Star and its stockholders, and approved the form, terms and provisions of, and the transactions contemplated by, including the matters to be submitted to votes of Northern Star’s stockholders, and authorized Northern Star to enter into the Merger Agreement and the related transaction documentation.

The Merger Agreement, the Subscription Agreements and other related transaction agreements were signed on December 16, 2020. Prior to the market open on December 17, 2020, Northern Star and BARK jointly issued a press release announcing the signing of the Merger Agreement, and Northern Star filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and disclosing the material terms of the Merger Agreement in detail. The investor presentation, investor call script and press release announcing the signing of the Merger Agreement were furnished as exhibits to such Current Report on Form 8-K.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing.

Northern Star’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, Northern Star’s board of directors consulted with Northern Star’s management and advisors. Northern Star’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of Northern Star’s stockholders. The financial data reviewed included the historical and projected consolidated financial statements of BARK, comparable publicly traded company analyses prepared by management and an analysis of pro forma capital structure and trading multiples prepared by management and Northern Star’s advisors.

Northern Star’s management conducted a due diligence review of BARK that included an industry analysis, an analysis of the existing business model of BARK and historical and projected financial results. Northern Star’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of Northern Star’s board of directors, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of Northern Star’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to Northern Star—Directors and Executive Officers.”

In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of Northern Star and its stockholders and (ii) to recommend that stockholders adopt and approve the Merger Agreement and approve the Merger contemplated therein, Northern Star’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, Northern Star’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Northern Star’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Northern

Star’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Forward-Looking Statements.”

In considering the Business Combination, Northern Star’s board of directors gave considerable weight to the following factors:

•

Existing Subscribers and Customers. BARK’s large subscriber base and its customers, which it serves through BarkBox and Super Chewer subscriptions and broad retail distribution of its proprietary products;

•	BARK’s Momentum. BARK’s expected significant increases year over year in revenue from new product lines in fiscal year 2021;

•	Experienced Leadership Team with a Proven Track Record. BARK is led by an experienced management team in BARK’s industry;

•

Attractive Valuation. Northern Star’s board of directors believes BARK’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies is favorable for Northern Star;

•

Commitment of Current Stockholders. Certain of BARK’s current securityholders holding an aggregate of                  shares of BARK’s common stock on an as converted basis, represented               % of BARK’s common stock on a fully-diluted basis as of December 31, 2020, have agreed to enter into the Lock-up Agreement pursuant to which the shares of Northern Star common stock to be issued to them in the Merger will be subject to a 12-month lock-up period, subject to early termination of such restrictions under certain circumstances (see “The Business Combination Proposal—Sale Restrictions”), which the Northern Star board believed reflects BARK’s securityholders’ belief in and commitment to the continued growth prospects of the combined company;

•	Due Diligence. Northern Star’s due diligence examinations of BARK and discussions with BARK’s management and financial and legal advisors;

•

Other Alternatives. Northern Star’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Northern Star, that the Merger represents the best potential business combination for Northern Star and the most attractive opportunity for Northern Star based upon the process utilized to evaluate and assess other potential combination targets, and Northern Star’s board of directors’ belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Northern Star and BARK.

Northern Star’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Systems Update. The need to update BARK’s financial systems and operations necessary for a public company.

•	Competition. Competition in BARK’s industry is intense, which may cause reductions in the price BARK can charge for its products and services, thereby potentially lowering BARK’s profits;

•

Loss of Key Personnel. Attracting and retaining key personnel in BARK’s industry is vital and competition for such personnel is intense. The loss of any key personnel could be detrimental to BARK’s operations;

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•	Benefits Not Achieved. The risk that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe;

•	Northern Star Stockholders Receiving Minority Position. The fact that existing Northern Star stockholders will hold a minority position in the combined company; and

•	Other Risks. Various other risks associated with BARK’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Northern Star’s board of directors concluded that the potential benefits that it expected Northern Star and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Northern Star’s board of directors unanimously determined that the Merger Agreement and the Merger contemplated therein were advisable, fair to and in the best interests of Northern Star and its stockholders.

Certain Forecasted Financial Information for BARK

BARK provided Northern Star with its internally prepared forecasts, as described below. These forecasts were prepared by BARK solely for internal use, including budgeting and other management purposes, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the Business Combination, as the forecasts may be materially different than actual results.

The forecasts are based on information provided to Northern Star’s board of directors prior to the meeting at which it approved the Merger Agreement and the Business Combination, and reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond BARK’s control, such as the risks and uncertainties described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus. Some of the significant assumptions on which BARK’s management based its forecasts include among other things: addressable market; U.S. macroeconomic environment; international trade relations (particularly with China); customer acquisition costs; costs of materials and distribution; capital expenditures; and investments in operating expenses, including marketing, software development, and general administrative functions.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by BARK’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond BARK’s control. While all forecasts are necessarily speculative, BARK believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that BARK, Northern Star or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, Northern Star for use as a component in its overall evaluation of BARK, and are included elsewhere in this proxy statement/prospectus on that account. BARK has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Northern Star. Neither BARK’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of BARK compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. BARK will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

BARK does not as a matter of course make public projections as to future sales, earnings or other results. However, BARK’s management has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to Northern Star. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of BARK’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of BARK. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither BARK’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The key elements of the forecasts provided to Northern Star are summarized in the table below:

	Forecast
	Year Ending March 31,
	2021E	2022E	2023E
	(in thousands)
Total Revenue	$369,232	$515,757	$706,044
Gross Profit	221,118	301,424	413,138
Net Income	(20,968)	(41,432)	(29,720)
Adjusted EBITDA	(8,385)	(30,538)	(16,405)

BARK defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, change in fair value of warrants and derivatives and sales and use tax. Adjusted EBITDA, a non-U.S. GAAP measure, is an additional, and not a substitute for or superior to, measure of financial performance prepared in accordance with U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with U.S. GAAP. BARK believes that this non-U.S. GAAP measure, viewed in addition to and not in lieu of U.S. GAAP measures, provides useful information to investors by providing a more focused measure of operating results.

This information should be read in conjunction with “BARK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of BARK included elsewhere in this proxy statement/prospectus.

Satisfaction of 80% Test

It is a requirement under Northern Star’s current amended and restated certificate of incorporation that any business acquired by Northern Star have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in trust) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in Northern Star’s trust account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the

Merger Agreement with BARK was approximately $254 million. In determining whether the 80% requirement was met, rather than relying on any one factor, Northern Star’s board of directors concluded that it was appropriate to base such valuation on a number of qualitative factors, such as management strength and depth, competitive positioning, and customer base, as well as quantitative factors, such as the anticipated implied enterprise value of the combined company being approximately $1.6 billion, Northern Star’s assessment that BARK’s valuation was attractive compared to its competitive peers, the historical performance of BARK and the potential for future growth in revenues and profits of BARK. Based on the qualitative and quantitative information used to approve the Business Combination described herein, Northern Star’s board of directors determined that the foregoing 80% fair market value requirement was met. Northern Star’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination

When you consider the recommendation of Northern Star’s board of directors in favor of approval of the business combination proposal and the other proposals, you should keep in mind that the Sponsor (which is affiliated with certain of Northern Star’s officers and directors) and Northern Star’s directors and officers have interests in such proposal that may be different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

If the Business Combination with BARK or another business combination is not consummated by November 13, 2022 (or such later date as may be approved by Northern Star’s stockholders), Northern Star will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 6,358,750 founder shares held by the Sponsor and Northern Star’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Northern Star’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Merger is consummated, each outstanding founder share will convert into one share of Northern Star common stock at the closing. Such shares had an aggregate market value of $88,831,738 based upon the closing price of $13.97 per share on the NYSE on January 25, 2021.

•

The Sponsor, which is affiliated with certain of Northern Star’s directors and officers, purchased an aggregate of 4,558,000 private warrants from Northern Star for an aggregate purchase price of approximately $6.837 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Northern Star’s initial public offering. All of the proceeds Northern Star received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $15,998,580 based upon the closing price of $3.51 per warrant on the NYSE on January 25, 2021. The private warrants will become worthless if Northern Star does not consummate a business combination by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation).

•

If Northern Star is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. If Northern Star consummates a business combination, on the other hand, Northern Star will be liable for all such claims.

•

The Sponsor and Northern Star’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Northern Star’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Northern Star fails to consummate an initial business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly,

Northern Star may not be able to reimburse these expenses if the Business Combination with BARK or another business combination is not completed by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation). As of                     , 2021, the Sponsor and Northern Star’s officers and directors and their affiliates had incurred approximately $                 of unpaid reimbursable expenses.

•

It is currently contemplated that Jonathan J. Ledecky and Joanna Coles will be directors of Northern Star after the closing of the Business Combination (assuming that the seven nominees identified in this proxy statement/prospectus to serve as directors of Northern Star after the closing of the Business Combination are elected). As such, in the future, each will receive any cash fees, stock options or stock awards that the Northern Star board of directors determines to pay to its non-executive directors.

•

The Merger Agreement provides for the continued indemnification of Northern Star’s current directors and officers and the purchase of directors and officers liability insurance covering Northern Star’s current directors and officers.

•

Northern Star’s officers and directors (or their affiliates) may make loans from time to time to Northern Star to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Northern Star outside of the trust account.

Interests of BARK Directors and Officers

In considering whether to adopt the Merger Agreement and Business Combination by executing and delivering a written consent, BARK stockholders should be aware that aside from their interests as stockholders, BARK’s officers and the members of the BARK board of directors have interests in the Business Combination that are different from, or in addition to, those of other BARK stockholders generally. BARK stockholders should take these interests into account in deciding whether to approve the Business Combination.

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed in the sections titled “Executive Compensation” and “Certain Relationships and Related Person Transactions—BARK Related Person Transactions” and the registration rights described in the section titled “The Business Combination Proposal—Related Agreements—Registration Rights Agreement,” these interests include, among other things, the fact that:

•

The following executive officers of BARK are expected to be appointed as executive officers of New BARK following the consummation of the Business Combination: Matt Meeker, Manish Joneja and John Toth;

•

The following members of the BARK board of directors are expected to be appointed as directors of New BARK following the consummation of the Business Combination: Manish Joneja, Jim McGinty, Elizabeth McLaughlin, Matt Meeker and Henrik Werdelin; and

•

The executive officers of BARK and members of the BARK board of directors are holders of, or affiliated with entities that are holders of, BARK equity interests and in such capacity will be entitled to receive the consideration payable in the Business Combination to all holders of such equity interests.

Recommendation of Northern Star’s Board of Directors

After careful consideration of the matters described above, particularly BARK’s position in its industry, potential for growth and profitability, the experience of BARK’s management and BARK’s competitive positioning and customer base, Northern Star’s board determined unanimously that each of the business combination proposal and the other proposals to be presented at the annual meeting were fair to and in the best interest of Northern Star’s stockholders. Accordingly, Northern Star’s board of directors unanimously declared advisable and recommend that its stockholders vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of the seven director nominees identified in this proxy statement/prospectus, “FOR” the incentive plan proposal, “FOR” the ESPP proposal and “FOR” the adjournment proposal, if presented. The foregoing discussion of the information and factors considered by Northern Star’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by Northern Star’s board of directors.

Material U.S. Federal Income Tax Consequences of the Merger

The following section is a summary of the material U.S. federal income tax consequences for (i) holders of Northern Star common stock and holders of warrants to acquire Northern Star common stock of the Business Combination and (ii) holders of BARK common stock. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Business Combination.

This discussion addresses only those holders that hold their common stock or warrants as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	insurance companies;

•	mutual funds, real estate investments trusts and regulated investment companies;

•	financial institutions;

•	investors in pass-through entities such as partnerships, S corporations and disregarded entities for federal income tax purposes;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Northern Star common stock or BARK common stock, as the case may be, as part of a straddle, hedge, constructive sale or conversion transaction;

•	Non-U.S. holders (as defined below, and except as otherwise discussed below);

•	persons that own (or are treated as owning) 5% or more of Northern Star’s or BARK’s common stock;

•	persons who exercise redemption rights but continue to own, actually or constructively, Northern Star common stock following the Merger;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar;

•

persons who hold shares of Northern Star or BARK common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who acquired their shares of stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•	certain expatriates or former citizens or long term residents of the United States;

•

persons who hold or receive Northern Star or BARK common stock as compensation, through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	persons who are making charitable contributions of Northern Star or BARK common stock in connection with the Merger.

Securityholders of Northern Star or BARK subject to special tax rules that are described above are urged to consult their own tax advisors regarding the consequences to them of the Merger.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Northern Star or BARK common stock, or warrants to acquire Northern Star common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships or other pass-through entities holding shares of Northern Star or BARK common stock, or warrants to acquire Northern Star common stock, should consult their tax advisors regarding the tax consequences of the Merger.

The discussion is based upon the Code, applicable Treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax (including the impact of the Medicare contribution tax on net investment income and the U.S. federal estate tax and gift tax), or the U.S. federal alternative minimum tax provisions of the Code, are not addressed. Except as pertains to the treatment of a stockholder of Northern Star who exercises conversion rights and effects a complete termination of the stockholder’s interest in Northern Star, this discussion also does not discuss the tax consequences of transactions occurring prior to, concurrently with or after the Merger (whether or not such transactions are undertaken in connection with the Merger), including, without limitation, the exercise of stock options or warrants in anticipation of the Merger.

The discussion is based upon the Code, applicable Treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax (including the impact of the Medicare contribution tax on net investment income and the U.S. federal estate tax and gift tax) or the U.S. federal alternative minimum tax provisions of the Code, are not addressed. Except as pertains to the treatment of a stockholder of Northern Star who exercises conversion rights and effects a complete termination of the stockholder’s interest in Northern Star, this discussion also does not discuss the tax consequences of transactions occurring prior to, concurrently with or after the Merger (whether or not such transactions are undertaken in connection with the Merger), including, without limitation, the exercise of stock options or warrants in anticipation of the Merger

Neither Northern Star nor BARK intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger and the stockholders of BARK should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

For purposes of this discussion, a U.S. holder is a beneficial owner of Northern Star common stock or warrants or BARK stock, as the case may be, who or which is any of the following for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of Northern Star common stock or warrants or BARK stock, as the case may be, who is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of the Merger

Treatment of Holders of Northern Star Stock and Warrants

Pursuant to the Merger Agreement, Merger Sub will merge with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star and the securityholders of BARK becoming securityholders of Northern Star.

No gain or loss is expected to be recognized for U.S. federal income tax purposes by Northern Star or by the stockholders of Northern Star (whether such holders are U.S. holders or Non-U.S. holders) if their conversion rights are not exercised, as such holders are neither receiving merger consideration nor exchanging any shares. No gain or loss is expected to be recognized for U.S. federal income tax purposes by holders of warrants to acquire Northern Star common stock (whether such holders are U.S. holders or Non-U.S. holders) solely as a result of the Merger, as such holders are neither receiving merger consideration nor exchanging any shares.

A stockholder of Northern Star that is a U.S. holder who exercises conversion rights and effects a complete termination of the stockholder’s interest in Northern Star is anticipated to be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Northern Star for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Northern Star common stock. This gain or loss will be long-term capital gain or loss if the holding period for the share of Northern Star common stock is more than one year. Gain and loss recognized on a conversion of Northern Star common stock for cash must generally be determined separately for each block of Northern Star shares (i.e., stock acquired at the same cost in a single transaction).

A stockholder of Northern Star that is a Non-U.S. holder who exercises conversion rights and effects a complete termination of the stockholder’s interest in Northern Star is generally expected to be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes except that (subject to the discussion of FATCA below) such Non-U.S. holder generally is not expected to be subject to U.S. federal income tax on the conversion unless (i) such holder is engaged in a trade or business within the United States and any gain recognized in the conversion is treated as effectively connected with such trade or business or (ii) such holder is an individual who is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

Gain described in clause (i) will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Treatment of Holders of BARK Stock

If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, BARK stockholders generally will not recognize gain or loss upon the exchange of their BARK common stock for

Northern Star common stock, except to the extent of cash received in lieu of a fractional share of Northern Star common stock as described below. BARK stockholders generally will obtain a basis in the Northern Star common stock they receive in the Merger equal to their basis in BARK common stock exchanged therefor, reduced by the amount of basis allocable to any fractional share of Northern Star common stock. The holding period of the shares of Northern Star common stock received by an BARK stockholder in the Merger will include the holding period of the shares of BARK common stock surrendered in exchange therefor.

No fractional shares of Northern Star capital stock will be issued in connection with the Merger. A U.S. holder who receives cash in lieu of a fractional share of Northern Star common stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis allocable to such fractional share. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period in BARK common stock surrendered in the Merger is greater than one year as of the date of the Closing. The deductibility of capital losses is subject to limitations.

If the Merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of BARK common stock generally will be treated as exchanging its BARK common stock in a fully taxable transaction in exchange for Northern Star common stock and any cash received in lieu of a fractional share. BARK stockholders will generally recognize capital gain or loss in such exchange equal to the difference between an BARK stockholder’s adjusted tax basis in the BARK common stock surrendered in the Merger and the fair market value of the Northern Star common stock and any cash in lieu of a fractional share received in exchange therefor. Any recognized capital gain or capital loss will be long-term capital gain or capital loss if the U.S. holder has held the shares of BARK common stock for more than one year. The deductibility of capital losses is subject to limitations.

A stockholder of BARK that is a Non-U.S. holder who exchanges BARK common stock for Northern Star common stock is generally expected to be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes except that (subject to the discussion of FATCA below), such Non-U.S. holder generally is not expected to be subject to U.S. federal income tax on any gain recognized as a result of the Merger (i.e., with respect to cash received in lieu of fractional shares of Northern Star common stock or if the Merger does not qualify as a reorganization under Section 368(a) of the Code) unless: (i) such holder is engaged in a trade or business within the United States and any gain recognized in the Merger is treated as effectively connected with such trade or business or (ii) such holder is an individual who is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

Gain described in clause (i) will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

For purposes of the above discussion, BARK stockholders who acquired their BARK common stock at different times or for different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in their specific circumstances.

Reporting Requirements

If the Merger is a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of Northern Star common stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such “reorganization.” Additionally, U.S. holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of BARK are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s BARK common stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of BARK and Northern Star. U.S. holders are urged to consult with their tax advisors to comply with these rules.

Information Reporting and Backup Withholding

Proceeds of the sale or other taxable disposition of Northern Star common stock to Non-U.S. holders who exercise conversion rights generally will not be subject to backup withholding or information reporting, provided that the relevant holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of BARK common stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the Merger, or in the event that the Merger does not qualify as a reorganization under Section 368(a) of the Code. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or (ii) certifies the holder is otherwise exempt from backup withholding. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the federal income tax liability of a U.S. holder of BARK common stock, provided the required information is timely furnished to the IRS. U.S. holders of BARK common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and in the event backup withholding is applied, to determine if any tax credit, tax refund or other tax benefit may be obtained.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on (subject to the proposed Treasury Regulations discussed below) dividends in respect of, and gross proceeds from the sale or other disposition of, securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, while withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of securities on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

This discussion in this section, “Material U.S. Federal Income Tax Consequences of the Merger,” is intended to provide only a summary of the material U.S. federal income tax consequences of the Merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger or exercise of conversion rights. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the Merger and exercise of conversion rights.

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Northern Star will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on BARK comprising the ongoing operations of the combined company, BARK senior management comprising the senior management of the combined company, and the former owners and management of BARK having control of the board of directors of the combined company after the Merger. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of BARK issuing shares for the net assets of Northern Star, accompanied by a recapitalization. The net assets of Northern Star will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Merger will be those of BARK.

Regulatory Matters

The Merger is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Merger and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act. On February 16, 2021, the parties filed with the FTC the notice required under the HSR Act and requested early termination of the waiting period under the HSR Act.

NYSE Listing Requirements

NYSE Listing Rule 312.03(c) generally requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. However, such financing does not require stockholder approval if, among other things, it involves a sale of common stock, for cash, at a price at least as great as the lower of: (i) the official closing price on the NYSE immediately preceding the signing of the binding agreement; or (ii) the average official closing price for the five trading days immediately preceding the signing of the binding agreement. In addition, NYSE Listing Rule 312.03(d) generally requires stockholder approval prior to an issuance that will result in a change in control of the issuer. The securities to be as a result of the Business Combination will exceed 20% of the number of shares of Northern Star common stock outstanding immediately prior to the consummation of the Business Combination and the PIPE Transaction. Further, the shares of Northern Star common stock to be issued in connection with the Business Combination will not be issued for cash. In addition, the Business Combination will result in a change in control of Northern Star. Therefore, the Business Combination will require stockholder approval under NYSE Listing Rule 312.03.

Required Vote

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting to approve the Business Combination.

Under Northern Star’s amended and restated certificate of incorporation, the Business Combination may not be consummated if Northern Star has net tangible assets of less than $5,000,001, after taking into account the conversion into cash of all public shares properly demanded to be converted by holders of public shares, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of the combined company will exceed this threshold as a result of the PIPE Transaction, all of the public shares may be converted and Northern Star can still consummate the Business Combination. However, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares, in order to be listed on the NYSE, which is a condition to the closing of the Business Combination.

The approval of the business combination proposal is a condition to the consummation of the Business Combination. If the business combination proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

THE NORTHERN STAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NORTHERN STAR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the structure of the transactions and consideration, see the section entitled “The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the transactions.

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place no later than the third (3rd) business day following the satisfaction or waiver of the conditions described below (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the satisfaction thereof at the closing), under the subsection entitled “Conditions to the Closing of the Business Combination,” unless the parties to the Merger Agreement agree in writing to another time. The Business Combination is expected to be consummated as soon as practicable after the meeting of Northern Star’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of BARK relating, among other things, to proper organization and qualification; subsidiaries; capitalization; the authorization, performance and enforceability against BARK of the Merger Agreement; absence of conflicts; required filings, permits, consent, approval or authorization of governmental authorities; compliance with laws, organizational documents and material contracts; financial statements and internal controls; absence of undisclosed liabilities; absence of certain changes or events; litigation; benefit plans; labor matters; restrictions on business activities; assets and real property; tax matters; environmental matters; brokers’ fees and third-party expenses; intellectual property matters; material contracts; insurance; government actions and filings; interested party transactions; board approval and BARK stockholder approval; customers and suppliers; information disclosed in the proxy statement; and BARK’s independent investigation of Northern Star and Merger Sub and non-reliance.

The Merger Agreement contains representations and warranties of each of Northern Star and Merger Sub relating, among other things, to proper organization and qualification; subsidiaries; capitalization; the authorization, performance and enforceability against Northern Star and Merger Sub of the Merger Agreement; absence of conflicts; required filings, permits, consent, approval or authorization of governmental authorities; compliance with laws, organizational documents and material contracts; reports filed with the SEC, financial statements and internal controls, compliance under the Sarbanes-Oxley Act; absence of undisclosed liabilities; absence of certain changes or events; litigation; benefit plans; labor matters; restrictions on business activities; assets and real property; intellectual property matters; tax matters; environmental matters; brokers’ fees; material contracts; insurance; interested party transactions; NYSE listing; board approval; trust account; and documents related to the PIPE Transaction; and Northern Star’s and Merger Sub’s independent investigation of BARK and non-reliance.

Covenants

Northern Star and BARK have each agreed to take such actions as are necessary, proper or advisable to consummate the transactions set forth in the Merger Agreement. Each of them has also agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing of the Business Combination and not to take the following actions, among others, except as permitted by the Merger Agreement or the PIPE Documents or as required by applicable law, without the prior written consent of the other parties:

•

waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans other than repurchases of BARK Common Stock from terminated service providers for cash in accordance with BARK’s equity plan as in effect on the date of the Merger Agreement;

•

grant any material severance or termination pay to officers or employees not in the ordinary course of business consistent with past practice, except pursuant to applicable law or existing agreements, policies or plans;

•

transfer or license to any person or otherwise extend, amend or modify any material rights to intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

•

declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than such dividends or distributions of a subsidiary of BARK to BARK or another BARK subsidiary);

•

purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of BARK or Northern Star, except in the case of BARK, pursuant to the terms of a BARK employee benefit plan or any derivative securities of BARK outstanding on the date of the Merger Agreement in accordance with the terms of the Merger Agreement;

•

issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable capital stock or other equity securities or ownership interests, or enter into other agreements obligating it to issue equity securities or convertible or exchangeable securities (except with respect to the exercise or settlement of any BARK stock options in effect as of the date of the Merger Agreement, or grants of any BARK stock options or other comparable securities convertible into or exchangeable for shares of BARK Common Stock in the ordinary course of business consistent with past practice (including increases to the equity reserve pool of any BARK equity plan to accommodate grants of BARK stock options or other comparable securities, provided any resulting Excess Shares would not exceed 10% of the total number of shares of Northern Star Common Stock to be issued and outstanding after the closing of the Business Combination) or the issuance of shares of BARK Common Stock (or other class of equity security of BARK) upon the conversion or exchange of any existing Company securities);

•	amend its certificate of incorporation or bylaws in any material respect or, in the case of Northern Star, amend any agreement or contract with the Sponsor;

•

acquire or agree to acquire, whether by merger, stock or asset acquisition, or other transaction any business, entity or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Northern Star or BARK and its subsidiaries, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•

sell, lease, license, encumber or otherwise dispose of any material properties or assets, except licenses or sales in the ordinary course of business consistent with past practice, the incurrence of permitted liens as specified in the Merger Agreement, pursuant to existing Company agreements made available to Northern Star and those that are not material, individually or in the aggregate, to the business of Northern Star or BARK;

•

except incurrences of indebtedness under BARK’s existing credit facilities and extensions of credit in the ordinary course with employees and among BARK and its subsidiaries, incur any indebtedness for borrowed money or guarantee any such indebtedness of another, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Northern Star or BARK and its subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•

except as otherwise required by applicable law or pursuant to an existing plan, policy or agreement of BARK or its subsidiaries, or in the ordinary course of business consistent with past practice, (i) adopt or materially amend any employee benefit plan (including any plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in each case in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee or (iii) materially increase the salaries, wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

•

pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation other than in the ordinary course of business consistent with past practices or as previously disclosed in such party’s financial statements or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which it is a party or beneficiary;

•

except, in each case, in the ordinary course of business consistent with past practices, modify in a manner materially adverse to BARK, Northern Star or Merger Sub, as applicable, or terminate (other than in accordance with its terms) certain material contracts, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•	except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

•

except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $300,000 in any 12-month period;

•	settle any material litigation where the consideration given by the party is other than monetary or to which an officer, director or employee of such person is a party in his or her capacity as such;

•

make or rescind tax elections that would be reasonably likely to adversely affect in any material respect the tax liability or attributes of such party, settle or compromise any material income tax liability outside the ordinary course of business or, except as required by applicable law, change any material method of accounting for tax purposes or prepare or file any return in a manner materially inconsistent with past practice;

•	form or establish a subsidiary except in the ordinary course of business consistent with prior practice;

•

permit BARK, Northern Star, the Merger Sub or their respective subsidiaries, or administrator of any of their respective employee benefit plans, to exercise discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans, except as permitted in the Merger Agreement;

•

enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a subsidiary of BARK to BARK or another such subsidiary; or

•	agree in writing or otherwise commit to take any of the foregoing actions.

Pursuant to the Merger Agreement, exceptions apply to certain of the foregoing actions by BARK and its subsidiaries in connection with the suspension of operations related to the coronavirus (COVID-19) pandemic as are reasonably necessary to (1) to protect the health and safety of their respective employees and other individuals with whom they have business dealings or (2) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic.

The Merger Agreement also contains additional covenants of the parties, including covenants providing that:

•

the parties will maintain confidentiality with respect to nonpublic information exchanged in connection with the Merger Agreement and the negotiations related thereto and provide access to any information concerning the business of a party and its subsidiaries, subject to certain exceptions;

•

the parties will not solicit or enter into discussions or transactions with, or encourage or provide any information to any third party, and to immediately cease all existing discussions or negotiations with any third party, regarding any merger, sale of ownership interests or assets;

•

BARK will provide periodic financial information to Northern Star through the closing date of the Merger and the unaudited consolidated financial statements of BARK and its subsidiaries for the nine months ending December 31, 2020 and 2019, which shall be prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice throughout the periods involved;

•	Northern Star will prepare, file and distribute the registration statement of which this proxy statement/prospectus forms a part;

•	Northern Star and BARK will give notice in accordance with Delaware Law and their respective charter documents seeking stockholder approval of the Merger;

•

Northern Star will take all actions necessary so that all directors and officers of Northern Star prior to the closing of the Merger resign, except those as set forth in the Merger Agreement, and increase the number of members of its board of directors to seven (7) and the parties will take all necessary action so that those persons specified in the Merger Agreement or the schedules thereto are appointed to the board of directors;

•	the parties will prepare and file any required notification pursuant to the HSR Act;

•

the parties will prepare and file Current Reports on Form 8-K and issue joint press releases announcing the execution of the Merger Agreement and closing of the Merger, respectively, and consult with each other before issuing any other press release or public statement with respect to the Business Combination;

•

the parties will provide all information necessary in order to prepare, update, amend or supplement, to the extent necessary, this proxy statement/prospectus, Current Reports on Form 8-K, press releases or any other filing, notice or application to governmental entities or third parties in connection with the Merger and the transactions contemplated thereby;

•	BARK and its affiliates shall not engage in any purchases or sales of Northern Star’s securities prior to the Business Combination without Northern Star’s consent;

•	BARK and its controlled affiliates will waive their rights to make claims against Northern Star to collect from the trust account any monies that may be owed to them by Northern Star;

•

Northern Star will use commercially reasonable efforts to remain listed as a publicly company on the NYSE and use reasonable best efforts to obtain approval for the listing for trading on the NYSE of its common stock issued in connection with the Business Combination;

•

Northern Star will maintain tail directors’ and officers’ liability insurance policies for a period of six years following the Business Combination and, if Northern Star does not have a directors’ and officers’ liability insurance policy in effect, Northern Star will obtain a tail directors’ and officers’ liability insurance policy;

•	the executive officers of BARK will repay any amounts owed by them to BARK and cause any guaranty made by BARK for the benefit of them to be terminated;

•

Northern Star will be permitted to borrow, after consultation with BARK, funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with up to $1,500,000 of which borrowings may be convertible into private warrants;

•

Northern Star will cause the trust account to be distributed immediately upon consummation of the Business Combination and to pay all liabilities and obligations of Northern Star due or incurred at or prior to the date of closing, including (i) payment to the holders of public shares who elect to convert their shares into cash, (ii) payment of Northern Star’s income and other tax obligations, (iii) repayment of loans and reimbursement of expenses to directors and officers of Northern Star, (iv) payments of deferred underwriting commissions incurred in connection with Northern Star’s initial public offering and (v) payment of third-party transaction costs incurred by Northern Star;

•	certain stockholders of BARK as well as the Sponsor and certain holders of Northern Star Class B Common Stock will enter into the Lock-Up Agreements;

•

at or prior to the closing of the Business Combination, Northern Star will execute and deliver the Registration Rights Agreement and use reasonable best efforts to terminate the existing Northern Star registration rights agreement, among Northern Star and the former Northern Star stockholders thereto;

•

the parties shall take any action necessary to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, including that BARK shall deliver tax representation letters to Northern Star’s legal counsel and cause counsel to deliver an opinion to such effect;

•	Northern Star shall adopt an equity incentive plan and employee stock purchase plan, each as specified in the Merger Agreement;

•

BARK may establish a cash retention pool in an aggregate amount of no more than $11,000,000 that may be granted to certain of its employees on the terms and at the discretion of BARK’s board of directors;

•

Northern Star shall use reasonable best efforts to arrange and consummate the PIPE Transaction, including delivering executed subscription agreements to BARK, satisfying any conditions pursuant to the subscription agreements, and taking any other actions necessary to consummate the PIPE Transaction;

•

BARK shall give notice to BARK’s stockholders of a special meeting of stockholders to consider the Merger Agreement, the Merger and the transactions contemplated thereby, send copies of this proxy statement/prospectus and other relevant information to BARK’s stockholders, and cause such stockholders to affirmatively vote “For” the Merger and in opposition to any other proposal that could reasonably be expected to delay or impair the consummation of the Merger and execute and deliver any related documentation in support of the Merger;

•	BARK will deliver to Northern Star its audited consolidated financial statements for the year ended March 31, 2020;

•

BARK shall give Northern Star prompt notice of any demands for appraisal received by BARK and any withdrawals of such demands and the opportunity to participate in all negotiations and proceedings with respect to such demands and shall not, except with the prior written consent of Northern Star, make any payment with respect to such demands or offer to settle or settle any such demands;

•	Northern Star will enter into the Support Agreements with certain of BARK’s stockholders;

•

BARK and Northern Star will provide each other, at least three (3) business days prior to the closing of the Merger, a written report of all third party fees and expenses incurred in connection with the Merger that remain unpaid as of the closing of the Merger; and

•

the parties will use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including obtaining all necessary approvals from governmental agencies and other third parties.

Conditions to Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned on approval of the proposals to Northern Star’s stockholders, including the business combination proposal. In addition, the consummation of the Merger is conditioned upon, among other things:

•

Northern Star having, either immediately prior to or upon the closing of the Business Combination, at least $5,000,001 of net tangible assets following the exercise by holders of Northern Star’s public shares of their right to convert their public shares into their pro rata share of the trust account;

•	all specified waiting periods under the HSR Act having expired;

•

no statute, rule, regulation, executive order, decree, injunction or other order being in effect or enforced by any governmental entity and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

•

the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending;

•	approval of the Business Combination by BARK’s stockholders;

•	the approval for listing on the NYSE of Northern Star’s common stock comprising the Merger Consideration to be issued; and

•	the PIPE Transaction having been completed or completed concurrently with the closing of the Business Combination.

Conditions to Closing of BARK

The obligations of BARK to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Northern Star and Merger Sub (subject to certain bring-down standards as described below);

•	performance of the agreements and covenants of Northern Star and Merger Sub required by the Merger Agreement to be performed on or prior to the closing of the Merger in all material respects;

•

no action, suit or proceeding being pending or threatened by any governmental entity which is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement or cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, or to materially and adversely affect the title of the shares of Northern Star common stock to be issued in connection with the Merger, and no order, judgment, decree, stipulation or injunction to such effect being in effect;

•

no Material Adverse Effect (as defined in the Merger Agreement) with respect to Northern Star having occurred since date of the Merger Agreement which is continuing as of the closing of the Business Combination;

•	Northern Star executing the Registration Rights Agreement;

•	the filing of Northern Star’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and the adoption of the amended and restated bylaws;

•	the resignation of all persons employed by Northern Star, except for those specified in the Merger Agreement or the schedules thereto;

•	the termination of the existing registration rights agreement, among Northern Star and the former Northern Star stockholders thereto; and

•	the execution of the Lock-Up Agreement by Sponsor and certain other Class B Common Stock holders of Northern Star.

With respect to the bring-down standard for measuring the accuracy of the representations and warranties, certain of the representations and warranties of Northern Star as to its capitalization and all the representations and warranties of Northern Star as to the authorization, performance and enforceability against Northern Star and Merger Sub of the Merger Agreement must be true and correct at the closing of the Merger (except to the extent they expressly relate to an earlier date, in which case they must be true and correct as of such date), except where the failure to be true and correct would not reasonably be expected to result in more than a de minimis additional cost, expense or liability to BARK, Northern Star, Merger Sub or their affiliates. The remaining representations and warranties of Northern Star must be true and correct (without reference to any limitation as to materiality or Material Adverse Effect (as defined in the Merger Agreement)) at the closing of the Merger (except to the extent they expressly relate to an earlier date, in which case they must be true and correct as of such date), except where the failure to be true and correct has not had and would not reasonably be expected to result in a Material Adverse Effect with respect to Northern Star.

Northern Star’s and Merger Sub’s Conditions to Closing

The obligations of Northern Star and Merger Sub to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of BARK (subject to certain bring-down standards as described below);

•	performance of the agreements and covenants of BARK and its subsidiaries required by the Merger Agreement to be performed on or prior to the closing of the Merger in all material respects;

•

no action, suit or proceeding being pending or threatened by any governmental entity which is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement or cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, or to materially and adversely affect the right of the surviving corporation to own, operate or control any of the assets of BARK following the Merger, and no order, judgment, decree, stipulation or injunction to such effect being in effect;

•

no Material Adverse Effect (as defined in the Merger Agreement) with respect to BARK having occurred since date of the Merger Agreement which is continuing as of the closing of the Business Combination;

•	delivery of updated financial statements of BARK and its subsidiaries to Northern Star;

•	execution and delivery of the Lock-Up Agreement by BARK’s stockholders specified in the Merger Agreement or the schedules thereto;

•	termination of certain Company agreements, including BARK’s existing stockholders’ agreement, specified in the Merger Agreement or the schedules thereto;

•

the delivery by BARK to Northern Star of a certificate that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of BARK are not “ U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Northern Star to deliver such certification to the IRS on behalf of BARK after the closing of the Business Combination and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

With respect to the bring-down standard for measuring the accuracy of the representations and warranties, certain of the representations and warranties of BARK as to its capitalization and all the representations and warranties of BARK as to the authorization, performance and enforceability against BARK of the Merger Agreement must be true and correct at the closing of the Merger (except to the extent they expressly relate to an earlier date, in which case they must be true and correct as of such date), except where the failure to be true and correct would not reasonably be expected to result in more than a de minimis additional cost, expense or liability to BARK, Northern Star, Merger Sub or their affiliates. The remaining representations and warranties of BARK must be true and correct (without reference to any limitation as to materiality or Material Adverse Effect (as defined in the Merger Agreement)) at the closing of the Merger (except to the extent they expressly relate to an earlier date, in which case they must be true and correct as of such date), except where the failure to be true and correct has not had and would not reasonably be expected to result in a Material Adverse Effect with respect to BARK.

Waiver

If permitted under applicable law, Northern Star or BARK may waive in writing any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement. However, the condition requiring that Northern Star have at least $5,000,001 of net tangible assets as described above may not be waived.

The existence of the financial and personal interests of Northern Star’s directors may result in a conflict of interest on the part of one or more of them between what he or she may believe is best for Northern Star and what he or she may believe is best for himself in determining whether or not to grant a waiver in a specific situation. See the section entitled “Risk Factors” for a fuller discussion of this and other risks.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:

•	by mutual written consent of Northern Star and BARK;

•

by either Northern Star or BARK if the Business Combination is not consummated on or before June 30, 2021 (the “Outside Date”), provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•

by either Northern Star or BARK if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, judgment, ruling or other action is final and non-appealable;

•

by either Northern Star or BARK if the other party has breached any of its representations, warranties, covenants or agreements in any material respect or any has become untrue such that the conditions to the Merger Agreement would not be satisfied as of the time of such breach and such breach is incapable of being cured or is not cured by the Outside Date, provided that the terminating party is itself not in material breach;

•	by Northern Star if BARK shall have failed to deliver Support Agreements within five (5) Business Days following the execution of the Merger Agreement;

•

by Northern Star if BARK fails to obtain the requisite approval of its stockholders to the Merger Agreement and the Merger by written consent within ten (10) business days following the approval of this proxy statement/prospectus by the SEC;

•

by either Northern Star or BARK if, at the special meeting of stockholders, the proposals to stockholders, including the business combination proposal, shall fail to be approved by the required vote (subject to any adjournment or recess of the meeting); or

•

by either Northern Star or BARK if, immediately prior to or upon the closing, following consummation of the Merger, Northern Star will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Northern Star common stock issued in Northern Star’s initial public offering of their conversion rights into cash.

Effect of Termination

In the event of proper termination by any of the parties, the Merger Agreement will be of no further force or effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination. If the Merger Agreement is not properly terminated, it will remain in full force and effect, and each party will have the right to enforce the agreement in accordance with its terms, including by seeking specific performance. In the event the Merger Agreement is properly terminated, but a party has engaged in intentional and willful breach of the agreement prior to such termination, the other party will have the right to seek any and all remedies conferred under the agreement or available to it by law or in equity.

Fees and Expenses

Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the transactions are consummated.

Confidentiality; Access to Information

Each party to the Merger Agreement, subject to certain exceptions, will afford to the other parties and their financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request and which may be limited in light of the coronavirus (COVID-19) pandemic by orders issued by governmental entities or by a party to the extent such access would jeopardize the health and safety of any employee. The parties agree to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by the Merger Agreement.

Amendments

The Merger Agreement may be amended by the parties thereto at any time prior to the closing of the Business Combination by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. With respect to disputes related to the Merger Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the PIPE Transaction.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the unaudited historical condensed balance sheet of Northern Star as of December 31, 2020 with the unaudited historical condensed consolidated balance sheet of BARK as of December 31, 2020, giving further effect to the Business Combination and the PIPE Transaction, as if they had been consummated as of December 31, 2020.

The following unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2020 combine the historical condensed statement of operations of Northern Star for the period from July 8, 2020 (inception) through December 31, 2020, and the historical condensed consolidated statement of operations of BARK for the nine months ended December 31, 2020, giving effect to the Business Combination and the PIPE Transaction as if they had been consummated on April 1, 2019, the beginning of the earliest period presented. The following unaudited pro forma condensed combined statement of operations for the year ended March 31, 2020 includes the historical consolidated statement of operations of BARK for the year ended March 31, 2020, giving effect to the Business Combination and the PIPE Transaction as if they had been consummated on April 1, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2020 do not include Northern Star’s historical financial statements since Northern Star was not in existence during such period.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical unaudited condensed financial statements of Northern Star as of December 31, 2020 and for the period from July 8, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of BARK as of and for the years ended March 31, 2020 and 2019 and the related notes included elsewhere in this proxy statement/prospectus;

•

the historical unaudited condensed consolidated financial statements of BARK as of December 31, 2020 and for the nine months ended December 31, 2020 and 2019 and the related notes included elsewhere in this proxy statement/prospectus; and

•

the sections entitled “Northern Star’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “BARK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Northern Star and BARK included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no Northern Star public stockholders exercise their right to have their Northern Star Public Shares converted into their pro rata share of the trust account; and

•	Assuming Maximum Redemptions: This presentation assumes that 24,126,398 shares of Northern Star common stock, the maximum redemption of the outstanding Northern Star common stock, are redeemed, resulting in an aggregate payment of $241.3 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the trust account balance as of December 31, 2020 providing for a minimum net tangible asset of $5.0 million upon a consummation of the Business Combination and the PIPE Transaction on December 31, 2020.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the PIPE Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(in thousands)

	Historical	Historical	Scenario 1 Assuming No Redemptions into Cash							Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Northern Star	(B) BARK	Transaction Accounting Adjustments			PIPE Financing Adjustments			Pro Forma Balance Sheet	Transaction Accounting Adjustments			Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$1,129	$51,896	$245,467	5	(d)	$194,000	5	(k)	$475,372	$(241,264)	5	(j)	$234,108
			(5,303)	5	(g)
			(367)	5	(c)
			(11,450)	5	(i)
Account receivable—net	—	9,550	—			—			9,550	—			9,550
Prepaid expenses and other current assets	35	5,153	(35)	5	(c)	—			5,153	—			5,153
Inventory	—	72,347	—			—			72,347	—			72,347
Deferred offering costs	—	—	—			—			—	—			—

Total current assets	1,164	138,946	228,312			194,000			562,422	(241,264)			321,158
Property and equipment, net	—	9,260	—			—			9,260	—			9,260
Intangible assets, net	—	1,600	—			—			1,600	—			1,600
Cash and marketable securities held in trust account	254,369		(8,902)	5	(b)	—			0	—			0
			(245,467)	5	(d)
Other non-current assets	—	2,059	—			—			2,059	—			2,059

Total assets	$255,533	$151,865	$(26,057)			$194,000			$575,341	$(241,264)			$334,077

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$45,361	$—			$—			$45,361	$—			$45,361
Accrued and other current liabilities	364	46,871	(365)	5	(c)	—			60,380	—			60,380
			2,130	5	(g)								—
			11,380	5	(i)
Deferred revenue	—	30,014							30,014	—			30,014
Short-term debt	—	34,300							34,300	—			34,300
Promissory note payable—related party	—	—	—			—			—				—
Accrued offering costs	3	—	(3)	5	(c)	—			—				—

Total current liabilities	367	156,546	13,142			—			170,055	—			170,055
Deferred underwriting fee payable	8,902	—	(8,902)	5	(b)	—			0	—			0
Long-term debt	—	80,762	(4,581)	5	(f)	—			76,181	—			76,181
Other long term liabilities	—	9,385	(4,277)	5	(f)	—			5,108	—			5,108

	Historical	Historical	Scenario 1 Assuming No Redemptions into Cash							Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Northern Star	(B) BARK	Transaction Accounting Adjustments			PIPE Financing Adjustments			Pro Forma Balance Sheet	Transaction Accounting Adjustments			Pro Forma Balance Sheet
Total liabilities	9,269	246,693	(4,618)			—			251,344	—			251,344

Northern Star Class A common stock, subject to possible redemption	241,264		(241,264)	5	(e)	—			—	—			—
Redeemable Convertible Preferred Stock
BARK Series Seed convertible preferred stock		1,897	(1,897)	5	(h)				—				—
BARK Series A convertible preferred stock		4,948	(4,948)	5	(h)				—				—
BARK Series B convertible preferred stock		10,285	(10,285)	5	(h)				—				—
BARK Series C convertible preferred stock		34,585	(34,585)	5	(h)				—				—
BARK Series C-1 convertible preferred stock		8,272	(8,272)	5	(h)				—				—

Stockholders’ equity (deficit):
Northern Star preferred stock	—		—			—			—	—			—
Northern Star Class A common stock	0		1	5	(a)	2	5	(k)	17	(2)	5	(j)	15
			2	5	(e)	—
			12	5	(h)	—
						—
Northern Star Class B common stock	1		(1)	5	(a)	—			—	—			—

BARK common stock	—	—	—	5	(h)	—			—	—			—
			—	5	(f)
Treasury stock, at cost	—	(4,764)	4,764	5	(h)	—			—	—			—
Additional paid-in capital	5,509	22,846	54,701	5	(h)	193,998	5	(k)	513,545	(241,262)	5	(j)	272,283
			241,262	5	(e)
			10,974	5	(f)
			(4,260)	5	(g)
			(35)	5	(c)
			(11,450)	5	(i)
Accumulated deficit	(510)	(172,897)	(2,115)	5	(f)	—			(189,565)	—			(189,565)
			510	5	(h)
			(3,173)	5	(g)
			(11,380)	5	(i)

Total stockholders’ equity (deficit)	5,000	(154,815)	279,812			194,000			323,997	(241,264)			82,733

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$255,533	$151,865	$(26,057)			$194,000			$575,341	$(241,264)			$334,077

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2020

(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	(A)	(B)	Transaction Accounting Adjustments			Pro Forma Statement of Operations	Transaction Accounting Adjustments			Pro Forma Statement of Operations
	Northern Star	BARK
Revenue	$—	$266,396	$—			$266,396	$—			$266,396
Cost of revenue	—	108,421	—			108,421	—			108,421

Total gross profit	—	157,975	—			157,975	—			157,975
Operating expenses:
Selling, general and administrative	—	123,882	—			123,882	—			123,882
Advertising and marketing	—	50,782	—			50,782	—			50,782
Formation costs and other operating expenses	530	—	—			530	—			530

Total operating expenses	530	174,664	—			175,194	—			175,194

Loss from operations	(530)	(16,689)	—			(17,219)	—			(17,219)
Other income (expense), net:
Interest income (expense)—net	17	(8,381)	437	6	(a)	(7,264)	—			(7,264)
			676	6	(a)
			4	6	(a)
			(17)	6	(d)
Unrealized gain on marketable securities held in trust account	3	—	(3)	6	(d)	—	—			—
Other income—net	—	736	329	6	(b)	3,180	—			3,180
			2,115	6	(c)

Total other income (expense), net	20	(7,645)	3,541			(4,084)	—			(4,084)

Net loss before income taxes	(510)	(24,334)	3,541			(21,303)	—			(21,303)
Provision for income taxes	—	—	—			—	—			—

Net loss	$(510)	$(24,334)	$3,541			$(21,303)	$—			$(21,303)

Net loss per share attributable to common stockholders—basic and diluted	$(0.08)	$(4.64)				$(0.13)				$(0.15)

Weighted average common shares used to compute net loss per share attributable to common stockholders—basic and diluted	6,614,900	5,246,530	159,871,675	6	(f)	166,486,575	(24,126,398)	6	(f)	142,360,177

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2020

(in thousands, except share and per share amounts)

	Historical	Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	(C)	Transaction Accounting Adjustments			Pro Forma Statement of Operations	Transaction Accounting Adjustments			Pro Forma Statement of Operations
	BARK
Revenue	$224,335	$—			$224,335	$—			$224,335
Cost of revenue	88,921	—			88,921	—			88,921

Total gross profit	135,414	—			135,414	—			135,414
Operating expenses:
Selling, general and administrative	115,893	14,554	6	(e)	130,447	—			130,447
Advertising and marketing	46,147	—			46,147	—			46,147

Total operating expenses	162,040	14,554			176,594	—			176,594

Loss from operations	(26,626)	(14,554)			(41,180)	—			(41,180)
Other income (expense), net:
Interest expense—net	(5,421)	77	6	(a)	(5,191)	—			(5,191)
		152	6	(a)
		1	6	(a)
Other income—net	679	103	6	(b)	2,897	—			2,897
		2,115	6	(c)

Total other income (expense), net	(4,742)	2,448			(2,294)	—			(2,294)

Net loss before income taxes	(31,368)	(12,106)			(43,474)	—			(43,474)
Provision for income taxes	—	—			—	—			—

Net loss	$(31,368)	$(12,106)			$(43,474)	$—			$(43,474)

Net loss per share attributable to common stockholders—basic and diluted	$(6.08)				$(0.26)				$(0.30)

Weighted average common shares used to compute net loss per share attributable to common stockholders—basic and diluted	5,159,893	162,379,134	6	(f)	167,539,027	(24,126,398)	6	(f)	143,412,629

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

The board of directors of Northern Star Acquisition Corp., a Delaware corporation (“Northern Star”), has unanimously approved the Agreement and Plan of Reorganization, dated as of December 16, 2020 (the “Merger Agreement”), by and among Northern Star, NSAC Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Northern Star (“Merger Sub”), and Barkbox, Inc., a Delaware corporation (“BARK”), pursuant to which Merger Sub will merge with and into BARK, with BARK surviving as a wholly owned subsidiary of Northern Star and the securityholders of BARK becoming securityholders of Northern Star (the “Merger”). We refer to the Merger and the other transactions contemplated by the Merger Agreement as the “Business Combination” and the “PIPE Transaction”.

Pursuant to the Merger Agreement, each share of BARK’s common and preferred stock issued and outstanding immediately prior to the effective time of the Merger (including each share of BARK’s common stock issued as a result of the conversion of certain of BARK’s convertible promissory notes, as more fully described in this proxy statement/prospectus) will be automatically converted into the right to receive a number of shares of Northern Star common stock equal to the Exchange Ratio. The “Exchange Ratio” is the quotient obtained by dividing 150,000,000 by the fully-diluted number of shares of BARK’s common stock outstanding immediately prior to the effective time of the Merger (as determined in accordance with the Merger Agreement and more fully described elsewhere in this proxy statement/prospectus). Northern Star currently estimates that the Exchange Ratio will be approximately [8.7502] at the effective time of the Merger.

Each of the options to purchase shares of BARK’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase BARK’s common and preferred stock, in each case that is outstanding immediately prior to the effective time of the Merger, will be assumed by Northern Star and converted into an option or warrant, as the case may be, to purchase a number of shares of Northern Star common stock equal to the number of shares of BARK’s common stock subject to such option or warrant immediately prior to the effective time (or the number of shares of common stock issuable upon conversion of the preferred stock subject to such warrant) multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio.

BARK’s outstanding convertible promissory notes issued in 2019 and 2020 (the “2019 Convertible Promissory Notes” and “2020 Convertible Promissory Notes”, respectively) will be converted into shares of BARK’s common stock immediately prior to the effective time of the Merger in accordance with their original terms. All shares of BARK’s common stock issued upon such conversion will be entitled to receive shares of Northern Star common stock in the Merger as described above. BARK’s 5.50% convertible senior secured notes due 2025 (the “2025 Notes”) issued under an indenture with U.S. Bank National Association will be assumed by Northern Star at the effective time and will become convertible at the election of the holders into shares of Northern Star common stock. See the section entitled “The Business Combination Proposal -—Structure of the Merger—Consideration to BARK Securityholders.”

Accordingly, this proxy statement/prospectus covers up to an aggregate of 155,000,000 shares of Northern Star common stock, representing the estimated maximum number of shares to be issued or reserved for issuance to the securityholders of BARK at the closing of the Business Combination.

In connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which such PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200.0 million (the “PIPE Transaction”). The closing of the PIPE Transaction is expected to take place concurrently with the closing of the Business Combination. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Northern Star has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination and the PIPE Transaction.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 was derived from the unaudited historical condensed balance sheet of Northern Star as of December 31, 2020 and the unaudited historical condensed consolidated balance sheet of BARK as of December 31, 2020 and giving further effect to the Business Combination and the PIPE Transaction as if they occurred on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2020 combine the historical condensed statement of operations of Northern Star for the period from July 8, 2020 (inception) through December 31, 2020, and the historical condensed consolidated statement of operations of BARK for the nine months ended December 31, 2020, giving effect to the Business Combination and the PIPE Transaction as if they had been consummated on April 1, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2020 includes the historical statement of operations of BARK for the year ended March 31, 2020, giving effect to the Business Combination and the PIPE Transaction as if they had been consummated on April 1, 2019, the beginning of the earliest period presented.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination and the PIPE Transaction are based on certain currently available information and certain assumptions and methodologies that Northern Star believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Northern Star believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the PIPE Transaction based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Northern Star and BARK have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no Northern Star public stockholders exercise their right to have their Northern Star Public Shares converted into their pro rata share of the trust account; and

•

Assuming Maximum Redemptions: This presentation assumes that Northern Star’s public stockholders exercise their redemption rights with respect to a maximum of 24,126,398 shares of Northern Star common stock prior to the consummation of the Business Combination and the PIPE Transaction at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived on the basis that Northern Star will be required to have $5.0 million minimum net tangible assets upon consummation of the Business Combination and the PIPE Transaction, after giving effect to payments to redeeming stockholders. This requirement leads to a calculated potential redemption value of $241.3 million calculated as the balance of $246.3 million in net assets as of December 31, 2020, minus the minimum net tangible assets requirement amount of $5.0 million. The estimated per share redemption value of $10.00 was calculated by dividing the potential redemption value of $241.3 million by the 24,126,398 shares of Northern Star common stock.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 115,745,277 shares of Northern Star common stock to be issued to BARK’s stockholders, the 31,793,750 shares of Northern Star common stock (assuming there are no Northern Star stockholders who exercise their redemption rights), and the 20,000,000 shares of Northern Star common stock issued in connection with the PIPE Transaction.

As a result of the Business Combination and the PIPE Transaction, assuming no Northern Star public stockholders elect to redeem their shares for cash, BARK’s stockholders will own approximately 70% of the non-redeemable shares of common stock of the combined company, Northern Star public stockholders will own approximately 18% of the non-redeemable shares of the combined company, and investors from the PIPE Transaction will own approximately 12% of the non-redeemable shares of the combined company, based on the number of shares of Northern Star common stock outstanding as of December 31, 2020 (in each case, not giving effect to any shares issuable upon exercise of Northern Star Warrants or Northern Star Options).

If 24,126,398 shares of Northern Star common stock are redeemed for cash, which assumes the maximum redemption of Northern Star common stock after giving effect to payments to redeeming stockholders, BARK’s stockholders will own approximately 81% of the total shares of the non-redeemable common stock of the combined company, the investors from the PIPE Transaction will own approximately 14% of the non-redeemable shares of the combined company and Northern Star public stockholders will own approximately 5% of the non-redeemable shares of the combined company, based on the number of Northern Star common stock outstanding as of December 31, 2020 (in each case, not giving effect to any shares issuable upon exercise of Northern Star Warrants or Northern Star Options).

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical unaudited condensed financial statements of Northern Star as of December 31, 2020 and for the period from July 8, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical consolidated audited financial statements of BARK as of and for the years ended March 31, 2020 and 2019 and the related notes included elsewhere in this proxy statement/prospectus;

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

•

the historical unaudited condensed consolidated financial statements of BARK as of December 31, 2020 and for the nine months ended December 31, 2020 and 2019 and the related notes included elsewhere in this proxy statement/prospectus; and

•

the sections entitled “Northern Star’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “BARK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Northern Star and BARK included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the PIPE Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3.	Accounting for the Merger

The Business Combination represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Northern Star will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, BARK stockholders will have a majority of the voting power of the combined company, BARK will comprise all of the ongoing operations of the combined entity, BARK will control a majority of the governing body of the combined company, and BARK’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of BARK issuing shares for the net assets of Northern Star, accompanied by a recapitalization. The net assets of BARK will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations after the Business Combination will be those of BARK.

4.	Shares of Northern Star Common Stock Issued to BARK Stockholders upon Closing of the Business Combination and the PIPE Transaction

Based on 5,436,493 shares of BARK common stock and 7,752,515 shares of BARK convertible preferred stock outstanding immediately prior to the closing of the Business Combination and the PIPE Transaction, assuming the closing occurred on December 31, 2020, and based on the estimated Exchange Ratio determined in accordance with the terms of the Merger Agreement of 8.7759, Northern Star expects to issue approximately 115,745,277 shares of Northern Star common stock in the Business Combination, determined as follows:

BARK Common Stock assumed outstanding prior to the closing of the Business Combination and the PIPE Transaction	5,436,493
Assumed Exchange Ratio	8.7759

47,710,006

BARK convertible preferred stock assumed outstanding prior to the closing of the Business Combination and the PIPE Transaction	7,752,515
Assumed Exchange Ratio	8.7759

68,035,271

Estimated shares of Northern Star Common Stock issued to BARK Stockholders upon closing of the Business Combination and the PIPE Transaction	115,745,277

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared to illustrate the effect of the Business Combination and the PIPE Transaction and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 include pro forma adjustments that are (1) directly attributable to the Business Combination, and (2) directly attributable to the PIPE Transaction. Northern Star and BARK did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)	Derived from the unaudited condensed balance sheet of Northern Star as of December 31, 2020.

(B)	Derived from the unaudited condensed consolidated balance sheet of BARK as of December 31, 2020.

Pro forma transaction accounting:

a)

To reflect the conversion of all outstanding shares of Northern Star’s Class B common stock into Northern Star’s Class A common stock on a one-for-one basis upon the closing of the Business Combination.

b)	To reflect the settlement of $8.9 million of deferred underwriters’ fees incurred during Northern Star’s IPO that are payable upon completion of the Business Combination.

c)

To reflect the payment of accrued offering costs of $3 thousand and accrued and other current liabilities of $365 thousand and transaction cost of $35 thousand in additional paid in capital with a corresponding decrease to prepaid expenses.

d)

To reflect the release of cash from the trust account to the cash and cash equivalents account, assuming no Northern Star public stockholders exercise their right to have their Northern Star Public Shares redeemed for their pro rata share of the trust account.

e)

To reflect the reclassification, in Scenario 1, which assumes no Northern Star common stockholders exercise their redemption rights, of common stock subject to redemption of $241.3 million to permanent equity.

f)

To reflect the automatic conversion of BARK’s 2019 Convertible Promissory Notes and 2020 Convertible Promissory Notes into shares of BARK common stock and subsequent conversion into Northern Star’s common stock. Upon the conversion, the carrying value of the debt of $4.6 million, including unamortized debt discount of $3.1 million, and the related derivative liability of $4.3 million were derecognized. The Northern Star shares issued in exchange for the debt were recorded at fair value to common stock in the amount of $13 and additional paid in capital in the amount of $11.0 million, with the resulting difference being accounted for as a loss on extinguishment of $2.1 million in earnings (see note 6(c) below).

g)

To reflect the payment of BARK’s total estimated advisory, legal, accounting and auditing fees and other professional fees of $5.3 million that are deemed to be direct and incremental costs of the Business Combination and to accrue $3.2 million of BARK’s additional transaction costs that are not directly attributable to the Business Combination. The payment of $5.3 million of costs directly attributable to the Business Combination have been recorded as a reduction to additional paid-in capital

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

of $4.3 million and accrued and other current liabilities of $1.0 million. The accrual of $3.2 million of additional transaction costs has been recorded as a decrease to accumulated deficit (see note 6(e) below).

h)

To reflect the recapitalization of BARK through the contribution of all outstanding common and preferred stock of BARK to Northern Star and the issuance of 115,745,277 shares of Northern Star common stock and the elimination of the accumulated deficit of Northern Star, the accounting acquiree. As a result of the recapitalization, the carrying value of BARK’s redeemable convertible preferred stock of $60.0 million, common stock of $13, treasury stock of $4.8 million and Northern Star’s accumulated deficit of $510 thousand were derecognized. The Northern Star shares issued in exchange for BARK’s capital were recorded to common stock in the amount of $12 thousand and additional paid in capital in amount of $54.7 million.

i)

To reflect the payment of Northern Star’s total estimated advisory, legal, accounting and auditing fees and other professional fees of $11.5 million that are deemed to be direct and incremental costs of the Business Combination and to accrue $11.4 million of BARK’s additional transaction costs that are not directly attributable to the Business Combination. The payment of $11.5 million of costs directly attributable to the Business Combination have been recorded as a reduction to additional paid-in capital of $11.5 million. The accrual of $11.4 million of additional transaction costs, which includes a cash retention pool in the aggregate amount of $11.0 million expected to be paid to certain BARK employees upon completion of the Business Combination, has been recorded as a decrease to accumulated deficit (see note 6(e) below).

j)

To reflect, in Scenario 2, the assumption that Northern Star’s public stockholders exercise their redemption rights with respect to a maximum of 24,126,398 shares of Northern Star common stock prior to the consummation of the Business Combination at a redemption price of approximately $10.00 per share, or $241.3 million in cash. The $241.3 million or 24,126,398 shares of common stock represent the maximum redemption amount providing for a minimum net tangible asset of $5.0 million upon a consummation of the Business Combination and the PIPE Transaction on December 31, 2020.

Pro forma adjustments directly attributable to the PIPE Transaction:

k)

To reflect the issuance of an aggregate of 20,000,000 shares of Northern Star common stock in the PIPE Transaction at a price of $10.00 per share, for an aggregate purchase price of $200.0 million and to record the fee associated with the PIPE Transaction in the amount of $6.0 million.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended December 31, 2020 and the Year Ended March 31, 2020

Northern Star and BARK did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Northern Star’s shares outstanding at the closing of the Business Combination and the PIPE Transaction, assuming the Business Combination and the PIPE Transaction occurred on April 1, 2019.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)	Derived from the unaudited condensed consolidated statements of operations of Northern Star for the period from July 8, 2020 (inception) through December 31, 2020.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(B)	Derived from the unaudited consolidated statements of operations of BARK for the nine months ended December 31, 2020.

(C)	Derived from the audited consolidated statements of operations of BARK for the year ended March 31, 2020.

Pro forma adjustments:

a)

To reflect an adjustment to eliminate interest expense, debt issuance cost and amortization of discount on debt upon the automatic conversion of BARK’s 2019 Convertible Promissory Notes and 2020 Convertible Promissory Notes as it is assumed that the convertible notes would have been converted to BARK’s common stock and then to Northern Star common stock as if the Business Combination had occurred on April 1, 2019.

b)

To reflect an adjustment to eliminate the impact of the change in the fair value of derivative liability for convertible notes issued by BARK as it is assumed that the derivative liability would have been extinguished upon conversion of BARK’s 2019 Convertible Promissory Notes and 2020 Convertible Promissory Notes as if the Business Combination had occurred on April 1, 2019.

c)

To reflect an adjustment to record a loss of $2.1 million on conversion of BARK’s 2019 Convertible Promissory Notes and 2020 Convertible Promissory Notes as if the Business Combination had occurred on April 1, 2019. It should be noted that BARK’s 2019 Convertible Promissory Notes and 2020 Convertible Promissory Notes were issued after April 1, 2019, and therefore, the loss on conversion of $2.1 million was calculated based on the carrying amounts of the convertible notes and derivative liability as of December 31, 2020, which represents the best available information.

d)	To reflect an adjustment to eliminate the interest earned of $17 thousand and unrealized gain of $3 thousand on marketable securities held in trust account of Northern Star.

e)

To reflect an accrual for additional transaction costs of $14.6 million within selling, general and administrative expense of BARK, respectively (see note 5(g) and 5(i) above), which includes $11.0 million of expense related to the cash retention pool expected to be paid to certain BARK employees upon the completion of the Business Combination. This one-time adjustment was made only to the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2020.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

f)

As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for pro forma basic and diluted net income per share assumes that the shares issuable in connection with the Business Combination and the PIPE Transaction have been outstanding for the entirety of the periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Pro forma weighted common shares outstanding—basic and diluted for the nine months ended December 31, 2020 are calculated as follows:

	Nine Months Ended December 31, 2020
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation—basic and diluted
Northern Star weighted average public shares outstanding	6,614,900	6,614,900
Northern Star common stock subject to redemption reclassified to equity	24,126,398	—
Issuance of Northern Star common stock in connection with closing of the PIPE Transaction	20,000,000	20,000,000
Issuance of Northern Star common stock to BARK shareholders in connection with Business Combination	115,745,277	115,745,277

Pro forma weighted average shares outstanding—basic and diluted	166,486,575	142,360,177

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pro forma weighted average common shares outstanding—basic and diluted for the year ended March 31, 2020, are calculated as follows:

	Year Ended March 31, 2020
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation—basic and diluted
Northern Star weighted average public shares outstanding	—	—
Issuance of Northern Star Class B common stock	6,250,000	6,250,000
Northern Star 937,500 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters	937,500	937,500
Issuance of Northern common stock in connection with Initial Public Offering	1,308,602	1,308,602
Cancellation of Northern Star Founder shares in connection with the Initial Public Offering	(828,750)	(828,750)
Northern Star common stock subject to redemption reclassified to equity	24,126,398	—
Issuance of Northern Star common stock in connection with closing of the PIPE Transaction	20,000,000	20,000,000
Issuance of Northern Star common stock to BARK shareholders in connection with Business Combination	115,745,277	115,745,277

Weighted average shares outstanding—basic and diluted	167,539,027	143,412,629

THE PIPE PROPOSAL

In connection with the Business Combination, Northern Star intends to (subject to customary terms and conditions) at the closing of the Business Combination effect the issuance of 20,000,000 shares of Northern Star common stock to PIPE Investors. For further information, see the section entitled “The Business Combination Proposal.”

On December 16, 2020, Northern Star entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200,000,000. The subscription agreements are subject to certain customary conditions, including, among other things, the closing of the Business Combination. The purpose of the PIPE Transaction is to ensure that the combined company has a minimum amount of capital to operate its business following the transaction and to for continued expansion into new subscription and product categories, marketing of BARK’s current and expanded subscription and product offerings, increasing BARK’s employee headcount to support its growth and for working capital, capital expenditures and general corporate purposes.

Generally, each PIPE Investor’s subscription amount will be delivered to Northern Star on the then-scheduled closing date of the Merger (unless a later time is otherwise agreed by Northern Star). The subscription agreements provide for certain registration rights. In particular, Northern Star will, as soon as practicable within 15 business days following the closing date of the Merger, file with the SEC (at Northern Star’s sole cost and expense) a registration statement registering the resale of the shares issued to the PIPE Investors, and will use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the actual filing date (or the 90th calendar day if the SEC notifies Northern Star (orally or in writing) that it will “review” such registration statement) and (ii) the 5th business day after the date Northern Star is notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, subject to certain exceptions, such as a PIPE Investor’s failure to provide information requested by Northern Star that is required to be provided in such registration statement.

Assuming that none of BARK’s options or warrants are exercised prior to the closing of the Business Combination and all of BARK’s convertible promissory notes (other than the 2025 Notes) are converted into shares of BARK’s common stock immediately prior to the Business Combination as described in “The Business Combination Proposal—Structure of the Merger—Consideration to BARK Securityholders,” and further assuming that no holder of Northern Star’s public shares exercises conversion rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, the PIPE Investors will hold approximately             % of the issued and outstanding Northern Star common stock. The issuance of such shares will result in significant dilution to Northern Star’s stockholders, and would afford Northern Star’s stockholders a smaller percentage interest in the voting power, liquidation and aggregate value of Northern Star.

If approved by Northern Star’s stockholders at the annual meeting, the PIPE Transaction is expected to close simultaneously with the consummation of the Business Combination.

NYSE Listing Requirements

NYSE Listing Rule 312.03(c) generally requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. However, such financing does not require stockholder approval if, among other things, it involves a sale of common stock, for cash, at a price at least as great as the lower of: (i) the official closing price on the NYSE immediately preceding the signing of the binding agreement; or (ii) the average official closing price for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). The securities to be issued in the PIPE Transaction will exceed 20% of the number of shares of Northern Star common stock outstanding immediately prior to the consummation of the Business Combination and the PIPE Transaction. Further, the shares of Northern Star common stock to be issued in connection with the PIPE Transaction will be issued at a price that is less than the Minimum Price. Therefore, the PIPE Transaction will require stockholder approval under NYSE Listing Rule 312.03(c).

Required Vote

The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

Under the subscription agreements with the PIPE Investors, the closing of the PIPE Transaction is conditioned on, among other things, the consummation of the Business Combination and, under the Merger Agreement, the closing of the Business Combination is conditioned on the consummation of the PIPE Transaction. Accordingly, if the business combination proposal is not approved, the PIPE proposal will not be presented at the annual meeting. If the PIPE proposal is not approved and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Business Combination and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PIPE PROPOSAL.

THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following amendments to Northern Star’s current amended and restated certificate of incorporation to:

•	change the name of the new public entity to “The Original BARK Company”, as opposed to the current name of “Northern Star Acquisition Corp.”;

•

increase the number of shares of common stock Northern Star is authorized to issue to 500,000,000 shares, as opposed to the current number of 150,000,000 shares, and to remove the provisions for Northern Star’s current Class B common stock (the shares of which will all convert into shares of Class A common stock in connection with the Business Combination) so that the Class B common stock will cease to exist and Northern Star will have a single class of common stock;

•

add supermajority voting provisions, which will the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of New BARK to amend certain provisions of the second amended and restated certificate of incorporation, to adopt, amend or repeal any provision of the bylaws, or to remove any director, or the entire Board of Directors; and

•

remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate.

In the judgment of Northern Star’s board of directors, the charter proposals are desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination with BARK and the combined business going forward;

•

the greater number of authorized number of shares of common stock is desirable for Northern Star to have sufficient shares for the issuances to the holders of BARK’s stock in the Merger, and for issuances upon exercise of Northern Star’s warrants and upon exercise or conversion of BARK’s options, warrants and 2025 Notes assumed by Northern Star in the Merger, and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances, for stock dividends and stock splits, and for the 2021 Plan, the ESPP and other compensatory purposes;

•

the single class of common stock is desirable because all shares of Class B common stock will be exchanged for Class A common stock upon the closing of the Business Combination, and because it will allow Northern Star to have a streamlined capital structure;

•	the supermajority voting provisions are desirable to enhance the continuity and stability of the board of directors; and

•

the provisions that relate to the operation of Northern Star as a special purpose acquisition corporation prior to the consummation of its initial business combination will not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if an initial business combination is not consummated within a certain period of time).

For a comparison of the existing charter and Northern Star’s proposed charter, please see the section entitled “Description of New Bark’s Securities After the Merger.”

Notwithstanding the foregoing, authorized but unissued shares of common and preferred stock may enable Northern Star’s board of directors to render it more difficult to, or may be used to discourage an attempt to, obtain control of Northern Star and thereby protect continuity of or entrench its management, which may adversely affect the market price of Northern Star’s securities. If, in the due exercise of its fiduciary obligations, for example, Northern Star’s board of directors were to determine that a takeover proposal were not in the best interests of Northern Star, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Northern Star to have sufficient shares for the issuances to the holders of BARK’s stock in the Merger, and for issuances upon exercise of Northern Star’s warrants and upon exercise or conversion of BARK’s options, warrants and 2025 Notes assumed by Northern Star in the Merger, while retaining the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances, for stock dividends and stock splits, and for the 2021 Plan, the ESPP and other compensatory purposes. Except for issuances to BARK’s stockholders pursuant to the Merger Agreement and issuances pursuant to its outstanding warrants and BARK’s options, warrants and the 2025 Notes to be assumed by Northern Star in the Merger, Northern Star currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of Northern Star’s proposed Charter, as will be in effect assuming approval of all of the charter proposals and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B. For a comparison of the existing charter and Northern Star’s proposed charter, please see the section entitled “Description of Northern Star’s Securities After the Merger.”

Required Vote

The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock on the record date.

The amendments to Northern Star’s amended and restated certificate of incorporation are conditioned upon the closing of the Business Combination and, under the Merger Agreement, the approval of the charter proposals is a condition to the closing of the Business Combination. Accordingly, if the business combination proposal is not approved, or the PIPE proposal is not approved and the applicable condition in the Merger Agreement is not waived, the charter proposals will not be presented at the annual meeting. If the charter proposals are not approved and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Business Combination and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the annual meeting, seven directors will be elected to be the directors of Northern Star upon the closing of the Business Combination. Northern Star’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for the initial terms of the Class A and Class B directors) serving a three-year term. If the nominees are elected, Jon Ledecky, Henrik Werdelin and Betsy McLaughlin will be Class A directors serving until Northern Star’s 2022 annual meeting of stockholders; Joanna Coles and Matt Meeker will be Class B directors serving until Northern Star’s 2023 annual meeting of stockholders; and Manish Joneja and Jim McGinty, will be Class C directors serving until Northern Star’s 2024 annual meeting of stockholders, and in each case, until their successors are elected and qualified.

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person or represented by proxy and entitled to vote at the annual meeting. Plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

The election of the directors is conditioned upon the closing of the Business Combination and, under the Merger Agreement, the election of all the nominees identified in this proxy statement/prospectus is a condition to the closing of the Business Combination. Accordingly, if the business combination proposal is not approved, or the PIPE proposal or any charter proposal is not approved and the applicable condition in the Merger Agreement is not waived, the director election proposal will not be presented at the annual meeting. If the seven nominees identified in this proxy statement/prospectus are not elected as directors and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Business Combination and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

Following the closing of the Business Combination, the election of directors of Northern Star will be governed by its charter documents and the laws of the State of Delaware.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NORTHERN STAR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES IDENTIFIED IN THIS PROXY STATEMENT/PROSPECTUS.

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the combined company will be managed by or under the direction of the board of directors of New BARK. Northern Star and BARK are currently evaluating potential director nominees and executive officer appointments, but the following table sets forth the name and position of each of the director nominees and executive officers of New BARK upon consummation of the Business Combination known as of the date hereof, including their ages as of December 31, 2020.

Name	Age	Position
Executive Officers
Matt Meeker	47	Executive Chairman and Director
Manish Joneja	43	Chief Executive Officer and Director
John Toth	50	Chief Financial Officer
Henrik Werdelin	45	Chief Strategy Officer and Director
Non-Employee Directors
Jonathan J. Ledecky	63	Director
Joanna Coles	58	Director
Jim McGinty	58	Director
Elizabeth McLaughlin	60	Director

Executive Officers

Matt Meeker will become Executive Chairman of New BARK’s board of directors commencing upon the consummation of the Business Combination. Mr. Meeker is a co-founder of BARK and was the Chief Executive Officer of BARK from its formation in October 2011 until September 2020. Mr. Meeker has served as director of BARK since its formation and as BARK’s Executive Chairman since September 2020. Prior to joining BARK, Mr. Meeker was Entrepreneur-in-Residence at DogPatch Labs, a startup incubator run by Polaris Ventures from January 2011 to April 2012. Prior to that, Mr. Meeker was an advisor at OpenSky from September 2009 to December 2010. He co-founded Meetup, a network of local communities that meet offline about shared interests and passions, and worked there from December 2001 through December 2007. Mr. Meeker also serves as a Venture Partner at Resolute VC. Mr. Meeker received his B.S.B, Marketing, Finance from the University of Minnesota – Carlson School. Mr. Meeker has a Great Dane named Hugo. As a co-founder, former Chief Executive Officer and long-time member of BARK’s board of directors, Mr. Meeker has an extensive knowledge of and perspective on BARK’s business, which we believe qualifies him to serve on New BARK’s board of directors following the Business Combination.

Manish Joneja will serve as New BARK’s Chief Executive Officer and as a member of its board of directors commencing upon the consummation of the Business Combination. Mr. Joneja has served as BARK’s Chief Executive Officer and a member of BARK’s board of directors since September 2020. Prior to BARK, he served as Director, Amazon Global at Amazon from December 2016 to September 2020, where he was a leader in Amazon’s worldwide operations division focused on global exports and expansion, leading global teams in product management, supply chain and data science. Before joining Amazon, Mr. Joneja held various leadership positions of increasing responsibility at eBay from August 2011 to December 2016, including Sr. Director/GM of Global Ecommerce Expansion and Shipping. Prior to eBay, Mr. Joneja served in various positions at Infosys Tech. and Infosys Consulting, Inc. from September 2000 to August 2011, including Principal – Digital Commerce & Strategy. Mr. Joneja received a Bachelor of Technology (Computer Science and Engineering) from Punjabi University, India. Mr. Joneja has a thirteen-year-old rescue dog, Kiki, and Begum, a former Delhi street dog. We believe Mr. Joneja is qualified to serve on New BARK’s board of directors because of his extensive operational and management experience, as well as his expertise in product management, supply chain and data science.

John Toth will serve as New BARK’s Chief Financial Officer commencing upon the consummation of the Business Combination. Mr. Toth has served as BARK’s Chief Financial Officer since 2016. Prior to joining

BARK, Mr. Toth served as Chief Financial Officer of Hot Chalk, Inc., an education technology company, from 2015 to 2016. Mr. Toth served as Chief Financial Officer of ARC Document Solutions, Inc., a publicly traded company that provides specialized commercial printing services, from 2011 to 2015. Prior to his joining ARC, Mr. Toth was Chief Financial Officer of Bell-Carter Foods, Inc., a company operating in the food manufacturing industry, from 2008 to 2010. From 2006 to 2008, Mr. Toth worked at Fresh Express, Inc., a subsidiary of Chiquita Brands International, Inc., serving as Chief Financial Officer. Mr. Toth began his career in investment banking with Goldman, Sachs & Co. He then moved to J.P. Morgan’s investment banking division and from 2001 until 2006, Mr. Toth was a Managing Partner of Tennyson West, LLC, a boutique mergers and acquisitions advisory firm. Mr. Toth received a Master’s Degree in Economics, and Bachelor’s Degree in Economics and Political Science, from Stanford University.

Henrik Werdelin will serve as a member of New BARK’s board of directors commencing upon the consummation of the Business Combination. Mr. Werdelin is a co-founder of BARK and has served as a director and Secretary of BARK since its formation in October 2011. Mr. Werdelin served as BARK’s Co-Chief Executive Officer from November 2011 until August 2020, as BARK’s Chief Creative Officer from August 2020 through December 2020 and as BARK’s Chief Strategy Officer since January 2021. Mr. Werdelin is also the Founding Partner of Prehype LLC, a venture development firm headquartered in New York, with offices in London and Copenhagen, that he founded in 2010. Prior to joining BARK, from 2002 to 2006, Mr. Werdelin was Vice President of Product Development and Strategy for MTV Networks International. From 2006 to 2009, Mr. Werdelin served as the Chief Creative Officer at Joost, a peer-to-peer internet television service. From 2009 to 2010, Mr. Werdelin was an Entrepreneur in Residence at Index Ventures, working with, advising or investing in a number of start-ups. Mr. Werdelin has a yellow lab named Molly. Mr. Werdelin graduated from Aalborg University (Denmark) with a BA in Social and Politics Science and received a MA with distinction in Journalism from the University of Westminster (London, UK). As a co-founder and long-time member of BARK’s board of directors, Mr. Werdelin has an extensive knowledge of and perspective on BARK’s business, which we believe qualifies him to serve on New BARK’s board of directors following the Business Combination.

Non-Employee Directors

Joanna Coles has served as Northern Star’s Chairperson of the Board of Directors since its inception and as Chief Executive Officer since September 2020. Ms. Coles is a creative media and technology entrepreneur who in her previous roles as editor of two leading magazines and Chief Content Officer of Hearst Magazines developed an extensive network of relationships at the intersection of technology, fashion and beauty. She is also the Chairperson of the Board of Directors and Chief Executive Officer of Northern Star Investment Corp. II (“Northern Star II”), a blank check company like Northern Star that raised $400,000,000 in its initial public offering in January 2021. In February 2021, Northern Star II entered into a definitive agreement for a business combination with Apex Clearing Holdings LLC. Apex is the parent company of Apex Clearing Corporation, a custody and clearing engine that’s powering the future of digital wealth management. Ms. Coles is also the Chairperson of the Board of Directors and Chief Executive Officer of Northern Star Investment Corp. III (“Northern Star III”) and Northern Star Investment Corp. IV (“Northern Star IV”), each a blank check company like Northern Star that raised $400,000,000 in its initial public offering in March 2021 and is currently searching for an initial business combination. Ms. Coles is on the board of Snap Inc. (NYSE: SNAP), a leading digital media company that utilizes technology to combine mobile phone photos with Snapchat, a leading communications platform. Its chat services include creating and watching stories, chatting with groups, and making voice and video calls while also communicating through stickers and Bitmojis. She is also on the board of directors of Sonos, Inc. (NASDAQ: SONO), a designer, developer, manufacturer and seller of audio products and services. Ms. Coles has been the Executive Producer for ABC Freeform’s highly acclaimed The Bold Type since 2016 and in 2019 entered into a production development deal at ABC Studios creating TV shows across Disney’s streaming platforms. Since January 2019, she has also been a special advisor to Cornell Capital, a $4.0 billion private investment firm founded in 2013 by Henry Cornell, the former Vice Chairman of Goldman Sachs’ Merchant Banking Division. She was appointed Chief Content Officer of Hearst Magazines in September 2016, overseeing editorial for Hearst’s 300 titles globally, and served until August 2018. Prior to that, she was Editor-in-Chief of Cosmopolitan, a role she started in September 2012. She edited Marie Claire magazine from April 2006 to September 2012. Ms. Coles was New York columnist for The Times of London from September 1998 to September 2001 and served as New York Bureau Chief for The Guardian from 1997 to 1998. She is on the board of Women Entrepreneurs New York City, an initiative to encourage female entrepreneurship, with a focus on underserved communities. She is also a member of the board of directors of Density Software, a company that utilizes hardware systems and software solutions to manage safety and security in physical spaces including retail stores, hotels, restaurants, office buildings, public facilities such as airports and universities and home environments, Blue Mistral, a clean beauty company, and an advisor to several private companies. She holds a B.A. in English and American literature from the University of East Anglia. Ms. Coles adopted Phoebe, a Beagle mix, 11 years ago from a dog shelter in Canaan, CT. We believe that Ms. Coles is qualified to serve as a member of New BARK’s board of directors due to her extensive experience and contacts and relationships.

Jonathan J. Ledecky has served as the President and Chief Operating Officer of Northern Star since September 2020 and served as its Chief Executive Officer from its inception until September 2020. Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. He is also the President, Chief Operating Officer and director of Northern Star II, a blank check company like Northern Star that raised $400,000,000 in its initial public offering in January 2021. In February 2021, Northern Star II entered into a definitive agreement for a business combination with Apex Clearing Holdings LLC. Apex is the parent company of Apex Clearing Corporation, a custody and clearing engine that’s powering the future of digital wealth management. Mr. Ledecky is also the President, Chief Operating Officer and director of Northern Star III and Northern Star IV, each a blank check company like Northern Star that raised $400,000,000 in its initial public offering in March 2021 and is currently searching for an initial business combination. He is also Chairman of the Board of Pivotal Investment Corporation III (“Pivotal III”), a blank check company like Northern Star that consummated its initial public offering in February 2021 raising $276,000,000 and is currently searching for an initial business combination. Mr. Ledecky has served as chairman of Ironbound Partners Fund LLC, a private investment management fund, since March 1999. He was also the Chief Executive Officer and chairman of the board of directors of Pivotal II, a blank check company like Northern Star that raised $230,000,000 in its initial public offering in July 2019, until December 2020, when Pivotal II consummated an initial business combination with XL Fleet, which is a leading provider of fleet electrification solutions for Class 2-6 commercial vehicles in North America. Mr. Ledecky continues to serve as a member of the board of directors of Pivotal II. Mr. Ledecky was also Chief Executive Officer and chairman of the board of directors of Pivotal I, a shell company that raised $230,000,000 in its initial public offering in February 2019. In December 2019, Pivotal I consummated its initial business combination with KLDiscovery, a provider of software and services that help protect corporations from a range of information governance, compliance and data issues. Mr. Ledecky has also served as President and a director of Newtown Lane Holdings, Incorporated, a blank check company, since October 2015. In February 2021, Newtown Lane entered into a definitive agreement for a business combination with Cyxtera Cybersecurity, Inc. (doing business as Appgate). Mr. Ledecky also served as a member of the board of directors of Propel Media, Inc., a digital media holding company, from January 2015 to January 2019. From July 2005 to December 2007, Mr. Ledecky served as president, secretary and a director of Endeavor Acquisition Corp., a blank check company that completed its initial business combination with American Apparel, Inc. From January 2007 to May 2009, he served as president, secretary and a director of Victory Acquisition Corp., a blank check company that was unable to consummate an initial business combination. He also served as president, secretary and a director of Triplecrown Acquisition Corp., a blank check company, from June 2007 until it completed its initial business combination with Cullen Agricultural Technologies, Inc. in October 2009. During 2007, he also served as president, secretary and director of Grand Slam Acquisition Corp., Performance Acquisition Corp. and Endeavour International Acquisition Corp., three similarly structured blank check companies that never completed their initial public offerings due to market conditions at the time. Mr. Ledecky founded U.S. Office Products in October 1994 and served as its chief executive officer until November 1997 and as its chairman until its sale in June 1998. U.S. Office Products was one of the fastest start-up entrants in the history of the Fortune 500 with sales in excess of $3 billion within its first three years of operation. From 1999 to 2001, Mr. Ledecky was vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the NBA, NHL and WNBA. In addition to the foregoing, Mr. Ledecky served as chairman of the board and chief executive officer of Consolidation Capital Corporation from its formation in February 1997 until March 2000 when it merged with Group Maintenance America Corporation. Mr. Ledecky also has served as a trustee of George Washington University, a director of the U.S. Chamber of Commerce and a commissioner on the National Commission on Entrepreneurship and served as a trustee of the U.S. Olympic and Paralympic Foundation. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University in 1979 and a M.B.A. from the Harvard Business School in 1983. We believe Mr. Ledecky is well-qualified to serve as a member of New BARK’s board of directors due to his public company experience, including with other similarly structured blank check companies, business leadership, operational experience and contacts.

Jim McGinty will serve on New BARK’s board of directors commencing upon the consummation of the Business Combination. Mr. McGinty has served on BARK’s board of directors since February 2021. Mr. McGinty has served as the Chief Financial Officer of 5.11 Tactical since April 2018. Prior to then Mr. McGinty served as Chief Financial Officer of Z Gallerie from April 2016 through February 2018. Mr. McGinty previously served as Chief Financial Officer of Spy Inc. from August 2013 through April 2016. Mr. McGinty served on the board of directors of Native Foods Holding Corporation from October 2013 through January 2015. From 2000 to 2013, Mr. McGinty was a member of the management team of Hot Topic, Inc., serving as Chief Financial Officer from February 2001 to March of 2013. Prior to Hot Topic, Mr. McGinty was Vice President-Controller at Victoria’s Secret Stores, a division of The Limited, Inc., from July 1996 to July 2000, and held various financial and accounting positions within other divisions of The Limited, Inc. from 1984 to 1996. Mr. McGinty holds a B.S. degree in Accounting from Miami University in Oxford, Ohio. We believe Mr. McGinty is qualified to serve on New BARK’s board of directors due to his extensive financial, commercial, corporate strategy, business development and transaction experience.

Elizabeth McLaughlin will serve on New BARK’s board of directors commencing upon the consummation of the Business Combination. Ms. McLaughlin has served on BARK’s board of directors since December 2017. Ms. McLaughlin served as the Chief Executive Officer of Hot Topic, Inc. from 2000 to 2011. Since 2011 Ms. McLaughlin has served as a board member of various retail and restaurant companies. Prior to becoming Chief Executive Officer of Hot Topic, Ms. McLaughlin held various leadership positions of increasing responsibility at Hot Topic, including President from 1999 to 2000, Senior Vice President Merchandising & Marketing from 1996 to 2000 and Vice President, Operations from 1993 through 1996. Prior to joining Hot Topic, Ms. McLaughlin held various positions with Millers Outpost and The Broadway Department Stores. Ms. McLaughlin serves on the board of directors of a number of private companies, including 5.11 Tactical, Everlane, Lazy Dog Restaurants and Dolls Kill. Ms. McLaughlin previously served on the board of directors of Noodles & Company and Hot Topic. Ms. McLaughlin received a B.A. degree in Economics from the University of California, Irvine. She was a member of the Board of Advisors and Executive Committee of the UCLA Anderson School for 17 years. We believe Ms. McLaughlin is qualified to serve on New BARK’s board of directors due to her extensive experience across all areas of retail, including merchandising, consumer brand marketing, proprietary brands, services, operations and ecommerce.

Board Composition

New BARK’s business and affairs will be organized under the direction of the board of directors of New BARK. New BARK anticipates that the board of directors of New BARK will consist of seven members upon the consummation of the business combination. Matt Meeker will serve as Executive Chairman of the board of directors. The primary responsibilities of the board of directors of New BARK will be to provide oversight, strategic guidance, counseling and direction to New BARK’s management. The board of directors of New BARK will meet on a regular basis and additionally as required.

The board of directors of New BARK will be divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. If nominees identified in this proxy statement/prospectus are elected as directors, Northern Star anticipates the directors will be assigned to the following classes:

•

Class A will consist of Jon Ledecky, Henrik Werdelin and Betsy McLaughlin, whose terms will expire at New BARK’s first annual meeting of stockholders to be held after consummation of the Business Combination;

•	Class B will consist of Joanna Coles and Matt Meeker, whose terms will expire at New BARK’s second annual meeting of stockholders to be held after consummation of the Business Combination; and

•	Class C will consist of Manish Joneja and Jim McGinty, whose terms will expire at New BARK’s third annual meeting of stockholders to be held after consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the board of directors of New BARK may have the effect of delaying or preventing changes in New BARK’s control or management.

Director Independence

As a result of its common stock being listed on the NYSE following consummation of the Business Combination, New BARK will adhere to the listing rules of the NYSE in affirmatively determining whether a director is independent. Northern Star’s board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Upon the consummation of the business combination, the board of directors of New BARK is expected to determine that each the directors other than Matt Meeker, Henrik Werdelin and Manish Joneja qualifies as an independent director, as defined under the listing rules of the NYSE, and that the board of directors of New BARK consists of a majority of “independent directors,” as defined under the rules of the SEC and NYSE listing rules relating to director independence requirements. In addition, New BARK will be subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Role of the Board of Directors of New BARK in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the board of directors of New BARK will be informed oversight of New BARK’s risk management process. The board of directors of New BARK does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors of New BARK as a whole, as well as through various standing committees of the board of directors of New BARK that address risks inherent in their respective areas of oversight. In particular, the board of directors of New BARK will be responsible for monitoring and assessing strategic risk exposure and New BARK’s audit committee will have the responsibility to consider and discuss New BARK’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New BARK’s compensation committee will also assess and monitor whether New BARK’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Meetings and Board Committees

Northern Star’s board of directors acted by unanimous written consent on one occasion and held one meeting in 2020. Northern Star expects its directors to attend all board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Northern Star’s current directors attended all of the meetings of the board of directors and meetings of committees of which he or she was a member. Although Northern Star does not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

Northern Star has a separately standing audit committee, compensation committee and nominating committee. Effective upon the consummation of the Business Combination, the board of directors of New BARK will adopt a new charter for each of these committees, which will comply with the applicable requirements of current NYSE listing rules, and the nominating committee will be redesignated as the nominating and corporate governance committee. New BARK intends to comply with future requirements to the extent they will be applicable to New BARK. Copies of the charters for each committee will be available on the investor relations portion of New BARK’s website following the closing of the Business Combination at http://www.                .com. Information contained on or accessible through New BARK’s website is not a part of this proxy statement/prospectus, and the inclusion of New BARK’s website address in this proxy statement/prospectus is an inactive textual reference only.

Audit Committee

Jonathan Mildenhall, Debora Spar, and Justine Cheng currently serve as members of Northern Star’s audit committee. Each member of the audit committee is financially literate and Northern Star’s board of directors has determined that Ms. Spar qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Northern Star’s audit committee met one time in 2020. Each of our audit committee members attended all of the meetings of the audit committee.

Upon consummation of the Business Combination, New BARK’s audit committee is expected to consist of Jim McGinty, Jon Ledecky and Betsy McLaughlin. The board of directors of New BARK is expected to determine that each of the members of the audit committee satisfies the independence and other requirements of the NYSE and Rule 10A-3 under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the board of directors of New BARK will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. McGinty is expected to serve as the chair of the audit committee. The board of directors of New BARK is expected to determine that Mr. McGinty qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the board of directors of New BARK will consider Mr. McGinty’s formal education and previous experience in financial roles. Both New BARK’s independent registered public accounting firm and management intend to periodically meet privately with New BARK’s audit committee.

The functions of the audit committee will include, among other things:

•

evaluating the performance, independence and qualifications of New BARK’s independent auditors and determining whether to retain New BARK’s existing independent auditors or engage new independent auditors;

•	reviewing New BARK’s financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of New BARK’s independent auditors to perform audit services and any permissible non-audit services;

•

reviewing the adequacy and effectiveness of New BARK’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New BARK’s internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New BARK;

•

obtaining and reviewing at least annually a report by New BARK’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of New BARK’s independent auditors on New BARK’s engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New BARK’s independent auditor;

•

reviewing New BARK’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with New BARK’s independent auditors and management;

•

reviewing with New BARK’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of New BARK’s financial controls and critical accounting policies;

•	reviewing with management and New BARK’s auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by New BARK regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in New BARK’s annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with New BARK’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New BARK’s code of ethics;

•	reviewing New BARK’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New BARK will comply with future requirements to the extent they become applicable to New BARK.

Compensation Committee

Northern Star’s compensation committee currently consists of Jonathan Mildenhall, Debora Spar, and Justine Cheng, each of whom is an independent director under the NYSE’s listing standards. Northern Star’s compensation committee did not meet in 2020.

Upon consummation of the Business Combination, New BARK’s compensation committee is expected to consist of Betsy McLaughlin, Jon Ledecky and Matt Meeker. Ms. McLaughlin is expected to serve as the chair of the compensation committee. The board of directors of New BARK is expected to determine that each of the members of the compensation committee satisfies the independence requirements of the NYSE and is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, other than Mr. Meeker. The New Bark compensation committee will transition to consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing rules.

The functions of compensation committee will include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of New BARK’s executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of New BARK’s executive officers and assessing their performance against these goals and objectives;

•

making recommendations to the board of directors of New BARK regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board of directors of New BARK;

•	reviewing and making recommendations to the board of directors of New BARK regarding the type and amount of compensation to be paid or awarded to New BARK non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering New BARK’s equity incentive plans, to the extent such authority is delegated by the board of directors of New BARK;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New BARK’s executive officers;

•

reviewing with management New BARK’s disclosures under the caption “Compensation Discussion and Analysis” in New BARK’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in New BARK’s annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the board of directors of New BARK.

The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. New BARK will comply with future requirements to the extent they become applicable to New BARK.

Nominating and Corporate Governance Committee

Northern Star’s nominating committee currently consists of Jonathan Mildenhall, Debora Spar, and Justine Cheng, each of whom is an independent director under the NYSE’s listing standards. Northern Star’s nominating committee did not meet in 2020.

Upon consummation of the Business Combination, New BARK’s nominating committee will be redesignated as the nominating and corporate governance committee and is expected to consist of Joanna Coles, Jim McGinty and Henrik Werdelin. Ms. Coles is expected to serve as the chair of the nominating and corporate governance committee. The board of directors of New BARK is expected to determine that each of the members of New BARK’s nominating and corporate governance committee satisfies the independence requirements of the NYSE, other than Mr. Werdelin. The New Bark nominating and governance committee will transition to consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing rules. The functions of nominating and corporate governance committee include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the board of directors of New BARK;

•

evaluating the performance of the board of directors of New BARK, its committees and individual directors and determining whether continued service on the board of directors of New BARK is appropriate;

•	evaluating nominations by stockholders of candidates for election to the board of directors of New BARK;

•	evaluating the current size, composition and organization of the board of directors of New BARK and its committees and making recommendations to the board of directors of New BARK for approvals;

•	developing a set of corporate governance policies and principles and recommending to the board of directors of New BARK any changes to such policies and principles;

•

reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board of directors of New BARK current and emerging corporate governance trends; and

•

reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board of directors of New BARK, including undertaking an annual review of its own performance.

The nominating and corporate governance committee will recommend to the New BARK board of directors candidates for nomination for election at the annual meeting of the stockholders. In general, in identifying and evaluating nominees for director, the New BARK board of directors expects to consider educational background, diversity of professional experience, knowledge of New BARK’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of New BARK’s stockholders. The New BARK board of directors will also consider director candidates recommended for nomination by its stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). New BARK’s stockholders that wish to nominate a director for election to the board should follow the procedures set forth in its charter and bylaws.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. New BARK will comply with future requirements to the extent they become applicable to us.

Limitation on Liability and Indemnification of Directors and Officers

The proposed second amended and restated certificate of incorporation of New BARK, which will be effective upon consummation of the business combination, limits New BARK’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New BARK’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and New BARK’s amended and restated bylaws, which will be effective upon the consummation of the business combination, provide that, in certain circumstances and subject to certain limitations, New BARK will indemnify New BARK’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New BARK will enter into separate indemnification agreements with New BARK’s directors and officers. These agreements, among other things, require New BARK to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New BARK’s directors or officers or any other company or enterprise to which the person provides services at New BARK’s request.

New BARK plans to maintain a directors’ and officers’ insurance policy pursuant to which New BARK’s directors and officers are insured against liability for actions taken in their capacities as directors and officers.

We believe these provisions in the proposed second amended and restated certificate of incorporation and in New BARK’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against New BARK’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New BARK and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent New BARK pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The board of directors of New BARK will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of New BARK’s directors, executive officers and employees. The Code of Conduct will be available on the investor relations portion of New BARK’s website following the closing of the Business Combination at http://www.                .com. Information contained on or accessible through New BARK’s website is not a part of this proxy statement/prospectus, and the inclusion of New BARK’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the board of directors of New BARK will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New BARK expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website or by any other means permitted under applicable SEC rules.

Stockholder and Interested Party Communications

Prior to the Merger, Northern Star’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Northern Star common stock at that time. However, following the Business Combination, stockholders and interested parties may communicate with New BARK’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Barkbox, Inc., 221 Canal Street, Floor 6, New York, New York 10013. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXECUTIVE COMPENSATION

Northern Star Executive Officer and Director Compensation

Northern Star is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled back disclosure requirements applicable to emerging growth companies. No executive officer of Northern Star has received any cash compensation for services rendered to Northern Star although Northern Star may pay consulting, finder or success fees to its officers, directors, stockholders or their affiliates for assisting it in consummating its initial business combination. These officers, directors and stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Northern Star’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Northern Star.

After the Business Combination, members of Northern Star’s management team who remain with the combined company may be paid consulting, management, or other fees from the combined company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, to the extent required by the SEC.

Since its formation, Northern Star has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

BARK Executive Officer and Director Compensation

To achieve BARK’s goals, BARK has designed its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals. BARK believes its compensation program should promote the success of BARK and align executive incentives with the long-term interests of its stockholders. BARK’s current compensation programs reflect its startup origins in that they consist primarily of salary and bonuses, as well as awards of stock options and restricted stock.

BARK’s board of directors, with input from its Chief Executive Officer, has historically determined the compensation for BARK’s executive officers. For the fiscal year ended March 31, 2020, BARK’s named executive officers were Matt Meeker, Founder, Chief Customer Experience Officer, Chairman of the Board and former Chief Executive Officer; Michael Novotony, Chief Operating Officer; and Peter Kamali, Chief Technology Officer.

This section provides an overview of BARK’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Unless otherwise stated, all BARK equity numbers and prices per share in this section reflect BARK equity prior to the Business Combination.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal year ended March 31, 2020.

	Year	Salary ($)		Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Matt Meeker, Executive Chairman of the Board and former Chief Executive Officer	2020	370,192	(1)	—	—	—	370,192
Michael Novotny, Chief Operating Officer	2020	302,328				—	302,328
Peter Kamali, Chief Technology Officer	2020	300,064					300,064

(1)	Mr. Meeker had a temporary salary reduction in 2020 due to the COVID-19 pandemic, which has since been adjusted back to its pre-reduction levels.
(2)

The amounts in this column represent the aggregate grant-date fair value of the granted awards, computed in accordance with the FASB’s Accounting Standards Codification (“ASC”) Topic 718. See Note 9 to BARK’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by BARK in determining the grant-date fair value of BARK’s equity awards.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for BARK’s named executive officers consisted of base salary and incentive compensation delivered in the form of an opportunity to earn cash bonuses and stock option awards.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

Cash bonus is also set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. With respect to each of Messrs. Kamali, Novotny, and Meeker, we have entered into an offer letter agreement, described below, which sets forth their cash bonuses. No cash bonuses were paid for fiscal year 2020.

Equity Incentive Plan and Stock Option Awards

BARK’s board of directors adopted, and BARK’s stockholders approved, the Third Amended and Restated 2011 Stock Incentive Plan in 2011. The 2011 Stock Incentive Plan has been periodically amended, most recently in 2020 in order to increase the number of shares of BARK’s common stock available for issuance pursuant to the 2011 Plan. The 2011 Stock Incentive Plan permits the grant of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”) and restricted stock awards. ISOs may be granted only to BARK’s employees and to any of BARK’s parent or subsidiary corporation’s employees. All other awards may be granted to employees, directors and consultants of BARK and to any of BARK’s parent or subsidiary corporation’s employees or consultants.

A total of 4,277,651 shares of BARK common stock are reserved for grant under the 2011 Stock Incentive Plan. As of March 31, 2020, stock options to purchase 2,422,421 shares of BARK’s common stock with a weighted-average exercise price of $6.78 per share were outstanding. There are no outstanding awards other than these options pursuant to the 2011 Stock Incentive Plan as of March 31, 2020.

Administration. BARK’s board of directors or a committee delegated by the board of directors administers the 2011 Stock Incentive Plan. Subject to the terms of the 2011 Stock Incentive Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the 2011 Stock Incentive Plan and awards granted thereunder.

Options and Restricted Stock. BARK’s employees and service providers have historically received stock options and grants of restricted stock pursuant to the 2011 Stock Incentive Plan. With respect to the equity awards granted to Mr. Joneja, awards have been granted in the form of NSOs, with respect to Mr. Toth, the awards have been granted in the form of ISOs, NSOs and restricted stock, with respect to Mr. Novotny, the awards have been granted in the form of ISOs and NSOs and with respect to Mr. Meeker, the awards have been granted in the form of NSOs and restricted stock.

The exercise price per share of options granted under the 2011 Stock Incentive Plan must be at least 100% of the fair market value per share of BARK’s common stock on the grant date. Subject to the provisions of the 2011 Stock Incentive Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

Changes to Capital Structure. In the event of certain changes to BARK’s capital structure, such as a stock dividends, stock splits or reverse stock splits, appropriate adjustments will be made to (a) the number of shares available for issuance under the 2011 Stock Incentive Plan, and (b) the number of shares covered by and, as applicable, the exercise price and the kind of underlying security of each outstanding award granted under the 2011 Stock Incentive Plan. In the event of a reorganization event of BARK (as defined in the 2011 Stock Incentive Plan), the board of directors or committee administering the 2011 Stock Incentive Plan may take one or more of the following actions to provide for: (i) the assumption or substitution of options by the successor or surviving corporation, (ii) upon written notice, the termination of unexercised options prior to the reorganization event, (iii) the accelerated vesting of options prior to the change of control and (iv) the purchase of outstanding options for an amount equal to the amount that could have been obtained upon the exercise of the option and sale of the underlying stock had such option been currently exercisable.

Plan Amendment or Termination. BARK’s board of directors may amend, modify, or terminate the 2011 Stock Incentive Plan at any time. The board of directors must obtain stockholder approval of any plan amendment to the extent required.

Retirement Benefits and Perquisites

BARK provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; pet insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan for which no match by BARK is provided. BARK does not maintain any executive-specific benefit or perquisite programs.

Agreements with BARK’s Named Executive Officers and CFO and Potential Payments Upon Termination or Change of Control

BARK currently maintains an offer letter with each of Messrs. Joneja, Toth, Kamali and Meeker, as summarized below.

Agreements with Manish Joneja

BARK entered into an offer letter with Mr. Joneja on July 15, 2020, as amended on February 4, 2021, and he assumed the role of Chief Executive Officer on September 12, 2020. Pursuant to the terms of the offer letter, Mr. Joneja received a base salary at an annual rate of $525,000 for fiscal 2021, which base salary may be changed as approved by BARK’s board of directors. Mr. Joneja is eligible to receive an annual bonus, pursuant to the terms of the annual CEO bonus plan. The target bonus is equal to 50% of Mr. Joneja’s base salary with a sliding scale from 0% to 50% based on achievement of BARK board of directors approved metrics. Under BARK’s fiscal year 2021 approved bonus program, Mr. Joneja’s bonus will be guaranteed and paid upfront in the amount of $225,000. For annual bonuses paid after fiscal 2021, if any, Mr. Joneja needs to be employed on the payment date to receive such bonus. In addition, Mr. Joneja also received an additional $525,000 signing bonus. The total upfront bonus payment pursuant to Mr. Joneja’s offer letter consisted of the guaranteed fiscal year 2021 bonus and the signing bonus, which was equivalent to a one-time bonus payment of $750,000 and was paid as follows: $375,000 on the first regular payroll date following Mr. Joneja’s start date, and then three payments of $125,000 in each of October, November and December 2020. Pursuant to the terms of the offer letter, Mr. Joneja will be eligible to participate in BARK’s Long-Term Incentive Plan once established and approved by BARK’s board of directors. In addition, pursuant to the terms of the offer letter, in August of 2020, Mr. Joneja was granted an option to purchase 743,115 shares of BARK common stock at a purchase price of $16.13 per share. The option vests monthly over a four-year period based on Mr. Joneja’s continuous service through each vesting date, with 1/48th of the shares vesting upon the completion each month of continuous service. In the event Mr. Joneja’s employment with BARK is terminated by BARK, outside of a change in control, without cause, the vesting of the option will be accelerated such that 25% of the then unvested shares subject to the option shall become immediately vested. In addition, the offer letter provides that the period to exercise the vested option shares shall be the lesser of fifteen months or the remaining option term. In the event Mr. Joneja’s employment with BARK is terminated by BARK, following a change in control, without cause or by Mr. Joneja for good reason, the vesting of the option will be accelerated such that 100% of the then unvested shares subject to the option shall become immediately vested.

The offer letter provides Mr. Joneja with severance benefits if BARK terminates his employment without “Cause,” or Mr. Joneja following a change in control terminates his employment for “Good Reason” equal to twelve months of salary continuation at his then current base salary plus his then current bonus amount at target, any unpaid portion of the signing-bonus and COBRA premiums for twelve months. The severance benefits are subject to Mr. Joneja’s execution of a general release of claims and the return of the release within 60 days of termination. “Cause” is defined in the offer letter as willful and substantial failure or neglect to follow the lawful directions of BARK’s board of directors, intentional disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to BARK, embezzlement, fraud or any other unauthorized use of corporate funds with the intent to result in substantial personal enrichment, deliberate disregard of the written rules or policies of BARK, which results in direct or indirect loss, damage or injury to BARK or unauthorized disclosure of any trade secret or confidential information that results in material harm to BARK. “Good Reason” is defined in the offer letter as a decrease in Mr. Joneja’s base salary of 10% or greater, a material diminution in his duties, responsibilities and authorities, the relocation of his workplace to a location more than thirty-five miles from his then-existing primary place of business or a material breach of BARK’s obligations under the offer letter or any other written agreement with Mr. Joneja.

On June 26, 2020, BARK and Mr. Joneja entered into a letter agreement providing that BARK will reimburse Mr. Joneja for up to $150,000 in out-of-pocket expenditures incurred directly in connection with Mr. Joneja’s relocation to the New York metro area. If Mr. Joneja voluntarily resigns from BARK for other than Good Reason, then he agreed to repay the relocation bonus in an amount equal to one-twelfth of the relocation bonus multiplied by the number of full or partial months remaining between his termination date and the twelve month anniversary of his start date. In addition, Mr. Joneja has entered into BARK’s standard Proprietary Information and Inventions Assignment Agreement, which contains certain customary restrictive covenants.

Agreements with John Toth

BARK entered into an offer letter with Mr. Toth its Chief Financial Officer on December 5, 2016. Pursuant to the terms of the offer letter, Mr. Toth received a base salary at an annual rate of $325,000 for fiscal 2016, which base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of BARK. Mr. Toth had a temporary salary reduction in 2020 due to the COVID-19 pandemic, which has since been adjusted back to its pre-reduction level. In the event Mr. Toth’s employment with BARK is terminated by BARK without cause or by Mr. Toth for good reason (as defined in the applicable option agreement) following a change in control, the vesting of such option will be accelerated such that all of the then unvested shares subject to the option shall become immediately vested. BARK approved an opportunity for Mr. Toth to earn a lump sum cash bonus of $410,000, subject to the successful completion of the Business Combination. If the Business Combination closes, Mr. Toth will be paid the lump sum cash bonus within 30 business days following the closing. In addition, on December 5, 2016, Mr. Toth entered into BARK’s standard Invention and Non-Disclosure Agreement and BARK’s standard Non-Competition and No-Solicitation Agreement, which contains certain customary restrictive covenants.

Agreements with Peter Kamali

BARK entered into an offer letter with Mr. Kamali on February 5, 2018. Pursuant to the terms of the offer letter, Mr. Kamali received a base salary at an annual rate of $300,000 for fiscal 2018, which base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of BARK. In addition, pursuant to the terms of the offer letter, Mr. Kamali also received an option to purchase BARK common stock, which is further described below under “Executive Compensation—BARK Named Executive Officer and Director Compensation—Outstanding Equity Awards at 2020 Year End.” In the event Mr. Kamali’s employment with BARK is terminated by BARK after a change in control without cause or by Mr. Kamali for good reason (as defined in the applicable option agreement), the vesting of such option will be accelerated such that 25% shares subject to the option shall become immediately vested. In addition, on February 5, 2018, Mr. Kamali entered into BARK’s standard Invention and Non-Disclosure Agreement and BARK’s standard Non-Competition and No-Solicitation Agreement, which contains certain customary restrictive covenants.

Agreements with Matt Meeker

BARK entered into an offer letter Mr. Meeker on January 21, 2013. Pursuant to the terms of the offer letter, Mr. Meeker received a base salary at an annual rate of $150,000 for fiscal 2013, which base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of BARK. In addition, pursuant to the terms of the offer letter, Mr. Meeker acknowledged that he was previously granted restricted shares of BARK common stock as well as an option to purchase BARK common stock, which is further described below under “Executive Compensation—BARK Named Executive Officer and Director Compensation—Outstanding Equity Awards at 2020 Year End.” In the event Mr. Meeker’s employment is terminated by BARK without cause or by Mr. Meeker for good reason (as defined in the applicable restricted stock agreement), the vesting of the restricted shares of BARK common stock and the option to purchase common stock will be accelerated in full. In addition, on November 1, 2011, Mr. Meeker entered into BARK’s standard Invention and Non-Disclosure Agreement and BARK’s standard Non-Competition and No-Solicitation Agreement, which contains certain customary restrictive covenants.

Agreements with Michael Novotny

BARK entered into an offer letter with Mr. Novotny on July 7, 2015. Pursuant to the terms of the offer letter, Mr. Novotny received a base salary at an annual rate of $250,000 for fiscal 2016, which base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of BARK. In addition, pursuant to the terms of the offer letter, Mr. Novotny also received an option to purchase BARK common stock, which is further described below under “Executive Compensation—BARK Named Executive Officer and Director Compensation—Outstanding Equity Awards at 2020 Year End.” In the event Mr. Novotny’s employment with BARK is terminated by BARK after a change in control without cause or by Mr. Novotny for good reason (as defined in the applicable option agreement), the vesting of such option will be accelerated such that 25% shares subject to the option shall become immediately vested. In addition, on July 7, 2015, Mr. Novtony entered into BARK’s standard Invention and Non-Disclosure Agreement and BARK’s standard Non-Competition and No-Solicitation Agreement, which contains certain customary restrictive covenants.

Outstanding Equity Awards at 2020 Year End

The following table presents information regarding outstanding BARK equity awards held by BARK’s named executive officers as of March 31, 2020.

Name	Grant Date	Number of Securities Underlying Unexercised Options/ Restricted Stock Exercisable (#)		Number of Securities Underlying Unexercised Options/ Restricted Stock Unexercisable (#)	Option/Restricted Stock Exercise or Purchase Price ($)	Option/Restricted Stock Expiration Date
Michael Novotny	7/21/2015	59,990	(1),(B)	0	3.32	7/20/2025
Michael Novotny	3/3/2016	672	(4)	0	3.32	3/2/2026
Michael Novotny	9/14/2017	53,333	(5),(B)	46,667	7.68	9/13/2027
Michael Novotny	1/28/2020	6,250	(3),(B)	53,750	12.11	1/27/2030
Peter Kamali	7/19/2018	96,354	(2),(B)	88,646	8.85	7/18/2028
Matt Meeker	2/3/2016	672	(4)	0	3.32	2/2/2026
Matt Meeker	10/11/2019	0	(1),(A)	160,000	11.95	10/10/2029

(1)

The option vests over a four-year period based on the officer’s continuous service through each vesting date, with 25% of the shares vesting following completion of one year of service after the vesting commencement date indicated above, and 1/48th of the shares vesting on the last day of every month thereafter.

(2)	The option vests monthly over a four-year period based on the officer’s continuous service through each vesting date, with 1/48th of the shares vesting on the last day of every month.
(3)	The option vests over a four-year period based on the officer’s continuous service through each vesting date, with 1/48th of the shares vesting on the first day of every month.
(4)	Fully vested as of the date of grant.
(5)	The option vests over five-year period based on officer’s continuous service through each vesting with 1/60th of the shares vesting on the last day of each month.
(A)	In addition, 100% of the unvested options shall vest if the optionee is subject to a termination without cause or a resignation for good reason after a change in control.
(B)	In addition, 25% of the options shall vest if the optionee is subject to a termination without cause or a resignation for good reason after a change in control.

Director Compensation

Except with respect to Mr. Werdelin, Mr. McGinty and Ms. McLaughlin, BARK currently has no formal arrangements under which directors receive compensation for their service on BARK’s board of directors or its committees. Mr. Meeker does not receive additional compensation for his services as a director.

The BARK board of directors approved an annual cash retainer of $20,000 to be paid in four quarterly installments of $5,000 to Ms. McLaughlin commencing on January 1, 2018. Mr. Werdelin is paid a monthly fee for consulting services he provides to BARK through Prehype, LLC. Mr. Werdelin was paid $277,700 for fiscal year ending March 31, 2020.

In connection with his appointment to the BARK board of directors, BARK agreed to pay Mr. McGinty a total annual cash retainer of $60,000 consisting of: (a) $40,000, paid in $10,000 quarterly increments, for service as a member of the BARK board of directors and (b) $20,000, paid in $5,000 quarterly increments, for service as the Chairperson of BARK’s Audit Committee. To the extent Mr.McGinty is asked to serve on an additional committee, he will be paid $5,000 annually, in $1,250 quarterly increments, for service on such committee. Following Mr. McGinity’s election to the New BARK board of directors and the consummation of the Business Combination, the New BARK board of directors will grant him an option to purchase $300,000 of shares of New BARK common stock, at a price per share equal to the fair market value at the time of the board approval. The option will vest in three equal annual installments commencing on the first anniversary of the date on which Mr. McGinty is elected to the BARK board of directors, subject to his continuous service with BARK or New BARK. Additionally, starting in 2022, provided Mr. McGinty continues to serve as a member of the New BARK board of directors following the conclusion of each regular annual meeting of New BARK’s stockholders, Mr. McGinty will be granted an additional option to purchase $150,000 of shares of New BARK common stock at a price per share equal to the fair market value at the time of approval by the New BARK board of directors, which will vest in full on the one-year anniversary of the date of grant, subject to his continued service through such date.

Mr. Meeker, Mr. Werdelin, Mr. Joneja, Mr. McGinty and Ms. McLaughlin are expected to serve as directors following the consummation of the Business Combination.

Following the consummation of the Business Combination, New BARK intends to develop an executive compensation program and a director compensation program, each of which will be designed to align compensation with New BARK’s business objectives and the creation of stockholder value, while enabling New BARK to attract, retain, incentivize and reward individuals who contribute to the long-term success of New BARK.

Executive Compensation

The policies of New BARK with respect to the compensation of its executive officers following the Business Combination are expected to be administered by the board of directors of New BARK in consultation with its compensation committee. New BARK may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. New BARK intends to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of New BARK and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Director Compensation

It is anticipated that, in connection with the Business Combination, the compensation committee of the board of directors of New BARK will determine the annual compensation to be paid to the members of the board of directors of New BARK. New BARK’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that New BARK is able to recruit and retain qualified directors.

Securities Authorized for Issuance Under Equity Compensation Plans

As of March 31, 2020, Northern Star had no equity compensation plans or outstanding equity awards. The following table is presented as of March 31, 2020 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

THE INCENTIVE PLAN PROPOSAL

In connection with the Merger, Northern Star intends to adopt the 2021 Equity Incentive Plan, which is referred to in this proxy statement/prospectus as the 2021 Plan.

The 2021 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash-based awards. Directors, officers and other employees of New BARK and its subsidiaries, as well as others performing consulting or advisory services for New BARK, will be eligible for grants under the 2021 Plan.

The purpose of the 2021 Plan is to enhance New BARK’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New BARK by providing these individuals with equity ownership opportunities. Equity awards are intended to motivate high levels of performance and align the interests of New BARK’s directors, employees and consultants with those of its stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in New BARK and providing a means of recognizing their contributions to the success of New BARK. New BARK’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining the highly qualified individuals who help New BARK meet its goals.

Set forth below is a summary of the material terms of the 2021 Plan, which is qualified in its entirety by the text of the 2021 Plan, a copy of which is attached hereto as Annex C. For further information about the 2021 Plan, we refer you to the complete copy of the 2021 Plan. As of                                 , 2021, the record date, the closing price per share of Northern Star’s Class A common stock on the NYSE was $                                .

Summary of Material Features of the 2021 Plan

Northern Star’s board of directors adopted the 2021 Plan on                 , 2021 and it is being submitted to stockholders for approval at this meeting. While the 2021 Plan became effective immediately on adoption, subject to stockholder approval, no awards will be made under it until the after Closing. Awards outstanding under BARK’s 2011 Stock Incentive Plan will continue to be governed by their existing terms and were assumed by Northern Star in connection with the Business Combination. The 2021 Plan has the features described below.

Share Reserve. The number of shares of common stock available for issuance under the 2021 Plan equals the sum of 16,710,158 shares, subject to certain adjustments and a customary evergreen provision. Additionally, to the extent that BARK’s currently outstanding awards granted under its 2011 Stock Incentive Plan (covering 3,337,967 shares of BARK’s common stock) are forfeited after the Merger, the underlying shares would be made available for future issuance in accordance with the 2021 Plan’s terms. The maximum number of additional shares that would become available under the 2021 Plan if all awards were forfeited would equal 3,337,967 multiplied by the Exchange Ratio. These additional shares are included in the aggregate merger consideration provided for under the Merger Agreement. All shares available under the 2021 Plan may be issued as incentive stock options. On the first day of each fiscal year of New BARK during the term of the 2021 Plan, commencing on April 1, 2022 and ending on (and including) March 31, 2031, the aggregate number of shares of common stock that may be issued under the 2021 Plan shall increase by a number, determined by the New BARK board of directors on or before May 1st of such fiscal year, not to exceed 5% of the total number of shares of New BARK common stock issued and outstanding on the last day of the preceding fiscal year. If the New BARK board of directors does not determine to increase the aggregate number of shares of common stock in the 2021 Plan by May 1st of such fiscal year, such increase shall be zero.

In general, to the extent that any awards under the 2021 Plan or options assumed in connection with the Business Combination are forfeited, terminate, expire or lapse without the issuance of shares, or if we reacquire the shares subject to awards granted under our 2021 Plan, those shares will again become available for issuance under the 2021 Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

Administration. The compensation committee of New BARK’s board of directors will administer the 2021 Plan. The compensation committee will have complete discretion to make all decisions relating to the 2021 Plan and outstanding awards, with the exception of repricing outstanding options.

Eligibility. Employees, non-employee directors, consultants and advisors will be eligible to participate in the 2021 Plan.

Under the 2021 Plan, the aggregate grant date fair value of awards granted to our non-employee directors may not exceed $750,000 (on a per director basis) in any one fiscal year, except that the grant date fair value of awards granted to newly appointed non-employee directors may not exceed $1,500,000 in the fiscal year in which such non-employee director is initially appointed to our board of directors.

Types of Awards. The 2021 Plan provides for the following types of awards:

•	incentive and nonstatutory stock options;

•	stock appreciation rights;

•	restricted shares; and

•	restricted stock units.

Options and Stock Appreciation Rights. The exercise price for options granted under the 2021 Plan may not be less than 100% of the fair market value of the common stock on the grant date. Optionees will be permitted to pay the exercise price in cash or, with the consent of the compensation committee:

•	with shares of common stock that the optionee already owns;

•	by an immediate sale of shares through a broker approved by us;

•	by instructing us to withhold a number of shares having an aggregate fair market value that does not exceed the exercise price; or

•	by other methods permitted by applicable law.

An optionee who exercises a stock appreciation right receives the increase in value of our common stock over the base price. The base price for stock appreciation rights may not be less than 100% of the fair market value of our common stock on the grant date. The settlement value of a stock appreciation right may be paid in cash, shares of our common stock or a combination.

Options and stock appreciation rights vest as determined by the compensation committee. In general, they will vest over a four-year period following the date of grant. Options and stock appreciation rights expire at the time determined by the compensation committee but in no event more than ten years after they are granted. These awards generally expire earlier if the participant’s service terminates earlier.

Restricted Shares and Stock Units. Restricted shares and stock units may be awarded under the 2021 Plan in return for any lawful consideration, and participants who receive restricted shares or stock units generally are not required to pay cash for their awards. In general, these awards will be subject to vesting. Vesting may be based on length of service, the attainment of performance-based milestones or a combination of both, as determined by the compensation committee.

Corporate Transactions. In the event we are a party to a merger, consolidation or certain change in control transactions, outstanding awards granted under the 2021 Plan, and all shares acquired under the 2021 Plan, will be subject to the terms of the definitive transaction agreement (or, if there is no such agreement, as determined by our compensation committee). Unless an award agreement provides otherwise, such treatment may include any of the following with respect to each outstanding award:

•	the continuation, assumption or substitution of an award by a surviving entity or its parent;

•	the cancellation of an award without payment of any consideration, provided that the optionee shall be notified of such treatment;

•

the cancellation of the vested portion of an award (and any portion that becomes vested as of the effective time of the transaction) in exchange for a payment equal to the excess, if any, of the value that the holder of each share of our common stock receives in the transaction over (if applicable) the exercise price otherwise payable in connection with the award; or

•

the assignment of any reacquisition or repurchase rights held by us with respect to an award of restricted shares to the surviving entity or its parent (with proportionate adjustments made to the price per share to be paid upon exercise of such rights).

The compensation committee is not required to treat all awards, or portions thereof, in the same manner.

Unless determined otherwise by the administrator at the time of grant of an award, all outstanding awards held by current service providers at the time of occurrence of a change in control will fully accelerate and vest if they are not continued, assume or substituted by the acquirer. Notwithstanding the foregoing, the vesting of an outstanding award may be accelerated by the administrator upon the occurrence of a change in control, whether or not the award is to be assumed or replaced in the transaction, or in connection with a termination of service following a change in control transaction.

A change in control includes:

•	any person acquiring beneficial ownership of more than 50% of our total voting power;

•	the sale or other disposition of all or substantially all of our assets; or

•	our merger or consolidation after which our voting securities represent 50% or less of the total voting power of the surviving or acquiring entity.

Changes in Capitalization. In the event of certain changes in our capital structure without our receipt of consideration, such as a stock split, reverse stock split or dividend paid in common stock, proportionate adjustments will automatically be made to:

•	the maximum number and kind of shares available for issuance under the 2021 Plan, including the maximum number and kind of shares that may be issued upon the exercise of incentive stock options;

•	the maximum number and kind of shares covered by, and exercise price, base price or purchase price, if any, applicable to each outstanding stock award; and

•	the maximum number and kind of shares by which the share reserve may increase automatically each year.

In the event that there is a declaration of an extraordinary dividend payable in a form other than our common stock in an amount that has a material effect on the price of our common stock, a recapitalization, a spin-off or a similar occurrence, the compensation committee may make such adjustments to any of the foregoing as it deems appropriate, in its sole discretion.

Amendments or Termination. Our board of directors may amend, suspend or terminate the 2021 Plan at any time. If our board of directors amends the 2021 Plan, it does not need stockholder approval of the amendment unless required by applicable law, regulation or rules. The 2021 Plan will terminate automatically 10 years after the later of the date when our board of directors adopted the 2021 Plan or approved the latest share increase that was also approved by our stockholders.

Federal Income Tax Considerations

This is a brief summary of the federal income tax aspects of awards that may be made under the 2021 Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the 2021 Plan depend upon the type of award.

Incentive Stock Options. The recipient of an incentive stock option generally will not be taxed upon grant of the option. Ordinary federal income taxes are generally imposed only when the shares of common stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the shares of common stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of common stock as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. The company will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options. The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the common stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards. Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares that are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the U.S. Internal Revenue Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. New BARK will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

New Plan Benefits

Grants of awards under the 2021 Plan are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2021 Plan.

Interests of Certain Persons in this Proposal

When you consider the recommendation of Northern Star’s board of directors in favor of approval of the 2021 Plan, you should keep in mind that certain of Northern Star’s board of directors and officers have interests in the 2021 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “Business Combination Proposal— Interests of Northern Star’s Directors and Executive Officers in the Business Combination” for a further discussion.

Required Vote

The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

Adoption of the 2021 Plan is conditioned on the consummation of the Business Combination and, under the Merger Agreement, the closing of the Business Combination is conditioned on the adoption of the 2021 Plan. Accordingly, if the business combination proposal is not approved, or the PIPE proposal or any charter proposal is not approved and the applicable condition in the Merger Agreement is not waived, or the nominees identified in this proxy statement/prospectus are not elected as directors and the applicable condition in the Merger Agreement is not waived, the incentive plan proposal will not be presented at the annual meeting. If the incentive plan proposal is not approved and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Business Combination and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NORTHERN STAR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ESPP PROPOSAL

In connection with the Merger, Northern Star intends to adopt the 2021 Employee Stock Purchase Plan, which is referred to in this proxy statement/prospectus as the ESPP.

The purpose of the ESPP is to provide employees of the combined company and its designated subsidiaries and affiliates (whether now existing or subsequently established) with the ability to acquire shares of New BARK common stock at a discount to the market price and to pay for such purchases through payroll deductions or other approved contributions. New BARK believes that the ESPP will be important in helping to attract and retain employees.

The ESPP, and the right of participants to make purchases thereunder, is intended to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Code. Stockholder approval of the ESPP is necessary in order to satisfy the requirements under Section 423 of the Code.

Set forth below is a summary of the material terms of the ESPP, which is qualified in its entirety by the text of the ESPP, a copy of which is attached hereto as Annex D. For further information about the ESPP, we refer you to the complete copy of the ESPP. As of                                 , 2021, the record date, the closing price per share of Northern Star’s Class A common stock on the NYSE was $                        .

Summary of Material Features of the ESPP

General. Northern Star’s board of directors adopted the ESPP on                 , 2021, subject to stockholder approval. The ESPP will become effective upon the Closing. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code. The ESPP has the features described below.

Share Reserve. 3,321,813 shares of New BARK common stock have been reserved for issuance under the ESPP. On the first day of each fiscal year of New BARK during the term of the ESPP, commencing on April 1, 2022 and ending on (and including) March 31, 2041, the aggregate number of shares of New BARK common stock that may be issued under the ESPP shall increase by a number, determined by New BARK board of directors on or before May 1st of such fiscal year, not to exceed one percent (1%) of the total number of shares of New BARK common stock issued and outstanding on the last day of the preceding fiscal year. If New BARK board of directors does not determine to increase the aggregate number of shares of New BARK common stock in the ESPP by May 1st of such fiscal year, such increase shall be zero.

The number of shares reserved under the ESPP will automatically be adjusted in the event of a stock split, stock dividend or a reverse stock split (including an adjustment to the per-purchase period share limit).

Administration. The compensation committee of our board of directors will administer the ESPP.

Eligibility. All of our employees will be eligible to participate in the ESPP, although the administrator may exclude certain categories of employees from an offering period, as permitted by applicable law, including employees employed for less than two years, working less than 20 hours per week, who are employed less than five months per year, or are highly compensated employees. Eligible employees may begin participating in the ESPP at the start of any offering period.

Offering Periods. Each offering period will last a number of months determined by the compensation committee, not to exceed 27 months. A new offering period will begin periodically, as determined by the compensation committee. Offering periods may overlap or may be consecutive.

Amount of Contributions. The ESPP will permit each eligible employee to purchase common stock through payroll deductions. Each employee’s payroll deductions may not exceed 50% of the employee’s cash compensation. Each participant may purchase up to the number of shares determined by our board of directors on any purchase date, not to exceed 2,500 shares. The value of the shares purchased in any calendar year may not exceed $25,000. Participants may withdraw their contributions at any time before stock is purchased.

Purchase Price. The price of each share of common stock purchased under the ESPP will not be less than 85% of the lower of the fair market value per share of common stock on the first day of the applicable offering period or the fair market value per share of common stock on the purchase date.

Other Provisions. Employees may end their participation in the ESPP at any time. Participation ends automatically upon termination of employment with us. If we experience a change in control, the ESPP will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the rights to purchase our common stock under the ESPP for an offering period then in progress are continued, assumed or substituted by the surviving entity. Our board of directors or our compensation committee may amend or terminate the ESPP at any time.

Federal Income Tax Considerations

The following is a brief summary of the general U.S. federal income tax consequences to U.S. taxpayers and to us of shares purchased under the statutory plan, which is a sub-plan of the ESPP. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

The statutory plan and the options granted under the statutory plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code. Under a plan that so qualifies, there are no U.S. federal income tax consequences to us by reason of the grant or exercise of options under the ESPP. Amounts of a participant’s compensation withheld for the purchase of shares of our common stock under the statutory plan will be subject to regular income and employment tax withholding as if such amounts were actually received by the employee. Other than this, no income will be taxable to a participant until sale or other disposition of the acquired shares. Under current law, no other withholding obligation applies to the events under the statutory plan.

Upon sale or other disposition of the purchased shares, a participant will recognize ordinary income. If the shares were held at least two years from the start of the offering period in which the shares were acquired and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or 15% of the fair market value of the shares on the last trading day before the offering period in which the shares were purchased began. If a sale or other disposition of the purchased shares is made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased, then a participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares. We will be entitled to an income tax deduction equal to the amount of income recognized. In no other instance will we be allowed a deduction with respect to the participant’s disposition of the purchased shares. Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the ESPP.

New BARK may also grant options under non-statutory plans to employees of its designated subsidiaries and affiliates that do not participate in the statutory plan. The specific terms of such non-statutory plans are not yet known, accordingly it is not possible to discuss with certainty the relevant tax consequences of these non-statutory plans. The non-statutory plans will be sub-plans of the ESPP that are generally not intended to qualify under the provisions of Sections 421 and 423 of the Code. Therefore, it is likely that at the time of the exercise of an option under a non-statutory plan, an employee subject to tax under the Code would recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise and the purchase price, New BARK would be able to claim a tax deduction equal to this difference, and New BARK would be required to withhold employment taxes and income tax at the time of the purchase.

New Plan Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Interests of Certain Persons in this Proposal

When you consider the recommendation of the Northern Star Board of Directors in favor of approval of the ESPP, you should keep in mind that certain of our directors and officers may interests that are different from, or in addition to, your interests as a stockholder or warrantholder. See the section entitled “Business Combination Proposal— Interests of Northern Star’s Directors and Executive Officers in the Business Combination” for a further discussion.

Required Vote

The approval of the ESPP proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the annual meeting.

Adoption of the ESPP is conditioned on the consummation of the Business Combination and, under the Merger Agreement, the closing of the Business Combination is conditioned on the adoption of the ESPP. Accordingly, if the business combination proposal is not approved, or the PIPE proposal, any charter proposal or the incentive plan proposal is not approved and the applicable condition in the Merger Agreement is not waived, or the nominees identified in this proxy statement/prospectus are not elected as directors and the applicable condition in the Merger Agreement is not waived, the ESPP proposal will not be presented at the annual meeting. If the ESPP proposal is not approved and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Business Combination and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NORTHERN STAR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Northern Star’s board of directors to submit a proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Northern Star to consummate the Merger and the other transactions contemplated by the Merger Agreement. In no event will Northern Star solicit proxies to adjourn the annual meeting or consummate the Business Combination beyond the date by which it may properly do so under the Merger Agreement or its amended and restated certificate of incorporation (in either case, as the same may be amended from time to time) and Delaware law. The purpose of the adjournment proposal is to provide more time to consummate the Business Combination. The presiding officer may present the adjournment proposal if Northern Star is unable to consummate the Business Combination for any reason. See the section entitled “The Business Combination Proposal—Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the annual meeting upon approval of an adjournment proposal, Northern Star’s board of directors is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Northern Star will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Northern Star’s board of directors may not be able to adjourn the annual meeting to a later date if Northern Star is unable to consummate the Business Combination (because either the business combination proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person or by proxy at the meeting and entitled to vote thereon.

Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NORTHERN STAR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO NORTHERN STAR

Introduction

Northern Star was incorporated on July 8, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Northern Star’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, Northern Star’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On November 13, 2020, Northern Star closed its initial public offering of 25,000,000 units, with each unit consisting of one share of Class A common stock and one-third of one redeemable warrant, with each warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share commencing on the later of November 13, 2021 and 30 days after the consummation of an initial business combination. The units from Northern Star’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $250,000,000. Simultaneously with the consummation of Northern Star’s initial public offering, Northern Star consummated the private sale of 4,500,000 private warrants at $1.50 per warrant generating gross proceeds of $6,750,000. Northern Star’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-249138) that became effective on November 10, 2020.

On November 24, 2020, Northern Star consummated the sale of an additional 435,000 units (the “Overallotment Units”) sold pursuant to the underwriters’ overallotment option. Simultaneously with the consummation of the sale of the Overallotment Units, Northern Star consummated the sale of an additional 58,000 private warrants to the Sponsor.

A total of $254,350,000 was deposited into a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Northern Star may withdraw from the trust account interest earned on the funds held therein necessary to pay its income taxes, if any. Except for the withdrawal of interest to pay our tax obligations and up to $100,000 that may be released to us for liquidation expenses and subject to the requirements of law and regulation, these proceeds will not be released until the earlier of the completion of an initial business combination and Northern Star’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from Northern Star’s initial public offering and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that Northern Star acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in trust) at the time of the execution of a definitive agreement for its initial business combination, although Northern Star may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Northern Star’s board of directors determined that this test was met in connection with the proposed business combination with BARK as described in the section entitled “The Business Combination Proposal” above.

Stockholder Approval of Business Combination

Northern Star must provide its public stockholders with the opportunity to convert all or a portion of their public shares upon the completion of our initial business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether Northern Star seeks stockholder approval of a proposed business combination or conducts a tender offer is made by its management, solely in their discretion. Because the Business Combination with BARK requires stockholder approval under the rules of the NYSE, Northern Star will seek to obtain stockholder approval of the Business Combination at the annual meeting and public stockholders may seek to have their public shares converted to cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and Northern Star’s officers and directors have each agreed to vote their founder shares as well as any common stock acquired by them in the aftermarket in favor of such proposed Business Combination.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers and directors, BARK, BARK’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that the Northern Star common stock be listed on the NYSE) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of founder shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of Northern Star common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination (such as the condition that the Northern Star common stock be listed on the NYSE) are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Northern Star will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Liquidation if No Business Combination

Under Northern Star’s current amended and restated certificate of incorporation, if Northern Star does not complete the Business Combination with BARK or another initial business combination by November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), Northern Star will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account and not previously released to Northern Star (less up to $100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to Northern Star’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of the Sponsor and Northern Star’s officers and directors has agreed to waive its rights to participate in any distribution from Northern Star’s trust account or other assets with respect to the founder shares. There will be no distribution from the trust account with respect to Northern Star’s warrants, which will expire worthless if Northern Star is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Northern Star’s creditors which would be prior to the claims of the Northern Star public stockholders. Although Northern Star has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Northern Star has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Northern Star will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to it, but Northern Star cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Sponsor’s personal indemnity: the Sponsor will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Northern Star waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of Northern Star’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the Northern Star public stockholders and instead will only have liability to Northern Star. Furthermore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of Northern Star and Northern Star has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Northern Star is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Northern Star’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Northern Star’s stockholders. To the extent any bankruptcy claims deplete the trust account, Northern Star cannot assure you it will be able to return to the Northern Star public stockholders at least approximately $10.00 per share. Northern Star’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have Northern Star redeem their respective shares for cash upon a business combination which is actually completed by Northern Star. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

If Northern Star is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Northern Star’s stockholders. Because Northern Star intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Northern Star’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and BARK to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Northern Star cannot assure you that claims will not be brought against it for these reasons.

Northern Star will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account plus the up to $100,000 of interest earned on the funds in the trust account that Northern Star may use for liquidation and dissolution expenses.

Employees

Northern Star has three executive officers. These individuals are not obligated to devote any specific number of hours to Northern Star’s matters and intend to devote only as much time as they deem necessary to its affairs. Northern Star does not intend to have any full time employees prior to the closing of the Business Combination.

Facilities

Upon the closing of the Business Combination, the principal executive offices of Northern Star will be those of BARK.

Directors and Executive Officers

Northern Star’s current directors and executive officers are as follows:

Name	Age	Position
Joanna Coles	58	Chairperson of the Board and Chief Executive Officer
Jonathan J. Ledecky	63	President and Chief Financial Officer
James H.R. Brady	56	Chief Financial Officer
Jonathan Mildenhall	53	Director
Debora Spar	57	Director
Justine Cheng	44	Director

See “The Director Election Proposal—Information about Executive Officers, Directors and Nominees” for biographies of Ms. Coles and Mr. Ledecky.

James H.R. Brady has served as Northern Star’s Chief Financial Officer since its inception. He also served as Chief Financial Officer of Pivotal Investment Corporation II (“Pivotal II”) from its inception until its merger with XL Hybrids, Inc. in December 2020, and served as Chief Financial Officer of Pivotal I from September 2018 until its merger with KLDiscovery. Since 2014, Mr. Brady has provided financial and strategic services to growth companies. Since 2017, he has served as Chief Financial Officer of Airside Mobile, a technology company. From 2014 to 2017, he was Vice President for VSL Pharmaceuticals, a probiotic company. From 2013 to 2014, Mr. Brady was the Chief Financial Officer and General Counsel of Sweetgreen, a high-growth healthy, fast casual restaurant chain. From 2011 to 2013, Mr. Brady was Executive Vice President – Finance and Legal for Audax Health Solutions, a digital health/social media company. From 2009 to 2011, he was Executive Counsel of ODIN Technologies, a RFID software company. Mr. Brady previously served as a corporate and securities attorney with the firms of Hogan & Hartson and Hunton & Williams. Mr. Brady received a BA from the College of William and Mary, a JD from the George Washington National Law Center and a MBA from Darden Graduate School of Business at the University of Virginia.

Jonathan Mildenhall has served as a member of Northern Star’s board of directors since September 2020. Mr. Mildenhall is co-founder and Executive Chairman of TwentyFirstCenturyBrand, a management consultancy firm founded in 2018 focused on enabling founders and CEOs to realize full growth potential via excellence in corporate and consumer brand strategy and marketing. He will also be serving as Chief Marketing Officer of Dave.com, a 21st century fintech platform, commencing October 1, 2020. From 2014 to 2018, Mr. Mildenhall served as global Chief Marketing Officer at Airbnb. From 2006 to 2014, Mr. Mildenhall served with The Coca-Cola Company, first as Vice President in charge of global advertising and later Senior Vice President in charge of marketing and design for the North American business unit. Prior to this, Mr. Mildenhall represented a variety of advertising clients in London. Mr. Mildenhall was recognized as one of the world’s most influential Chief Marketing Officers by Forbes in 2017, a brand genius by Adweek in 2016 and one of the most creative people in business by Fast Company in 2015. In 2008, he was awarded an Honorary Doctorate In Business Administration by Manchester Metropolitan University in recognition for his contribution to the British advertising industry. He is currently a director for Everlane, an American clothing retailer, and a national board director on the non-profit College Track organization, an organization founded by Laurene Powell Jobs that helps students from underserved communities get into and graduate from college. He previously chaired the Institute of Practitioners in Advertising diversity and recruitment initiative. He also served as a Trustee of HRH Prince of Wales’ Arts and Business organization. He received a degree in advertising from Thomas Danby College.

Debora Spar has served as a member of Northern Star’s board of directors since September 2020. Ms. Spar has served as the Senior Associate Dean of Harvard Business School Online since January 2020. She is also the MBA Class of 1952 Professor of Business Administration at Harvard Business School. From 2017 to 2018, Ms. Spar served as President and Chief Executive Officer of Lincoln Center for the Performing Arts. From 2008 to 2017, she served as the President of Barnard College. During her tenure at Barnard, Ms. Spar led initiatives to highlight women’s leadership and advancement, including the creation of the Athena Center for Leadership Studies and the development of Barnard’s Global Symposium series. Before joining Barnard, Ms. Spar spent 17 years on the Harvard Business School faculty as the Spangler Family Professor as well as the Senior Associate Dean for Faculty Research and Development. A prolific writer, Ms. Spar’s books include Ruling the Waves: Cycles of Discovery, Chaos, and Wealth from the Compass to the Internet (2001), The Baby Business (2006), Wonder Women: Sex, Power, and the Quest for Perfection (2013) and Work Mate Marry Love: How Machines Shape Our Human Destiny (2020). Ms. Spar is a member of the Academy of Arts and Sciences and serves as a director of Thermo Fisher Scientific, a provider of scientific instrumentation, reagents and consumables, and software and services to healthcare, life science and other laboratories in academia, government and industry, and Value Retail LLC, a company specializing in the development and operation of luxury outlet shopping villages, as well as a trustee of the Howard Hughes Medical Institute. She formerly served as a board member of Goldman Sachs from June 2011 to April 2017. Ms. Spar received a Ph.D. in Government from Harvard University and a B.S. from Georgetown University’s School of Foreign Service.

Justine Cheng has served as a member of our board of directors since September 2020. She has over 20 years of private equity and finance experience. Ms. Cheng has served as a Founding Partner of Cornell Capital, a $3.5 billion private investment firm founded in 2013 by Henry Cornell, the former Vice Chairman of Goldman Sachs’ Merchant Banking Division, since 2016. Prior to joining Cornell Capital, Ms. Cheng worked with the Private Equity Group at Fortress Investment Group from 2004 to 2016, where she was most recently a Managing Director. While at Fortress, she also served as the Chief Financial Officer and Chief Operating Officer for New Senior Investment Group (NYSE:SNR) from 2014 to 2016 and Newcastle Investment Corp. (NYSE: NCT) from 2014 to 2016. Ms. Cheng previously held various private equity and investment banking positions at UBS, Credit Suisse and Donaldson Lufkin & Jenrette. Ms. Cheng was recognized as one of the Wall Street Journal’s Women to Watch in Private Equity in 2018, and profiled in The Deal’s article Private Equity’s Better Half in 2019. She is Chairperson of the Board of Knowlton Development Corporation, the largest global custom formulator and manufacturer serving the prestige beauty, personal care and household sectors. She is also on the board of directors of Corelle Brands, a leading global manufacturer and marketer of dinnerware, cookware, storage and food prepware under iconic brands including Instant Pot, Pyrex, Corelle, Snapware and CorningWare, and of Blue Mistral, a holding company with investments in Frédéric Fekkai Brands and Bastide, two beauty and personal care companies. She received a Bachelors Degree in Economics and a Masters in International and Public Affairs from Columbia University.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Northern Star, and Northern Star has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Northern Star has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Northern Star’s annual reports contain financial statements audited and reported on by Northern Star’s independent registered public accounting firm. Northern Star has filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended December 31, 2020.

Northern Star’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Northern Star’s financial condition and results of operations should be read in conjunction with Northern Star’s consolidated financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Results of Operations

Northern Star has not engaged in any operations nor generated any revenues to date. Its only activities through December 31, 2020 were organizational activities, those necessary to prepare for its initial public offering, described below, and, after its initial public offering, identifying a target company for a business combination. Northern Star does not expect to generate any operating revenues until after the completion of its business combination. Northern Star generates non-operating income in the form of interest income on marketable securities held in the trust account. It incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

On December 28, 2020, Northern Star’s board of directors determined to change Northern Star’s fiscal year end from December 31 of each year to March 31 of each year. The determination was made to align Northern Star’s fiscal year end with that of BARK.

For the three months ended December 31, 2020, Northern Star had a net loss of $509,787, which consisted of operating costs of $529,054, offset by interest income on marketable securities held in the trust account of $16,202 and an unrealized gain on marketable securities held in our trust account of $3,065.

For the period from July 8, 2020 (inception) through December 31, 2020, Northern Star had a net loss of $510,233, which consisted of operating costs of $529,500, offset by interest income on marketable securities held in the trust account of $16,202 and an unrealized gain on marketable securities held in our trust account of $3,065.

Financial Condition and Liquidity

On November 13, 2020, Northern Star consummated its initial public offering of 25,000,000 Units, at $10.00 per unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of its initial public offering, Northern Star consummated the sale of 4,500,000 private warrants to the Sponsor at a price of $1.50 per warrant, generating gross proceeds of $6,750,000. Of the net proceeds from the sale of units and private warrants in the initial public offering, $250,000,000 was placed in the trust account.

As of November 13, 2020, Northern Star had cash held in the trust account of $250,000,000. As of November 13, 2020, cash of $1,312,790 was held outside of the trust account and was available for working capital purposes.

On November 24, 2020, Northern Star sold an additional 435,000 Units for total gross proceeds of $4,350,000 in connection with the underwriters’ partial exercise of their over-allotment option. Simultaneously with the partial closing of the over-allotment option, Northern Star also consummated the sale of an additional 58,000 private warrants at $1.50 per private warrant, generating total proceeds of $87,000. Of the net proceeds from the sale of units and private warrants in connection with the exercise of the over-allotment option, $4,350,000 was placed in the trust account.

Following the initial public offering, the exercise of the over-allotment option and the sale of the private warrants, a total of $254,350,000 was placed in the trust account. Northern Star incurred $14,437,777 in transaction costs, including $5,087,000 of underwriting fees, $8,902,250 of deferred underwriting fees and $448,527 of other costs.

As of December 31, 2020, Northern Star had marketable securities held in the trust account of $254,369,267 (including approximately $19,000 of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 180 days or less. Northern Star intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions and income taxes payable), to complete a business combination. Northern Star may withdraw interest to pay taxes. Through December 31, 2020, Northern Star did not withdraw any of interest earned on the trust account to pay its franchise and income taxes. To the extent that its capital stock or debt is used, in whole or in part, as consideration to complete a business combination, as in the case of the Business Combination with BARK, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2020, Northern Star had cash of $1,128,851 held outside the Trust Account. Northern Star’s working capital held outside the trust account has been used, and Northern Star intends to continue to use such funds, primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Northern Star has principally financed its operations from inception using proceeds from the sale of equity securities to stockholders prior to its initial public offering and such amount of proceeds from its initial public offering that were placed in an account outside of the trust account for working capital purposes, interest that has been earned on the funds in the trust account released for working capital needs, and through working capital loans from Northern Star’s Sponsor, officers, directors or their affiliates.

Northern Star believes it will have sufficient cash to meet its needs through the earlier of the consummation of a business combination or November 13, 2022 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), the date that Northern Star will be required to cease all operations except for the purpose of winding up, if a business combination is not consummated. If Northern Star’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the consummation of the initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or Northern Star’s officers and directors or their respective affiliates may, but are not obligated to, loan Northern Star funds as may be required. If Northern Star completes its initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Northern Star may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be converted into private warrants of Northern Star at a price of $1.50 per warrant at the option of the lender. Prior to the completion of an initial business combination, Northern Star does not expect to seek loans from parties other than from the Sponsor and Northern Star’s officers and directors or their respective affiliates as Northern Star does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

Off-Balance Sheet Arrangements

Northern Star did not have any off-balance sheet arrangements as of December 31, 2020.

Contractual Obligations

Northern Star does not have any long-term indebtedness, capital lease obligations, operating lease obligations or long-term liabilities, other than described below.

The underwriters of Northern Star’s initial public offering are entitled to a deferred fee of $0.35 per Unit, or $8,902,250 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that Northern Star fails to complete an initial business combination, subject to the terms of the underwriting agreement.

In November 2020, we entered into consulting agreements with several consultants to assist us with due diligence, deal structuring, and investor relations services in connection with a potential merger, capital share exchange and asset acquisition or similar business combination.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Northern Star has identified the following critical accounting policies:

Class A Common Stock Subject to Possible Redemption

Northern Star accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Northern Star’s Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed consolidated balance sheet.

Net Loss Per Common Share

Northern Star applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Northern Star’s net loss is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not Northern Star’s income or losses.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Northern Star’s condensed consolidated financial statements.

Independent Auditors’ Fees

Marcum acts as Northern Star’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of Northern Star’s financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered in connection with Northern Star’s initial public offering and the review of Northern Star’s financial statements for the fiscal period ended December 31, 2020 totaled $50,213. The above amount includes interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. During the fiscal period ended December 31, 2020, Northern Star’s independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees. During the fiscal period ended December 31, 2020, Northern Star’s independent registered public accounting firm did not render services for tax compliance, tax advice and tax planning.

All Other Fees. During the fiscal period ended December 31, 2020, there were no fees billed for products and services provided by Northern Star’s independent registered public accounting firm other than those set forth above.

Since Northern Star’s audit committee was not formed until July 8, 2020, the audit committee did not pre-approve any of the foregoing services that were incurred prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by Northern Star’s board of directors. In accordance with Section 10A(i) of the Exchange Act, before Northern Star engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

BUSINESS OF BARK

Unless otherwise indicated or the context otherwise requires, references in this section to “BARK,” “we,” “us,” “our,” and other similar terms refer to BARK and its subsidiaries prior to the Business Combination and to New BARK and its consolidated subsidiaries after giving effect to the Business Combination.

Our Mission

Our mission is to make all dogs happy. We believe that dogs and humans are better together and we aspire to be the world’s favorite dog brand. We are committed to satisfying each individual dog’s distinct personality and preferences.

Who We Are

BARK is a company of dog obsessed people dedicated to making dogs happy. We were founded in 2012 by Matt Meeker, Carly Strife and Henrik Werdelin, who were inspired by Matt’s love for his Great Dane, Hugo. They discovered a lack of engaging and innovative products that could keep Hugo happy and the three founders quickly realized there was a broader unmet consumer need of fellow dog parents who were similarly focused on their dogs’ happiness and wellbeing. Our journey started from those roots with the development of toys and treats and now we serve personalized products to over 1.1 million dogs per month, as of December 31, 2020.

We are a vertically integrated, data-driven, omnichannel brand serving dogs across the four key categories of Play, Food, Health and Home. Our direct to consumer business, which is primarily comprised of subscription products, drive the majority of our revenues with more than 1.7 million Active Subscriptions as of December 31, 2020. Our expanding retail and commerce distribution channels enable BARK to serve the broader needs of dog parents beyond our monthly subscription boxes. Dog parents can buy our products on online marketplaces such as Amazon, and through a large network of retail partners including Target, Petco, PetSmart, Costco, Bed Bath & Beyond, and CVS.

Everything BARK sells is designed and developed by BARK and branded BARK. We leverage an ever-growing collection of proprietary data, market data and customer insights to deliver customized products designed to meet the needs of each dog. In addition, we apply insights from more than 8.5 million BARK social media followers across various platforms and our more than 10.9 million email contacts. This includes subscriber and dog satisfaction survey data collected from our monthly subscriber base and the “Voice of the Pack,” a trend report that we compile from our BARK Happy customer service team’s over 250,000 unique interactions with dog parents each month. We use this data to design and develop our products to satisfy particular dog attributes, such as size and breed, and leverage it along with machine learning technology to tailor future subscription shipments and Add-to-Box (ATB) recommendations to each individual dog’s preferences. We believe the personal and emotional connection from our BARK Happy team helps us to create strong customer connections and brand evangelists.

BARK’s subscription and direct to consumer offerings include:

BarkBox and Super Chewer (Play Category)—These subscription products featuring monthly themed boxes of premium-quality BARK toys and treats that are delivered directly to a dog’s home, with Super Chewer providing products specially tailored to the needs of larger dogs and dogs who love to chew, a market that we believe has been underserved. BARK serves more than 1.7 million Active Subscribers as of December 31, 2020 and delivers personalization at scale, with more than 150,000 customer-tailored boxes each month, as of December 31, 2020. Subscribers have the option to increase the number of toys and treats or add incremental products each month through our monthly Add-to-Box, or ATB, offerings. We also offer the toys and treats included in subscription boxes as individual SKUs through our website BarkShop.com (“BarkShop”) as well as through BARK’s retail commerce channel partners.

BARK Eats (Food Category)—BARK Eats is our personalized monthly meal plan serving the mass- premium dog food segment. The BARK Eats experience begins with a consultation with a nutritionist and features a high-touch customer relationship program through our BARK Happy team that allows dog parents to customize their dog’s food blend of kibble, toppers and supplements, and to properly portion the meals. BARK Eats can be personalized each month and evolves along with dogs’ dietary needs over time. We believe the dry dog food market is underserved and ripe for disruption. We believe we are the first digitally-native direct to consumer brand that offers a personalized, adjustable and customizable monthly dog food service in the dry dog food category at a mass market price point. Further, we believe that the value proposition of BARK Eats, which provides a customized, portioned, high quality healthy food, at a mass market price point, will appeal broadly to dog parents.

BARK Bright (Health Category)—BARK Bright is our health and wellness offering. Our first BARK Bright product is a dog dental kit, which includes a proprietary triple-enzyme gel that can be combined with delicious treat-like dental sticks that dogs can chew. This eliminates the arduous task of brushing a dog’s teeth while still effectively fighting germs and bad breath. Our BARK Bright dental kit provides an innovative regimen for dog dental care, and is available through monthly subscriptions, ATB, individually on Barkshop and in our retail commerce channel through retailers and other online marketplaces. We are currently developing additional BARK Bright products, including flea and tick treatments and nutritionist-formulated supplements. We also offer BARK Bright health and wellness products through BarkShop.com as well as through BARK’s retail commerce channel partners.

BARK’s third party retail commerce channel and collaborative brand offerings include:

BARK Home (Home Category)—BARK Home offers dog parents a variety of products for daily life, including dog beds, bowls, collars, harnesses and leashes. We also sell BARK Home products through our website BarkShop.com.

BARK toys and treats, BARK Bright and BARK Home are available on online marketplaces such as Amazon, and through a large network of retail partners including Target, Petco, PetSmart, Costco, Bed Bath & Beyond, and CVS.

BARK also collaborates with, and makes products for, brands such as Subaru, Dunkin, and Anheuser Busch to build its brand awareness, expand distribution, and engage shared fans.

BARK Happy is our customer service team as well as our platform for insight collection and cross promotion. We believe the personal and emotional connection from BARK Happy team helps us to create strong customer relationships and brand evangelists. The BARK Happy team has over 250,000 unique interactions with dog parents each month. We leverage these interactions to serve our customers better as well as to gather data to inform design and development of our future products and tailor offerings to an individual dog’s preferences. We believe the combination of personal connections and data driven design helps drive retention and lifetime value.

Our Momentum

Since BARK was founded in 2012, we have continued to grow our subscriber base and have delivered BARK products to more than 6.5 million dog parents.

We had 1.7 million Active Subscriptions as of December 31, 2020 and 1.2 million Active Subscriptions as of March 31, 2020. This represented an increase of 47.1% and 15.4% from the same dates of the preceding fiscal year, respectively. We define Active Subscriptions as the total number of unique product subscriptions with at least one shipment during the last 12 months. Active Subscriptions does not include gift subscriptions or one-time subscription purchases.

For the quarters ended December 31, 2020 and September 30, 2020, our Average Monthly Subscription Churn was 6.2% and 5.4% respectively. Average Monthly Subscription Churn is calculated as the average number of subscriptions that have been cancelled in the last three months, divided by the average monthly active subscriptions in the last three months. The number of cancellations used to calculate Average Monthly Subscription Churn is net of the number of subscriptions reactivated during the last three months. Additionally, New Subscriptions increased to approximately 936,000 during the nine months ended December 31, 2020, as compared to approximately 474,000 during the nine months ended December 31, 2019, a 97.5% change. We define New Subscriptions as the number of unique subscriptions with their first shipment occurring in a period. We believe the increase in New Subscriptions during the nine months ended December 31, 2020 was the result of our continued investment in product expansion and consumer marketing and partially driven by the increase in dog ownership during the COVID-19 pandemic.

We plan to continue to invest in our business as we further build our brand, scale our existing and new offerings to serve dogs from puppyhood throughout their lives, and deepen penetration in our core channels.

Our Market Opportunity

Large, growing and resilient market for pet products: According to the American Pet Products Association

(“APPA”), annual spend on pets in the U.S. was $95.7 billion in 2019 and is estimated to be $99.0 billion in

2020. In 2019, food and treats comprised 39% of the total annual pet spend, or approximately $37 billion. According to a 2020 Euromonitor International (“Euromonitor International”) report, pet care—relative to other industries—remained recession-resistant and even in the midst of the COVID-19 pandemic, many pet owners have been willing to cut back spending on themselves in favor of spending on their pets.

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In 2019, food and treats comprised 39% of the total annual pet spend, or approximately $37 billion. The pet food and treats industry is estimated by the APPA to be $38.4 billion a year in 2020. We believe many recent dog food offerings are centered on a value proposition of premium, human grade food, which represents a small portion of consumer spend in the food category. According to the APPA National Pet Owner Survey (the “APPA 2019-20 Survey”), 74% of dog parents give dry food to their pets, a market that we believe is underserved and ripe for disruption. Further we believe that the value proposition of BARK Eats, which provides a premium service (customized, portioned, healthy food that changes as your dog’s needs change), at a mass market price point will appeal broadly to human parents of today’s dogs.

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According to Euromonitor International annual spend on pet care in the U.S. is estimated to be $53.4 billion for 2019. Fior Markets estimates that the global pet care market is expected to grow at a compound annual growth rate, of 6% from 2020 to 2027. In particular, we estimate the dog dental health market to be approximately $4 billion per year. Poor dental health affects 80% of dogs, however, 21% of dog owners note that they do not specifically care for their dog’s dental health according to a the 2019-20 APPA Survey. We believe the effective and easier to use nature of BARK Bright dental kits will make it simpler for dog owners take care of their dog’s dental health on a consistent basis.

Dog ownership is growing, with a dog in one of every two U.S. households: According to the 2019-20 APPA Survey, dogs are the most popular pet in the U.S., with more than 63 million households having a dog as a member of their family. In addition, the number of households with dogs has risen over the course of 2020, attributable we believe to an increase in dog ownership arising from more dog parents working remotely during the COVID-19 pandemic. Out of those 63 million U.S. dog households, we are serving over 1.1 million dogs as of December 31, 2020; we therefore believe we have an opportunity to significantly extend our customer base to other dogs and their owners, both in the U.S. and globally.

Millennials are now the largest and most influential groups of dog owners: The APPA reports that millennials have now surpassed Gen X and Baby Boomers as the largest demographic of people owning dogs and account for 34% of all dog owners in 2020. BARK’s proprietary research reinforces this trend, with our data showing that 71% of millennial men and 62% of millennial women are likely to parent a dog. We believe that as millennials wait longer to start their human families, for many, dogs will become a first companion and create a propensity to spend more time and more dollars on their dogs than prior generations.

Dogs are increasingly considered a close member of human families: Dogs are increasingly being considered a close member of the family, a trend many refer to as the “humanization of dogs”. A Euromonitor survey released in 2020 found that Generation Z and Millennial respondents were more likely to humanize their companions, and more likely to view their pets as “beloved family members” than Generation X and Baby Boomer respondents. Dogs are increasingly a part of every aspect of a daily routine, joining their humans for walks and fitness activities, as companions at work and for errands, on vacations and trips. In addition, many people are spending more quality time with their dogs driven by an increasing acceptance of work from home and work from anywhere; trends that have become more prevalent and acceptable following the onset of COVID-19.

Accelerating shift to digital and e-commerce: E-commerce sales continue to grow faster than the overall retail sales market and are increasingly taking significant share from brick-and-mortar retail. Sales of dog related products have mirrored this trend as dog owners, increasingly shift a greater share of their dog-related purchasing to online options and subscription-based offerings across all categories. According to Petfood Industry, within the pet industry, pet food was a major driver of the growth of e-commerce. E-commerce pet food sales more than tripled in year-over-year sales growth between January and March 2020. Pet food sales only were 21% higher in January 2020, compared to the same month in 2019. In addition, as the coronavirus spread, March 2020 e-commerce pet food sales jumped 77% higher year-over-year for the month, compared to 26% for brick-and-mortar retailers. We believe that these trends will benefit BARK, as we continue to leverage our data driven dog centric approach to drive additional subscriptions and revenue.

Our Platform

We enable dog parents to connect with their dogs through our spectrum of products in a seamless and convenient way. Our products are tailored to satisfy each individual dog’s distinct personality and preferences in fun and creative ways, which engages both dogs and dog parents alike. We believe our curated subscriptions and products delight dogs and their parents and keep them eagerly awaiting their next shipment.

Our Product Offerings

BarkBox (Play Category)

In 2012, we launched our first product, BarkBox, a subscription-based service with a monthly tailored assortment of premium themed toys and treats, such as Secrets of the Rainfurrest, Night at the Squeakeasy, and Shakespeare in the Dog Park. Each monthly assortment brings life to a theme designed to delight dog parents as much as the toys and treats to delight the dog. The creativity of the storytelling, together with the quality of the products, is intended to keep the experience fresh, our subscribers engaged, and subscription retention high. In addition to subscription, our most beloved BarkBox products are also available at retail and across our e-commerce channels.

Super Chewer (Play Category)

In 2017, we launched Super Chewer to address the needs of larger dogs and dogs who love to chew. Super Chewer is a monthly delivery of toys designed to be durable, bold, original, with innovative designs and treats in a category that we believe has been underserved. Super Chewer features tough and functionally exciting toys that are made with a range of durable materials such as natural rubber and ballistic nylon. Similar to BarkBox, each month’s subscription box features a monthly theme that is designed to delight dog and dog parent alike. Super Chewer toys are also available at retail and across our commerce channels.

BARK Eats (Food Category)

Launched in 2020, BARK Eats offers personalized, portion controlled, nutritious meals for dogs on a monthly basis. The BARK Eats experience features a high-touch customer relationship program — beginning with a nutrition specialist consultation — through our BARK Happy team, which allows dog parents to customize their dog’s food blend of kibble, toppers/flavors, and health supplements as well as to properly portion the meals. BARK Eats can be personalized each month as their dogs’ dietary needs evolve over time. We believe we are the first digitally-native direct to consumer brand that offers a personalized, adjustable and customizable monthly dog food service in the dry dog food category at a mass market price point. BARK Eats is currently available direct to consumer in the Columbus, Ohio market, and we expect to expand to nine markets in 2021.

BARK Bright (Health Category)

Launched in 2020, BARK Bright is our health and wellness platform for dogs. Our first BARK Bright product is a dental kit. While dental health affects most dogs, the most popular “dental” treats do not contain active ingredients that break down plaque and tartar. In addition, dog parents generally find manually brushing their dogs’ teeth with toothpaste too laborious to maintain a daily regimen. BARK Bright’s dental kit combines the benefits of brushing with the convenience of a treat, by pairing a proprietary triple-enzyme gel for fighting germs and bad breath and keeping teeth and gums healthy, with a delicious treat designed to neatly hold the gel, making dental care fun for dogs and hassle free for dog parents. We currently offer our BARK Bright dental kit through our ATB platform, as well as on BarkShop, Amazon, and in retail stores, such as Target and CVS. We are currently developing additional BARK Bright products, including flea & tick treatments and nutritionist-formulated health supplements.

BARK Home (Home Category)

In 2019, we launched BARK Home. BARK Home serves dog parents’ home needs, as dog parents and dogs spend an increasing amount of time together and the space between human and dog blends. We have engineered the BARK Home collection to make every stage of life and togetherness great, including charcoal pee pads, memory foam and cuddler beds, bowls, leashes and collars, poop bags, car seat covers, wearables, and dog crates. BARK Home is available at retail and across our e-commerce channels.

Our Strengths

Deep Customer Relations Drive Retention and Lifetime Value: We believe the way in which we build customer relationships drives retention and lifetime value. Lifetime Value is the dollar value of each subscription as measured by the cumulative Direct to Consumer Gross Profit for the average life of the subscription. Our approach also provides us with unique knowledge and insight that fuels our product development, marketing efforts, and innovation.

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Customer Insights and Data Fuels Product Development and Drives Retention: BARK leverages an ever-growing collection of proprietary data and customer insights to understand the product needs of dogs and dog people, which we derive from BARK’s over 8.5 million social media followers and more than 10.9 million email contacts as well as Net Promoter Score (NPS) survey data. Also, each BARK toy is analyzed against over 100 attributes including material, durability, weight, play style, theme and color, which we believe enables us to rapidly develop high-quality toys. Our retail channel benefits from our proprietary data, as the most highly rated products in our monthly Boxes can then be offered in the retail channel. We also leverage our “Voice of the Pack,” BARK Happy’s report of key trends and findings from over 250,000 interactions with dog parents each month, to ensure that our products meet dog parents’ expectations and changing needs.

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Engaged Subscribers’ Interactions Drive Retention: In addition to informing product design, we believe our high degree of customer engagement results in higher subscriber retention. As of September 30, 2020 and December 31, 2020, our Average Monthly Subscription Churn was 5.4% and 6.2%, respectively. Our subscriber email open rate was approximately 40% during 2020 versus the estimated industry average of 19%.

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Loyal Subscriber Base Drives Stronger Spending: We believe strong subscriber relationships are achieved through thoughtful product design, personalized offerings, and active customer engagement. Strong subscriber relationships keep subscribers with us longer as well as increase the variety of products they purchase from us, thereby increasing spending from those subscribers. We believe this leads to a higher lifetime value (LTV) from our subscribers and in turn a greater return on our marketing spend, or Customer Acquisition Cost (CAC). We leverage our direct to consumer nature to innovate on service design, for example, by pricing our BARK Eats food as a monthly subscription, rather than on a per bag basis or by turning our BARK Bright dental kit into an easy and enjoyable a daily ritual. We believe the consistency in consumer spending, via subscription, will provide us with predictable revenue streams.

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Customer Service Creates Brand Evangelists: We believe the personal and emotional connection from our BARK Happy team helps us to create strong customer connections and brand evangelists. When a subscriber joins BARK, they are automatically enrolled in BARK Happy’s proprietary onboarding program which gives us an opportunity to communicate with them personally even before their first BARK product arrives. Subscribers can work with the BARK Happy team to tailor their monthly subscriptions, take advantage of “Scout’s Honor”—our promise to make it right, no questions asked, including replacing toys—and to use BARK Happy’s “secret services” such as dog-related relocation services in the case of a move or added support when a dog passes away. The BARK Happy team has over 250,000 unique interactions with dog parents each month. In 2020, our BARK Happy team connected with over 2 million dog unique parents, with an average Happy team customer satisfaction rating of above 90%.

All of our products are designed by BARK, developed by BARK, and branded BARK, which drives higher margins: We believe that our data and insights have enabled us to design and make superior products for dogs as well as to create new products that dogs and their dog parents love. By employing an in-house team of world-class designers to design our products and having them made exclusively for us, rather than selling third-party products, we have created a collection of high-quality and unique and cleverly-themed products, with strong brand association and higher potential for profitability. By designing our own products, we have the opportunity to achieve higher price points, therefore expanding our gross margins. For example, in April 2020, we introduced a collection of 4/20-themed BARK toys with a gift-with-purchase special offer. These toys drove the highest single-day of subscription sales in company history and generated national press coverage.

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Award Winning Product Development Platform: We have built a world-class team of product developers who by mixing design, data and storytelling have been honored by, among others, Time Best Invention, Fast Company’s World Changing Ideas, Graphic Design USA In-house Design Awards and the Shorty Awards (for our social media). We believe our ability to infuse narrative into our toys makes them unique, desirable and often viral.

Personalization at scale: We personalize our subscribers’ experience by collecting product and customer data with each interaction. As a result, as of December 31, 2020, we customize more than 150,000 monthly subscription boxes for our subscribers’ dogs that are curated to match the dogs’ preferences. We also leverage our machine learning technology and first party data set to compare dogs’ attributes against our available inventory when recommending products for purchase via ATB. In addition, we believe that personalization requires more than curation. We apply our data-driven customization approach to our product design and development as well, so that our products themselves, and not just our recommendations, are tailored to meet particular dog attributes, such as size and breed, and specific dog parent needs that have been expressed to us. Finally, our subscription product personalization technology has enabled us to personalize new product categories, such as BARK Eats, at scale.

Strong platform drives cross-sales: We seek to leverage our subscription model and proprietary subscriber data to increase subscriptions and product purchases across our new and existing offerings. The percentage of our subscribers opting to increase their order via our ATB offerings increased in fiscal 2021. ATB revenue increased by $11.2 million during the period, from $1.4 million to $12.6 million for the nine months ended December 31, 2019 and 2020, respectively. We believe we will continue to see gains on ATB purchases and average order value and margins, which we believe are driven by our exclusive product development, on-site enhancements, as well as machine learning-driven product targeting for our ATB assortment. Additionally, we have had success launching new product lines as ATB offerings, including our BARK Bright dental product, which launched via ATB in the fall of 2019 and sold over $100,000 in kits within 48 hours. We have seen similar success with BARK Home products such as car seat covers and fanny packs and licensed products such as, SCOOB!

Omnichannel distribution creates more selling opportunities and drives brand awareness: In an ongoing effort to have products available wherever our customers shop, we now offer our products through a wide variety of channels and partners, including our direct to consumer subscription lines, through BarkShop, on online marketplaces such as Amazon, and via brick and mortar retail partners.

Visionary and experienced management team: Our co-founders and senior management team, including our Chief Executive Officer, bring with them an average of over 22 years of experience (spanning retail, global brand marketing, e-commerce, technology and finance) in creating end-to-end solutions that help brands succeed in e-commerce. We believe that our cohesive, vibrant and brand-oriented corporate culture inspires and encourages innovation, and helps us attract, retain and motivate an aspiring team to drive our growth. Our Chief Executive Officer has two decades of experience scaling businesses through consumer-centric product and technology innovation, omnichannel commerce, global expansion and operational transformation. For the last decade, he has held global growth and operations leadership roles at Amazon and eBay where he built diverse and high-performing teams to deliver results.

Our Growth Strategies

We plan to be a dog parent’s partner from those first days with a puppy throughout their dog’s entire adult life. BARK seeks to be there every step of the way serving dogs’ needs in Play, Food, Health, and Home. Our ambition is to grow BARK to be the world’s favorite dog brand.

We expect to expand our portfolio of dog products and services, including BARK Eats and BARK Bright; effectively market to grow our subscriber base; grow subscriptions and ecommerce sales for each subscriber through our subscriber relationships, ATB and refreshed user journey; and expand channels in our retail and e-commerce business. We also plan to assess timing of global expansion to take the BARK brand global and serve international dog parents.

We believe that we are well-positioned in the rapidly-growing pet industry with a highly-loyal customer base, and our key strategies to grow our business include:

Expand into new product categories: We intend to leverage our customer insights and our ATB platform to expand into new product categories. For example, when we launched our BARK Bright dental kit, we initially marketed exclusively to our BarkBox and Super Chewer subscribers through our ATB platform, and we sold over $100,000 in kits within 48 hours of launch. We believe our ability to generate sales of new products from BARK toys and treat subscribers is indicative of the high level of trust we have built with our subscribers.

BARK Eats Opportunity: We believe BARK Eats, which represented less than 5% of our fiscal year 2020 revenue, presents a substantial opportunity for growth. BARK Eats is our personalized, portion controlled, nutritious, monthly meal plan for dogs. According to the 2019-20 APPA Survey, 74% of dog parents give dry food to their pets, a market that we believe is underserved and ripe for disruption. We believe we are the first digitally-native direct to consumer brand that offers a personalized, and customizable monthly dog food service in the dry dog food category at a mass market price point. The BARK Eats experience features a high-touch customer relationship program through our BARK Happy team that allows dog parents to customize their dog’s food blend of kibble, toppers/flavors, and healthy supplements, as well as to properly portion the meals. BARK Eats can be personalized each month as their dog’s dietary needs evolve over time. BARK Eats is currently available direct to consumer in the Columbus, Ohio market, and we expect to nine markets in 2021.

BARK Bright: BARK Bright represented less than 5% of our fiscal year 2020 revenue. We believe there is opportunity for growth in the dog health and wellness market, which we believe has historically lacked innovation and underserved dogs and their dog parents. For example, while dental health affects 80% of dogs, the most popular “dental” treats do not contain active ingredients that break down plaque and tartar. In addition, dog parents find manually brushing their dogs’ teeth with toothpaste too laborious to maintain a daily regimen. We believe no other dog dental product pairs a triple-enzyme gel for fighting germs, bad breath, and keeping teeth and gums healthy with a delicious treat, making dental care fun for dogs and hassle free for dog parents. We are currently developing additional BARK Bright products, including flea & tick treatments and nutritionist-formulated supplements.

Grow our subscriber base: We intend to continue to increase our brand awareness and cost-effectively reach new subscribers through a combination of word of mouth, referrals, advertising and other marketing efforts. In addition, we aim to continue to partner with content owners, such as The Grinch (Universal Studios, Holiday 2019), SCOOB! (Warner Bros., Summer 2020), Home Alone (Disney, Holiday 2020) and the Peanuts characters (Peanuts Worldwide, Holiday 2020).

Sell and cross-sell our new products to existing subscribers: We seek to leverage our subscription model by informing our more than 8.5 million email contacts, which includes our new and former subscribers, of our new product offerings. In addition, we thoughtfully create cross-promotions of new or add-on products and services to subscribers such as our ATB offerings, which prompts a subscriber before each monthly shipment to add another treat or toy to their shipment before it is shipped to their home. ATB can be in the form of one-time purchases added to a BarkBox or Super Chewer order, or as an automatically renewing shipment bundled with our subscription products. ATB uses our machine learning-based algorithms, to enable high quality interactions and suggestions which lead to high levels of conversion. The percentage of our subscribers opting to increase their order via our ATB offerings has increased to date in fiscal 2021. ATB revenue increased by $11.2 million during the period, from $1.4 million to $12.6 million for the nine months ended December 31, 2019 and 2020, respectively.

Grow our retail and e-commerce business: We view retail and e-commerce as both a distribution channel, as well as a critical and profitable platform for increasing brand awareness. We offer our products in more than 23,000 retail store locations, which has significantly increased our reach and brand awareness. Fifteen BARK SKUs have each topped $1 million at a single partner (three have topped $2 million, and one toy has topped $3 million). In addition to traditional retail channels, we have marketing partnerships with brands such as Subaru, Dunkin Donuts, and Anheuser Busch among others. We intend to grow our retail partnerships and collaborations domestically and internationally. We will also plan to assess timing of global expansion of our subscription products to take the BARK brand global and serve international dog parents.

BARK Happy

We believe the way in which our customer experience team, as well as our platform for insight collection and cross promotion. BARK Happy builds strong customer connections and creates brand evangelists, resulting in higher retention rates and lifetime value. The Happy Ambassadors comprising our BARK Happy team are “dog people” who create connections through different communication channels to build long-term relationships with dog parents. Our BARK Happy team has over 250,000 unique interactions with dog parents each month and is reachable by subscribers and customers through text, chat on our website and social media platforms, email or by phone. The BARK Happy team is customer-centric with the goal of fostering the Happy Teams’ values of humility, a servant’s heart, collaboration, balanced advocacy and accountability. Subscribers work with the BARK Happy team to tailor their monthly subscription experience, take advantage of “Scout’s Honor”—our promise to make the experience for your dog right, no questions asked, including replacing toys, and to use BARK Happy’s “secret services”, such as tips and tricks for first-time dog parents or grief support when a member of the pack passes away. BARK Happy’s focus and drive have led BARK to be recognized as a leader in the customer experience industry with “Best In Class” customer satisfaction sentiment recognition in 2020.

Our People and Culture

At BARK, our culture is centered around our passion for what we do and whom we serve. Our culture is fueled by the everyday inspiration of our employees, most of whom are dog parents themselves, which keeps innovation high and keeps us grounded in our mission. We aim to hire best-in-class employees whose commitment to our cause allows them to thrive within the organization. As of December 31, 2020, we employed 487 full-time employees and 50 part-time employees.

Advertising and Marketing

BARK’s approach to advertising and marketing is to be present where our customers are. BARK’s technology- and science-driven approach towards marketing and social media are designed to provide an efficient, cost-effective and data rich platform, allowing us to engage new customers and reach our current customers, as well as manage and track the effectiveness of our spending. BARK reaches consumers across multiple digital and social media platforms including product placements, websites, blogs and online reviews, as well as with tailored messaging on popular digital hubs including Instagram, Facebook, Twitter and YouTube, and through affiliate and influencer marketing programs. BARK also engages in print media advertising (mailers) and television advertisements targeting potential customers across the United States.

In addition to paid channels, many of BARK’s new customers originate organically from word-of-mouth and non-paid referrals by our existing customers as well as from general awareness of our product offering. BARK’s ability to retain a high level of non-paid customer acquisitions may reduce the level of marketing investment required to continue our growth.

We believe the style and voice of BARK’s messaging has also been an incredibly important differentiator for BARK’s ability to garner the attention of customers and potential customers in a crowded marketing world. The pet product space is traditionally one of the slower industries to adapt to the ever-changing landscape of entertainment mediums. BARK has on numerous occasions been recognized as an innovative business in the world of content marketing, beyond the larger pet industry. We believe this innovation in the world of content and social media through the strategic hiring of dog-obsessed comedians and creative personalities will enable BARK to remain relevant as the advertising tactics and mediums continue to change.

Manufacturing

BARK purchases substantially all of our merchandise directly from third-party manufacturers, who typically manufacture the products exclusively for BARK. Some of these vendors operate their own manufacturing facilities and others subcontract the manufacturing to other parties. BARK’s manufacturers generally agree to terms that are substantially similar to its standard manufacturer terms, which govern its business relationship. Although BARK does not have long-term agreements with its vendors, BARK has long-standing relationships with a diverse base of vendors that BARK believes to be mutually satisfactory. These vendors are located in multiple countries, which we believe helps mitigate our supply chain risk.

All of BARK’s exclusive products are required to be produced according to BARK’s specifications, and our manufactures warrant that such products will perform in accordance with BARK’s specifications.    BARK’s manufacturing and supplier contracts are generally on year-to-year terms and provide BARK with the additional right to terminate the agreement for uncured material breaches within 30 days. BARK requires that all of its manufacturers comply with applicable law and BARK generally has the right to audit the suppliers’ facilities.

Distribution and Inventory Management

BARK currently utilizes global third-party logistics providers to warehouse and distribute finished products from its distribution facilities to support its domestic operations. These logistics providers manage various distribution activities including product receipt, warehousing, certain limited product inspection activities, and coordinating outbound shipping.

BARK manages its inventory levels by analyzing product sell-through, forecasting demand, analyzing product ratings and placing orders with our manufacturers before BARK receives firm orders from customers to ensure sufficient availability.

BARK’s Trademarks and Other Intellectual Property

BARK believes that our rights in our intellectual property, including trademarks and domain names, as well as contractual provisions and restrictions on access to its proprietary technology, are important to our marketing efforts to develop brand recognition and differentiate our brand from competitors. BARK owns a number of trademarks that have been registered, or for which registration applications are pending, in the United States as well as in certain foreign jurisdictions. These registered or pending trademarks include, among others, “Bark,” “BARKBox,” “BARK Bright,” “BARK Eats,” “BARK Essentials,” “BARK Super Chewer,” “Super Chewer,” “BARKPOST,” “Destroyers,” “Destroyers Club,” and “Dog People Get It.” The current registrations of these trademarks are effective for varying periods of time and may be renewed periodically, provided that BARK, as the registered owner, or BARK’s licensees where applicable, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with similar goods. BARK expects to pursue additional trademark registrations to the extent BARK believes they would be beneficial and cost-effective.

In addition to trademark protection, BARK owns numerous domain names, including www.barkbox.com, www.bark.co, and www.barkshop.com. BARK also enters into, and relies on, confidentiality and proprietary rights agreements with its employees, consultants, contractors and business partners to protect its trade secrets, proprietary technology and other confidential information. BARK further controls the use of its proprietary technology and intellectual property through provisions in both our customer terms of use on our website and in our agreements with vendors.

We believe that our intellectual property has substantial value and has significantly contributed to BARK’s success to date. BARK continually engages with manufacturers to develop and market better quality dog products under its brand names to better serve its customers at a lower price.

Competition

The dog products industry is highly competitive, fragmented, and spread across four primary segments:

•	supermarkets, warehouse clubs and mass merchants;

•	specialty pet store chains;

•	traditional or neighborhood pet stores; and

•	subscription service businesses and e-tailers.

We believe that the principal competitive factors in BARK’s market are product selection and quality, customer service, price, brand awareness and loyalty, reliability and trust, convenience and speed at which orders are delivered to our customers. We believe that BARK differentiates itself from its competitors by the strength of its brand, customer knowledge and engagement, unique and exclusive products, data driven design and marketing, and achieving a high level of performance with regard to these competitive factors.

Dog food is also a highly competitive industry. BARK Eats competes with manufacturers of conventional dog food, such as Mars, Nestlé and Big Heart Pet Brands (part of The J.M. Smucker Company). It also competes with specialty and natural pet food manufacturers such as FreshPet, Colgate-Palmolive and General Mills. In addition, BARK Eats competes with many regional niche brands in individual geographic markets. Given a North American retail landscape dominated by large retailers, with limited shelf space and a significant number of competing products, competitors actively support their brands through marketing, advertising, promotional spending and discounting. Competitive factors in the dog food industry include product quality, ingredients, brand awareness and loyalty, product variety, product packaging and design, reputation, price, advertising, promotion and nutritional claims.

The dog health and wellness industry is highly competitive. BARK Bright competes directly and indirectly with both manufacturers and distributors of pet health and wellness products and online distributors, as well as with veterinarians. BARK Bright directly faces competition from companies that distribute various pet health and wellness products to traditional retailers such as Bayer AG, Central Garden and Pet Company, Hartz (Unicharm Corp.), Mars, Inc., Manna Pro, Nestlé S.A., Spectrum Holdings, Promika LLC, Tevra Brands, and The J.M. Smucker Company, most of which are larger than BARK and have greater financial resources. Similarly, BARK Bright faces intense competition from manufacturers who sell dog health and wellness products to e-commerce and other retailers and to veterinarians.

Government Regulation

BARK’s business is subject to foreign and domestic laws and regulations applicable to companies conducting business on the Internet. Jurisdictions vary as to how, or whether, existing laws governing areas such as personal privacy and data security, consumer protection or sales and other taxes, among other areas, apply to the Internet and e-commerce, and these laws are continually evolving. Related laws may govern the manner in which BARK stores or transfers sensitive information, or impose obligations on BARK in the event of a security breach or an inadvertent disclosure of such information. International jurisdictions impose different, and sometimes more stringent, consumer and privacy protections. Additionally, tax regulations in jurisdictions where BARK does not currently collect state or local taxes may subject BARK to the obligation to collect and remit such taxes, or to additional taxes, or to requirements intended to assist jurisdictions with their tax collection efforts. New legislation or regulations, the application of laws from jurisdictions whose laws do not currently apply to its business, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on its business. Further, BARK could be subject to fines or other payments for any past failures to comply with these requirements. See “Risk Factors—Risks Related to BARK’s Business Following the Business Combination”. Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of BARK’s website and mobile application and its financial results.” The continued growth of and demand for e-commerce is likely to result in more laws and regulations that impose additional compliance burdens on e-commerce companies.

In addition, BARK is subject to a broad range of federal, state, local, and foreign laws and regulations intended to protect public health, natural resources and the environment. BARK’s operations, including its manufacturing outsourcing partners, are subject to regulation by OSHA, the FDA, the USDA, and by various other federal, state, local, and foreign authorities regarding the processing, packaging, storage, distribution, advertising, labeling and import of its products, including food safety standards. See “Risk Factors—Risks Related to BARK’s Business Following the Business Combination—BARK is subject to extensive governmental regulation and BARK may incur material liabilities under, or costs in order to comply with, existing or future laws and regulation, and its failure to comply may result in enforcements, recalls, and other adverse actions.”

Legal Proceedings

BARK is from time to time subject to, and is presently involved in, litigation and other legal proceedings. BARK believes that there are no pending lawsuits or claims that, individually or in the aggregate, may have a material effect on its business, financial condition or operating results.

BARK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Barkbox, Inc. (for purposes of this section, “BARK,” “we,” “us” and “our”) should be read together with BARK’s audited consolidated financial statements as of and for the fiscal years ended March 31, 2020 and 2019, and BARK’s unaudited condensed consolidated financial statements as of December 31, 2020 and for the nine months ended December 31, 2020 and 2019, in each case together with the related notes thereto, included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Certain monetary amounts, percentages, and other figures included in this section have been subject to rounding adjustments.

Overview

BARK is a company of dog obsessed people dedicated to making dogs happy. BARK is a vertically integrated, data driven, omnichannel brand serving dogs across the four key categories of Play, Food, Health and Home. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, delicious and satisfying treats, food, and wellness supplements, and best in class offerings that foster the health and happiness of dogs. Founded in 2012, BARK serves dogs nationwide with monthly subscription offerings, BarkBox and Super Chewer; a personalized meal delivery service for dogs, BARK Eats; custom collections through online marketplaces and via brick and mortar retail partners, including Target and Amazon; wellness products that meet dogs’ needs with BARK Bright through monthly subscriptions; BARK’S add to box platform; and individually on its website BarkShop.com.

Factors Affecting Our Future Performance

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Acquisition of new subscriptions

Our ability to attract new subscriptions is a key factor for our future growth. To date we have successfully acquired new subscriptions through marketing and the development of our brands. As a result, revenue has increased each year since our launch. If we are unable to acquire sufficient new subscriptions in the future, our revenue might decline. New subscriptions could be negatively impacted if our marketing efforts are less effective in the future. Increases in advertising rates could also negatively impact our ability to acquire new subscriptions cost effectively. Consumer tastes, preferences, and sentiment for our brands may also change and result in decreased demand for our products and services.

Retention of existing subscribers

Our ability to retain subscribers is a key factor in our ability to generate revenue growth. Most of our current subscribers purchase products through subscription-based plans, where subscribers are billed and sent products on a recurring basis. The recurring nature of this revenue provides us with a certain amount of predictability for future revenue. If customer behavior changes, and customer retention decreases in the future, then future revenue will be negatively impacted.

Investments in growth

We expect to continue to focus on long-term growth through investments in product offerings and the dog and dog parent experience. We are working to enhance our offerings and expand the breadth of the products and offerings, including BARK Eats and BARK Bright. We expect to make significant investments in marketing to acquire new subscribers and customers. Additionally, we intend to continue to invest in our fulfillment and operating capabilities. In the short term, we expect these investments to increase our operating expenses; however, in the long term, we anticipate that these investments will positively impact our results of operations.

Expansion of new offerings

We expect to continue to invest in the expansion of our new offerings, including BARK Eats, BARK Bright and potential new offerings. By expanding our product lines we seek to attract new customers as well as increase sales to our existing customers. Continuing expansion into new categories, such as BARK Eats and BARK Bright will require financial investments in additional headcount, marketing and customer acquisition expenses, and additional operational capabilities and may require the purchase of new inventory. If we are unable to generate sufficient demand for these new offerings, we may not recover the financial investments we make into new categories and revenue may not increase in the future.

Impact of COVID-19

The global COVID-19 pandemic has impacted and will continue to impact our operating results, financial condition and cash flows.

We have implemented a number of measures to protect the health and safety of our workforce. These measures include substantial modifications to employee travel, employee work locations, and virtualization or cancellation of meetings, among other modifications. Currently, the vast majority of our employees are working remotely. For the employees who work in our offices, we are following the guidance from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and wearing of masks. BARK has experienced an increase in the rate of BarkBox and Super Chewer subscriptions that we believe is partially attributable to an increase in dog ownership arising from more subscribers working remotely during the COVID-19 pandemic. This rate of growth may not be sustainable or indicative of our future rate of growth.

BARK has experienced an increase in Retail revenue across many existing and new major retail customers, while at the same time, experiencing challenges with select partners due to restrictions in mobility.

BARK experienced minor manufacturing and inbound freight disruptions during the first half of fiscal year 2021 due to the COVID-19 pandemic. Additionally, during the second half of fiscal year 2021 BARK began to experience increases in inbound freight costs due to the challenges in the current import market, as transpacific ships and trade lanes continue to be overburdened with volume and experience a significant shortage of equipment and capacity.

During the second, third and fourth quarters of fiscal year 2021, BARK saw an increase in outbound fulfillment and shipping related fees. This increase was due to price increases from carriers due to increased demand, as well as BARK opting for premium shipping with carriers to help ensure timely delivery and customer satisfaction.

The extent to which the COVID-19 pandemic will continue to impact our business will depend on future developments related to the geographic spread of the disease, the duration and severity of the outbreak, travel restrictions, required social distancing, governmental mandates, business closures or governmental or business disruptions, and the effectiveness of actions taken in the United States and other countries to prevent, contain and treat the virus and any additional government stimulus programs. These impacts are highly uncertain and cannot be predicted with certainty.

Key Performance Indicators

We measure our business using both financial and operating data and use the following metrics and measures (among others) to assess the near-term and long-term performance of our overall business, including identifying trends, formulating financial projections, making strategic decisions, assessing operational efficiencies, and monitoring our business.

We present the following key performance indicators to assist investors in understanding our operating results on an on-going basis: (i) Active Subscriptions; (ii) Average Monthly Subscription Churn; (iii) New Subscriptions; and (iv) Customer Acquisition Cost. These key performance indicators may also assist investors in making comparisons of the Company’s operating results with those of other companies.

Active Subscriptions

Our ability to expand the number of Active Subscriptions is an indicator of our market penetration and growth. We define Active Subscriptions as the total number of unique product subscriptions with at least one shipment during the last 12 months. Active Subscriptions does not include gift subscriptions or one-time subscription purchases.

The table below sets forth our Active Subscriptions as of December 31, 2020 and 2019 (in thousands, except percentages):

	As of December 31,
	2020	2019	Change
Active Subscriptions	1,729	1,175	554	47.1%

We believe the rapid increase in Active Subscriptions was the result of our continued investment in driving our subscription growth through product expansion and consumer marketing. Our growth was also the result of continued investment and in creating timely and relevant toys and leveraging strategic license partnerships to drive increased customer satisfaction. The increase in Active Subscriptions for the 12 months ended December 31, 2020, was also partially driven by the increase in dog ownership arising from more customers working remotely during the COVID-19 pandemic.

The table below sets forth our Active Subscriptions as of fiscal years ended March 31, 2020 and 2019 (in thousands, except percentages):

	As of March 31,
	2020	2019	Change
Active Subscriptions	1,207	1,046	161	15.4%

The increase in Active Subscriptions was the result of our continued investment in driving our subscription growth through product expansion and consumer marketing. Our growth was also the result of continued investment in creating timely and relevant toys and leveraging strategic license partnerships to drive increased customer satisfaction.

Average Monthly Subscription Churn

Average Monthly Subscription Churn is calculated as the average number of subscriptions that have been cancelled in the last three months, divided by the average monthly active subscriptions in the last three months. The number of cancellations used to calculate Average Monthly Subscription Churn is net of the number of subscriptions reactivated during the last three months.

The table below sets forth our Average Monthly Subscription Churn for the quarters ended:

	Quarter ended
	December 31,	September 30,	June 30,	March 31,
	2020	2020	2020	2020
Average Monthly Subscription Churn	6.2%	5.4%	6.4%	8.9%

Average Monthly Subscription Churn fluctuates for a variety of reasons including macroeconomic conditions, seasonality, timing of discount promotions and demand surges related to popular products and timely and relevant themes. For the quarter ended March 31, 2020, we had an increase in Average Monthly Subscription Churn due to subscriptions obtained using discount promotions marketed during the quarter ended December 31, 2019 churning at a high rate. After seeing this trend, we chose to reduce the use of discount promotions, which resulted in a decrease in Average Monthly Subscription Churn during the first nine months of fiscal year 2021.

New Subscriptions

We define New Subscriptions as the number of unique subscriptions with their first shipment occurring in a period.

The table below sets forth our New Subscriptions for the nine months ended December 31, 2020 and 2019 (in thousands, except percentages):

	Nine Months Ended December 31,
	2020	2019	Change
New Subscriptions	936	474	462	97.5%

We believe the increase in New Subscriptions was the result of our continued investment in product expansion and consumer marketing. Our growth was also the result of continued investment in creating timely and relevant toys, including leveraging strategic license partnerships, to drive increased customer satisfaction. We believe the increase in New Subscriptions for the nine months ended December 31, 2020 was also partially driven by the increase in dog ownership during the COVID-19 pandemic.

The table below sets forth our New Subscriptions for the fiscal years ended March 31, 2020 and 2019 (in thousands, except percentages):

	Year Ended March 31,
	2020	2019	Change
New Subscriptions	628	521	107	20.5%

We believe the increase in New Subscriptions was the result of our continued investment in product expansion, consumer marketing, and creating timely and relevant toys, including leveraging strategic license partnerships, to drive increased customer satisfaction.

Customer Acquisition Cost

Customer Acquisition Cost (“CAC”) is a measure of the cost to acquire New Subscriptions in our Direct to Consumer business segment. This unit economic metric indicates how effective we are at acquiring each New Subscription. CAC is a monthly measure defined as media spend in our Direct to Consumer business segment in the period indicated, divided by total New Subscriptions in such period. Direct to Consumer media spend is primarily comprised of internet and social media advertising fees.

The table below sets forth our CAC for the nine months ended December 31, 2020 and 2019:

	Nine Months Ended December 31,		Change
	2020	2019	$	%
CAC	$46.45	$56.97	$(10.52)	(18.5)%

The significant decrease in CAC for the nine months ended December 31, 2020 versus the nine months ended December 31, 2019 was primarily due to reduction in the cost of media advertising as a result of the COVID-19 outbreak. We do not expect CAC to remain at these reduced levels.

The table below sets forth our CAC for the fiscal years ended March 31, 2020 and 2019:

	Year Ended March 31,		Change
	2020	2019	$	%
CAC	$55.40	$58.16	$(2.76)	(4.7)%

Components of Our Results of Operations

We operate in two reportable segments: Direct to Consumer and Commerce, to reflect the way our chief operating decision maker (“CODM”) reviews and assesses the performance of the business.

Revenue

Direct to Consumer

Direct to Consumer revenue consists of product sales through our monthly subscription boxes, as well as sales through our website, BarkShop.com (“BarkShop”):

Toys and Treats Subscriptions—Our principal revenue generating products consist of a tailored assortment of premium and highly durable toys and treats sold through our BarkBox and Super Chewer monthly subscriptions. BarkBox and Super Chewer subscription rates vary based on the type of subscription plan selected by the customer, with Super Chewer’s price point being slightly higher based on additional costs of the more durable product, but resulting in similar gross margins. Subscription plans are offered as monthly, six month or annual commitments. Subscription revenue is recognized at a point in time as control is transferred to the subscriber upon delivery of each monthly box.

On a monthly basis, toys and treats subscription customers have the option to purchase additional toys, treats, or essential products to add to their respective subscription boxes, through our add-to-box (“ATB”) offering. ATB revenue is recognized at a point in time as control is transferred to the customer upon delivery of goods to the subscriber.

BARK Bright—BARK Bright revenue consists of sales of our health and wellness solutions, with our initial product being a dental solution, sold primarily through monthly subscriptions. Subscription revenue is recognized at a point in time as control is transferred to the subscriber upon delivery of each monthly box. Revenue for BARK Bright sales to retailers and through marketplaces is recognized at a point in time upon delivery of goods

BARK Eats—BARK Eats revenue consists of sales of personalized and nutritious meals for dogs sold at a meal per day price. Revenue is recognized at a point in time, as control is transferred to the customer upon delivery of goods.

BarkShop—BarkShop revenue consists of sales of individual toys and treats through our website, BarkShop. Revenue relating to the sale of goods on Barkshop is recognized at a point in time as control is transferred to the customer upon delivery of goods.

Commerce

We also generate revenue from product sales to retailers and through marketplaces. See below for additional information on each offering.

Retail—Retail revenue consists of sales of individual BARK toys, treats, and BARK Bright health and wellness solutions, mainly through major retailers. Revenue is recognized upon delivery to retailer.

Online Marketplaces—Online marketplaces revenue consists of sales of BARK Bright health and wellness solutions and BARK Home products sold through major marketplaces. BARK Home consists of an assortment of proprietary essential products for daily life, including dog beds, bowls, collars, harnesses and leashes. Online marketplaces revenue is recognized upon delivery of goods to the end customer.

BARK Bright—Revenue for BARK Bright sales to retailers and through marketplaces is recognized upon delivery of goods to the customer.

Cost of Revenue

Cost of revenue primarily consists of the purchase price of inventory sold, inbound freight costs associated with inventory, shipping supply costs, and inventory shrinkage costs.

Operating Expenses

Operating expenses consist of selling, general and administrative and advertising and marketing expenses.

Selling, General and Administrative

Selling, general and administrative expenses consists primarily of compensation and benefits costs, including stock-based compensation expense, office expense, including rent, insurance, professional service fees, and other general overhead costs including depreciation and amortization of fixed and intangible assets, account management support teams, and commissions. Selling, general and administrative expenses also includes fees charged by third parties that provide payment processing services, fulfillment costs, which represent costs incurred in operating and staffing fulfillment and customer service centers, including costs attributable to receiving, inspecting, picking, packaging and preparing customer orders for shipment, outbound freight costs associated with shipping orders to customers, and responding to inquiries from customers.

We expect to incur additional selling, general and administrative expenses as a result of becoming a public company, including expenses related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations expenses, and professional services. As a result, we expect that our selling, general and administrative expenses will increase in absolute dollars in future periods and vary from period to period as a percentage of revenue.

Advertising and Marketing

Advertising and marketing expense consists primarily of internet advertising, promotional items, agency fees, other marketing costs and compensation and benefits expenses, including stock-based compensation expense, for employees engaged in advertising and marketing.

Interest Expense

Interest expense primarily consists of interest incurred under our line of credit, term loan and convertible promissory notes agreements, and amortization of debt issuance costs.

Other Income (Expense), Net

Other income (expense), net, primarily consists of changes in the fair value of our derivative liabilities and preferred share warrants, as well as rental income from subleases.

Results of Operations

We operate in two reportable segments to reflect the way our chief operating decision maker (“CODM”) reviews and assesses the performance of the business. See Note 2, “Summary of Significant Accounting Policies,” in our

consolidated financial statements for the fiscal years ended March 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.

	Nine Months Ended December 31,			Year Ended March 31,
	2020	2019	% Change	2020	2019	% Change
	(in thousands)			(in thousands)
Consolidated Statement of Operation Data:
Revenue
Direct to Consumer	$232,669	$147,649	57.6%	$204,151	$177,750	14.9%
Commerce	33,727	14,015	140.6%	20,184	13,691	47.4%

Total revenue	266,396	161,664	64.8%	224,335	191,441	17.2%

Cost of revenue
Direct to Consumer	90,034	58,149	54.8%	79,191	75,085	5.5%
Commerce	18,387	6,909	166.1%	9,730	9,241	5.3%

Total cost of revenue	108,421	65,058	66.7%	88,921	84,326	5.4%

Gross profit	157,975	96,606	63.5%	135,414	107,115	26.4%
Operating expenses:
Selling, general and administrative	123,882	84,606	46.4%	115,893	104,146	11.3%
Advertising and marketing	50,782	35,904	41.4%	46,147	37,664	22.5%

Total operating expenses	174,664	120,510	44.9%	162,040	141,810	14.3%

Loss from operations	(16,689)	(23,904)	(30.2)%	(26,626)	(34,695)	(23.3)%

Interest expense	(8,381)	(3,834)	118.6%	(5,421)	(2,595)	108.9%
Other income, net	736	495	48.7%	679	208	226.4%

Net loss before income taxes	(24,334)	(27,243)	(10.7)%	(31,368)	(37,082)	(15.4)%
Provision for income taxes	—	—	—%	—	—	—%

Net loss	$(24,334)	$(27,243)	(10.7)%	$(31,368)	$(37,082)	(15.4)%

Comparison of the Nine Months Ended December 31, 2020 and December 31, 2019 (Unaudited)

Revenue

	Nine Months Ended December 31,
	2020	2019	$ Change	% Change
	( in thousands)
Revenue
Direct to Consumer	$232,669	$147,649	$85,020	57.6%
Commerce	33,727	14,015	19,712	140.6%

Total revenue	$266,396	$161,664	$104,732	64.8%

Percentage of Revenue
Direct to Consumer	87.3%	91.3%
Commerce	12.7%	8.7%

Direct to Consumer revenue increased by $85.0 million, or 57.6%, for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019. The increase in Direct to Consumer revenue was primarily driven by a significant increase in Active Subscriptions, which grew by 0.6 million, or 47.1%. Additionally, ATB revenue increased by $11.2 million during the period, from $1.4 million to $12.6 million for the nine months ended December 31, 2019 and 2020, respectively.

Commerce revenue increased by $19.7 million for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019. The increase in Commerce revenue was primarily driven by a $11.7 million increase in Retail and $8.0 million increase in BARK Home revenue. The increase in Retail revenue was primarily due to the introduction of our products in new retail chains during the first nine months of fiscal year 2021. The increase in BARK Home revenue was primarily due to the increase in product offerings and increased penetration within the online marketplaces during the first nine months of fiscal year 2021.

Cost of Revenue

	Nine Months Ended December 31,
	2020	2019	$ Change	% Change
	( in thousands)
Cost of revenue
Direct to Consumer	$90,034	$58,149	$31,885	54.8%
Commerce	18,387	6,909	11,478	166.1%

Total cost of revenue	$108,421	$65,058	$43,363	66.7%

Cost of Direct to Consumer revenue increased by $31.9 million, or 54.8%, for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019. This increase is generally consistent with the increase in Direct to Consumer revenue during the period.

Cost of Commerce revenue increased by $11.5 million for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019. This increase was primarily driven by costs associated with the growth in the number of goods delivered to retailers and through online marketplaces.

Gross Profit

	Nine Months Ended December 31,
	2020	2019	$ Change	% Change
	( in thousands)
Gross Profit
Direct to Consumer	$142,635	$89,500	$53,135	59.4%
Commerce	15,340	7,106	8,234	115.9%
Total gross profit	$157,975	$96,606	$61,369	63.5%
Percentage of revenue	59.3%	59.8%

Direct to Consumer gross profit increased by $53.1 million for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019.

Commerce gross profit increased by $8.2 million for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019.

Gross profit as a percentage of revenue remained directionally flat for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019, as prices and supplier costs remained relatively consistent with the prior period. Commerce revenue increased as a percent of total revenue and tends to have a lower gross margin than Direct to Consumer. This shift in mix contributed to the slight reduction in gross margin for the period.

Operating Expenses

Selling, General and Administrative Expense

	Nine Months Ended December 31,
	2020	2019	$ Change	% Change
	( in thousands)
Selling, general and administrative	$123,882	$84,606	$39,276	46.4%
Percentage of revenue	46.5%	52.3%

Selling, general and administrative expense increased by $39.3 million, or 46.4%, for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019. This increase was primarily due to an increase of $26.3 million in fulfillment and shipping costs due to the increase in Active Subscriptions in the period, increased compensation expense of $10.4 million, as a result of higher employee headcount, consultant fees and stock-based compensation expense, increased payment processing fees of $1.9 million, increased marketplace sellers fees of $1.4 million and increased other expenses of $1.5 million. These increases were partially offset by a decrease of $2.8 million in sales and use tax, which was driven by a significant adjustment recorded during the nine months ended December 31, 2019 related to the U.S. Supreme Court ruling allowing states to enforce a sales and use tax collection obligation on remote vendors. In addition, there were decreases of $0.6 million in travel and entertainment and $0.6 million in office expenses due to the travel restrictions and employees working remotely due to the COVID-19 pandemic. We do not expect travel and entertainment and office expenses to remain at these decreased levels.

Advertising and Marketing

	Nine Months Ended December 31,
	2020	2019	$ Change	% Change
	( in thousands)
Advertising and marketing	$50,782	$35,904	$14,878	41.4%
Percentage of revenue	19.1%	22.2%

Advertising and marketing expense increased by $14.9 million, or 41.4%, for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019. This increase was due primarily to media spend which increased from $29.5 million for the nine months ended December 31, 2019 to $45.6 million for the nine months ended December 31, 2020, or $16.1 million. The increase in media spend is due to the increase in New Subscriptions in spite of a decrease in cost per new subscription, or CAC.

Of the $45.6 million of media spend during the nine months ended December 31, 2020, $43.5 million related to Direct to Consumer and $2.1 million related to Commerce. Of the $29.5 million of media spend during the nine months ended December 31, 2019, $27.0 million related to Direct to Consumer and $2.5 million related to Commerce.

The following table displays the calculation of CAC for the nine months ended December 31, 2020 and 2019:

	Nine Months Ended December 31,
	2020	2019	Change	% Change
CAC	$46.45	$56.97	$(10.52)	(18.5)%
New Subscriptions (in thousands)	936	474	462	97.5%
Media spend (in thousands)	$43,472	$27,026	$16,446	60.9%

CAC was $46.45 and $56.97 for the nine months ended December 31, 2020 and 2019, respectively. During the first half of fiscal 2021, pricing for internet advertising was significantly lower than normal due to the impact of the COVID-19 pandemic. We increased our internet advertising spend during the period, to capitalize on these beneficial prices, resulting in the acquisition of new subscriptions at a substantially lower cost.

Interest Expense

	Nine Months Ended December 31,
	2020	2019	$ Change	% Change
	( in thousands)
Interest expense	$(8,381)	$(3,834)	$(4,547)	118.6%
Percentage of revenue	(3.1)%	(2.4)%

Interest expense increased by $4.5 million, or 118.6%, for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019. This increase was due to $2.2 million of interest related to the early repayment of the Western Alliance Bank and Pinnacle term loans, as well as a $1.9 million increase in non-cash interest, primarily related our convertible promissory notes.

Other Income, Net

	Nine Months Ended December 31,
	2020	2019	$ Change	% Change
	( in thousands)
Other income, net	$736	$495	$241	48.7%
Percentage of revenue	0.3%	0.3%

Other income increased by $0.2 million, or 48.7%, for the nine months ended December 31, 2020 compared to the nine months ended December 31, 2019. This increase was due to a settlement payment received of $0.8 million related to a claim against one of our third-party warehouses, offset by change in fair value of our derivative liabilities of $0.5 million.

Comparison of the Fiscal Years Ended March 31, 2020 and March 31, 2019

Revenue

	Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Revenue
Direct to Consumer	$204,151	$177,750	$26,401	14.9%
Commerce	20,184	13,691	6,493	47.4%

Total revenue	$224,335	$191,441	$32,894	17.2%

Percentage of Revenue
Direct to Consumer	91.0%	92.8%
Commerce	9.0%	7.2%

Direct to Consumer revenue increased by $26.4 million, or 14.9%, for the fiscal year ended March 31, 2020 compared to the year ended March 31, 2019. The increase in Direct to Consumer revenue was primarily due to an increase in Active Subscriptions, which grew by 0.2 million, or 15.4% during the fiscal year ended March 31, 2020. Additionally, ATB revenue increased by $1.2 million during the period from $1.2 million to $2.4 million for the fiscal year ended March 31, 2019 and 2020, respectively.

Commerce revenue increased by $6.5 million, or 47.4%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. The increase in Commerce revenue was primarily due to a $1.5 million increase in Retail and $5.0 million increase in BARK Home revenue. The increase in BARK Home revenue was primarily due to the increase in product offerings and increased penetration within online marketplaces during fiscal year ended March 31, 2020.

Cost of Revenue

	Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Cost of revenue
Direct to Consumer	$79,191	$75,085	4,106	5.5%
Commerce	9,730	9,241	489	5.3%

Total cost of revenue	$88,921	$84,326	4,595	5.4%

Cost of Direct to Consumer revenue increased by $4.1 million, or 5.5%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to costs associated with the growth in the number of Active Subscriptions during the period.

Cost of Commerce revenue increased by $0.5 million, or 5.3%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to costs associated with the growth in the number of goods delivered to retailers and online marketplaces.

Gross Profit

	Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Gross Profit
Direct to Consumer	$124,960	$102,665	$22,295	21.7%
Commerce	10,454	4,450	6,004	134.9%
Total gross profit	$135,414	$107,115	$28,299	26.4%
Percentage of revenue	60.4%	56.0%

Direct to Consumer gross profit increased by $22.3 million, or 21.7%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019.

Commerce gross profit increased by $6.0 million, or 134.9%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019.

Gross profit as a percentage of revenue improved to 60.4% for the fiscal year ended March 31, 2020 compared to 56.0% for the fiscal year ended March 31, 2019. The improvement in gross margin was due primarily to the increase in ATB revenue of $1.2 million or 92.2%, as well as strategic cost management.

Operating Expenses

Selling, general and administrative expense

	Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Selling, general and administrative	$115,893	$104,146	$11,747	11.3%
Percentage of revenue	51.7%	54.4%

Selling, general and administrative expense increased by $11.7 million, or 11.3%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to an increase of $5.8 million in fulfillment and shipping costs due to the increase in Active Subscriptions, an increase of $3.1 million in other operating expense due to higher sales tax, an increase in professional and legal expense of $1.2 million, increased marketplace sellers fees of $1.2 million, increased payment processing fees of $1.0 million, an increase in office expenses of $1.0 million, an increase of $0.9 million in depreciation and amortization and an increase of $0.2 million related to software expense. These increases were partially offset by a decrease in employment costs of $2.1 million and a decrease of $0.5 million of travel and entertainment expense.

Advertising and Marketing

	Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Advertising and marketing	$46,147	$37,664	$8,483	22.5%
Percentage of revenue	20.6%	19.7%

Advertising and marketing expense increased by $8.5 million, or 22.5%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to an increase in media spend, which increased from $31.2 million for the fiscal year ended March 31, 2019 to $37.9 million for the fiscal year ended March 31, 2020, or $6.7 million. The increase in media spend is due to the increase in New Subscriptions in spite of no material change in the cost per new subscription, or CAC.

Of the $37.9 million of media spend during the fiscal year ended March 31, 2020, $34.8 million related to Direct to Consumer and $3.1 million related to Commerce. Of the $31.2 million of media spend during the fiscal year ended March 31, 2019, $30.3 million related to Direct to Consumer and $0.9 million related to Commerce.

The following table displays the calculation of CAC for the fiscal years ended March 31, 2020 and 2019:

	Year Ended March 31,
	2020	2019	Change	% Change
CAC	$55.40	$58.16	$(2.76)	(4.7)%
New Subscriptions	628	521	107	20.5%
Direct to Consumer media spend (in thousands)	$34,762	$30,273	$4,489	14.8%

CAC was $55.40 and $58.16 for the fiscal years ended March 31, 2020 and 2019, respectively. CAC remained relatively flat year over year.

Interest Expense

	Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Interest expense	$(5,421)	$(2,595)	$(2,826)	108.9%
Percentage of revenue	(2.4)%	(1.4)%

Interest expense increased by $2.8 million, or 108.9%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was due to non-cash interest in connection with our line of credit, term loan and convertible promissory notes.

Other Income (Expense), Net

	Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Other income, net	$679	$208	$471	226.4%
Percentage of revenue	0.3%	0.1%

Other income, net, increased by $0.5 million, or 226.4%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to an increase in rental income from our subleases.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted EBITDA and Adjusted EBITDA margin, both non-GAAP financial measure, provides investors with additional useful information in evaluating our performance.

We calculate Adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest expense, (2) depreciation and amortization, (3) stock-based compensation expense, (4) change in fair value of warrants and derivatives, (5) sales and use tax expense and (6) one-time transaction costs associated with the financing and merger.

We calculate Adjusted EBITDA margin by dividing Revenue for the period by Adjusted EBITDA for the period.

Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are financial measures that are not required by, or presented in accordance with GAAP. We believe that Adjusted EBITDA and Adjusted EBITDA margin, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA and Adjusted EBITDA margin are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA and Adjusted EBITDA margin are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EBITDA margin include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA margin do not reflect these capital expenditures, (3) the measures do not consider the impact of stock-based compensation expense, which is an ongoing expense for BARK and (4) the measures do not reflect other non-operating expenses, including interest expense. In addition, our use of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA and Adjusted EBITDA margin in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial measures, including our net income and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP, and the calculation of Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Nine Months Ended December 31,		Year Ended March 31,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Net loss	$(24,334)	$(27,243)	$(31,368)	$(37,082)
Interest expense	8,381	3,834	5,421	2,595
Depreciation and amortization expense	1,697	950	1,397	505
Stock-based compensation expense	4,126	1,419	1,817	5,096
Change in fair value of warrants and derivatives	336	(135)	(96)	(26)
Sales and use tax expense (1)	1,126	4,208	5,023	2,962
Transaction costs (2)	630	—	—	—

Adjusted EBITDA	$(8,038)	$(16,967)	$(17,806)	$(25,950)
Adjusted EBITDA margin	(3.02)%	(10.50)%	(7.94)%	(13.56)%

(1)

Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax.

(2)	Transactions costs represent non-recurring consulting and advisory costs with respect to the merger agreement entered into with Northern Star Acquisition Corp. on December 16, 2020.

The change in Adjusted EBITDA is the result of an increase in net income for the nine months ended December 31, 2020 attributed to lower than historical CAC as a result of decreased pricing for social media advertising due to the impact of the COVID-19 pandemic. In addition, we maintained disciplined unit economics. As we grow our new businesses and CAC returns to historic levels, we do not expect to maintain this trend.

Additionally, the adjustments to reconcile net income to Adjusted EBITDA increased by $6.0 million, from $10.3 million for the nine months ended December 31, 2019 to $16.3 million for the nine months ended December 31, 2020. This increase was primarily due to increases in interest expense and stock-based compensation expense, offset by a decrease in sales and use tax expense.

The change in Adjusted EBITDA margin was primarily due to the efficiency of our marketing spend and benefits of our operational growth during the nine months ended December 31, 2020.

Liquidity and Capital Resources

Since inception, we have funded our operations with proceeds from sales of our capital stock and proceeds from borrowings. As of December 31, 2020, we had cash and cash equivalents of approximately $51.9 million. We expect that our cash and cash equivalents, together with cash provided by our operating activities and proceeds from borrowings (as defined below), will be sufficient to fund our operating expenses for at least the next 12 months. We are required to comply with certain financial and non financial covenants related to our borrowing agreements, which we expect to be in compliance with during the next 12 months. Our future capital requirements will depend on many factors, including our pace of new and existing customer growth and our investments in partnerships and unexplored channels. We may be required to seek additional equity or debt financing.

Western Alliance Bank—Line of Credit and Term Loan

In October 2017, we entered into a new loan and security agreement (the “Western Alliance Agreement”) and issued a warrant to purchase preferred stock to Western Alliance Bank (“Western Alliance”), which provides for a secured revolving line of credit (the “Credit Facility”) in an aggregate principal amount of up to $35.0 million with a maturity date of October 12, 2020.

On December 7, 2018, we amended the Western Alliance Agreement, which included the issuance of a warrant to purchase common stock to Western Alliance. The modification to the agreement provided for an additional term loan of $10.0 million at issuance and an incremental seasonal loan of $5.0 million. The seasonal loan matured and was repaid on March 31, 2020.

On July 31, 2020, we amended the Western Alliance Agreement, and extended the expiration of the warrants to July 31, 2030. The modification to the Western Alliance Agreement amended the maturity date of the Credit Facility to August 12, 2021.

On November 27, 2020, we repaid the outstanding $10.0 million principal of the term loan with Western Alliance Bank, as well as $0.2 million of early repayment fees, using proceeds from the issuance of the 2025 Convertible Notes (the “2025 Convertible Notes”). See further discussion of the 2025 Convertible Notes issuance below.

On January 22, 2021, we amended the Western Alliance Agreement to extend the Credit Facility maturity date to May 30, 2022.

The interest rate for borrowings under the Credit Facility, as amended, is equal to (i) the greater of the prime rate that is published in the Money Rates section of The Wall Street Journal from time to time (the “Prime Rate”) and 5.25%, plus (ii) half of one percent (0.50%), per annum. As of December 31, 2020 and March 31, 2020 the weighted-average interest rate for the Western Alliance Credit Facility and term loans was 5.75% and 6.09%, respectively.

The Credit Facility has a borrowing base subject to an amount equal to eighty percent (80%) of our trailing three months of subscription revenue. Western Alliance has first perfected security in substantially all of our assets, including our rights to our intellectual property.

Under the terms of this Credit Facility, we are required to comply with certain financial and nonfinancial covenants, including covenants to maintain certain liquidity amounts, as defined in the Western Alliance Agreement, as amended.

Pinnacle—Term Loan

On December 3, 2018, we entered into a term loan agreement (the “Pinnacle Agreement”), which also included a warrant to purchase common stock. Upon execution of the Pinnacle Agreement, we received the first tranche of the term loan, in the aggregate amount of $7.6 million. Additionally, the Pinnacle Agreement provided for two subsequent term loan tranches of $3.8 million each. On May 22, 2019 and June 22, 2019, we requested the subsequent term loan tranches of $3.8 million each.

On November, 27, 2020, we repaid the outstanding $15.3 million principal of the Pinnacle term loan, as well as $2.0 million of early repayment fees, and $0.1 million of accrued interest, using proceeds from the issuance of the 2025 Convertible Notes. See further discussion of the 2025 Convertible Notes issuance below.

Borrowings under the Pinnacle term loan bear interest at the greater of:

1.	the Prime Rate determined on each date 15 days before the applicable Payment Date plus 525 basis points, and

2.	10.5% per annum, based upon a year of 360 days and actual days elapsed, such rate to change each time the Prime Rate changes.

As of March 31, 2020 the weighted-average interest rate for the Pinnacle term loan was 10.50%.

Under the terms of the Pinnacle Agreement, we are required to comply with certain financial and nonfinancial covenants, as defined in the Pinnacle Agreement.

Convertible Promissory Notes

On December 19, 2019, we entered into a note purchase agreement and issued individual convertible promissory notes thereunder, with an option for subsequent closings through May 1, 2020 for up to $10 million in aggregate principal. We received gross proceeds of $3.9 million in two December 2019 closings. The notes bear interest at a rate of 7% per year, capitalized quarterly, and payable in kind. The notes have a maturity date of December 19, 2024, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

On March 31, 2020, we entered into a note purchase agreement and issued individual convertible promissory notes thereunder, with an option for subsequent closings through May 1, 2020 for up to $10 million in aggregate principal. We received gross proceeds of $1.5 million from the initial closing of the note purchase agreement on March 31, 2020 with employees, founders, and existing investors, representing a related party transaction. The agreement consisted of both Pro Rata Notes and a Super Pro Rata Note. Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the amount of the lender’s consideration, up to the lender’s pro rata amount as set forth in the note purchase agreement. Super Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the lender’s amount of consideration paid in excess of their pro rata amount. The Super Pro Rata Notes bears interest at a rate of 10% per year, capitalized quarterly, and payable in kind, while the Pro Rata Notes bear interest at a rate of 8% per year, capitalized quarterly, and payable in kind. Both the Pro Rata and Super Pro Rata notes have a maturity date of March 30, 2023, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

On May 1, 2020, we received gross proceeds of $1.0 million from the second closing of the March 31, 2020 note purchase agreement with existing investors.

On June 18, 2020, we amended the Pinnacle Agreement, which extended the initial principal repayment period. In consideration of the modification, we issued to Pinnacle convertible promissory notes under the March 31, 2020 note purchase agreement of $0.8 million from the third closing of the March 31, 2020 note purchase agreement.

On December 16, 2020, in connection with the execution of the Merger Agreement, we amended the note purchase agreements associated with the convertible notes issued in 2019 and 2020 to amend the conversion terms of the notes.

Paycheck Protection Program

On April 24, 2020, we received funds of $5.2 million under the Paycheck Protection Program (“PPP”), a part of the CARES Act. The loan is serviced by Western Alliance Bank, and the application for these funds required us to, in good faith, certify that the current economic uncertainty made the loan necessary to support ongoing operations. We plan to use the funds for payroll and related costs. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on our ability to adhere to the forgiveness criteria. The loan bears interest at a rate of 1.00% per annum and matures on April 24, 2022. Under the terms of the PPP, certain amounts may be forgiven if they are used in accordance with the CARES Act.

2025 Convertible Notes

On November 27, 2020, we issued $75.0 million aggregate principal amount of 2025 Convertible Notes to new investors. We received net proceeds of approximately $74.7 million from the sale of the 2025 Convertible Notes, after deducting fees and expenses of approximately $0.3 million. We used approximately $10.2 million of the net proceeds from the sale of the 2025 Convertible Notes to repay the outstanding $10.0 million principal of the term loan with Western Alliance Bank, as well as $0.2 million of early repayment fees.

We used approximately $27.6 million of the net proceeds from the sale of the 2025 Convertible Notes to repay the outstanding term loans with Western Alliance Bank and Pinnacle.

The 2025 Convertible Notes are governed by an indenture, dated as of November 27, 2020, between the us and the investors. The 2025 Convertible Notes will bear interest at the annual rate of 5.50%, payable monthly on the first of the month commencing December 1, 2021, compounded annually. The interest rate will increase to 8.00% on November 27, 2021 if certain milestones defined in the indenture have not been met. The 2025 Convertible Notes will mature on December 1, 2025, unless earlier converted, redeemed or repurchased.

Cash Flows

Comparison of the Nine Months Ended December 31, 2020 and December 31, 2019 (Unaudited)

The following table summarizes our cash flows for the nine months ended December 31, 2020 and December 31, 2019:

	Nine Months Ended December 31,
	2020	2019
	(in thousands)
Net cash used in operating activities	$(8,757)	$(15,557)
Net cash used in investing activities	(4,017)	(3,495)
Net cash provided by financing activities	55,622	21,579

Net increase (decrease) in cash and restricted cash	$42,848	$2,527

Cash flows used in Operating Activities

Net cash flows in operating activities represent the cash receipts and disbursements related to our activities other than investing and financing activities.

Net cash flows used in operating activities is derived by adjusting our net loss for:

•	non-cash operating items such as depreciation and amortization, stock-based compensation and other non-cash income or expenses;

•	changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions.

For the nine months ended December 31, 2020, net cash used in operating activities was $8.8 million. The $8.8 million of net cash used in operating activities consisted of net loss of $24.3 million adjusted for non-cash charges totaling $8.9 million and a net increase of $6.6 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $4.1 million for stock-based compensation, $2.7 million for amortization of deferred financing fees and debt discount and $1.7 million for depreciation and amortization. The increase in our net operating assets and liabilities was driven by the changes in accounts payable and accrued expenses of $17.2 million related to increased expenditures to support general business growth, as well as the timing of payments, changes in deferred revenue of $16.7 million, due to growth in our prepaid subscription sales, and changes in other liabilities of $13.7 million. The increase in our net operating assets and liabilities was partially offset by the change in inventories of $32.7 million, accounts receivable of $5.7 million and prepaid expenses and other current assets of $2.6 million.

For the nine months ended December 31, 2019, net cash used in operating activities was $15.6 million. The $15.6 million of net cash used in operating activities consisted of a net loss of $27.2 million adjusted for non-cash charges totaling $3.2 million and a net increase of $8.5 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $1.4 million for stock-based compensation, $1.0 million for depreciation and amortization and $0.9 million for amortization of deferred financing fees and debt discount, offset by $0.1 million related to changes in fair value of warrant and derivative liabilities. The increase in our net operating assets and liabilities was driven by increases in other liabilities of $8.1 million related to increased economic nexus sales tax liability, changes in accounts payable and accrued expenses of $7.7 million related to increased expenditures to support general business growth, and an increase in deferred revenue of $2.1 million, due to growth in our prepaid subscription sales. The increase in our net operating assets and liabilities was partially offset by the change in inventories of $7.6 million, prepaid expenses and other current assets of $0.9 million and accounts receivable of $0.9 million.

Cash flows used in Investing Activities

For the nine months ended December 31, 2020, net cash used in investing activities was $4.0 million, primarily due to purchases of fixed assets.

For the nine months ended December 31, 2019, net cash used in investing activities was $3.5 million, primarily due to purchases of fixed assets.

Cash flows provided by Financing Activities

For the nine months ended December 31, 2020, net cash provided by financing activities was $55.6 million, primarily due to proceeds of $75.8 million from the issuance of convertible notes and proceeds of $5.2 million from the loan issued under the PPP. The increase in cash provided by financing activities was partially offset by payments of long-term debt of $25.3 million.

For the nine months ended December 31, 2019, net cash provided by financing activities was $21.6 million, primarily due to proceeds from the Western Alliance and Pinnacle term loans of $17.6 million and proceeds from the issuance of convertible notes of $3.9 million.

Comparison of the Fiscal Years Ended March 31, 2020 and March 31, 2019

The following table summarizes our cash flows for the fiscal years ended March 31, 2020 and March 31, 2019:

	Year Ended March 31,
	2020	2019
	(in thousands)
Net cash used in operating activities	$(19,666)	$(11,719)
Net cash used in investing activities	(4,677)	(2,036)
Net cash provided by financing activities	22,678	16,395

Net increase (decrease) in cash and restricted cash	$(1,665)	$2,640

Cash flows used in/provided by Operating Activities

The $19.7 million of net cash used in operating activities consisted of a net loss of $31.4 million adjusted for non-cash charges of $4.7 million and a net increase of $7.0 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $1.8 million for stock-based compensation, $1.4 million for depreciation and amortization and $1.3 million for amortization of deferred financing fees and debt discount. The increase in our net operating assets and liabilities was driven by the changes in accounts payable and accrued expenses of $12.0 million related to increased expenditures to support general business growth, as well as the timing of payments, other liabilities of $10.4 million and deferred revenue of $1.1 million, due to growth in our prepaid subscription sales. The increase in our net operating assets and liabilities was partially offset by the change in inventories for $13.0 million, accounts receivable of $2.4 million and prepaid expenses and other current assets of $1.0 million.

The $11.7 million of net cash used in operating activities consisted of a net loss of $37.1 million adjusted for non-cash charges totaling $6.3 million and a net change of $19.1 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $5.1 million for stock-based compensation, $0.5 million for depreciation and amortization and $0.5 million for amortization of deferred financing fees and debt discount. The increase in our net operating assets and liabilities was driven by changes in in accounts payable and accrued expenses of $18.1 million related to increased expenditures to support general business growth, as well as the timing of payments, other liabilities of $3.1 million and in deferred revenue of $1.1 million, due to growth in our subscription sales. The increase in our net operating assets and liabilities was partially offset by changes in inventories of $2.7 million, accounts receivable of $0.4 million and prepaid expenses and other current assets of $0.2 million.

Cash flows used in Investing Activities

For the fiscal year ended March 31, 2020, net cash used in investing activities was $4.7 million, primarily due to purchases of fixed assets.

For the fiscal year ended March 31, 2019, net cash used in investing activities was $2.0 million, primarily due to purchases of fixed assets.

Cash flows provided by Financing Activities

For the fiscal year ended March 31, 2020, net cash provided by financing activities was $22.7 million, primarily due to proceeds from the Western Alliance term loan of $10.0 million, Pinnacle term loan of $7.6 million, and convertible notes issuances of $5.4 million.

For the fiscal year ended March 31, 2019, net cash provided by financing activities was $16.4 million, primarily due to proceeds from the use of our Credit Facility of $9.0 million and the Pinnacle term loan of $7.6 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of March 31, 2020:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
	(in thousands)
Long-term debt obligations(1)	$70,870	$48,851	$17,525	$4,494	$—
Operating lease commitments(2)	20,656	2,757	5,599	4,454	7,846

Total	$91,526	$51,608	$23,124	$8,948	$7,846

(1)	Reflects long-term debt obligations, including interest either payable in kind or payable in cash, for our revolving line of credit, term loans, and convertible notes.
(2)	Operating lease obligations relate to our office space.

Other than as set forth below, there have been no material changes during the nine month period ended December 31, 2020 to the contractual obligations disclosed above other than the following:

Convertible Promissory Notes

On May 1, 2020, we received gross proceeds of $1.0 million from the third closing of the note purchase agreement with employees, founders, and existing investors, representing a related party transaction. .

On June 18, 2020, we amended the Pinnacle Agreement, which extended the initial principal repayment period. In consideration of the modification, we issued to Pinnacle a convertible promissory note of $0.8 million.

On December 16, 2020, in connection with the execution of the Merger Agreement, the Company amended the note purchase agreements associated with the 2019 and 2020 convertible notes issued to amend the conversion terms of the notes.

Paycheck Protection Program

On April 24, 2020, we received funds of $5.2 million under the PPP.

2025 Convertible Notes

On November 27, 2020, we received net proceeds of approximately $74.7 million from the sale of the 2025 Convertible Notes. We used approximately $27.6 million of the net proceeds from the sale of the 2025 Convertible Notes to repay the outstanding term loans with Western Alliance Bank and Pinnacle.

Operating Lease Commitments

During the nine months ended December 31, 2020, we entered into a new operating lease for warehouse space and amended an existing operating lease related to our office spaces, resulting in an increase in future minimum lease payments of approximately $6.9 million.

Capital Lease Commitments

During the nine months ended December 31, 2020, we entered into two new capital lease obligations for $2.1 million related to warehouse equipment.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in:

Interest Rate Risk

We had cash and cash equivalents of approximately $51.9 million as of December 31, 2020. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. A hypothetical 10% increase in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

We are primarily exposed to changes in interest rates with respect to our cost of borrowing under existing Credit Facility. We monitor our cost of borrowing under our Credit Facility, taking into account our funding requirements, and our expectations for short-term rates in the future. A hypothetical 10% change in the interest rate on our Credit Facility for all periods presented would not have a material impact on our consolidated financial statements.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

Critical Accounting Policies and Estimates

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and related notes thereto. The future effects of the COVID-19 pandemic on our results of operations, cash flows and financial position are unclear. However, we believe we have used reasonable estimates and assumptions in preparing the unaudited condensed consolidated financial statements. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue Recognition

Our primary source of revenue is from of our toys and treats subscription and sales or good through retailers, third parties or our website. We recognize revenue upon delivery of products and services to our subscriber or customer, as applicable. The recognition of revenue is determined through application of the following five-step model:

•	Identification of the contract(s) with subscribers or customers, as applicable;

•	Identification of the performance obligation(s) in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligation(s) in the contract; and

•	Recognition of revenue when or as the performance obligation(s) are satisfied.

Discounts are considered fixed consideration and represent a fixed reduction to revenue for each performance obligation. The sales returns and chargebacks allowance is considered to be contingent and represents a component of variable consideration. The estimated consideration reflects potential sales returns and chargebacks as a reduction in the transaction price. We have determined that the expected value method will provide the best predictor for a refund liability associated with sales returns and chargebacks. The expected value method estimates variable consideration based on the range of possible outcomes and the probabilities of each outcome and is most appropriate when an entity has a large number of contracts that have similar characteristics. The estimate is recorded in total for sales transactions recorded in the current period and, in effect, represents a reduction in the transaction price at the time of sale.

Our contract liability represents cash collections from its customers prior to delivery of subscription products, which is recorded as deferred revenue on the consolidated balance sheets. Deferred revenue is recognized as revenue upon the delivery of the box or product.

Stock-Based Compensation

We measure and record the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, we record compensation expense when it is deemed probable that the performance condition will be met. We use the Black-Scholes option-pricing model to determine the fair value of stock awards.

We estimate expected forfeitures of stock-based awards at the grant date and recognizes compensation cost only for those awards expected to vest. We estimate future forfeitures at the date of grant based on historical experience and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For stock-based awards issued to non-employees, including consultants, we record expense related to stock options based on the fair value of the options calculated using the Black-Scholes option-pricing model over the service performance period. The fair value of options granted to non-employees is remeasured over the vesting period and recognized as an expense over the period the services are rendered.

Derivative Assets and Liabilities

Our term loan and convertible note agreements contain features determined to be embedded derivatives from its host. Embedded derivatives are separated from the host contract and carried at fair value when the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and a separate, standalone instrument with the same terms would qualify as a derivative instrument. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized on the statement of operations and comprehensive loss.

The Company’s valuation of embedded derivative liabilities have historically been measured using an income approach based on a discounted cash flow model, as well as a probability-weighted expected return method (“PWERM”). The Company uses various key assumptions, such as estimation of the timing and probability of expected future events, and selection of discount rates applied to future cash flows using a yield curve equivalent to the Company’s credit risk.

Common Stock Valuations

We have historically granted stock options at exercise prices equal to the fair value as determined by our Board of Directors (the “Board”) on the date of grant. In the absence of a public trading market, our Board of Directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each stock option grant, including:

•	relevant precedent transactions involving our capital stock;

•	the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	recent secondary stock sales and tender offers;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

In addition, our Board of Directors considered the independent valuations completed by a third-party valuation consultant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Recent Accounting Pronouncements

See the sections titled “Summary of Significant Accounting Policies—Recently adopted accounting pronouncements” and “—Recently issued accounting pronouncements not yet adopted” in Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional details.

JOBS Act Accounting Election

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Northern Star

The following table sets forth information regarding (i) the actual beneficial ownership of Northern Star common stock as of March 1, 2021 (prior to consummation of the Business Combination and the PIPE Transaction) and (ii) immediately following the consummation of the Business Combination and the PIPE Transaction by:

•

each person known by Northern Star to be the beneficial owner of more than 5% of Northern Star’s outstanding shares of common stock either on March 1, 2021 or after the consummation of the Business Combination;

•	each of Northern Star’s current executive officers and directors;

•	each person who will become an executive officer or a director of Northern Star upon the consummation of the Business Combination;

•	all of Northern Star’s current executive officers and directors as a group; and

•	all of Northern Star’s executive officers and directors as a group immediately following the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

At any time prior to the annual meeting, during a period when they are not in possession of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers and directors, BARK or BARK’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or who elect to convert, or indicate an intention to convert, their public shares into a pro rata portion of the trust account, or they may execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Northern Star common stock, to vote their shares in favor of the business combination proposal or to refrain from exercising their conversion rights. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that the Northern Star common stock be listed on the NYSE) otherwise will be met, where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Northern Star initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Northern Star common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the then-current market price and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the annual meeting.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Northern Star will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Northern Star common stock beneficially owned by them.

	Before the Business Combination and PIPE Transaction(1)			After the Business Combination and PIPE Transaction(2)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership		Approximate percentage of Outstanding Shares
Directors and Executive Officers Pre-Business Combination(3)
Joanna Coles(4)(5)	6,108,750		19.2%	6,108,750		3.6%
Jonathan J. Ledecky(4)(5)	6,108,750		19.2%	6,108,750		3.6%
James H.R. Brady(4)	100,000		*	100,000		*
Jonathan Mildenhall(4)	50,000		*	50,000		*
Debora Spar(4)	50,000		*	50,000		*
Justine Cheng(4)	50,000		*	50,000		*
All executive officers and directors as a group (six individuals)(4)	6,358,750		20%	6,358,750		3.8%

Directors and Executive Officers Post-Business Combination
Matt Meeker(6)	—		—	11,014,329		6.6%
Manish Joneja(7)	—		—	948,808		*
Joanna Coles(4)(5)	6,108,750		19.2%	6,108,750		3.6%
Jonathan J. Ledecky(4)(5)	6,108,750		19.2%	6,108,750		3.6%
Henrik Werdelin(8)	—		—	12,251,168		7.3%
Elizabeth McLaughlin(9)	—		—	548,719		*
Jim McGinty	—		—	—		—
John Toth(10)	—		—	2,416,803		1.4%
All executive officers and directors as a group (8 individuals)(11)	6,108,750		19.2%	33,288,577		18.9%

5% Beneficial Holders
Northern Star Sponsor LLC(4)(5)	6,108,750		19.2%	6,108,750		3.6%
FMR LLC(12)	3,962,709		12.5%	13,962,709	(12)(13)	8.3%
Park West Asset Management LLC(14)	1,601,566		5.1%	1,601,566		1.0%
Magnetar Financial Limited(15)	2,419,315	(16)(17)	7.6%	10,527,024	(17)(18)	6.0%
Carly Strife(19)	—		—	12,445,097		7.4%
August Capital VII, L.P. as nominee(20)	—		—	14,398,920		8.6%
Entities affiliated with RRE Ventures(21)	—		—	22,637,587		13.5%
Entities affiliated with Resolute Ventures(22)	—		—	12,326,427		7.4%
Prehype Ventures LLC(23)	—		—	11,056,416		6.6%

*	Less than 1%.
(1)

The pre-Business Combination and PIPE Transaction percentage of beneficial ownership of Northern Star in the table below is calculated based on 25,435,000 shares of Northern Star’s Class A common stock and 6,358,750 shares of Northern Star’s Class B common stock outstanding as of March 1, 2021. The amount of beneficial ownership does not reflect the common stock issuable upon exercise of Northern Star’s warrants, as such warrants may not be exercisable within 60 days. Unless otherwise indicated, Northern Star believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them prior to the Business Combination.

(2)

The post-Business Combination and PIPE Transaction percentage of beneficial ownership of Northern Star is calculated based on 167,531,469 shares of Northern Star common stock outstanding, which includes approximately 115,737,719 shares of common stock that estimated to be issued in connection with the Business Combination and 20,000,000 shares issued in connection with the PIPE Transaction. The number of outstanding shares after the Business Combination and the PIPE Transaction assumes that none of BARK’s options or warrants are exercised and none of the 2025 Notes are converted prior to the closing of the Business Combination. The number of shares outstanding after the Business Combination and the PIPE Transaction further assumes that no holder of Northern Star’s public shares exercises conversion rights. The amount of beneficial ownership for each individual or entity post-Business Combination excludes shares of common stock issuable upon exercise of Northern Star’s warrants, as such warrants will not become exercisable until the later of November 13, 2021 and 30 days after the consummation of the Business Combination. Unless otherwise indicated, Northern Star believes that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them upon consummation of the Business Combination and the PIPE Transaction.
(3)	Unless otherwise indicated, the business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.
(4)

Represents shares of Northern Star’s Class B common stock. Upon the closing of the Business Combination and the PIPE Transaction, such shares will be converted into shares of Northern Star’s Class A common stock on a one-for-one basis. Excludes 4,558,000 shares of Northern Star common stock issuable upon exercise of the private warrants, which will not become exercisable within 60 days.

(5)

Represents securities held by the Sponsor, Northern Star Sponsor LLC, of which each of Ms. Coles and Mr. Ledecky is a managing member. Notwithstanding their dispositive and voting control over such shares, each of Ms. Coles and Mr. Ledecky disclaims beneficial ownership of the shares of Northern Star common stock held by Northern Star Sponsor LLC, except to the extent of his or her proportionate pecuniary interest therein.

(6)

Represents (i) 45,562 shares of common stock to be received directly by Mr. Meeker in connection with the conversion of BARK convertible promissory notes held by Mr. Meeker and exchanged into Northern Star common stock in connection with the Business Combination, (i) 10,443,451 shares of common stock held by Mr. Meeker and (ii) options to purchase 525,316 shares of common stock held by Mr. Meeker that may be exercised within 60 days of March 1, 2021.

(7)	Represents options to purchase 948,808 shares of common stock held by Mr. Joneja that may be exercised within 60 days of March 1, 2021.
(8)

Represents (i) 18,220 shares of common stock to be received directly by Mr. Werdelin in connection with the conversion of BARK convertible promissory notes held by Mr. Werdelin and exchanged into Northern Star common stock in connection with the Business Combination, (ii) options to purchase 1,176,532 shares of common stock held by Mr. Werdelin that may be exercised within 60 days of March 1, 2021 and (iii) 11,056,416 shares of common stock held by Prehype Ventures LLC. Mr. Werdelin is the managing member of Prehype Ventures LLC and has sole voting and investment power with regard to the shares held by Prehype Ventures LLC. The business address for Prehype Ventures LLC is 221 Canal Street, New York, NY 10013.

(9)	Represents options to purchase 548,719 shares of common stock held by Ms. McLaughlin that may be exercised within 60 days of March 1, 2021.
(10)

Represents (i) 9,105 shares of common stock to be received directly by Mr. Toth in connection with the conversion of BARK convertible promissory notes held by Mr. Toth and exchanged into Northern Star common stock in connection with the Business Combination, (ii) options to purchase 2,188,815 shares of common stock held by Mr. Toth that may be exercised within 60 days of March 1, 2021 and (iii) 218,882 shares of common stock held by Mr. Toth.

(11)

Represents (i) 27,900,386 shares of common stock held directly and indirectly by our executive officers and directors; and (ii) 5,388,190 shares of common stock issuable to them upon the exercise of options to purchase shares of common stock within 60 days of March 1, 2021.

(12)

Includes 3,119,400 shares of Northern Star common stock beneficially owned by Fidelity Small Cap Growth Fund. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The foregoing information was derived solely from a Schedule 13G filed by the reporting persons with the SEC.
(13)

Includes (i) 596,891 shares of Northern Star common stock held by Variable Insurance Products Fund III: Growth Opportunities Portfolio, (ii) 4,023,369 shares of Northern Star common stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (iii) 152,898 shares of Northern Star common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (iv) 44,597 shares of Northern Star common stock held by Fidelity U.S. Growth Opportunities Investment Trust, (v) 182,245 shares of Northern Star common stock held by Fidelity NorthStar Fund, (vi) 3,200 shares of Northern Star common stock held by Fidelity Capital Trust: Fidelity Flex Small Cap Fund - Small Cap Growth Subportfolio, (vii) 1,195,200 shares of Northern Star common stock held by Fidelity Securities Fund: Fidelity Small Cap Growth Fund, (viii) 267,300 shares of Northern Star common stock held by Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund, (ix) 2,215,602 shares of Northern Star common stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (x) 67,072 shares of Northern Star common stock held by Fidelity Blue Chip Growth Commingled Pool, (xi) 4,183 shares of Northern Star common stock held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, (xii) 249,630 shares of Northern Star common stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, (xiii) 6,259 shares of Northern Star common stock held by Fidelity Blue Chip Growth Institutional Trust, (xiv) 272,317 shares of Northern Star common stock held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, (xv) 184,937 shares of Northern Star common stock held by FIAM Target Date Blue Chip Growth Commingled Pool, (xvi) 4,100 shares of Northern Star common stock held by Fidelity Women’s Leadership Fund, (xvii) 15,600 shares of Northern Star common stock held by Fidelity Summer Street Trust: Fidelity Women’s Leadership Fund, (xviii) 402,800 shares of Northern Star common stock held by Fidelity Advisor Series I: Fidelity Advisor Small Cap Fund - Subportfolio B and (xix) 111,800 shares of Northern Star common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Small Cap Fund - Subportfolio B.

(14)

Includes 1,457,503 shares of Northern Star common stock beneficially owned by Park West Investors Master Fund, Limited, a Cayman Islands exempted company (“PWIMF”). Park West Asset Management LLC (“PWAM”) is the investment manager to PWIMF and Park West Partners International, Limited, a Cayman Islands exempted company (“PWPI”, and together with PWIMF, the “PW Funds”). Peter S. Park, through one or more affiliated entities, is the controlling manager of PWAM. As of March 1, 2021, PWIMF held 1,457,503 shares of Common Stock and warrants to purchase common stock up to 372,227 shares of Common Stock and PWPI held 144,063 shares of Common Stock and warrants to purchase up to 36,896 shares of Common Stock. The warrants are not currently exercisable and will not become exercisable within 60 days of March 1, 2021. As of March 1, 2021, PWAM and Mr. Park may be deemed to beneficially own 1,601,566 shares of Common Stock held in the aggregate by the PW Funds. The business address of each of the reporting persons is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939. The foregoing information was derived solely from a Schedule 13G filed by the reporting persons with the SEC.

(15)

Magnetar Financial LLC (“MFL”) serves as investment manager of Magnetar Constellation Master Fund, Ltd, Magnetar Constellation Fund II, Ltd, Magnetar Xing He Master Fund Ltd, Magnetar Longhorn Fund LP, Magnetar SC Fund Ltd, Magnetar Systematic Multi-Strategy Master Fund Ltd. Purpose Alternative Credit Fund Ltd, Purpose Alternative Credit Fund—F LLC and Purpose Alternative Credit Fund—T LLC. MFL is the manager of Magnetar Lake Credit Fund LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL. The business address of each of the foregoing entities is c/o Magnetar Financial LLC, 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.
(16)

Includes (i) 1,006,857 shares of Northern Star’s Class A common stock held by Magnetar Constellation Master Fund, Ltd; (ii) 288,360 shares of Northern Star’s Class A common stock held by Magnetar Constellation Fund II, Ltd; (iii) 365,256 shares of Northern Star’s Class A common stock held by Magnetar Structured Credit Fund, LP; (iv) 353,241 shares of Northern Star’s Class A common stock held by Magnetar Xing He Master Fund Ltd; (vi) 124,956 shares of Northern Star’s Class A common stock held by Purpose Alternative Credit Fund—F LLC; (vii) 62,478 shares of Northern Star’s Class A common stock held by Purpose Alternative Credit Fund—T LLC; (viii) 201,852 shares of Northern Star’s Class A common stock held by Magnetar Lake Credit Fund LLC; and (ix) 16,315 shares of Northern Star’s Class A common stock held by Magnetar Systematic Multi-Strategy Master Fund Ltd.

(17)

Excludes (i) 475,285 shares of Northern Star common stock issuable upon exercise of Northern Star’s warrants held by Magnetar Constellation Master Fund, Ltd; (ii) 136,120 shares of Northern Star common stock issuable upon exercise of Northern Star’s warrants held by Magnetar Constellation Fund II, Ltd; (iii) 172,419 shares of Northern Star common stock issuable upon exercise of Northern Star’s warrants held by Magnetar Structured Credit Fund, LP; (iv) 166,747 shares of Northern Star common stock issuable upon exercise of Northern Star’s warrants held by Magnetar Xing He Master Fund Ltd; (vii) 58,985 shares of Northern Star common stock issuable upon exercise of Northern Star’s warrants held by Purpose Alternative Credit Fund Ltd; (viii) 29,493 shares of Northern Star common stock issuable upon exercise of Northern Star’s warrants held by Purpose Alternative Credit Fund—T LLC; and (ix) 95,284 shares of Northern Star common stock issuable upon exercise of Northern Star’s warrants held by Magnetar Lake Credit Fund LLC. Northern Star’s warrants will not become exercisable within 60 days of March 1, 2021. In addition, certain funds managed by MFL have the option to acquire, upon the closing of the Business Combination, an interest in the Sponsor representing the right to receive 1,449,275 shares of Northern Star’s Class B common stock upon the distribution by the Sponsor of the securities held by it. Neither MFL nor any of the funds managed by MFL control the Sponsor or have the power to control the voting or disposition of the shares held by the Sponsor. Accordingly, the beneficial ownership of MFL set forth in the table above excludes the shares of Northern Star’s Class B common stock held by the Sponsor.

(18)

Includes (i) 1,193,857 shares of common stock and 2,997,437 shares of common stock issuable upon conversion of the 2025 Note held by Magnetar Constellation Master Fund, Ltd; (ii) 340,360 shares of common stock and 859,671 shares of common stock issuable upon conversion of the 2025 Note held by Magnetar Constellation Fund II, Ltd; (iii) 433,256 shares of common stock and 1,125,941 shares of common stock issuable upon conversion of the 2025 Note held by Magnetar Structured Credit Fund, LP; (iv) 416,741 shares of common stock and 1,049,864 shares of common stock issuable upon conversion of the 2025 Note held by Magnetar Xing He Master Fund Ltd; (v) 41,000 shares of common stock held by Magnetar SC Fund Ltd; (vi) 25,000 shares of common stock and 441,247 shares of common stock issuable upon conversion of the 2025 Note held by Magnetar Longhorn Fund LP; (vii) 145,456 shares of common stock held by Purpose Alternative Credit Fund Ltd; (viii) 365,170 shares of common stock issuable upon conversion of the 2025 Note held by Purpose Alternative Credit Fund—F LLC; (ix) 72,478 shares of common stock and 182,585 shares of common stock issuable upon conversion of the 2025 Note held by Purpose Alternative Credit Fund—T LLC; (x) 234,852 shares of common stock and 585,794 shares of common stock issuable upon conversion of the 2025 Note held by Magnetar Lake Credit Fund LLC; and (xi) 16,315 shares of common stock held by Magnetar Systematic Multi-Strategy Master Fund Ltd. The 2025 Notes are convertible at any time by the Magnetar Funds on or prior to December 1, 2025. In the event that Magnetar Financial LLC exercises its option to purchase additional 2025 Notes in the aggregate principal amount of $25,000,000 at or prior to the closing of the Business Combination, the Magnetar Funds would beneficially own an aggregate of 12,527,028 shares of common stock, representing approximately 7.1% of the outstanding shares of Northern Star.

(19)

Represents (i) 12,043,834 shares of common stock, (i) 18,220 shares of common stock to be received in connection with the conversion of BARK convertible promissory notes held by Ms. Strife and exchanged into Northern Star common stock in connection with the Business Combination and (ii) options to purchase 383,043 shares of common stock held by Ms. Strife that may be exercised within 60 days of March 1, 2021.

(20)

Represents (i) 14,072,489 shares of common stock held by August Capital VII, L.P. for itself and as nominee for August Capital Strategic Partners VII, L.P. and (ii) 326,431 shares of common stock to be received in connection with the conversion of BARK convertible promissory notes held by August Capital VII, L.P. for itself and as nominee for August Capital Strategic Partners VII, L.P. and exchanged into Northern Star common stock in connection with the Business Combination. August Capital Management VII, L.L.C. is the general partner of August Capital VII, L.P. and may be deemed to have sole voting power and sole investment power over the shares held by August Capital VII, L.P. Tripp Jones, W. Eric Carlborg, Howard Hartenbaum and David Hornik are members of August Capital Management VII, L.L.C. and may be deemed to have shared voting and investment power with respect to the shares held by August Capital. The business address for August Capital is PMB #456, 660 4th Street, San Francisco, California 94107.

(21)

Represents (i) 3,960,854 shares of common stock held by RRE Leaders Fund, LP (“RRE Leaders”) and (ii) 18,676,733 shares of common stock held by RRE Ventures V, L.P. (“RRE V” and, collectively with RRE Leaders, the “RRE Entities”). RRE Leaders GP, LLC, the general partner of RRE Leaders, has sole voting and dispositive power with respect to the shares held by RRE Leaders. RRE Ventures GP V, LLC, the general partner of RRE V, has sole voting and dispositive power with respect to the shares held by RRE V. The business address for each of these entities is c/o RRE Ventures, 130 East 59th Street, 17th Floor, New York, New York 10022.

(22)

Represents (i) 8,019,180 shares of common stock held by Resolute I, LP (“Resolute I”), (ii) 3,357,345 shares of common stock held by Resolute BB SPV, LLC (“Resolute BB”) and (iii) 949,902 shares of common stock held by Resolute BB II SPV, LLC (“Resolute BB II” and, collectively with Resolute I and Resolute BB, the “Resolute Entities”). Resolute GP I, LLC, the general partner of Resolute I, has sole voting and dispositive power with respect to the shares held by Resolute I. Resolute II GP, LLC, the general partner of Resolute BB and Resolute BB II, has sole voting and dispositive power with respect to the shares held by Resolute BB and Resolute BB II. Michael Hirshland, a member of BARK’s board of directors, as the managing director of Resolute GP I, LLC and Resolute II GP, LLC, has sole voting and dispositive power over the shares held by the Resolute Entities. The address for each of these entities is 548 Market Street #26403, San Francisco, CA 94104.

(23)

Henrik Werdelin is the managing member of Prehype Ventures LLC and has sole voting and investment power with regard to the shares held by Prehype Ventures LLC. The business address for Prehype Ventures LLC is 221 Canal Street, New York, NY 10013.

The Sponsor and Northern Star’s officers and directors beneficially own 20% of Northern Star’s issued and outstanding common stock as of March 1, 2021. Because of this ownership block, such individuals may be able to effectively exercise control over all matters requiring approval by Northern Star’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

Certain of BARK’s stockholders have entered or will enter into the Lock-Up Agreement, which provides that shares of Northern Star common stock to be issued to them in the Merger will be subject to a 12-month lock-up period, during which, subject to certain exceptions, they will not, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Merger, which period may be earlier terminated if the reported closing sale price of the Northern Star common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Merger. In addition, Northern Star has agreed to cause its initial stockholders to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement, so that the lock-up restrictions with respect to such initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to BARK’s stockholders who have entered, or will enter, into the Lock-Up Agreement. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Northern Star Related Person Transactions

In July 2020, Northern Star issued 8,625,000 founder shares to the Sponsor for $25,000 in cash, at a purchase price of approximately $0.003 per share, in connection with Northern Star’s organization. The Sponsor subsequently transferred 50,000 founder shares to each independent director and 100,000 founder shares to Northern Star’s chief financial officer, in each case at the same per-share purchase price paid by the Sponsor. In November 2020, Northern Star’s Sponsor contributed an aggregate of 1,437,500 founder shares to Northern Star’s capital for no consideration, resulting in there being 7,187,500 founder shares outstanding. As a result of the underwriters’ partial exercise of the overallotment option on November 24, 2020, the Sponsor surrendered 828,750 founder shares for no consideration. In connection with the Business Combination, each outstanding share of Northern Star’s Class B common stock will convert into one share of Northern Star’s Class A common stock at the closing, the Class B common stock will cease to exist and Northern Star will thereafter have a single class of common stock.

The Sponsor purchased an aggregate of 4,500,000 private warrants at the closing of Northern Star’s initial public offering and 58,000 private warrants at the closing of the underwriter’s partial exercise of its over-allotment option, in each case at a price of $1.50 per warrant (for a total purchase price of $6,837,000) from Northern Star on a private placement basis. The private warrants are identical to the warrants included in the units sold in Northern Star’s initial public offering except that the private warrants: (i) are not redeemable by Northern Star, and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for Northern Star’s initial public offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by Northern Star and exercisable by the holders on the same basis as the warrants included in the units being sold in its initial public offering.

Under the Merger Agreement, Northern Star has agreed to cause its initial stockholders, including the holders of the founder shares and private warrants, to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement executed or to be executed by certain of BARK’s stockholders, so that the lock-up restrictions with respect to the initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to such stockholders of BARK. The agreement provides that the founder shares will be subject to a 12-month lock-up period, during which, subject to certain exceptions, the holders of such shares will not, directly or indirectly, sell, transfer or otherwise dispose of such shares, which period may be earlier terminated if the reported closing sale price of the Northern Star common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Merger. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

Under the Merger Agreement, the holders of the founders shares and the private warrants, along with certain stockholders of BARK, will enter into the Registration Rights Agreement, pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of Northern Star common stock held by them, subject to certain conditions set forth therein. Northern Star will terminate its existing registration rights agreement with the Northern Star initial stockholders. See the section entitled “The Business Combination Proposal—Related Agreements.”

Prior to Northern Star’s initial public offering, Jonathan J. Ledecky, Northern Star’s president and chief operating officer, loaned Northern Star an aggregate of $150,000 to cover expenses related to the initial public offering pursuant to a promissory note. The promissory note was non-interest bearing and payable on the earlier of

December 31, 2020, the date on which the initial public offering was completed or the date on which we determined not to proceed with the initial public offering. The promissory note was repaid upon the consummation of the initial public offering on November 13, 2020.

Other than as described above, no compensation of any kind was or will be paid by Northern Star to its Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Northern Star’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, which totaled $             as of             , 2021. Northern Star’s audit committee will review on a quarterly basis all payments that were made to Northern Star’s sponsor, officers, directors or its or their affiliates.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor and Northern Star’s officers and directors or their respective affiliates may, but are not obligated to, loan Northern Star funds as may be required. If Northern Star completes its initial business combination, Northern Star would repay such loaned amounts, if any. In the event that the initial business combination does not close, Northern Star may use a portion of the working capital held outside the trust account to repay such loaned amounts, if any, but no proceeds from the trust account would be used for such repayment. If made, up to $1,500,000 of such loans may be convertible into private warrants of Northern Star at a price of $1.50 per warrant at the option of the lender.

After the Business Combination, members of Northern Star’s management team who remain with Northern Star may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. The amount of such compensation may not be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between Northern Star and any of its officers and directors or their respective affiliates will be on terms believed by Northern Star to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Northern Star’s uninterested “independent” directors or the members of Northern Star’s board who do not have an interest in the transaction, in either case who had access, at Northern Star’s expense, to Northern Star’s attorneys or independent legal counsel. Northern Star will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to Northern Star than those that would be available to Northern Star with respect to such a transaction from unaffiliated third parties.

BARK Related Person Transactions

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “The Director Election Proposal” and “Executive Compensation” and the registration rights described in the section titled “The Business Combination Proposal—Related Agreements—Registration Rights Agreement,” the following is a description of each transaction since April 1, 2017 and each currently proposed transaction in which:

Convertible Promissory Notes

On December 19 and December 20, 2019, BARK issued $3,866,663 in aggregate principal amounts of convertible promissory notes pursuant to a note purchase agreement, which are referred to as the 2019 Notes. The

2019 Notes accrued interest at a rate of 7% per year. The following table summarizes the 2019 Notes purchased by holders of more than 5% of BARK’s capital stock.

Name of Noteholder(1)	Convertible Notes Principal Amount ($)
August Capital VII, L.P. as nominee(2)	$1,116,663

(1)	Additional details regarding this stockholder and its equity holdings are described in the section entitled “Beneficial Ownership of Securities.”
(2)	Tripp Jones, a former member of BARK’s Board of Directors, is a general partner with August Capital. Mr. Jones resigned as a director effective as of February 23, 2021.

On March 31, 2020, May 1, 2020 and June 18, 2020, BARK issued $3,300,000 in aggregate principal amounts of convertible promissory notes pursuant to a note purchase agreement, which are referred to as the 2020 Notes. The 2020 Convertible Notes accrued interest at a rate of either 8% or 10% per year, capitalized quarterly. The following table summarizes the 2020 Notes purchased by members of the BARK’s Board of Directors, BARK’s executive officers and holders of more than 5% of BARK’s capital stock.

Name of Noteholder(1)	Convertible Notes Principal Amount ($)	Interest Rate
August Capital VII, L.P. as nominee(2)	$257,232.20	8%
August Capital VII, L.P. as nominee(2)	$742,767.80	10%
Henrik Werdelin(2)(3)	$100,000.00	10%
Carly Strife(2)(3)(4)	$100,000.00	10%
Matt Meeker(2)(3)(4)	$250,000.00	10%
John Toth(4)	$50,000.00	10%
Founders Circle Capital II Opportunities Fund, L.P.(2)	$76,531.37	8%
Founders Circle Capital II Opportunities Fund, L.P.(2)	$923,468.63	10%

(1)	Additional details regarding this stockholder and its equity holdings are described in the section entitled “Beneficial Ownership of Securities.”
(2)	Owners of more than 5% of BARK’s capital stock.
(3)	Member of the board of directors of BARK.
(4)	Executive officer of BARK.

On December 16, 2020, in connection with the execution of the Merger Agreement, BARK amended the note purchase agreements associated with the 2019 and 2020 convertible notes to amend the conversion terms of the notes.

On November 27, 2020, BARK issued Convertible Secured Notes due 2025 (the “2025 Notes”) to affiliates of Magnetar Financial LLC, with a principal amount of $75,000,000, which are referred to as the 2025 Notes, pursuant to a note purchase agreement, by and among BARK and the lenders party thereto and which 2025 Notes are subject to the terms of the Indenture, dated as of November 27, 2020, between BARK and U.S. Bank National Association, as Trustee and Collateral Agent. The note purchase agreement for the 2025 Notes provided the purchases with certain registration rights with respect to the shares of BARK or NEW BARK issuable upon conversion of the 2025 Notes. Affiliates of Magnetar Financial LLC have an option to purchase additional 2025 Notes in the aggregate principal amount of $25,000,000 at any time prior to December 1, 2025.

Sublease

On September 1, 2019, BARK entered into a Commercial Sublease Agreement (the “Sublease”) with Prehype LLC, pursuant to which BARK subleased certain of our office space in New York, New York. Pursuant to the terms of the Sublease, Prehype LLC paid BARK rent and other expenses of equal to an aggregate of $23,000 per month. Henrik Werdelin, a member of BARK’s board of directors and BARK’s Chief Marketing Officer, is a co-Founder and Partner at Prehype LLC and, together with his wife, owns 100% of Prehype LLC. The sublease was terminated in October 2020.

Investor Rights Agreement

BARK is a party to an amended and restated investors’ rights agreement, as has been further amended from time to time most recently in December 2020, with certain holders of its capital stock, including (i) entities affiliated with RRE Ventures, (ii) entities affiliated with August Capital, (iii) entities affiliated with Resolute Ventures; (iv) entities affiliated with Founders Circle Capital; and (v) entities affiliated with Magnetar Financial LLC. BARK’s investors’ rights agreement will be terminated upon the consummation of the Business Combination, except that certain existing lock-up restrictions and covenants in the investors’ rights agreement will survive such termination of the investors’ rights agreement with respect to any stockholder party thereto until such time as such stockholder has entered into the Lock-Up Agreement.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, it is anticipated that the board of directors of New BARK will adopt a written related person transactions policy that sets forth policies and procedures regarding the identification, review, consideration and oversight of related person transactions. For purposes of this policy only, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New BARK or any of its subsidiaries, including BARK, are participants involving an amount that exceeds $120,000, in which any related person has a material interest.

Transactions involving compensation for services provided to New BARK or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New BARK’s voting securities (including its common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

It is anticipated that under the related person transaction policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New BARK’s voting securities, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to New BARK’s audit committee (or to another independent body of the board of directors of New BARK) for review. To identify related person transactions in advance, New BARK expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, New BARK’s audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to New BARK;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

New BARK’s audit committee will approve only those transactions that it determines are fair to New BARK’s and in its best interests. All of the transactions described above were entered into prior to the adoption of such policy.

DESCRIPTION OF NEW BARK’S SECURITIES AFTER THE MERGER

The following description of the material terms of the share capital of New BARK following the closing of the Business Combination includes a summary of specified provisions of the charter documents of New BARK that will be in effect upon completion of the Merger. This description is qualified by reference to New BARK’s charter documents as will be in effect upon closing of the Business Combination, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

If the Business Combination is consummated, New BARK will replace its current charter with the proposed second amended and restated certificate of incorporation in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the board of directors of Northern Star, is necessary to adequately address the needs of the combined company.

The following table sets forth a summary of the principal proposed changes and the differences between Northern Star’s stockholders’ rights under the existing charter and the proposed second amended and restated certificate of incorporation. This summary is qualified by reference to the complete text of the proposed second amended and restated certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge you to read the proposed second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of the combined company’s securities following the Business Combination.

For more information on the charter proposals, see the Charter Proposals (Proposal Nos. 3-6).

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation
Number of Authorized Shares

The existing charter provides that the total number of authorized shares of all classes of capital stock is 151,000,000 shares, consisting of (a) 125,000,000 shares of Class A common stock, par value $0.0001 per share, (b) 25,000,000 shares of Class B common stock, par value $0.0001 per share, and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share.

See Article Fourth of the existing charter.

The proposed second amended and restated certificate of incorporation increases the total number of authorized shares of all classes of capital stock to 501,000,000 shares, consisting of 500,000,000 shares of common stock, par value $0.0001 per share, and of 1,000,000 shares of preferred stock, par value $0.0001 per share.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Common Stock

The existing charter authorizes 125,000,000 shares of Class A common stock.

Under the existing charter, holders of Class A common stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of Class A common stock redeemed in connection with a business combination.

The existing charter authorizes 25,000,000 shares of Class B common

The proposed second amended and restated certificate of incorporation authorizes 500,000 shares of common stock, without class designation. Upon the proposed second amended and restated certificate of incorporation, the provisions relating to the Class B common stock will be removed and the Class B common stock will cease to exist. The combined company will have a single class of common stock.

Under the proposed second amended and restated certificate of incorporation, holders of Class A common stock will have no

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation

stock. Under the existing charter, shares of Class B common stock will automatically convert into shares of Class A common stock on a one-to-one basis on the business day following the closing of the business combination.

See Articles Fourth and Sixth of the existing charter.

conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to such common stock.

See Article Fifth of the proposed second amended and restated certificate of incorporation.

Preferred Stock

The existing charter authorizes the issuance of 1,000,000 shares of preferred stock from time to time in one or more series. The Northern Star board of directors is authorized to fix the voting rights, if any, designations, preferences, and relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Northern Star board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A common stock and Class B common stock and could have anti-takeover effects.

The ability of the Northern Star board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Northern Star or the removal of existing management. Northern Star has no preferred stock outstanding at the date hereof.

See Article Fourth of the existing charter.

The proposed second amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock from time to time in one or more series. The New BARK board of directors will be authorized to fix the voting powers of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series.

The New BARK board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the New BARK board to issue authorized but unissued preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New BARK or the removal of New BARK’s management. New BARK will have no preferred stock outstanding at the date the proposed second amended and restated certificate of incorporation becomes effective.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Voting Power	Except as otherwise required by law, the existing charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock and Class B common stock possess all voting power for the election of Northern Star’s directors and all other matters requiring stockholder action.	Except as otherwise provided by law or by the proposed second amended and restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock), the holders of outstanding shares of common stock shall have the exclusive right to vote for the election and removal of directors and for

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation
Holders of Class A common stock and Class B common stock are entitled to one vote per share on matters to be voted on by stockholders. See Article Fourth of the existing charter.

all other purposes. Holders of New BARK common stock will be entitled to one vote per share on matters to be voted on by stockholders.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Director Elections

Currently, the Northern Star board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting.

See Article Sixth of the existing charter.

Under the proposed second amended and restated certificate of incorporation, the New BARK board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

See Article Fifth of the proposed second amended and restated certificate of incorporation.

Dividends

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, holders of Class A common stock and Class B common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the Northern Star board of directors from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. Northern Star has not paid any cash dividends on its Class A common stock or Class B common stock to date and does not intend to pay cash dividends prior to the completion of the business combination.

See Article Fourth of the existing charter.

Subject to the rights of any holders of any shares of preferred stock which may from time to time come into existence and be outstanding, the holders of the New BARK common stock shall be entitled to the payment of dividends when, as and if declared by the New BARK board of directors in its discretion out of assets or funds legally available therefor.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Supermajority Voting Provisions

Under the existing charter, any amendment to Article Sixth, which includes certain provisions in connection with a business combination, may only be amended by the affirmative vote of the holders of at least 65% of all then outstanding shares of common stock.

See Article Sixth of the existing charter.

Under the proposed second amended and restated certificate of incorporation, the affirmative vote of the holders of shares of voting stock of New BARK representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of New BARK entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Parts A and B of Articles

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation

Fourth and Articles Fifth, Seventh, Eighth, Ninth, Tenth, Eleventh and Twelfth of the proposed second amended and restated certificate of incorporation, which articles generally govern the rights of the common and preferred stock, the appointment and removal of directors, limitation of director liability, actions by written consent, the calling of special meetings, the amendment of the certificate of incorporation, the amendment of New BARK’s bylaws, and forum selection.

Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of New BARK entitled to vote at an election of directors, voting together as a single class.

In addition to any vote of the holders of any class or series of stock required by applicable law or by the proposed second amended and restated certificate of incorporation or bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares of the stock entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the bylaws.

See Articles Fifth, Tenth and Eleventh of the proposed second amended and restated certificate of incorporation.

Corporate Opportunity Doctrine	Under the existing charter, the doctrine of corporate opportunity does not apply with respect to Northern Star or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the amended and restated certificate of incorporation or in the future,	The proposed second amended and restated certificate of incorporation provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to New BARK or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation

and Northern Star renounces any expectancy that any of the directors or officers of Northern Star will offer any such corporate opportunity of which he or she may become aware to Northern Star. In addition to the foregoing, the doctrine of corporate opportunity does not apply to any other corporate opportunity with respect to any of the directors or officers of Northern Star unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Northern Star and such opportunity is one that Northern Star is legally and contractually permitted to undertake and would otherwise be reasonable for Northern Star to pursue.

See Article Eleventh of the existing charter.

contractual obligations they may have as of the date of the proposed second amended and restated certificate of incorporation or in the future, and New BARK renounces any expectancy that any of the directors or officers of New BARK will offer any such corporate opportunity of which he or she may become aware to New BARK. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of New BARK unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of New BARK and such opportunity is one New BARK is legally and contractually permitted to undertake and would otherwise be reasonable for New BARK to pursue.

See Article Thirteenth of the existing charter.

Exclusive Forum

The existing charter provides that unless Northern Star consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of Northern Star, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Northern Star to Northern Star or Northern Star’s stockholders, (iii) any action asserting a claim against Northern Star, its directors, officers or employees arising pursuant to any provision of the DGCL or the existing charter or bylaws or (iv) any action asserting a claim against Northern Star, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions.

See Article Tenth of the existing charter.

The proposed second amended and restated certificate of incorporation provides that unless New BARK consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New BARK, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or other employee of New BARK to New BARK or New BARK’s stockholders, (3) any action arising pursuant to any provision of the DGCL or the proposed amended and restated certificate of incorporation or bylaws (as the foregoing may be amended, modified, supplemented and/or restated from time to time), or (4) any action asserting a claim against New BARK or any director or officer or other employee of New BARK governed by the internal affairs doctrine, except for, as to each of (1) through (4) above, (a) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation

jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination) and (b) any action asserted to enforce any liability or duty created by the Securities Act or the Exchange Act, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Unless New BARK consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

See Article Twelfth of the proposed second amended and restated certificate of incorporation.

Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, in the event of Northern Star’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of common stock shall be entitled to receive all the remaining assets of Northern Star available for distribution to its stockholders, ratably in proportion to the number of shares of Class A common stock (on an as converted basis with respect to the Class B common stock) held by them.

See Article Fourth of the existing charter.

Subject to the rights, if any, of the holders of one or more outstanding series of preferred stock and after payment or provision for payment of the debt and other liabilities of New BARK, holders of shares of New BARK common stock shall be entitled to receive (ratably in proportion to the number of shares held by them) the assets and funds of New BARK available for distribution in the event of any liquidation, dissolution or winding up of the affairs of New BARK, whether voluntary or involuntary.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Common Stock

The holders of New BARK common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors. Holders of New BARK common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

If New BARK issues preferred stock, such preferred stock would have priority over common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. New BARK’s certificate of incorporation, as amended, will grant New BARK’s board of directors the authority, without further stockholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series and to fix the voting powers of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series. Although New BARK has no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of New BARK or an unsolicited acquisition proposal.

Warrants

Public warrants

Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of November 13, 2021 or 30 days after the completion of an initial business combination, provided in each case that New BARK have an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or New BARK permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New BARK will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New BARK satisfying its obligations described below with respect to registration. No warrant will be exercisable and New BARK will not be obligated to issue a share of common stock upon exercise of a warrant unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New BARK be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

New BARK has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of an initial business combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. New BARK will use its best efforts to cause the same to become effective within 60 days and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of New BARK’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when New BARK will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the warrants become exercisable, New BARK may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before New BARK sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by it, New BARK may exercise its redemption right even if New BARK is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If New BARK calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If New BARK’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” of New BARK common stock for the above purpose shall mean the volume weighted average price of New BARK common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. If New BARK’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If New BARK calls its warrants for redemption and its management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

In addition to the foregoing redemption feature, commencing ninety days after the warrants become exercisable, New BARK may redeem any outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon not less than 30 days’ prior written notice of redemption to each warrant holder, provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of New BARK common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of New BARK’s common stock (as defined below);

•

if, and only if, the reported last sale price of the New BARK common stock equals or exceeds $10.00 per share, on the trading day prior to the date on which the notice of redemption is sent to warrant holders;

•	if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•

if, and only if, there is a current registration statement in effect covering the issuance of the shares of common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon exercise in connection with a redemption by New BARK pursuant to this redemption feature, based on the “fair market value” of New BARK’s common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume weighted average price of New BARK’s common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.350	0.361
54 months	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.350	0.361
51 months	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48 months	0.220	0.243	0.265	0.285	0.303	0.320	0.335	0.349	0.361
45 months	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42 months	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39 months	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36 months	0.195	0.222	0.247	0.271	0.292	0.312	0.330	0.346	0.361
33 months	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30 months	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27 months	0.170	0.199	0.228	0.255	0.280	0.303	0.324	0.343	0.361
24 months	0.159	0.190	0.220	0.248	0.274	0.299	0.322	0.342	0.361
21 months	0.148	0.179	0.210	0.240	0.268	0.295	0.319	0.341	0.361
18 months	0.135	0.167	0.200	0.231	0.261	0.289	0.315	0.339	0.361
15 months	0.120	0.153	0.187	0.220	0.253	0.283	0.311	0.337	0.361
12 months	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9 months	0.083	0.117	0.153	0.191	0.229	0.266	0.300	0.332	0.361
6 months	0.059	0.092	0.130	0.171	0.213	0.254	0.292	0.328	0.361
3 months	0.030	0.060	0.100	0.145	0.193	0.240	0.284	0.324	0.361
0 months	0.000	0.000	0.042	0.115	0.179	0.233	0.281	0.324	0.361

For example, if the average last reported sale price of New BARK common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.255 shares of common stock for each whole warrant. However, the exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of New BARK common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.284 shares of common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of common stock per warrant. Once the average last reported sale price of New BARK common stock exceeds $18.00, New BARK will have the option to redeem the warrants using this method or as described above where the price per share of common stock equals or exceeds $18.00.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the common stock is trading at or above $10.00 per share, which may be at a time when the trading price of New BARK common stock is below the exercise price of the warrants. New BARK has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides New BARK with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure. As such, New BARK would redeem the warrants in this manner when it believes it is in New BARK’s best interest to update its capital structure to remove the warrants.

As stated above, New BARK can redeem the warrants when the common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New BARK chooses to redeem the warrants when the common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had exercised their warrants for shares of common stock if and when the common stock trades at a price higher than the exercise price of $11.50.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New BARK will round up to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the warrant agreement (for instance, if New BARK is not the surviving company in its initial business combination), the warrants may be exercised for such security.

A holder of a warrant may notify New BARK in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New BARK, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), (c) to satisfy the conversion rights of the holders of common stock in connection with a proposed initial business combination or (d) in connection with the redemption of New BARK’s public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock. New BARK will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of New BARK common stock other than dividends paid in common stock as described above.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of New BARK with or into another corporation (other than a consolidation or merger in which New BARK is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New BARK as an entirety or substantially as an entirety in connection with which New BARK is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New BARK. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New BARK, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New BARK will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private placement warrants

Except as described below, the private warrants have terms and provisions that are identical to those of the public warrants. The private warrants (including the common stock issuable upon exercise of the private warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will be exercisable on a cashless basis and not be redeemable by New BARK so long as they are held by the Sponsor or its permitted transferees. The Sponsor or its permitted transferees will have the option to exercise the private warrants on a cashless basis. If the private warrants are held by holders other than the Sponsor or its permitted transferees, the private warrants will be redeemable by New BARK and exercisable by the holders on the same basis as the public warrants.

If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” of New BARK common stock for the above purpose shall mean the volume weighted average price of the common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

In order to finance transaction costs in connection with an intended initial business combination, the initial stockholders, officers, directors or their respective affiliates may, but are not obligated to, loan Northern Star funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private warrants.

Certain Anti-Takeover Provisions of Delaware Law and New BARK’s Proposed Second Amended and Restated Certificate of Incorporation

Upon consummation of the Business Combination and assuming approval of the charter proposals, New BARK will have certain anti-takeover provisions in place as follows. For a comparison of the existing charter and the proposed second amended and restated certificate of incorporation, including a comparison of certain anti-takeover provisions, please see above.

Staggered board of directors

New BARK’s second amended and restated certificate of incorporation will provide that New BARK’s board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of New BARK’s board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings.

Appointment and removal of directors

New BARK’s proposed second amended and restated certificate of incorporation will provide that any director, or the entire board of directors, may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of New BARK entitled to vote at an election of directors, voting together as a single class. In addition, subject to the rights of holders of any series of preferred stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and will not be filled by the stockholders. The existence of the provisions could render more difficult or discourage an attempt to obtain control of New BARK.

Super-majority approval

Certain of the provisions of New BARK’s proposed second amended and restated certificate of incorporation and any provision of its bylaws, including certain of the provisions described in this section which may discourage an attempt to obtain control of New BARK, may be amended only with the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of New BARK entitled to vote at an election of directors, voting together as a single class.

Authorized but unissued shares

New BARK’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of New BARK by means of a proxy contest, tender offer, merger or otherwise.

Special meeting of stockholders

New BARK’s bylaws will provide that special meetings of stockholders may be called only by a majority vote of New BARK’s board of directors or by the chairman of the board or the chief executive officer.

Stockholder action by written consent

New BARK’s second amended and restated certificate of incorporation and bylaws will provide that any action required or permitted to be a taken by stockholders must be effected at an annual or special meeting, and may not be taken by written consent (subject to the rights of any preferred stock then outstanding).

Advance notice requirements for stockholder proposals and director nominations

New BARK’s bylaws will provide that stockholders of record seeking to bring business before New BARK’s special meeting of stockholders, or to nominate candidates for election as directors at New BARK’s special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by BARK secretary at New BARK’s principal executive offices not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to the first (1st) anniversary of the preceding year’s annual meeting nor later than the close of business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in New BARK’s annual proxy statement must comply with the notice periods contained therein. New BARK’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude New BARK stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at New BARK’s special meeting of stockholders.

Exclusive forum selection

New BARK’s second amended and restated certificate of incorporation will require that unless New BARK consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the New BARK, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or other employee of the New BARK to the New BARK or the New BARK’s stockholders, (3) any action arising pursuant to any provision of the DGCL or the proposed amended and restated certificate of incorporation or bylaws (as the foregoing may be amended, modified, supplemented and/or restated from time to time), or (4) any action asserting a claim against the New BARK or any director or officer or other employee of the New BARK governed by the internal affairs doctrine, except for, as to each of (1) through (4) above, (a) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination) and (b) any action asserted to enforce any liability or duty created by the Securities Act or the Exchange Act, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Unless New BARK consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in New BARK’s second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived New BARK’s compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum. Although New BARK believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against New BARK’s directors and officers.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 203 of the Delaware General Corporation Law

Although Northern Star has opted out of Section 203 of the DGCL under the existing charter, New BARK will not opt out of Section 203 of the DGCL under the proposed second amended and restated certificate of incorporation. As a result, pursuant to Section 203 of the DGCL, New BARK will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of New BARK (the “acquisition”), except if:

•	the board of directors of New BARK approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the

•	acquisition; or

•	the business combination is approved by the board of directors of New BARK, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New BARK’s outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New BARK for a three-year period. This may encourage companies interested in acquiring New BARK to negotiate in advance with the New BARK board of directors because the stockholder approval requirement would be avoided if the New BARK board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the New BARK board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

See “The Director Election Proposal” for a discussion of limitation on liability and indemnification of New BARK’s directors and officers.

INFORMATION ON NORTHERN STAR AND BARK SECURITIES AND DIVIDENDS

Northern Star

Market for Units, Common Stock and Warrants

Northern Star’s units, warrants and Class A common stock are traded on the NYSE under the symbols STIC.U, STIC WS and STIC, respectively. The units commenced public trading on November 13, 2020, and the warrants and Class A common stock commenced separate trading on December 18, 2020.

Holders

As of                 , 2021, the record date, there were                  holders of record of Northern Star’s units,                  holders of record of Northern Star’s Class A common stock,                  holders of record of Northern Star’s Class B common stock, and                  holders of record of Northern Star’s warrants.

BARK

Market Price for Securities

Historical market price information regarding BARK is not provided because there is no public market for its securities.

Holders

As of                 , 2021, the record date, there were                  holders of record of BARK’s common stock and                  holders of record of BARK’s preferred stock.

Dividends

Northern Star has not paid any cash dividends on shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of Northern Star’s then board of directors. The payment of cash dividends in the future will be in the sole discretion of Northern Star’s board of directors and is contingent upon Northern Star’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of the Business Combination. It is the present intention of Northern Star’s board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Northern Star’s Transfer Agent and Warrant Agent

The transfer agent for shares of Northern Star common stock and warrant agent for its warrants upon closing of the Business Combination will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

APPRAISAL RIGHTS

Neither Northern Star stockholders, unitholders, nor warrant holders have appraisal rights under Delaware law in connection with the Merger.

STOCKHOLDER PROPOSALS

The New BARK 2022 annual meeting of stockholders will be held on or about                 , 2022 unless the date is changed by the board of directors. If you are a stockholder of New BARK and you want to include a proposal in

the proxy statement for the 2022 annual meeting, you need to provide it to New BARK by no later than                 . You should direct any proposals to New BARK’s secretary at its principal office which will be located at 221 Canal Street, Floor 6, New York, New York 10013. If you are a stockholder of New BARK and you want to present a matter of business to be considered at the 2022 annual meeting, under New BARK’s bylaws you must give timely notice of the matter, in writing, to New BARK’s secretary. To be timely, the notice has to be given no later than                  .

OTHER STOCKHOLDER COMMUNICATIONS

Following the Business Combination, stockholders and interested parties may communicate with New BARK’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Barkbox, Inc., 221 Canal Street, Floor 6, New York, New York 10013. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of Northern Star Acquisition Corp. as of July 21, 2020 and for the period from July 8, 2020 (inception) through July 21, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Northern Star Acquisition Corp. to continue as a going concern, as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Northern Star Acquisition Corp. as of November 13, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Barkbox, Inc. as of March 31, 2020 and 2019, and for each of the two years in the period ended March 31, 2020, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Northern Star and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Northern Star’s annual report to stockholders and Northern Star’s proxy statement. Upon written or oral request, Northern Star will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Northern Star deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Northern Star deliver single copies of such documents in the future. Stockholders may notify Northern Star of their requests by calling or writing Northern Star at its principal executive offices, c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174 or (212) 818-8800. Following the Business Combination, such requests should be made by calling or writing New BARK at 221 Canal Street, Floor 6, New York, New York 10013 or 1-855-501-BARK (1-855-501-2275).

WHERE YOU CAN FIND MORE INFORMATION

Northern Star has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by Northern Star with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant document or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Northern Star has been supplied by Northern Star, and all such information relating to BARK has been supplied by BARK. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Ms. Joanna Coles

Northern Star Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Joanna Coles

Tel. (212) 818-8800

INDEX TO FINANCIAL STATEMENTS

NORTHERN STAR ACQUISITION CORP.

UNAUDITED CONDENSED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND FOR THE THREE MONTHS ENDED DECEMBER 31, 2020 AND FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) TO DECEMBER 31, 2020:

FINANCIAL STATEMENT AS OF NOVEMBER 13, 2020:

FINANCIAL STATEMENTS AS OF JULY 21, 2020 AND FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) TO JULY 21, 2020:

BARKBOX, INC.

CONSOLIDATED AUDITED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED MARCH 31, 2020 AND 2019:

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 2020 AND 2019:

PART I - FINANCIAL INFORMATION

Item 1. Interim Financial Statements.

NORTHERN STAR ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2020

(UNAUDITED)

ASSETS
Current Assets
Cash	$1,128,851
Prepaid expenses	34,897

Total Current Assets	1,163,748
Cash and marketable securities held in Trust Account	254,369,267

Total Assets	$255,533,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$364,275
Accrued offering cost	2,500

Total Current Liabilities	366,775
Deferred underwriting fee payable	8,902,250

Total Liabilities	9,269,025

Commitments and Contingencies (see note 6)
Class A common stock subject to possible redemption, 24,126,398 shares at redemption value	241,263,980

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 125,000,000 shares authorized; 1,308,602 issued and outstanding (excluding 24,126,398 shares subject to possible redemption)	131
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 6,358,750 shares issued and outstanding (1)	636
Additional paid-in capital	5,509,476
Accumulated deficit	(510,233)

Total Stockholders’ Equity	5,000,010

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$255,533,015

(1)

On November 10, 2020, the Initial Stockholders’ contributed an aggregate of 1,437,500 shares of Class B common stock back to the Company for no consideration, resulting in an aggregate of 7,187,500 shares of Class B common stock issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock cancellation (see Note 5).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN STAR ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,	For the Period from July 8, 2020 (Inception) Through December 31,
	2020	2020
Formation and operating costs	$529,054	$529,500

Loss from operations	(529,054)	(529,500)
Other income:
Interest earned on marketable securities held in Trust Account	16,202	16,202
Unrealized gain on marketable securities held in Trust Account	3,065	3,065

Other income	19,267	19,267

Net Loss	$(509,787)	$(510,233)

Weighted average shares outstanding, basic and diluted (1)	6,948,070	6,614,900

Basic and diluted net loss per common share (1)	$(0.07)	$(0.08)

(1)	Excludes an aggregate of up to 24,126,398 shares subject to possible redemption at December 31, 2020.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN STAR ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE MONTHS ENDED DECEMBER 31, 2020 AND

FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance — July 8, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Initial Stockholders (1)	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(446)	(446)

Balance — September 30, 2020	—	—	7,187,500	719	24,281	(446)	24,554
Sale of 25,435,000 Units, net of underwriting discounts and offering costs	25,435,000	2,544	—	—	239,909,679	—	239,912,223
Sale of 4,558,000 Private Warrants	—	—	—	—	6,837,000	—	6,837,000
Forfeiture of Founder Shares	—	—	(828,750)	(83)	83	—	—
Class A common stock subject to possible redemption	(24,126,398)	(2,413)	—	—	(241,261,567)	—	(241,263,980)
Net loss	—	—	—	—	—	(509,787)	(509,787)

Balance — December 31, 2020	1,308,602	$131	6,358,750	$636	$5,509,476	$(510,233)	$5,000,010

(1)

On November 10, 2020, the Initial Stockholders’ contributed an aggregate of 1,437,500 shares of Class B common stock back to the Company for no consideration, resulting in an aggregate of 7,187,500 shares of Class B common stock issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock cancellation (see Note 5).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN STAR ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(510,233)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(16,202)
Unrealized gain on marketable securities held in Trust Account	(3,065)
Changes in operating assets and liabilities:
Prepaid expenses	(34,897)
Accrued expenses	364,275

Net cash used in operating activities	(200,122)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(254,350,000)

Net cash used in investing activities	(254,350,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	249,263,000
Proceeds from sale of Private Warrants	6,837,000
Proceeds from promissory note — related party	150,000
Repayment of promissory note — related party	(150,000)
Payments of offering costs	(421,027)

Net cash provided by financing activities	255,678,973

Net Change in Cash	1,128,851
Cash — Beginning	—

Cash — Ending	$1,128,851

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$2,500

Offering costs paid by Initial Stockholders in exchange for issuance of Founder Shares	$25,000

Initial classification of Class A common stock subject to possible redemption	$241,773,710

Change in value of Class A common stock subject to possible redemption	$(509,730)

Deferred underwriting fee payable	$8,902,250

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Northern Star Acquisition Corp. (the “Company”) was incorporated in Delaware on July 8, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination although it intends to focus on target businesses in the media, technology, beauty, e-commerce and online sectors. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. On December 28, 2020, the Company changed its fiscal year end from December 31 of each year to March 31 of each year.

The Company has one subsidiary, NSAC Merger Sub Corp., a wholly-owned subsidiary of the Company incorporated in Delaware on December 14, 2020 (“Merger Sub”).

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on November 10, 2020. On November 13, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,500,000 warrants (the “Private Warrants”) at a price of $1.50 per Private Warrant, in a private placement to Northern Star Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,750,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 13, 2020, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

On November 24, 2020, in connection with the underwriters election to partially exercise their over-allotment option, the Company consummated the sale of an additional 435,000 Units, at $10.00 per Unit, and the sale of an additional 58,000 Private Warrants, at $1.50 per Private Warrant, generating total gross proceeds of $4,437,000. A total of $4,350,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $254,350,000.

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

Transaction costs amounted to $14,437,777, consisting of $5,087,000 of underwriting fees, $8,902,250 of deferred underwriting fees and $448,527 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. Notwithstanding the foregoing, if the Company is not then listed on the NYSE for whatever reason, it would no longer be required to meet the foregoing 80% fair market value test. The Company intends to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the conversions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 13, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period and such period is not extended by the stockholders, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on November 12, 2020, as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on November 13, 2020, November 19, 2020 and November 24, 2020. The interim results for the three months ended December 31, 2020 and for the period from July 8, 2020 (inception) through December 31, 2020 are not necessarily indicative of the results to be expected for period ended March 31, 2021 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying condensed consolidated financial statements.

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 13,036,333 shares of common stock in the calculation of diluted net loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed consolidated balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,435,000 Units, inclusive of 435,000 Units sold to the underwriters on November 24, 2020 upon the underwriters’ election to partially exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,500,000 Private Warrants at a price of $1.50 per Private Warrant, for an aggregate purchase price of $6,750,000. On November 24, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 58,000 Private Warrants to the Sponsor, at a price of $1.50 per Private Warrant, generating gross proceeds of $87,000. Each Private Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the sale of the Private Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 8, 2020, the Company’s executive officers paid $25,000 to cover certain offering costs of the Company in consideration for 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”). On November 10, 2020, the Initial Stockholders contributed an aggregate of 1,437,500 Founder Shares to the Company for no consideration, resulting in an aggregate of 7,187,500 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock cancellation.

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on November 24, 2020, a total of 108,750 Founder Shares are no longer subject to forfeiture and 828,750 Founder Shares were forfeited, resulting in an aggregate of 6,358,750 Founder Shares issued and outstanding.

The Initial Stockholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On July 17, 2020, the Company issued an unsecured promissory note to its President and Chief Operating Officer (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020, (i) the completion of the Initial Public Offering and (iii) the date on which the Company determined not to proceed with the Initial Public Offering. The outstanding balance under the Promissory Note of $150,000 was repaid at the closing of the Initial Public Offering on November 13, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s officer, directors, Sponsor or an affiliate of the foregoing, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Warrants.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights and stockholder agreement entered into on November 10, 2020, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

Shares), Private Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Warrants), and warrants (and any shares of Class A common stock issuable upon exercise of such warrants) that may be issued upon conversion of Working Capital Loans will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On November 24, 2020, the underwriters partially exercised their over-allotment election to purchase an additional 435,000 Units and forfeited the remaining balance of their option.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,902,250 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Consulting Agreements

In November 2020, the Company entered into consulting agreements with several consultants to assist the Company with due diligence, deal structuring, investor relations services in connection with a potential merger, capital share exchange and asset acquisition or similar business combination. For each of the three months ended December 31, 2020 and for the period from July 7, 2020 (inception) through December 31, 2020, the Company incurred and paid $110,000 of consulting fees. A success fee of $10,000,000 is payable to a third party upon the successful completion of a Business Combination for sourcing, due diligence, deal structuring, documentation and other services relating to consummating a Business Combination.

Merger Agreement

On December 16, 2020, the Company entered into an Agreement and Plan of Reorganization (“Merger Agreement”) by and among the Company, Merger Sub, and Barkbox, Inc., a Delaware corporation (“BarkBox”).

BarkBox is an omni-channel brand for dogs serving over 1 million dogs monthly through BarkBox and Super Chewer subscriptions and broad retail distribution of its comprehensive suite of best-in-class, proprietary products.

Pursuant to the Merger Agreement, Merger Sub will merge with and into BarkBox, with BarkBox surviving the merger (the “Merger”). As a result of the Merger, BarkBox will become a wholly-owned subsidiary of the Company, with the stockholders of BarkBox becoming securityholders of the Company.

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

Under the Merger Agreement, the stockholders and other equity derivative holders of BarkBox will receive an aggregate of 150,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share, subject to adjustment as set forth in the Merger Agreement. The Merger is expected to be consummated early in the second quarter of 2021, after the required approval by the stockholders of the Company and Barkbox and the fulfillment of certain other conditions set forth in the Merger Agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 125,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 1,308,602 shares of Class A common stock issued and outstanding, excluding 24,126,398 shares of Class A common stock subject to possible redemption.

Class B Common Stock—The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 6,358,750 shares of Class B common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, net of conversions, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the initial stockholders or their affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

NORTHERN STAR ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(Unaudited)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$254,369,267

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Northern Star Acquisition Corp.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Northern Star Acquisition Corp. (the “Company”) as of November 13, 2020 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of November 13, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

November 19, 2020

NORTHERN STAR ACQUISITION CORP.

BALANCE SHEET

NOVEMBER 13, 2020

ASSETS
Current Assets
Cash	$1,312,790
Prepaid expenses	26,800

Total Current Assets	1,339,590
Cash held in Trust Account	250,000,000

Total Assets	$251,339,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$375
Accrued offering costs	13,246

Total Current Liabilities	13,621
Deferred underwriting fee payable	8,750,000

Total Liabilities	8,763,621

Commitments
Class A common stock subject to possible redemption, 23,757,596 shares at redemption value	237,575,960

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 125,000,000 shares authorized; 1,242,404 issued and outstanding (excluding 23,757,596 shares subject to possible redemption)	124
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 7,187,500 shares issued and outstanding (1)	719
Additional paid-in capital	4,999,670
Accumulated deficit	(504)

Total Stockholders’ Equity	5,000,009

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$251,339,590

(1)	Includes 937,500 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statement.

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

Note 1—Description of Organization and Business Operations

Northern Star Acquisition Corp. (the “Company”) was incorporated in Delaware on July 8, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination although it intends to focus on target businesses in the media, technology, beauty, e-commerce and online sectors. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of November 13, 2020, the Company had not commenced any operations. All activity through November 13, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on November 10, 2020. On November 13, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,500,000 warrants (the “Private Warrants”) at a price of $1.50 per Private Warrant, in a private placement to Northern Star Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,750,000, which is described in Note 4.

Transaction costs amounted to $14,198,527, consisting of $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $448,527 of other offering costs. In addition, at November 13, 2020, cash of $1,312,790 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on November 13, 2020, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

value of at least 80% of the value of the Trust Account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. Notwithstanding the foregoing, if the Company is not then listed on the NYSE for whatever reason, it would no longer be required to meet the foregoing 80% fair market value test. The Company intends to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the conversions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Proposed Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 13, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period and such period is not extended by the stockholders, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of November 13, 2020.

Cash Held in Trust Account

At November 13, 2020, the assets held in the Trust Account were held in cash.

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of November 13, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of this balance sheet. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

Note 3—Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,500,000 Private Warrants at a price of $1.50 per Private Warrant, for an aggregate purchase price of $6,750,000. The Sponsor has agreed to purchase up to an additional 500,000 Private Warrants, at a price of $1.50 per Private Warrant, or $750,000 in the aggregate, to the extent the underwriters’ over-allotment option is exercised in full. Each Private Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the sale of the Private Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Warrants.

Note 5—Related Party Transactions

Founder Shares

On July 8, 2020, the Company’s executive officers paid $25,000 to cover certain offering costs of the Company in consideration for 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”).On November 10, 2020, the Initial Stockholders contributed an aggregate of 1,437,500 Founder Shares to the Company for no consideration, resulting in an aggregate of 7,187,500 Founder Shares issued and outstanding.

The Founder Shares include an aggregate of up to 937,500 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders do not purchase any Public Shares in the Initial Public Offering).

The Initial Stockholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

Promissory Notes—Related Party

On July 17, 2020, the Company issued an unsecured promissory note to its President and Chief Operating Officer (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020, (i) the completion of the Initial Public Offering and (iii) the date on which the Company determined not to proceed with the Proposed Public Offering. The outstanding balance under the Promissory Note of $150,000 was repaid at the closing of the Initial Public Offering on November 13, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s officer, directors, Sponsor or an affiliate of the foregoing, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Warrants.

Note 6—Commitments

Registration Rights

Pursuant to a registration rights and stockholder agreement entered into on November 10, 2020, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Warrants), and warrants (and any shares of Class A common stock issuable upon exercise of such warrants) that may be issued upon conversion of Working Capital Loans will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,750,000 in the aggregate (or $10,062,500 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Note 7—Stockholders’ Equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At November 13, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 125,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At November 13, 2020, there were 1,242,404 shares of Class A common stock issued and outstanding, excluding 23,757,596 shares of Class A common stock subject to possible redemption.

Class B Common Stock—The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At November 13, 2020, there were 7,187,500 shares of Class B common stock issued and outstanding, of which an aggregate of up to 937,500 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (assuming the Initial Stockholders do not purchase any Public Shares in the Initial Public Offering).

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Public Offering, net of conversions, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the initial stockholders or their affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any

NORTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENT

of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Northern Star Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Northern Star Acquisition Corp. (the “Company”) as of July 21, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 8 2020 (inception) through July 21, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 21, 2020, and the results of its operations and its cash flows for the period from July 8 2020 (inception) through July 21, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of July 21, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

July 30, 2020, except for the second paragraph of Note 8 as to which the date is November 10, 2020.

NOTHERN STAR ACQUISITION CORP.

BALANCE SHEET

July 21, 2020
ASSETS
Cash	$150,000
Deferred offering costs	27,500

Total Assets	$177,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts Payable	$2,875
Promissory notes, related parties	150,000

Total Current Liabilities	152,875
Commitments
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding
Class A Common stock, $0.0001 par value; 125,000,000 shares authorized; none issued and outstanding
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 7,187,500 shares issued and outstanding (1)	719
Additional paid-in capital	24,281
Accumulated deficit	(375)

Total Stockholders’ Equity	24,625

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$177,500

(1)	Includes up to 937,500 shares of Class B common stock subject to forfeiture if the underwriters’ option to purchase additional units is not exercised in full or in part (see Note 5).

The accompanying notes are an integral part of these financial statements.

NOTHERN STAR ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the period from July 8, 2020 (inception) to July 21, 2020
Formation costs	$(375)

Net Loss	$(375)

Weighted average shares outstanding, basic and diluted (1)	6,250,000

Basic and diluted net loss per common share	$(0.00)

(1)	Excludes an aggregate of up to 937,500 shares of Class B common stock subject to forfeiture if the underwriters’ option to purchase additional units is not exercised in full or in part (see Note 5).

The accompanying notes are an integral part of these financial statements.

NOTHERN STAR ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance—July 8, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	(375)	(375)

Balance— July 21, 2020	7,187,500	$719	$24,281	$(375)	$24,625

(1)	Includes 937,500 shares of Class B common stock subject to forfeiture if the underwriters’ option to purchase additional units is not exercised in full or in part (see Note 5).

The accompanying notes are an integral part of these financial statements.

NOTHERN STAR ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the period from July 8, 2020 (inception) to July 21, 2020
Cash Flows from Operating Activities:
Net loss	$(375)
Changes in operating assets and liabilities:
Accounts payable	375

Net cash provided from operating activities	—

Cash Flows from Financing Activities:
Proceeds from loan from Sponsor	150,000

Net cash provided by financing activities	150,000

Net Change in Cash	150,000
Cash—Beginning	—

Cash—Ending	$150,000

Non-cash investing and financing activities:
Deferred offering costs included in accounts payable	$2,500

Deferred offering costs paid by Sponsor in exchange for issuance of common stock	$25,000

The accompanying notes are an integral part of these financial statements.

NOTHERN STAR ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of organization, business operations, going concern and basis of presentation

Northern Star Acquisition Corp. (the “Company”) was incorporated in Delaware on July 8, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination although it intends to focus on target businesses in the media, technology, beauty, e-commerce and online sectors. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of July 21, 2020, the Company had not commenced any operations. All activity through July 21, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 25,000,000 units (each a “Unit” and collectively the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 28,750,000 units if the underwriters’ option to purchase additional units is exercised in full), which is discussed in Note 3, and the sale of 4,500,000 warrants (or 5,000,000 warrants if the underwriters’ option to purchase additional units is exercised in full) (each, a “Private Warrant” and collectively, the “Private Warrants”) at a price of $1.50 per Private Warrant in a private placement to Northern Star Sponsor LLC, a Delaware limited liability company (the “Sponsor”) that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete its initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. Notwithstanding the foregoing, if the Company is not then listed on the NYSE for whatever reason, it would no longer be required to meet the foregoing 80% fair market value test. The Company intends to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Warrants, will be held in a trust account (“Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to conversion will be recorded at conversion value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the conversions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of Founder Shares (as defined below in Note 5) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct conversions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The holders of Founder Shares (as defined below in Note 5) have agreed (a) to waive their conversion rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”) and such period is not extended by stockholders, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters are expected agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor will agree to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going concern consideration

At July 21, 2020, the Company had $150,000 in cash and working capital deficiency of $2,875. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Proposed Public Offering. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of significant accounting policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred offering costs

Deferred offering costs consist of legal and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of July 8, 2020 (inception) to July 21, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial for the period from July 8, 2020 (inception) to July 21, 2020.

Net loss per common share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 937,500 shares of common stock that are subject to forfeiture if the option to purchase additional units is not exercised by the underwriter (see Note 5). At July 21, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent accounting standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Public offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 25,000,000 Units at a price of $10.00 per Unit (or 28,750,000 Units if the underwriters’ over-allotment option is exercised in full). Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Private placement

The Sponsor will agree to purchase an aggregate of 4,500,000 Private Warrants (or 5,000,000 Private Warrants if the underwriters’ option to purchase additional units is exercised in full) at a price of $1.50 per Private Warrant, for an aggregate purchase price of $6,750,000, or $7,500,000 if the over-allotment option is exercised in full, in a private placement that will occur simultaneously with the closing of the Proposed Public Offering.

Each Private Warrant will be exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the sale of Private Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Warrants will expire worthless.

Note 5—Related party transactions

Founder shares

On July 8, 2020, the Company’s executive officers purchased an aggregate of 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On November 10, 2020, the initial stockholders contributed an aggregate of 1,437,500 Founder Shares to the Company for no consideration, resulting in there being an aggregate of 7,187,500 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the cancellation of the shares. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.

The Founder Shares include an aggregate of up to 937,500 shares subject to forfeiture by the holders to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the holders of Founder Shares do not purchase any Public Shares in the Proposed Public Offering).

The holders of Founder Shares will agree, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory note—related party

On July 17, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to its President and Chief Operating Officer, pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020, (ii) the completion of the Proposed Public Offering and (iii) the date on which the Company determines not to proceed with the Proposed Public Offering. As of July 21, 2020, there was an aggregate of $150,000 of borrowings outstanding under the Promissory Note.

Related party loan

In order to finance transaction costs in connection with a Business Combination, the Company’s officer, directors, Sponsor or an affiliate of the foregoing, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Warrants.

Note 6—Commitments

Registration rights

The holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Warrants), and warrants (and any shares of Class A common stock issuable upon exercise of such warrants) that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Proposed Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting agreement

The Company granted the underwriter a 45-day option from the effective date of the Proposed Public Offering to purchase up to 3,750,000 additional Units, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters are expected to be entitled to a cash underwriting discount of $0.20 per Unit, or $5,000,000 in the aggregate (or $5,750,000 in the aggregate if the underwriters’ option to purchase additional units is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters are expected to be entitled to a deferred fee of $0.35 per Unit, or $8,750,000 in the aggregate (or $10,062,500 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Note 7—Stockholders’ equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At July 21, 2020, there were no shares of preferred stock issued or outstanding.

Class A common stock—The Company is authorized to issue 125,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At July 21, 2020, there were no shares of Class A common stock issued or outstanding.

Class B common stock—The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At July 21, 2020, there were 7,187,500 shares of Class B common stock issued and outstanding, of which an aggregate of up to 937,500 shares are subject to forfeiture to the extent that the underwriters’ option to purchase additional units is not exercised in full or in part, so that the holders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering (assuming they do not purchase any Public Shares in the Proposed Public Offering).

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Public Offering, net of conversions, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the initial stockolders or their affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that the Private Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of our Class A common stock for the above purpose shall mean the volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

Note 8—Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to July 30, 2020, the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On November 10, 2020, the initial stockholders contributed an aggregate provide support of 1,437,500 Founder Shares to the Company for no consideration, resulting in there being an aggregate of 7,187,500 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the cancellation of the shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Barkbox, Inc. and its subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Barkbox, Inc. and its subsidiaries (the “Company”) as of March 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended March 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, New York

January 29, 2021

We have served as the Company’s auditor since 2015.

BARKBOX, INC.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2020 AND 2019

(In thousands, except share and per share data)

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,676	$11,341
Accounts receivable—net	3,929	1,552
Prepaid expenses and other current assets	1,500	906
Inventory	39,696	26,717

Total current assets	54,801	40,516
PROPERTY AND EQUIPMENT—NET	7,144	5,000
INTANGIBLE ASSETS—NET	1,341	—
OTHER NONCURRENT ASSETS	1,403	1,029

TOTAL ASSETS	$64,689	$46,545

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$38,584	$29,372
Accrued and other current liabilities	21,416	8,162
Deferred revenue	13,282	12,210
Short-term debt	45,184	—

Total current liabilities	118,466	49,744
LONG-TERM DEBT	16,346	40,499
OTHER LONG-TERM LIABILITIES	5,277	2,307

Total liabilities	140,089	92,550
COMMITMENTS AND CONTINGENCIES (Note 10)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series Seed preferred stock, par value $0.0001 per share—2,057,188 shares authorized, issued and outstanding as of March 31, 2020 and 2019.	1,897	1,897
Series A preferred stock, par value $0.0001 per share—2,110,400 shares authorized, issued and outstanding as of March 31, 2020 and 2019.	4,948	4,948
Series B preferred stock, par value $0.0001 per share—990,068 shares authorized, issued and outstanding as of March 31, 2020 and 2019.	10,285	10,285
Series C preferred stock, par value $0.0001 per share—2,142,188 shares authorized, issued and outstanding as of March 31, 2020 and 2019.	34,585	34,585
Series C-1 preferred stock, par value $0.0001 per share—710,716 shares authorized; 452,671 shares issued and outstanding as of March 31, 2020 and 2019.	8,272	8,272

Total redeemable convertible preferred stock	59,987	59,987
STOCKHOLDERS’ DEFICIT:
Common stock, par value $0.0001 per share—17,000,000 and 15,549,711 shares authorized; 5,196,711 and 5,124,896 shares issued and outstanding as of March 31, 2020 and 2019, respectively	—	—
Treasury stock, at cost	(4,755)	(4,755)
Additional paid-in capital	17,931	15,837
Accumulated deficit	(148,563)	(117,074)

Total stockholders’ deficit	(135,387)	(105,992)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$64,689	$46,545

See notes to consolidated financial statements

BARKBOX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED MARCH 31, 2020 AND 2019

(In thousands, except share and per share data)

	2020	2019
REVENUE	$224,335	$191,441
COST OF REVENUE	88,921	84,326

Gross profit	135,414	107,115
OPERATING EXPENSES:
Selling, general and administrative	115,893	104,146
Advertising and marketing	46,147	37,664

Total operating expenses	162,040	141,810

LOSS FROM OPERATIONS	(26,626)	(34,695)
INTEREST EXPENSE	(5,421)	(2,595)
OTHER INCOME—NET	679	208

LOSS BEFORE INCOME TAXES	(31,368)	(37,082)
PROVISION FOR INCOME TAXES	—	—

NET LOSS AND COMPREHENSIVE LOSS	$(31,368)	$(37,082)

Net loss per common share attributable to common stockholders—basic and diluted	$(6.08)	$(7.56)

Weighted average common shares used to compute net loss per share attributable to common stockholders—basic and diluted	5,159,893	4,905,972

See notes to consolidated financial statements

BARKBOX, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED MARCH 31, 2020 AND 2019

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE—April 1, 2018	7,752,515	$59,987	4,641,293	$—	259,953	$(4,755)	$8,426	$(79,992)	$(76,321)
Net loss	—	—	—	—	—	—	—	(37,082)	(37,082)
Issuance for stock options exercised	—	—	311,937	—	—	—	989	—	989
Vesting of restricted stock units			171,666				1,519		1,519
Issuance of common stock warrants	—	—	—	—	—	—	1,326	—	1,326
Founders and employee sale of common stock							2,173		2,173
Stock-based compensation	—	—	—	—	—	—	1,404	—	1,404

BALANCE—March 31, 2019	7,752,515	59,987	5,124,896	—	259,953	(4,755)	15,837	(117,074)	(105,992)
Net loss	—	—	—	—	—	—	—	(31,368)	(31,368)
Cumulative impact from the adoption of ASU No. 2014-09 (Note 3)	—	—	—	—	—	—	—	(121)	(121)
Issuance for stock options exercised	—	—	49,199	—	—	—	277	—	277
Vesting of restricted stock units	—	—	22,616	—	—	—	271	—	271
Stock-based compensation	—	—	—	—	—	—	1,546	—	1,546

BALANCE—March 31, 2020	7,752,515	$59,987	5,196,711	$—	259,953	$(4,755)	$17,931	$(148,563)	$(135,387)

See notes to consolidated financial statements

BARKBOX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2020 AND 2019

(In thousands)

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,368)	$(37,082)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,397	505
Amortization of deferred financing fees and debt discount	1,324	512
Bad debt expense	56	225
Stock-based compensation expense	1,817	5,096
Change in fair value of warrant liabilities and derivatives	96	(26)
Changes in operating assets and liabilities:
Accounts receivable	(2,433)	(399)
Inventory	(12,979)	(2,659)
Prepaid expenses and other current assets	(969)	(243)
Accounts payable and accrued expenses	11,937	18,117
Deferred revenue	1,072	1,118
Other liabilities	10,384	3,117

Net cash used in operating activities	(19,666)	(11,719)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized expenditures	(4,677)	(1,936)
Purchases of investments	—	(100)

Net cash used in investing activities	(4,677)	(2,036)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of finance fees	(30)	(509)
Proceeds from the exercise of stock options	277	989
Proceeds from convertible notes	5,367	—
Proceeds from debt	17,564	19,625
Payments of debt	(500)	(3,710)

Net cash provided by financing activities	22,678	16,395

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,665)	2,640
CASH AND CASH EQUIVALENTS—Beginning of year	11,341	8,701

CASH AND CASH EQUIVALENTS—End of year	$9,676	$11,341

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Purchases of property and equipment included in accounts payable and accrued liabilities	$204	$1,228
Cash paid for interest	$3,026	$1,156
NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of warrants with debt	$—	$1,326
Issuance of derivatives with debt	$2,692	$238

See notes to consolidated financial statements

BARKBOX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED MARCH 31, 2020 AND 2019

(In thousands, except for share and per share data)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Barkbox, Inc. (“BARK” or the “Company”) was incorporated in the state of Delaware in November 2011. BARK is an omnichannel brand serving dogs across the four key categories of Play, Food, Health and Home. BARK serves dogs nationwide with monthly subscription offerings, BarkBox and Super Chewer; a personalized meal delivery service for dogs, BARK Eats; custom collections through online marketplaces and via brick and mortar retail partners; wellness products that meet dogs’ needs with BARK Bright through monthly subscriptions; BARK’S add to box platform; and individually on its website BarkShop.com. The Company is located and headquartered in New York, New York.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Use of Estimates—Preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period covered by the financial statements and accompanying notes. The most significant estimates relate to determination of fair value of the Company’s common stock and common stock warrants, stock-based compensation and the valuation of embedded derivatives. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and records adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Impact of the COVID-19 Pandemic—COVID-19 continues to spread and has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operating results, financial condition and cash flows. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impacts.

We have implemented a number of measures to protect the health and safety of our workforce. These measures include substantial modifications to employee travel, employee work locations, and virtualization or cancellation of meetings, among other modifications. Currently, the vast majority of our employees are working remotely. For the employees who are in the office, we are following the guidance from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and wearing of masks.

The global outbreak of the COVID-19 pandemic continues to evolve. The extent to which the COVID-19 pandemic may impact our business will depend on future developments related to the geographic spread of the disease, the duration and severity of the outbreak, travel restrictions, required social distancing, governmental mandates, business closures or governmental or business disruptions, and the effectiveness of actions taken in the United States and other countries to prevent, contain and treat the virus and any additional government stimulus programs. These impacts are highly uncertain and cannot be predicted with certainty.

Liquidity and Going Concern—In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Through March 31, 2020, the Company has funded its operations primarily with cash flows from proceeds from the sale of its capital stock and proceeds from its existing credit facility and borrowing arrangements. See Note 6, “Debt,” for further information on the Company’s debt arrangements. The Company recognized net loss of $31.4 million and $37.1 million for the years ended March 31, 2020 and March 31, 2019, respectively. In addition, the Company had an accumulated deficit of $148.6 million as of March 31, 2020. As of January 29, 2021, the issuance date of the consolidated financial statements, the Company expects that its cash and cash equivalents of $9.7 million as of March 31, 2020, together with cash provided by operating activities, borrowings under its Credit Facility, and the sale of convertible notes, including the convertible notes due December 1, 2025 (the “2025 Convertible Notes”) issued in November 2020, will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the issuance date of the consolidated financial statements.

Segments—The Company has determined that its chief executive officer and executive chairman together comprise the chief operating decision maker (“CODM”). The Company operates and manages the business as two reporting segments: Direct to Consumer and Commerce.

Fair Value of Financial Instruments—The Company’s financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses, are carried at historical cost. At March 31, 2020 and 2019, the carrying amounts of these instruments approximated their fair values because of their short-term nature. The carrying amounts of the Company’s long-term debt approximate the fair value based on consideration of current borrowing rates available to the Company.

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following summarizes assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	As of March 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Preferred stock warrant liabilities(1)	$—	$—	$127	$127
Derivative liabilities(2)	—	—	2,805	2,805

	$—	$—	$2,932	$2,932

	As of March 31, 2019
	Level 1	Level 2	Level 3	Total
Liabilities
Preferred stock warrant liabilities(1)	$—	$—	$130	$130
Derivative liabilities(2)	—	—	206	206

	$—	$—	$336	$336

(1)	Included in accrued and other current liabilities.
(2)	Included in other long-term liabilities.

A summary of the activity of the Level 3 liabilities carried at fair value on a recurring basis for the years ended March 31, 2020 and 2019 is as follows:

	2020	2019
Balance—beginning of period	$336	$124
Fair value at issuance	2,692	238
Change in fair value	(96)	(26)

Balance—end of period	$2,932	$336

The Company measures the convertible preferred stock warrants using Level 3 unobservable inputs within either the Black-Scholes-Merton (“Black-Scholes”) option-pricing model or a Monte Carlo simulation model. The Company used various key assumptions, such as the fair value of common or redeemable convertible preferred stock, volatility, and expected term. The Company monitors the fair value of the redeemable convertible preferred stock warrants and embedded derivatives quarterly, with subsequent revisions reflected within other income within the consolidated statement of operations and comprehensive loss. See Note 7, “Common Stock and Common and Preferred Share Warrants,” for further discussion of the Company’s outstanding warrants and assumptions utilized.

As of March 31, 2020 and 2019, the Company’s valuation of embedded derivative liabilities was measured using an income approach based on a discounted cash flow model, as well as a probability-weighted expected return method (“PWERM”). The Company used various key assumptions, such as estimation of the timing and probability of expected future events, and selection of discount rates applied to future cash flows using a yield curve equivalent to the Company’s credit risk. See Note 6, “Debt,” for further discussion of the Company’s derivative liabilities.

Cash and Cash Equivalents—Cash and cash equivalents represent cash and highly liquid investments with an original contractual maturity at the date of purchase of three months or less. As of March 31, 2020 and 2019, cash consists primarily of checking and operating accounts.

Accounts Receivable—Net—Accounts receivable are stated at net realizable value. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its receivables. The Company performs ongoing evaluations of its customers. As of March 31, 2020 and 2019, the Company had an allowance for doubtful accounts of $0.1 million and $0.3 million, respectively.

Concentration of Credit Risk and Major Customers and Suppliers—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various domestic financial institutions of high credit quality.

The Company’s accounts receivable are derived from sales contracts with large retail customers. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary.

Significant customers are those that represent more than 10% of the Company’s total revenues or gross accounts receivable balance at each balance sheet date. During the years ended March 31, 2020 and 2019, the Company did not have any customers that accounted for 10% or more of total revenues. The Company had two customers that accounted for 55% and 83% of gross accounts receivable as of March 31, 2020 and 2019, respectively.

Significant suppliers are those that represent more than 10% of the Company’s total finished goods purchased or accounts payable at each balance sheet date. During the years ended March 31, 2020 and 2019, the Company had two suppliers that accounted for 30% of total finished goods purchased and one supplier that accounted for 10% of the Company’s total finished goods purchased, respectively. The Company had three suppliers that accounted for 45% of the accounts payable balance and two suppliers that accounted for 37% of the accounts payable balance as of March 31, 2020 and 2019, respectively.

Property and Equipment—Net—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization are removed from the consolidated balance sheets and the resulting gain or loss is reflected in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss.

The estimated useful lives for significant property and equipment categories are as follows:

Asset Class	Useful Life
Computer equipment, software, and domain names	3 years
Furniture and fixtures	5 years
Leased equipment and leasehold improvements	Shorter of remaining lease term or estimated useful life

Long-Lived Assets and Intangible Assets—Net—The Company capitalizes qualifying internally-developed software development costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. Capitalization of such costs ceases once the project is substantially complete and ready for its intended use. Costs related to maintenance of internal-use software are expensed in the period incurred. Capitalized costs are amortized over the project’s estimated useful life of three years. Software development costs consist primarily of salary and benefits for the Company’s development staff and third-party contractors’ fees. Capitalized software development costs are included in Intangible Assets on the consolidated balance sheets and amortized to depreciation expense included in selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss for the year ended March 31, 2020 and 2019.

The Company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment. A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. The Company estimates fair value based on the best information available, making necessary estimates, judgments and projections. For purposes of these tests, long-lived assets must be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. There were no impairments of long-lived assets for the years ended March 31, 2020 and 2019.

Income Taxes—The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carryforwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases.

Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment date of such rate change. A valuation allowance is recorded for loss carryforwards and other deferred tax assets when it is determined that it is more likely than not that such loss carryforwards and deferred tax assets will not be realized. The Company recognizes the tax benefits on any uncertain tax positions taken or expected to be taken in the consolidated financial statements when it is more likely than not the position will be realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes estimated interest and penalties related to uncertain tax positions as a part of the provision for income taxes.

Deferred Financing Costs—Deferred financing fees relate to the external costs incurred to obtain financing for the Company. Deferred financing fees are amortized over the respective term of the financing using the effective interest method, with the exception of the Company’s revolving line of credit, as discussed in Note 6, “Debt,” for which deferred financing fees are amortized on a straight-line basis over the term of the agreement. Deferred financing fees are presented on the consolidated balance sheets as a reduction to long-term debt.

Derivative Assets and Liabilities—The Company’s term loan and convertible note agreements contain features determined to be embedded derivatives from its host. Embedded derivatives are separated from the host contract and carried at fair value when the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and a separate, standalone instrument with the same terms would qualify as a derivative instrument. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized on the statement of operations and comprehensive loss.

Revenue Recognition—On April 1, 2019, the Company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method. The Company applied the new revenue standard to contracts not completed as of the date of initial application.

The Company recognizes revenue upon the transfer of control of its products and services to its customers. The recognition of revenue is determined through application of the following five-step model:

•	Identification of the contract(s) with customers;

•	Identification of the performance obligation(s) in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligation(s) in the contract; and

•	Recognition of revenue when or as the performance obligation(s) are satisfied.

The Company recorded an adjustment to accumulated deficit on April 1, 2019 due to the cumulative impact of adopting Topic 606. See Note 3, “Revenue from Contracts with Customers” for the required disclosures related to the impact of adopting this standard and a discussion of the Company’s updated policies related to revenue recognition discussed below.

The Company generates revenue through Direct to Consumer channels, which includes the sale of subscription products, sale of BARK Bright products, sale of BARK Eats products, and sale of BarkShop products. See below for additional information on each offering.

Toys and Treats Subscriptions—The Company’s principal revenue generating products are a tailored assortment of premium and highly durable toys and treats sold in boxes through BarkBox and Super Chewer monthly subscriptions. Subscription plans are offered as monthly, three month, six month or annual commitments. BarkBox and Super Chewer subscription rates vary based on the type of subscription plan selected by the customer, with Super Chewer’s price point being slightly higher based on additional costs of the more durable product, but resulting in similar gross margins. Each delivered box represents a single performance obligation and the Company bears the risk of loss if a shipment is not received or is damaged. Subscription revenue is recognized at a point in time as control is transferred to the customer upon delivery of each monthly box. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products, which includes an estimate of future returns and chargebacks based on historical rates. The transaction price is inclusive of fixed discounts which represent a reduction to revenue for each performance obligation. There is judgement in utilizing historical trends for estimating future returns. As of March 31, 2020 the refund liability related to revenue for subscriptions was $0.5 million and is recorded within accrued and other current liabilities on the consolidated balance sheet. While customers have the right to return products for thirty days subsequent to delivery, products are generally not physically returned to the Company, as the Company is generally not able to resell opened products.

On a monthly basis, subscription customers have the option to purchase additional toys, treats, or other products to add to their respective subscription boxes. Each add on product represents a single performance obligation and therefore revenue is recognized at a point in time as control is transferred to the customer upon delivery of goods to the customer. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

BARK Bright—The initial product in this product line is a proprietary enzymatic dental solution combined with a treat for dogs to prevent and combat oral health issues, sold through monthly subscriptions. Each delivered box represents a single performance obligation and therefore subscription revenue is recognized at a point in time as control is transferred to the customer upon delivery of each monthly box. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

BARK Eats—This product line is personalized meals for dogs sold at a meal per day price. Revenue is recognized at a point in time, as control is transferred to the customer upon delivery.

BarkShop—The Company sells individual toys and treats through the Company’s website, BarkShop. Revenue relating to the sale of goods on BarkShop is recognized at a point in time upon delivery of goods to the customer. Each delivery represents a single performance obligation and the Company bears the risk of loss if a shipment is not received or damaged. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products. While customers have the right to return products for thirty days subsequent to delivery, products are generally not physically returned to the Company, as the Company is generally not able to resell opened products.

The Company also generates revenue from product sales through retail commerce channels. See below for additional information on each offering.

Retail—The Company sells individual toys and treats through major retailers. Revenue is recognized at a point in time, as control is transferred upon delivery of goods to the retailers. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

Retail sales are generally recognized upon delivery with adjustments to net sales for customer payment discounts, sales returns, and estimated chargebacks reserves. Similar to Toys and Treats subscriptions, the customer payment discounts, sales returns and chargebacks are considered to be contingent and represents a component of variable consideration. The estimated consideration reflects potential sales returns and chargebacks as a reduction in the transaction price. The Company has determined that the expected value method will provide the best predictor for a refund liability associated with sales returns and chargebacks. The estimate is recorded in total for sales transactions recorded in the current period and, in effect, represents a reduction in the transaction price at the time of sale. As of March 31, 2020 the refund liability related to retail revenue was $0.1 million recorded within accrued and other current liabilities on the consolidated balance sheet. While customers have the right to return products subsequent to delivery, products are generally not physically returned to the Company, as the Company is generally not able to resell opened products.

Online Marketplaces—Online marketplaces revenue consists of sales of BARK Bright health and wellness solutions and BARK Home products sold through major marketplaces. BARK Home consists of an assortment of proprietary essential products for daily life, including dog beds, bowls, collars, harnesses and leashes. Online marketplaces revenue is recognized at a point in time, as control is transferred, upon delivery of goods to the end customer. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

The Company evaluated principal versus agent considerations to determine whether it is appropriate to record seller fees paid to the marketplaces as an expense or as a reduction of revenue. Seller fees charged by third-party marketplaces are recorded as selling, general and administrative expense and are not recorded as a reduction of revenue as the Company owns and controls all the goods before they are transferred to the end customer. The Company can, at any time, direct the marketplaces and similarly with other third-party logistics providers (“Logistics Providers”), to return the Company’s inventory to any location specified by the Company. Any returns made by customers directly to Logistics Providers are the responsibility of the Company to make customers whole and the Company retains the inventory risk. Further, the Company is subject to credit risk (i.e., credit card chargebacks), establishes the prices of its products, can determine who fulfills the goods to the customer (third-party online marketplaces or the Company) and can limit quantities or stop selling the goods at any time. Based on these considerations, the Company is the principal in these arrangements.

Prior to the adoption of Topic 606, revenue was recognized when there was persuasive evidence of an agreement or arrangement, products were delivered, the Company’s price to the buyer was fixed or determinable, and collectability was reasonably assured. The Company earned revenue from the sale of Toys and Treats subscriptions, and the sale of goods through the Company’s BarkShop website. Deferred revenue represented payment for subscription boxes that the Company was contractually obligated to deliver in future periods. Subscription revenue was recognized as each monthly box was delivered to the customer. Revenue was recognized net of cash discounts given to the customer and net of estimated sales returns and chargebacks. Revenue relating to the sale of goods was recognized upon delivery of goods to the customer, as the risk of loss on these sales transfers to the customer upon delivery.

Shipping and Handling—The Company includes costs associated with the outbound shipping and handling of its products as a component of selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss. Shipping and handling fees billed to the customers are recorded as revenue.

Sales Tax—As a part of the Company’s normal course of business, sales taxes are collected from customers. Sales taxes collected are remitted to the appropriate governmental tax authority on behalf of the customer. Sales tax collected from customers is not considered revenue and is included in accrued and other current liabilities until remitted. Total sales tax accrued was $14.0 million and $4.4 million, as of March 31, 2020 and March 31, 2019, respectively. As of March 31, 2020 and March 31, 2019, $9.2 million and $0.4 million of the sales tax accrued had been collected but not remitted, respectively.

On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, the Company recorded a liability in those periods in which it created economic nexus based on each state’s requirements. Total sales tax expense recorded related to economic nexus was $5.0 million and $3.0 million for the years ended March 31, 2020 and 2019, respectively.

Inventories—Represent finished goods, consist of products available for sale and are accounted for using the first-in, first-out (“FIFO”) method and valued at the lower of cost or net realizable value. The Company assesses the valuation and periodically writes down the value for estimated excess and obsolete inventory based upon estimates of future demand and market conditions.

Inventory costs consist of product and inbound shipping and handling costs. Inventory valuation requires the Company to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers or returns to product vendors. Inventory valuation losses are recorded as cost of revenues and historical losses have not been material.

Cost of Revenues—Cost of revenues includes the purchase price of inventory sold, inbound freight costs associated with inventory, shipping supply costs, and inventory shrinkage costs.

Selling, General and Administrative—Selling, general and administrative expenses include compensation and benefits costs, including stock-based compensation expense, facility costs, insurance, professional service fees, and other general overhead costs including depreciation and amortization and account management support teams, as well as commissions. Selling, general and administrative expense also includes processing fees charged by third parties that provide payment processing services for credit cards. For the years ended March 31, 2020 and 2019, the Company recorded payment processing fees of $5.7 million and $4.7 million, respectively, within selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Fulfillment Cost—Fulfillment costs represent those costs incurred in operating and staffing fulfillment and customer service centers, including costs attributable to receiving, inspecting, picking, packaging and preparing customer orders for shipment, outbound freight costs associated with shipping orders to customers, and responding to inquiries from customers. For the years ended March 31, 2020 and 2019, the Company recorded fulfillment costs of $53.4 million and $47.5 million respectively, which are included within selling, general and administrative expenses in the consolidated statements of operation and comprehensive loss.

Advertising Costs—Costs associated with the Company’s advertising and sales promotion are expensed as incurred and are included in advertising and marketing expense in the consolidated statements of operations and comprehensive loss. During the years ended March 31, 2020 and 2019, the Company expensed $39.7 million and $34.3 million, respectively, for advertising costs, which is comprised of print and internet advertising, promotional items, and agency fees.

Stock-Based Compensation—The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock awards.

The Company estimates expected forfeitures of stock-based awards at the grant date and recognizes compensation cost only for those awards expected to vest. The Company estimates future forfeitures at the date of grant based on historical experience and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For stock-based awards issued to nonemployees, including consultants, the Company records expense related to stock options based on the fair value of the options calculated using the Black-Scholes option-pricing model over the service performance period. The fair value of options granted to nonemployees is remeasured over the vesting period and recognized as an expense over the period the services are rendered.

The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected life.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the simplified method to compute the expected term, which the Company believes is representative of future behavior. The Company’s stock plans provide for options that have a 10-year term.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Common Stock Valuations—The Company has historically granted stock options at exercise prices equal to the fair value as determined by the board of directors (the “Board”) on the date of grant. In the absence of a public trading market, the Board, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s common stock as of the date of each stock option grant, including:

•	relevant precedent transactions involving the Company’s capital stock;

•	the liquidation preferences, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to the common stock;

•	the Company’s actual operating and financial performance;

•	current business conditions and projections;

•	the Company’s stage of development;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	recent secondary stock sales and tender offers;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

In addition, the Board considered the independent valuations completed by a third-party valuation consultant. The valuations of the Company’s common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Net Loss Per Share—Basic net loss per share attributable to common stockholders is computed by dividing the loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding during the period determined using the treasury-stock and if-converted methods. For purposes of the diluted loss per share calculation, stock options, redeemable convertible preferred stock and warrants are considered to be potentially dilutive securities, but were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive and therefore, basic and diluted loss per share were the same for all periods presented.

Related Party Transactions—Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The only material related party transaction during the year was the issuance of the note purchase agreement entered into on March 31, 2020 in which certain employees, founders, and existing investors provided proceeds to the Company. See Note 6, “Debt,” for further details.

Emerging Growth Company Status—The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which amended the existing FASB Accounting Standards Codification. ASU 2014-09 supersedes the previous revenue recognition requirements and establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the amount of consideration the Company expects to be entitled to in exchange for those goods or services. The Company utilized the modified retrospective method of adoption and recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings on April 1, 2019. Adoption of ASU 2014-09 did not have a material impact on the Company’s results of operations or financial position. See Note 3, “Revenue for Contracts with Customers,” for further details.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the consolidated financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, with early adoption permitted. The Company plans to adopt this standard on April 1, 2022 and is continuing to evaluate the expected impact that the standard will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, which requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. This guidance in the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is currently evaluating the impact that the adoption will have on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurements (Topic 820), which changes the fair value measurement disclosure requirements of ASC Topic 820. The goal of the ASU is to improve the effectiveness of ASC Topic 820’s disclosure requirements. The standard is effective for the Company beginning April 1, 2020. The adoption of this guidance is not expected to be material to the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15 Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement, which is intended to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for the Company beginning April 1, 2021. The Company does not believe the adoption of this ASU will have a material impact on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify the accounting for income taxes. This updated removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The new standard will be effective beginning April 1, 2022. The Company does not expect the adoption of ASU 2019-12 to have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by removing major separation models required under current guidance. ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements and related disclosures, but does not expect its adoption to have a material impact.

3.    REVENUE FROM CONTRACTS WITH CUSTOMERS

On April 1, 2019, the Company adopted Topic 606, using the modified retrospective method. The Company’s revenue recognition remained substantially unchanged following adoption of Topic 606 and therefore did not have a material impact to the consolidated financial statements.

Under the modified retrospective transition method, the Company recorded a net decrease to beginning accumulated deficit as of April 1, 2019 of $0.1 million due to the cumulative impact of adopting Topic 606. The impact on revenue recognition due to the adoption of Topic 606 is primarily due to a refinement of the Company’s methodology for estimating sales returns and chargebacks and application of the variable consideration constraint.

The impact of adoption to the Company’s consolidated statement of operations and consolidated balance sheet for the year ended March 31, 2020 was a reduction to revenue of less than $0.1 million, and an increase in the refund liability of $0.1 million, which is recorded within other current liabilities.

The adoption of Topic 606 had no net impact on the Company’s cash flows from operations.

The Company’s standard payment terms vary but do not result in a significant delay between the timing of invoice and payment. The Company occasionally negotiates other payment terms during the contracting process for its retail business. The Company has elected the practical expedient to not adjust the total consideration within a contract to reflect a financing component when the duration of the financing is one year or less.

Disaggregated Revenue

	March 31,
	2020	2019
Revenue
Direct to Consumer
Toys and treats subscription	$199,744	$168,217
Other	4,407	9,533

Total Direct to Consumer	204,151	177,750
Commerce	20,184	13,691

Revenue	$224,335	$191,441

Contract Liability

The Company’s contract liability represents cash collections from its customers prior to delivery of subscription products, which is recorded as deferred revenue on the consolidated balance sheets. Deferred revenue is recognized as revenue upon the delivery of the box or product.

Contractual liabilities included in deferred revenue were $13.3 million and $12.2 million as of March 31, 2020 and 2019, respectively. During the year ended March 31, 2020, the Company recognized $12.2 million of revenue included in deferred revenue as of March 31, 2019.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in Topic 606. Performance obligations are satisfied as of a point in time and are supported by contracts with customers. The Company has elected to not disclose information related to remaining performance obligations due to their original expected terms being one year or less.

4.    PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

Property and equipment consisted of the following as of March 31, 2020 and 2019:

	March 31,
	2020	2019
Computer equipment, software, and domain names	$2,372	$1,513
Furniture and fixtures	976	451
Leasehold improvements	5,604	4,044
Construction in process	508	146

Total property and equipment	9,460	6,154
Less: accumulated depreciation	(2,316)	(1,154)

Property and equipment—net	$7,144	$5,000

Intangible assets consisted of the following as of March 31, 2020 and 2019:

	March 31,
	2020	2019
Internally developed software	$1,560	$—
Less: accumulated amortization	(219)	—

Intangible assets—net	$1,341	$—

Total depreciation expense for property and equipment during the years ended March 31, 2020 and 2019 was $1.2 million and $0.5 million, respectively. Total amortization expense for internally developed software during the year ended March 31, 2020 was $0.2 million. No amortization expense was incurred for the year ended March 31, 2019. Depreciation and amortization expense are included in selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss.

As of both March 31, 2020 and 2019, equipment that was leased under capital leases and included in property, plant and equipment, net in the consolidated balance sheets was approximately $0.1 million and $0.1 million, respectively.

5.    ACCRUED AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following as of March 31, 2020 and 2019:

	March 31,
	2020	2019
Sales tax payable	$14,027	$4,398
Accrued marketing costs	2,544	402
Accrued compensation costs	1,199	526
Refund liability	604	—
Accrued professional and legal fees	367	475
Other accrued expenses	2,675	2,361

Accrued and other current liabilities	$21,416	$8,162

The Company sponsors a 401(k) defined contribution plan covering all eligible U.S. employees. Subject to certain Internal Revenue Services (“IRS”) limits, eligible employees may elect to contribute from 1% to 100% of their compensation. Company contributions to the plan are at the sole discretion of the Company’s Board. Currently, the Company does not provide a 401(k) match.

6.    DEBT

At March 31, 2020 and 2019, long-term debt consisted of the following:

	Weighted- Average Interest Rate As of March 31,	As of March 31,
	2020	2020	2019
Western Alliance revolving line of credit & term loan	6.09%	$44,300	$34,861
Pinnacle term loan	10.50%	15,250	7,625
Convertible notes	7.74%	5,366	—

		64,916	42,486
Less: short-term debt	6.53%	(45,184)	—
Less: deferred financing fees and debt discount		(3,386)	(1,987)

Total long-term debt		$16,346	$40,499

Western Alliance Bank—Line of Credit and Term Loan

In October 2017, the Company entered into a new loan and security agreement (the “Western Alliance Agreement”) and issued a warrant to purchase preferred stock (“Initial Western Alliance Warrant”) to Western Alliance Bank (“Western Alliance”), which provides for a secured revolving line of credit (the “Credit Facility”) in an aggregate principal amount of up to $35.0 million with a maturity date of October 12, 2020.

On December 7, 2018, the Company amended the Western Alliance Agreement, which included the issuance of a warrant to purchase common stock (“Subsequent Western Alliance Warrant”) to Western Alliance. The modification to the Western Alliance Agreement provided for an additional term loan of $10.0 million at issuance and an incremental seasonal loan of $5.0 million. The seasonal loan matured and was repaid on March 31, 2020. The term loan matures December 31, 2021.

The interest rate for borrowings under the Credit Facility, as amended, is equal to (i) the greater of the prime rate that is published in the Money Rates section of The Wall Street Journal from time to time (the “Prime Rate”) and 5.25% , plus (ii) half of one percent (0.50%), per annum.

The Credit Facility has a borrowing base subject to an amount equal to eighty percent (80.00%) of the Company’s trailing three months of subscription revenue. Western Alliance has first perfected security in substantially all of the Company’s assets, including its rights to its intellectual property.

As of March 31, 2020 and 2019, the Company had $44.3 million and $34.9 million, respectively, of outstanding borrowings under the Credit Facility, recorded as debt on the accompanying consolidated balance sheets, with $39.3 million representing short-term debt as of March 31, 2020.

Under the terms of this Credit Facility, the Company is required to comply with certain financial and nonfinancial covenants, including covenants to maintain certain liquidity amounts, as defined in the agreement. As of March 31, 2020 and 2019, the Company was compliant with its financial covenants.

See discussion of the Initial and Subsequent Western Alliance Warrant in Note 7, “Common Stock and Common and Preferred Share Warrants.”

Pinnacle—Term Loan

On December 3, 2018, the Company entered into a term loan agreement (the “Pinnacle Agreement”), which included warrants to purchase common stock (“Pinnacle Warrants”). See discussion of the Pinnacle Warrants in

Note 7, “Common Stock and Common and Preferred Share Warrants.” Upon execution of the Pinnacle Agreement, the Company received the first tranche of the term loan, in the aggregate amount of $7.6 million (the “Pinnacle Term Loan”). Additionally, the Pinnacle Agreement provided for two subsequent term loan tranches of $3.8 million each. On May 22, 2019 and June 22, 2019, the Company requested the subsequent term loan tranches of $3.8 million each.

As of March 31, 2020 and 2019, the Company had $15.3 million and $7.6 million, respectively, of outstanding borrowings under this agreement, recorded as debt on the accompanying consolidated balance sheets, with $5.9 million representing short-term debt as of March 31, 2020.

The term loan matures on December 1, 2021 and is presented within long-term debt in the accompanying consolidated balance sheets.

Borrowings under the Pinnacle Term Loan bear interest at the greater of:

1.	the Prime Rate determined on each date 15 days before the applicable payment date plus 525 basis points, and

2.	10.5% per annum, based upon a year of 360 days and actual days elapsed, such rate to change each time the Prime Rate changes.

The Pinnacle Agreement includes a mandatory prepayment feature (the “Call Option”), which would occur upon a change of control, initial public offering, or the redemption or repurchase of any equity securities of the Company (other than as permitted under the Pinnacle Agreement). The Company assessed the terms of the Call Option, and determined it meets all of the criteria required to be separated as an embedded derivative from its host. The Company utilized the Monte Carlo simulation model to determine the fair value of the Call Option which is recorded as a derivative liability. The Company revalues the Call Option at each reporting period and recognizes changes in fair value through other expense included in other income, net on the consolidated statements of operations and comprehensive loss.

The Pinnacle Agreement includes an event of default feature (the “Contingent Put Option”), which includes, among other events, the non-payment of principal or interest, or failure to comply with defined debt covenants. The Company assessed the terms of the Contingent Put Option, and determined it meets all of the criteria required to be separated as an embedded derivative from its host. The Company utilized the Monte Carlo simulation model to determine the fair value of the Contingent Put Option and it is recorded as a derivative liability. The Company revalues the Contingent Put Option at each reporting period and recognizes changes in fair value through other expense included in other income, net on the consolidated statements of operations and comprehensive loss.

The total derivative liability was less than $0.1 million and $0.2 million as of March 31, 2020 and March 31, 2019 respectively.

Under the terms of the Pinnacle Agreement, the Company is required to comply with certain financial and nonfinancial covenants, as defined in the agreement. As of March 31, 2020 and 2019, the Company was compliant with financial covenants.

Convertible Promissory Notes

On December 19, 2019, the Company entered into a note purchase agreement and issued individual convertible promissory notes thereunder (the “2019 Notes”), with an option for subsequent closings through May 1, 2020 for up to $10.0 million in aggregate principal. The Company received gross proceeds of $3.9 million at two December 2019 closings. The 2019 Notes bear interest at a rate of 7% per year, capitalized quarterly, and payable in kind (“PIK Interest”). The Notes have a maturity date of December 19, 2024, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

On March 31, 2020, the Company entered into a note purchase agreement and issued individual convertible promissory notes thereunder (the “2020 Notes”), with an option for subsequent closings through May 1, 2020 for up to $10.0 million in aggregate principal. The Company received gross proceeds of $1.5 million from the initial closing of the note purchase agreement on March 31, 2020 with employees, founders, and existing investors, representing a related party transaction. The agreement consisted of both Pro Rata Notes and a Super Pro Rata Note. Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the amount of the lender’s consideration, up to the lender’s pro rata amount as set forth in the note purchase agreement. Super Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the lender’s amount of consideration paid in excess of their pro rata amount. The Super Pro Rata Notes bears interest at a rate of 10% per year, capitalized quarterly, and payable in kind (“PIK Interest”), while the Pro Rata Notes bear interest at a rate of 8% per year, capitalized quarterly, and PIK Interest. The 2020 Notes have a maturity date of March 30, 2023, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

The 2019 and 2020 Notes are convertible into shares of common stock as follows:

(A)

Upon the consummation of a Qualified Equity Financing, as defined in the notes purchase agreements, in which the Company receives gross proceeds not less than $30.0 million, will automatically convert into equity securities of the same type sold in the Qualified Equity Financing equal to the outstanding principal and unpaid accrued interest divided by the applicable discounted conversion price. The discounted conversion price is 80%, 70%, and 60% for the 2019 Notes, 2020 Pro Rata Note and 2020 Super Pro Rata Notes, respectively.

(B)

Upon the consummation of a Non-Qualified Equity Financing, as defined in the notes purchase agreements, in which the Company receives gross proceeds of less than $30.0 million, will automatically convert into equity securities of the same type sold in the Non-Qualified Equity Financing equal to the outstanding principal and unpaid accrued interest divided by the applicable discounted conversion price.

The 2019 and 2020 Notes included the following features that were assessed and determined to meet all of the criteria required to be separated as an embedded derivative from its host:

•	In-substance put options upon Qualified or Non-Qualified Equity Financing

•	Redemption (put option) upon deemed liquidation event

The Company utilized an income approach and PWERM to determine the fair value of the features and recorded as derivative liabilities, included in other long-term liabilities on the balance sheet. The Company revalues the derivatives at each reporting period and recognizes changes in fair value through other expense included in other income, net on the consolidated statement of operations and comprehensive loss. At March 31, 2020, the total derivative liabilities were $1.9 million and $0.9 million for the notes issued in December 2019 and March 2020, respectively.

As of March 31, 2020, the Company had $5.4 million of outstanding borrowings under the 2019 and 2020 note purchase agreements.

7.    COMMON STOCK AND COMMON AND PREFERRED SHARE WARRANTS

As of March 31, 2020 and 2019, the Company had 11,803,289 and 10,424,815 shares of common stock authorized and available to issue for purposes of satisfying conversion of preferred stock, the exercise and future grant of common stock options, and for purposes of any future business acquisitions and transactions.

The voting, dividend, and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock. The holders of common stock, voting as a separate class, are entitled to elect two members of the Board, the holders of Series Seed preferred stock and Series A preferred stock, and together Series C preferred stock and Series C-1 preferred stock, are each entitled to elect one member of the Board and the remaining two directors are elected by the majority of the holders of common stock and preferred stock.

Founders and Employees Sale of Common Stock—During the year ended March 31, 2019 certain employees, former employees and officers of the Company sold a total of 197,634 shares of common stock respectively to existing investors at an average price of $20.65. As the selling price per share was greater than the fair value per share at the transaction date, the Company recorded $2.2 million of incremental expense related to secondary sales within stock-based compensation, which is included in the selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss for the year ended March 31, 2019.

There were no secondary sales during the year ended March 31, 2020.

Warrants—In October 2017, the Company issued the Initial Western Alliance Warrant to purchase 9,568 Series C-1 preferred shares at an initial strike price of $18.291332 per share. Pursuant to the original terms of the Initial Western Alliance Warrant, the Initial Western Alliance Warrant may be exercised in whole or in part prior to the expiration date of October 12, 2027. The Company utilized the Black-Scholes option-pricing model to determine the fair value of the Initial Western Alliance Warrant. These warrants were determined to be liability classified and were recorded at fair value at initial measurement and included in the debt discount to the Western Alliance loan. The Company revalues the Initial Western Alliance Warrant at each reporting period and recognizes changes in fair value through other expense included in other income, net on the consolidated statements of operations and comprehensive loss.

In December 2018, the Company issued the Pinnacle Warrants to purchase 179,366 shares of common stock in the aggregate at an initial strike price of the lesser of $8.85 per share and the value of a share of the Company’s common stock as determined by the next Section 409A valuation that is prior to the exercise of any portion of the warrant. The Pinnacle Warrant may be exercised in whole or in part prior to the expiration date of December 3, 2028. The Company utilized the Black-Scholes option-pricing model to determine the fair value of the Pinnacle Warrant. These warrants were determined to be equity classified and were recorded at fair value at issuance.

In December 2018, the Company issued the Subsequent Western Alliance Warrant to purchase 26,015 shares of common stock at an initial strike price of $9.61 per share. The Subsequent Western Alliance Warrant may be exercised in whole or in part prior to the expiration date of December 7, 2028. The Company utilized the Black-Scholes option-pricing model to determine the fair value of the Subsequent Western Alliance Warrant. These warrants were determined to be equity classified and were recorded at fair value at issuance.

At both March 31, 2020 and 2019, the total warrant liability was $0.1 million recorded within accrued and other current liabilities on the consolidated balance sheets.

8.    REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following tables summarize issued and outstanding redeemable convertible preferred stock, recorded in mezzanine equity on the consolidated balance sheets:

	As of March 31, 2020 and 2019
Redeemable Convertible Preferred Stock	Shares	Carrying Value
Series Seed	2,057,188	$1,897
Series A	2,110,400	4,948
Series B	990,068	10,285
Series C	2,142,188	34,585
Series C-1	452,671	8,272

The preferred stock has liquidation preferences over the common stock, is convertible to common stock, has certain dividend and voting rights, and is redeemable for cash upon resolution of certain contingent events (“Deemed Liquidation Event”).

Significant terms of the Series Seed, Series A, Series B, Series C and Series C-1 preferred stock are as follows:

Liquidation Preference—Upon liquidation, dissolution, winding up, or certain mergers and asset sales, Series Seed, A, B, C and C-1 preferred stock is entitled to receive the greater of (a) $0.9352 per share for Series Seed; $2.36922 per share for Series A; $10.43117 per share for Series B; $17.4203167 per share for Series C; and $18.291332 per share for Series C-1 plus, in each case, any declared but unpaid dividends and (b) the amount payable had such shares been converted to common stock prior to the liquidation event. As of March 31, 2020 and 2019, the aggregate liquidation preference for Series Seed was $1.9 million; for Series A was $5.0 million, for Series B was $10.3 million, for Series C was $37.3 million, and for Series C-1 was $8.3 million in each case based on outstanding shares as of such date.

Dividends—Series A, B, C and C-1 preferred stock are entitled to a noncumulative dividend, when, as and if declared by the Company at a rate equal to 8% of each series original issue price, subject to adjustment. Any dividend amount would be calculated to each Series A, B, C and C-1 preferred stockholder in accordance with the Articles of Incorporation of the Company.

Conversion—Each share of Series Seed, A, B, C and C-1 preferred stock converts to common stock at the election of the holder, with the number of shares of common stock issuable determined by dividing the number of shares of preferred stock by $0.9352 for Series Seed; $2.36922 for Series A; $10.43117 for Series B; $17.4203167 for Series C; and $18.29133 for Series C-1; adjusted in each case for certain dilutive events. Each of the Series Seed, A, and B preferred stock is automatically convertible to common stock upon the election of majority of holders on a series-by-series basis of outstanding shares of Series Seed, A and B preferred stock. The Series C and C-1 preferred stock are automatically convertible to common stock upon the election of majority of holders of outstanding shares of Series C and C-1 preferred stock, voting together and on an as converted basis. In addition, all shares of preferred stock are automatically convertible upon the consummation of a public offering of the Company’s stock at a price per share of at least $52.1559 and resulting in at least $20.0 million in net proceeds for the Company.

Voting Rights—Preferred stock and common stock vote together as one class on an as converted basis.

Redemption—Each of the Series A, B, and the C and C-1 preferred stock (with the Series C and C-1 preferred stock being redeemed collectively) shall be redeemed by the Company at a price equal to the greater of: (i) the applicable original issue price per share, plus all declared but unpaid dividends thereon, or (ii) the then-current fair market value of such series of preferred stock, as determined in good faith by the Board, at any time after March 22, 2023 upon receipt by the Company from the holders of a majority of the then outstanding shares of each of the Series A, B, and C and C-1 preferred stock (with the Series C and C-1 preferred stock voting collectively), as applicable, of written notice requesting redemption of all shares of such series preferred stock; provided, however, that the holders of Series A Shares may not make any redemption request without first obtaining the written consent of the holders of a majority of the then outstanding Series B, Series C and Series C-1 Preferred Shares. As the redemption is at the option of the holder, such preferred stock is presented within temporary equity in the mezzanine section of the consolidated balance sheets.

9.    STOCK-BASED COMPENSATION PLANS

Stock Option Plan

The Barkbox, Inc. 2011 Stock Incentive Plan (as amended from time to time, the “Plan”) provides for the award of stock options and other equity interests in the Company to directors, officers, employees, advisors or consultants. As of March 31, 2020, there were 3,560,651 shares authorized and 181,566 shares available for issuance under the Plan.

The Plan is administered by the Company’s Board. The exercise prices, vesting and other restrictions are determined by the Board, except that the exercise price per share of a stock option may not be less than 100% of the fair value of the common share on the date of grant. Stock options awarded under the Plan typically expire 10 years after the grant and generally have vesting conditions of 25% on the first anniversary of the date of grant and 75% on a monthly basis at a rate of 1/36th unless otherwise decided by the Board. The Plan provides that the Board shall determine the vesting conditions of awards granted under the Plan, and the Board has from time to time approved vesting schedules for certain awards that deviate from the vesting conditions contained in the previous sentence.

Stock Option Activity

The following is a summary of stock option activity for the year ended March 31, 2020:

	Number Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of March 31, 2019	1,865,818	$4.93	6.67	$11,057
Granted	857,225	11.84
Exercised	(49,199)	5.61
Cancelled or forfeited	(251,423)	10.53

Outstanding as of March 31, 2020	2,422,421	$6.78	6.69	$12,902

Vested and expected to vest as of March 31, 2020	2,095,654	$6.12	6.30	$12,563

Exercisable as of March 31, 2020	1,564,856	$4.55	5.37	$11,828

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common shares for those stock options that had exercise prices lower than the fair value of the Company’s common shares.

The weighted-average grant-date fair value of options granted during the years ended March 31, 2020 and 2019, was $4.97 and $4.40, respectively. The total intrinsic value of options exercised during the year ended March 31, 2020 and 2019, was $0.3 million and $2.4 million, respectively.

The Company estimates the fair values of stock options using the Black-Scholes option-pricing model on the date of grant. During the years ended March 31, 2020 and 2019, the assumptions used in the Black-Scholes option pricing model were as follows:

	2020	2019
Expected term (years)	5.08	5.25
Expected volatility	45.65%	52.31%
Risk-free interest rate	1.71%	2.74%
Expected dividend yield	—%	—%

Restricted Stock Grants

The Company granted 22,616 shares of restricted stock during the year ended March 31, 2020. The shares of restricted stock had immediate vesting upon grant. Grants of restricted stock are valued at the fair value of the Company’s common stock as of the grant date. The Company’s Board utilizes independent valuations and other available information when estimating the value of the stock underlying the granted shares of restricted stock.

The weighted-average estimated fair value per share of the restricted stock granted during the year ended March 31, 2020 was $11.93. The total stock-based compensation expense associated with the grants of restricted stock was $0.3 million and $1.5 million for the year ended March 31, 2020 and 2019, respectively.

Stock-Based Compensation

The following table summarizes the total stock-based compensation expense by function for the years ended March 31, 2020 and 2019, which includes expense related to options, restricted stock units, and secondary sales:

	March, 31
	2020	2019
Selling, general and administrative	$1,757	$5,021
Advertising and marketing	60	75

Total stock-based compensation expense	$1,817	$5,096

Stock-based compensation expense for the years ended March 31, 2020 and 2019 was $1.8 million and $5.1 million, respectively, including $2.2 million of incremental expense related to secondary sales in 2019 (see Note 7, “Common Stock and Common and Preferred Share Warrants” for further details). Stock-based compensation expense is allocated based on the cost center to which the option holder belongs.

As of March 31, 2020 and 2019, there was $2.4 million and $1.3 million of unrecognized stock-based compensation expense related to unvested stock options, respectively. The unrecognized stock-based compensation expense is expected to be recognized over a weighted-average remaining vesting period of 2.87 and 2.68 years at March 31, 2020 and 2019, respectively.

10.	COMMITMENT AND CONTINGENCIES

Leases

The Company has operating leases for its offices expiring on September 15, 2029. Rental expense for operating leases was $2.3 million and $1.5 million for the years ended March 31, 2020 and 2019, respectively.

The following is a schedule by years of future minimum lease payments required under the operating leases that have initial or noncancelable lease terms in excess of one year as of March 31, 2020.

Fiscal year ending March 31:
2021	$2,757
2022	2,777
2023	2,822
2024	2,485
2025	1,969
Thereafter	7,846

Total minimum lease payments	$20,656

Litigation

The Company is party to various actions and claims arising in the normal course of business. The Company does not believe that the final outcome of these matters will have a material effect on the Company’s consolidated financial position, results of operations or cash flows. However, no assurance can be given that the final outcome of such proceedings will not materially impact the Company’s consolidated financial condition or results of operations.

11.	INCOME TAXES

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (“TCJA”) that significantly reforms the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, effective as of January 1, 2018; limitation of the tax deduction for interest expense; limitation of the deduction for net operating losses to 80% of annual taxable income and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such tax losses may be carried forward indefinitely). The effect of TCJA is reflected in the provision for income taxes for the years ended March 31, 2020 and 2019.

A reconciliation of the Company’s effective tax rate to the United States federal income tax rate is as follows:

	March 31,
	2020	2019
Federal statutory rate	21.00%	21.00%
Permanent differences	(0.88)	(1.77)
State taxes—net of federal benefits	1.73	1.60
Change in valuation allowance	(22.79)	(20.14)
Other	0.94	(0.69)

Total	—%	—%

The components of the Company’s deferred taxes are as follows (in thousands):

	March 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$24,836	$21,611
Charitable contributions	127	143
Interest expense	1,557	527
UNICAP	1,430	876
Stock compensation	475	263
Accruals and other	2,403	607
Depreciation	59	—

Total deferred tax assets	30,887	24,027
Valuation allowance	(30,887)	(23,740)

Total deferred tax assets	—	287

Depreciation	—	(287)

Total deferred tax liabilities	—	(287)

Net Deferred Tax Assets	$—	$—

As of March 31, 2020, the Company had federal net operating loss carryforwards (“NOLs”) of approximately $109.5 million, of which $51.6 million begin to expire in 2031 and $57.9 million can be carried forward indefinitely. The Company also had state NOLs of approximately $42.4 million which begin to expire in 2031.

As of March 31, 2019, the Company had federal NOLs of approximately $95.3 million, of which $51.6 million begin to expire in 2031 and $43.6 million can be carried forward indefinitely. The Company also has state NOLs of approximately $38.1 million which begin to expire in 2031.

Net operating loss and tax credit carry-forwards are subject to review and possible adjustment by the IRS and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code, which could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company did experience one or more ownership changes in financial periods ending on or before March 31, 2020. The Company is still in the process of determining the amount of the Section 382 limitation, but does not believe the limitation will have a material impact on the use of NOL’s to offset future income.

The Company has recorded a valuation allowance against its deferred tax assets in each of the years ended March 31, 2020 and 2019, because the Company’s management believes that it is more likely than not that these assets will not be realized. As a result of generating additional net operating losses, the valuation allowance increased by approximately $7.2 million, from $23.7 million as of March 31, 2019 to $30.9 million as of March 31, 2020.

The Company had no unrecognized tax benefits or related interest and penalties accrued for the years ended March 31, 2020 or 2019.

The Company is subject to U.S. federal income tax and state income tax. The statute of limitations for assessment by the IRS and state tax authorities is open for the tax years since 2015; currently, no federal or state income tax returns are under examination by the respective taxing authorities. To the extent the Company has tax attributes carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the IRS and the state tax authorities to the extent utilized in a future period.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (CARES) Act to provide relief as a result of the COVID-19 outbreak. We have examined the impact of the CARES Act on the business and none of the provisions have a significant impact on the Company.

12.	OTHER INCOME—NET

Other income—net consisted of the following:

	As of March 31,
	2020	2019
Other income—net:
Other income	$583	$182
Change in fair value of preferred share warrants	3	(6)
Change in fair value of derivative liability	93	32

	$679	$208

13.	NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding:

	Year Ended March 31,
	2020	2019
Numerator:
Net loss attributable to common stockholders	$(31,368)	$(37,082)

Net loss attributable to common stockholders—basic and diluted	$(31,368)	$(37,082)

Denominator:
Weighted-average number of common shares outstanding—basic and diluted	5,159,893	4,905,972

Net loss per share attributable to common stockholders—basic and diluted	$(6.08)	$(7.56)

The Company’s potential dilutive securities, which include stock options, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common stock, presented based on amounts outstanding at March 31, 2020 and 2019 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.

	As of March 31,
	2020	2019
Stock options to purchase common stock	2,422,421	1,865,818
Redeemable Convertible preferred stock (as converted to common stock)	3,333,121	3,333,121
Warrants to purchase common stock	233,881	233,881
Warrants to purchase Series C-1 convertible preferred stock (as converted to common stock)	523	523

The Company also had convertible notes outstanding for the year ended March 31, 2020 which could obligate the Company and/or its stockholders to issue shares of common stock upon the occurrence of various future events at prices and in amounts that are not determinable until the occurrence of those future events. Because the necessary conditions for the conversion of these instruments had not been satisfied during the year ended March 31, 2020, the Company has excluded these instruments from the table above and the calculation of diluted net loss per share for the period. There were no convertible notes outstanding for the year ended March 31, 2019. See Note 6, “Debt,” for additional details.

14.	SEGMENTS

The Company applies ASC 280, Segment Reporting, in determining reportable segments for its financial statement disclosure. The Company has two reportable segments: Direct to Consumer and Commerce. The Direct to Consumer segment derives revenue from the sale of BarkBox, Super Chewer, BARK Bright and BARK Eats subscriptions, as well as sales of toys and treats through the Company’s website, BarkShop. The Commerce segment derives revenue from the sale of toys, treats and BARK Home products through major retailers and online marketplaces. The Company has aggregated its product lines sold through the Company’s website into the Direct to Consumer segment. The Company has aggregated its BARK Home and Bark Retail operations into the Commerce segment. Reporting in this format provides management with the financial information necessary to evaluate the success of the segments and the overall business. There are no internal revenue transactions between the Company’s segments.

The CODM reviews revenue and gross profit for both of the reportable segments. Gross profit is defined as revenue less cost of revenue incurred by the segment. The Company does not allocate assets at the reportable segment level as these are managed on an entity wide group basis and, accordingly, the Company does not report asset information by segments.

Key financial performance measures of the segments including revenue, cost of revenue, and gross profit are as follows:

	March 31,
	2020	2019
Direct to Consumer:
Revenue	$204,151	$177,750
Costs of revenue	79,191	75,085

Gross profit	$124,960	$102,665

Commerce:
Revenue	$20,184	$13,691
Costs of revenue	9,730	9,241

Gross profit	$10,454	$4,450

Consolidated:
Revenue	$224,335	$191,441
Costs of revenue	88,921	84,326

Gross profit	$135,414	$107,115

15.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 29, 2021, which is the date the financial statements were available to be issued, for events requiring recording or disclosure in the consolidated financial statements for the years ended March 31, 2020 and 2019.

On April 24, 2020, the Company received funds of $5.2 million under the Paycheck Protection Program (“PPP”), a part of the CARES Act. The loan is serviced by Western Alliance Bank, and the application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan necessary to support ongoing operations. The Company plans to use the funds for payroll and related costs. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on Company’s ability to adhere to the forgiveness criteria. The loan bears interest at a rate of 1.00% per annum and matures on April 24, 2022. Under the terms of the PPP, certain amounts may be forgiven if they are used in accordance with the CARES Act.

On May 1, 2020, the Company received gross proceeds of $1.0 million from the second closing of the March 31, 2020 note purchase agreement with existing investors, representing a related party transaction.

On May 5, 2020, the Company granted to its employees equity awards to purchase an aggregate of 26,000 shares of common stock with an exercise price of $12.11, vesting over a four-year period.

On June 18, 2020, the Company amended the Pinnacle Agreement and extended the initial principal repayment period. In consideration of the modification, the Company issued to Pinnacle convertible promissory notes of $0.8 million from the third closing of the March 31, 2020 note purchase agreement.

On July 31, 2020, the Company amended the Western Alliance Agreement, which extended the expiration of the warrants to July 31, 2030. The modification to the Western Alliance Agreement amended the maturity date of the Credit Facility to August 12, 2021. If the Company is able to meet specific milestones defined in the agreement the maturity date of the Credit Facility can be extended to October 12, 2021.

On August 5, 2020, the Company granted to its employees equity awards to purchase an aggregate of 147,550 shares of common stock with an exercise price of $16.13, vesting over a four-year period.

On August 10, 2020 the Board approved an increase the number of shares of the Common Stock authorized for issuance under the 2011 Stock Incentive Plan by 717,000 shares from 3,560,651 shares to 4,277,651 shares. On August 31, 2020, the Company granted to an employee 25,000 of restricted shares price at $16.13 per shares.

On November 5, 2020, the Company entered into a settlement agreement with a third-party warehouse and received payment related to a disruption of the Company’s operations which occurred in December 2019. The Company’s operations were disrupted due to an unplanned shutdown of one of its third-party warehouses. The Company filed a claim with the third-party warehouse provider to recover incremental costs incurred due to this disruption in operations. According to ASC 450, a recovery related to a contingent loss (e.g., insurance recovery) is a contingent gain. Recovery of a recorded contingent loss shall be recognized only when realization of the recovery is deemed probable and reasonably estimable. The Company received payment of $0.8 million in consideration of this claim.

On November 27, 2020, the Company issued $75.0 million aggregate principal amount of 2025 Convertible Notes to new investors. The Company received net proceeds of approximately $74.7 million from the sale of the 2025 Convertible Notes, after deducting fees and expenses of approximately $0.3 million. The Company used approximately $10.2 million of the net proceeds from the sale of the 2025 Convertible Notes to repay the outstanding $10.0 million principal of the term loan with Western Alliance Bank, as well as $0.2 million of early repayment fees. The Company used approximately $17.4 million of the net proceeds from the sale of the 2025 Convertible Notes to repay the outstanding $15.3 million principal of the term loan with Pinnacle, as well as $2.0 million of early repayment fees, and $0.1 million of accrued interest.

The 2025 Convertible Notes are governed by an indenture, dated as of November 27, 2020, between the Company and the investors. The 2025 Convertible Notes will bear interest at the annual rate of 5.50%, payable monthly on the first of the month commencing December 1, 2021, compounded annually. The interest rate will increase to 8.00% on November 27, 2021 if certain milestones defined in the indenture have not been met. The 2025 Convertible Notes will mature on December 1, 2025, unless earlier converted, redeemed or repurchased.

In conjunction with the 2025 Convertible Notes issuance, the Company amended the Western Alliance Agreement to extend the Credit Facility repayment date from August 12, 2021 to December 31, 2021.

On December 16, 2020, the Company entered into a merger agreement with Northern Star Acquisition Corp. (“Northern Star”), a Special Purpose Acquisition Company. The contemplated deal with Northern Star would provide all holders of common and preferred stockholder to receive common stock of the continuing public company, which will be a wholly owned subsidiary of Northern Star. The proposed transaction is expected to be completed in the first quarter of fiscal year 2022, subject to, among other things, the approval by Northern Star’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated. The transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.

On December 16, 2020, in connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with the PIPE Investors, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200.0 million.

On December 16, 2020, in connection with the execution of the Merger Agreement, the Company amended the notes purchase agreements associated with the issued 2019 and 2020 convertible notes issued to amend the conversion terms of the notes.

******

BARKBOX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF DECEMBER 31, 2020 AND MARCH 31, 2020

(In thousands, except share and per share data)

	December 31, 2020	March 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,896	$9,676
Accounts receivable—net	9,550	3,929
Prepaid expenses and other current assets	5,153	1,500
Inventory	72,347	39,696

Total current assets	138,946	54,801
PROPERTY AND EQUIPMENT—NET	9,260	7,144
INTANGIBLE ASSETS—NET	1,600	1,341
OTHER NONCURRENT ASSETS	2,059	1,403

TOTAL ASSETS	$151,865	$64,689

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$45,361	$38,584
Accrued and other current liabilities	46,871	21,416
Deferred revenue	30,014	13,282
Short-term debt	34,300	45,184

Total current liabilities	156,546	118,466
LONG-TERM DEBT	80,762	16,346
OTHER LONG-TERM LIABILITIES	9,385	5,277

Total liabilities	246,693	140,089
COMMITMENTS AND CONTINGENCIES (Note 10)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series Seed preferred stock, par value $0.0001 per share—2,057,188 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2020.	1,897	1,897
Series A preferred stock, par value $0.0001 per share—2,110,400 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2020.	4,948	4,948
Series B preferred stock, par value $0.0001 per share—990,068 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2020.	10,285	10,285
Series C preferred stock, par value $0.0001 per share—2,142,188 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2020.	34,585	34,585
Series C-1 preferred stock, par value $0.0001 per share—710,716 shares authorized; 452,671 shares issued and outstanding as of December 31, 2020 and March 31, 2020.	8,272	8,272

Total redeemable convertible preferred stock	59,987	59,987
STOCKHOLDERS’ DEFICIT:
Common stock, par value $0.0001 per share—18,600,000 and 17,000,000 shares authorized as of December 31, 2020 and March 31, 2020, respectively; 5,311,452 and 5,196,711 shares issued and outstanding as of December 31, 2020 and March 31, 2020, respectively.	—	—
Treasury stock, at cost	(4,764)	(4,755)
Additional paid-in capital	22,846	17,931
Accumulated deficit	(172,897)	(148,563)

Total stockholders’ deficit	(154,815)	(135,387)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$151,865	$64,689

See notes to condensed consolidated financial statements

BARKBOX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS (UNAUDITED)

FOR THE NINE MONTHS ENDED DECEMBER 31, 2020 AND 2019

(In thousands, except share and per share data)

	Nine months ended December 31,
	2020	2019
REVENUE	$266,396	$161,664
COST OF REVENUE	108,421	65,058

Gross profit	157,975	96,606
OPERATING EXPENSES:
Selling, general and administrative	123,882	84,606
Advertising and marketing	50,782	35,904

Total operating expenses	174,664	120,510

LOSS FROM OPERATIONS	(16,689)	(23,904)
INTEREST EXPENSE	(8,381)	(3,834)
OTHER INCOME—NET	736	495

NET LOSS BEFORE INCOME TAXES	(24,334)	(27,243)
PROVISION FOR INCOME TAXES	—	—

NET LOSS AND COMPREHENSIVE LOSS	$(24,334)	$(27,243)

Net loss per common share attributable to common stockholders—basic and diluted	$(4.64)	$(5.29)

Weighted average common shares used to compute net loss per share attributable to common stockholders—basic and diluted	5,246,530	5,148,584

See notes to condensed consolidated financial statements

BARKBOX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)

FOR THE NINE MONTHS ENDED DECEMBER 31, 2020 AND 2019

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE—April 1, 2020	7,752,515	$59,987	5,196,711	$—	259,953	$(4,755)	$17,931	$(148,563)	$(135,387)
Net loss	—	—	—	—	—	—	—	(24,334)	(24,334)
Issuance for stock options exercised	—	—	90,156	—	—	—	709	—	709
Restricted shares vesting	—	—	25,000	—	—	—	1,009	—	1,009
Stock-based compensation	—	—	—	—	—	—	3,117	—	3,117
Modification of warrant	—	—	—	—	—	—	80	—	80
Repurchase of common stock	—	—	(415)	—	—	(9)	—	—	(9)

BALANCE—December 31, 2020	7,752,515	$59,987	5,311,452	$—	259,953	$(4,764)	$22,846	$(172,897)	$(154,815)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE—April 1, 2019	7,752,515	$59,987	5,124,896	$—	259,953	$(4,755)	$15,837	$(117,074)	$(105,992)
Net loss	—	—	—	—	—	—	—	(27,243)	(27,243)
Issuance for stock options exercised	—	—	39,484	—	—	—	178	—	178
Restricted shares vesting	—	—	22,500	—	—	—	269	—	269
Stock-based compensation	—	—	—	—	—	—	1,150	—	1,150
Cumulative impact from the adoption of ASU No. 2014-09 (Note 3)	—	—	—	—	—	—	—	(121)	(121)

BALANCE—December 31, 2019	7,752,515	$59,987	5,186,880	$—	259,953	$(4,755)	$17,434	$(144,438)	$(131,759)

See notes to condensed consolidated financial statements

BARKBOX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED DECEMBER 31, 2020 AND 2019

(In thousands)

	Nine months ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,334)	$(27,243)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,697	950
Amortization of deferred financing fees and debt discount	2,722	892
Bad debt expense	52	86
Stock-based compensation expense	4,126	1,419
Change in fair value of warrant liabilities and derivatives	336	(135)
Changes in operating assets and liabilities:
Accounts receivable	(5,672)	(904)
Inventory	(32,652)	(7,635)
Prepaid expenses and other current assets	(2,637)	(883)
Accounts payable and accrued expenses	17,203	7,710
Deferred revenue	16,731	2,121
Other liabilities	13,671	8,065

Net cash used in operating activities	(8,757)	(15,557)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized expenditures	(4,017)	(3,495)

Net cash used in investing activities	(4,017)	(3,495)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of finance fees	(614)	(30)
Payments of transaction costs	(121)	—
Proceeds from the exercise of stock options	709	178
Proceeds from convertible notes	75,750	3,867
Proceeds from debt	5,157	17,564
Payments to repurchase common stock	(9)	—
Payments of long-term debt	(25,250)	—

Net cash provided by financing activities	55,622	21,579

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	42,848	2,527
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—BEGINNING OF PERIOD	9,676	11,341

CASH, CASH EQUIVALENTS AND RESTRICTED CASH—END OF PERIOD	$52,524	$13,868

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents	51,896	13,868
Restricted cash—prepaid expenses and other current assets	628	—

TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$52,524	$13,868

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Purchases of property and equipment included in accounts payable and accrued liabilities	$56	$308
Cash paid for interest	$4,654	$2,845
NONCASH INVESTING AND FINANCING ACTIVITIES:
Non-cash deferred issuance costs	$3,000	$—
Non-cash deferred transaction costs	$922	$—
Modification of warrant	$80	$—
Issuance of derivatives with debt	$1,153	$1,766
Issuance of convertible promissory note	$800	$—

See notes to condensed consolidated financial statements

BARKBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except for share and per share data)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Barkbox, Inc. (“BARK” or the “Company”) was incorporated in the state of Delaware in November 2011. BARK is an omnichannel brand serving dogs across the four key categories of Play, Food, Health and Home. BARK serves dogs nationwide with monthly subscription offerings, BarkBox and Super Chewer; a personalized meal delivery service for dogs, BARK Eats; custom collections through online marketplaces and via brick and mortar retail partners; wellness products that meet dogs’ needs with BARK Bright through monthly subscriptions; BARK’S add to box platform; and individually on its website BarkShop.com. The Company also offers a stand-alone e-commerce site, BarkShop. The Company is located and headquartered in New York, New York.

On December 16, 2020, the Company entered into a merger agreement (the “Merger Agreement”) with Northern Star Acquisition Corp. (“Northern Star”), a Special Purpose Acquisition Company (“SPAC”). The deal with Northern Star provides all holders of common and preferred stock to receive common stock of the continuing public company, which will be a wholly owned subsidiary of Northern Star. The proposed transaction is expected to be completed in the first quarter of fiscal year 2022, subject to, among other things, the approval by Northern Star’s shareholders, satisfaction of the conditions stated in the Merger Agreement and other customary closing conditions. There is no assurance that the transaction will be consummated. The transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.

On December 16, 2020, in connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with the PIPE Investors, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200.0 million.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. Therefore, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company’s audited financial statements as of and for the years ended March 31, 2020 and 2019.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, cash flows and the changes in redeemable convertible preferred stock and stockholder’s deficit for the periods presented. The results for the nine months ended December 31, 2020 are not necessarily indicative of the results to be expected for any subsequent period, the year ending March 31, 2021, or any other period.

Use of Estimates—As of the date of issuance of these unaudited condensed consolidated financial statements, the Company is not aware of any specific event or circumstance that would require the Company to update its estimates, assumptions and judgments or revise the carrying value of its assets or liabilities. These estimates may change as new events occur and additional information is obtained and are recognized in the unaudited condensed consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the Company’s unaudited condensed consolidated financial statements.

Principles of Consolidation—The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Impact of the COVID 19 Pandemic — COVID-19 continues to spread and has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operating results, financial condition and cash flows. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impacts.

We have implemented a number of measures to protect the health and safety of our workforce. These measures include substantial modifications to employee travel, employee work locations, and virtualization or cancellation of meetings, among other modifications. Currently, the vast majority of our employees are working remotely. For the employees who are in the office, we are following the guidance from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and wearing of masks.

The global outbreak of the COVID-19 pandemic continues to evolve. The extent to which the COVID-19 pandemic may impact our business will depend on future developments related to the geographic spread of the disease, the duration and severity of the outbreak, travel restrictions, required social distancing, governmental mandates, business closures or governmental or business disruptions, and the effectiveness of actions taken in the United States and other countries to prevent, contain and treat the virus and any additional government stimulus programs. These impacts are highly uncertain and cannot be predicted with certainty.

Liquidity and Going Concern—In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

Through December 31, 2020, the Company has funded its operations primarily with cash flows from proceeds from the sale of its capital stock and proceeds from its existing credit facility and borrowing arrangements. See Note 6, “Debt,” for further information on the Company’s debt arrangements. The Company recognized net loss of $24.3 million and net loss of $27.2 million for the nine months ended December 31, 2020 and December 31, 2019, respectively. In addition, the Company had an accumulated deficit of $172.9 million as of December 31, 2020. As of March 8, 2021, the issuance date of the condensed consolidated financial statements, the Company expects that its cash and cash equivalents of $51.9 million as of December 31, 2020, together with cash provided by operating activities, and the convertible notes due December 1, 2025 (the “2025 Convertible Notes”) issued in November 2020, will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the issuance date of the condensed consolidated financial statements.

Segments—The Company has determined that its chief executive officer and executive chairman together comprise the chief operating decision maker (“CODM”). The Company operates and manages the business as two reporting segments: Direct to Consumer and Commerce.

Fair Value of Financial Instruments—The Company’s financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses, are carried at historical cost. At December 31, 2020 and March 31, 2020, the carrying amounts of these instruments approximated their fair values because of their short-term nature. The carrying amounts of the Company’s long-term debt approximate the fair value based on consideration of current borrowing rates available to the Company.

Assets and liabilities recorded at fair value on a recurring basis in the condensed consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following summarizes assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Preferred stock warrant liabilities(1)	$—	$—	$144	$144
Derivative liabilities(2)	—	—	4,277	4,277

	$—	$—	$4,421	$4,421

	As of March 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Preferred stock warrant liabilities(1)	$—	$—	$127	$127
Derivative liabilities(2)	—	—	2,805	2,805

	$—	$—	$2,932	$2,932

(1)	Included in accrued and other current liabilities.
(2)	Included in other long-term liabilities.

A summary of the activity of the Level 3 liabilities carried at fair value on a recurring basis from March 31, 2020 through December 31, 2020 is as follows:

Balance at March 31, 2020	$2,932
Fair value at issuance	1,153
Change in fair value	336

Balance at December 31, 2020	$4,421

The Company measures the convertible preferred stock warrants using Level 3 unobservable inputs within either the Black-Scholes-Merton (“Black-Scholes”) option-pricing model or a Monte Carlo simulation model. The Company used various key assumptions, such as the fair value of common or redeemable convertible preferred stock, volatility, and expected term. The Company monitors the fair value of the redeemable convertible preferred stock warrants and embedded derivatives quarterly, with subsequent revisions reflected within other income within the condensed consolidated statement of operations and comprehensive loss. See Note 7, “Common Stock and Common and Preferred Share Warrants,” for further discussion of the Company’s outstanding warrants and assumptions utilized.

As of December 31, 2020 and March 31, 2020, the Company’s valuation of embedded derivative liabilities was measured using an income approach based on a discounted cash flow model, as well as a probability-weighted expected return method (“PWERM”). The Company used various key assumptions, such as estimation of the timing and probability of expected future events, and selection of discount rates applied to future cash flows using a yield curve equivalent to the Company’s credit risk. See Note 6, “Debt,” for further discussion of the Company’s derivative liabilities.

Cash and Cash Equivalents—Cash and cash equivalents represent cash and highly liquid investments with an original contractual maturity at the date of purchase of three months or less. As of December 31, 2020 and March 30, 2020, cash consists primarily of checking and operating accounts.

Restricted Cash—The Company has restricted cash with its primary banks related to operating lease obligations. As of December 31, 2020, the Company has classified $0.6 million within prepaid expenses and other current assets, as restricted cash.

Accounts Receivable—Net—Accounts receivable are stated at net realizable value. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its receivables. The Company performs ongoing evaluations of its customers. As of December 31, 2020 and March 31, 2020, the Company had an allowance for doubtful accounts of less than $0.1 million and $0.1 million, respectively.

Concentration of Credit Risk and Major Customers and Suppliers—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various domestic financial institutions of high credit quality.

The Company’s accounts receivable are derived from sales contracts with large retail customers. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary.

Significant customers are those that represent more than 10% of the Company’s total revenues or gross accounts receivable balance at each balance sheet date. During the nine months ended December 31, 2020 and 2019, the Company did not have any customers that accounted for 10% or more of total revenues. The Company had three customers that accounted for 71% of gross accounts receivable and two customers that accounted for 55% of gross accounts receivable as of December 31, 2020 and March 31, 2020, respectively.

Significant suppliers are those that represent more than 10% of the Company’s total finished goods purchases or accounts payable balance at each balance sheet date. During the nine months ended December 31, 2020 and 2019, the Company had two suppliers that accounted for 32% and 30% of total finished goods purchases, respectively. The Company had two suppliers that accounted for 44% of the accounts payable balance and three suppliers that accounted for 45% of the accounts payable balance as of December 31, 2020 and March 31, 2020, respectively.

Property and Equipment—Net—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization are removed from the condensed consolidated balance sheets and the resulting gain or loss is reflected in selling, general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

The estimated useful lives for significant property and equipment categories are as follows:

Asset Class	Useful Life
Computer equipment, software, and domain names	3 years
Warehouse machinery and equipment	5 years
Furniture and fixtures	5 years
Leased equipment and leasehold improvements	Shorter of remaining lease term or estimated useful life

Long-Lived Assets and Intangible Assets—Net—The Company capitalizes qualifying internally-developed software development costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. Capitalization of such costs ceases once the project is substantially complete and ready for its intended use. Costs related to maintenance of internal-use software are expensed in the period incurred. Capitalized costs are amortized over the project’s estimated useful life of three years. Software development costs consist primarily of salary and benefits for the Company’s development staff and third-party contractors’ fees. Capitalized software development costs are included in intangible assets on the condensed consolidated balance sheets and amortized to depreciation expense included in selling, general, and administrative expenses on the condensed consolidated statement of operations for the nine months ended December 31, 2020 and 2019.

The Company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment. A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. The Company estimates fair value based on the best information available, making necessary estimates, judgments and projections. For purposes of these tests, long-lived assets must be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. There were no impairments of long-lived assets for the nine months ended December 31, 2020 and 2019.

Income Taxes—The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carryforwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases.

Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment date of such rate change. A valuation allowance is recorded for loss carryforwards and other deferred tax assets when it is determined that it is more likely than not that such loss carryforwards and deferred tax assets will not be realized. The Company recognizes the tax benefits on any uncertain tax positions taken or expected to be taken in the condensed consolidated financial statements when it is more likely than not the position will be realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The tax benefits recognized in the condensed consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes estimated interest and penalties related to uncertain tax positions as a part of the provision for income taxes.

Deferred Financing Costs—Deferred financing fees relate to the external costs incurred to obtain financing for the Company. Deferred financing fees are amortized over the respective term of the financing using the effective interest method, with the exception of the Company’s revolving line of credit, as discussed in Note 6, “Debt,” for which deferred financing fees are amortized on a straight-line basis over the term of the agreement. Deferred financing fees are presented on the condensed consolidated balance sheets as a reduction to long-term debt.

Deferred Transaction Costs —The Company capitalizes deferred transactions costs, which primarily consist of direct, incremental legal, professional, accounting and other third-party fees relating to the anticipated merger, within other non-current assets. The deferred transaction costs will be offset against the merger proceeds upon the consummation of the merger. Should the planned merger be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the condensed consolidated statement of operations and comprehensive loss. As of December 31, 2020, the Company capitalized $1.0 million of deferred transaction costs, recorded within prepaid expenses and other current assets on the condensed consolidated balance sheet.

Derivative Assets and Liabilities—The Company’s term loan and convertible note agreements contain features determined to be embedded derivatives from its host. Embedded derivatives are separated from the host contract and carried at fair value when the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and a separate, standalone instrument with the same terms would qualify as a derivative instrument. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized on the statement of operations and comprehensive loss.

Revenue Recognition—On April 1, 2019, the Company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method. The Company applied the new revenue standard to contracts not completed as of the date of initial application. The Company recognizes revenue upon the transfer of control of its products and services to its customers. The recognition of revenue is determined through application of the following five-step model:

•	Identification of the contract(s) with customers;

•	Identification of the performance obligation(s) in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligation(s) in the contract; and

•	Recognition of revenue when or as the performance obligation(s) are satisfied.

The Company recorded an adjustment to accumulated deficit on April 1, 2019 due to the cumulative impact of adopting Topic 606. See Note 3, “Revenue from Contracts with Customers” for the required disclosures related to the impact of adopting this standard and a discussion of the Company’s updated policies related to revenue recognition discussed below.

The Company generates revenue through Direct to Consumer channels, which includes the sale of subscription products, sale of BARK Bright products, sale of BARK Eats products, and sale of BarkShop products. See below for additional information on each offering.

Toys and Treats Subscriptions—The Company’s principal revenue generating products are a tailored assortment of premium and highly durable toys and treats sold in boxes through BarkBox and Super Chewer monthly subscriptions. Subscription plans are offered as monthly, three month, six month or annual commitments. BarkBox and Super Chewer subscription rates vary based on the type of subscription plan selected by the customer, with Super Chewer’s price point being slightly higher based on additional costs of the more durable product, but resulting in similar gross margins. Each delivered box represents a single performance obligation and the Company bears the risk of loss if a shipment is not received or is damaged. Subscription revenue is recognized at a point in time as control is transferred to the customer upon delivery of each monthly box. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products, which includes an estimate of future returns and chargebacks based on historical rates. The transaction price is inclusive of fixed discounts which represent a reduction to revenue for each performance obligation. There is judgement in utilizing historical trends for estimating future returns. As of December 31, 2020 the refund liability related to revenue for subscriptions was $1.2 million and is recorded within accrued and other current liabilities on the condensed consolidated balance sheet. While customers have the right to return products for thirty days subsequent to delivery, products are generally not physically returned to the Company, as the Company is generally not able to resell opened products.

On a monthly basis, subscription customers have the option to purchase additional toys, treats, or other products to add to their respective subscription boxes. Each add on product represents a single performance obligation and therefore revenue is recognized at a point in time as control is transferred to the customer upon delivery of goods to the customer. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

BARK Bright—The initial product in this product line is a proprietary enzymatic dental solution combined with a treat for dogs to prevent and combat oral health issues, sold through monthly subscriptions. Each delivered box represents a single performance obligation and therefore subscription revenue is recognized at a point in time as control is transferred to the customer upon delivery of each monthly box. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

BARK Eats—This product line is personalized meals for dogs sold at a meal per day price. Revenue is recognized at a point in time, as control is transferred to the customer upon delivery.

BarkShop—The Company sells individual toys and treats through the Company’s website, BarkShop. Revenue relating to the sale of goods on BarkShop is recognized at a point in time upon delivery of goods to the customer. Each delivery represents a single performance obligation and the Company bears the risk of loss if a shipment is not received or damaged. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products. While customers have the right to return products for thirty days subsequent to delivery, products are generally not physically returned to the Company, as the Company is generally not able to resell opened products.

The Company also generates revenue from product sales through retail commerce channels. See below for additional information on each offering.

Retail—The Company sells individual toys and treats through major retailers. Revenue is recognized at a point in time, as control is transferred upon delivery of goods to the retailers. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

Retail sales are generally recognized upon delivery with adjustments to net sales for customer payment discounts, sales returns, and estimated chargebacks reserves. Similar to Toys and Treats subscriptions, the customer payment discounts, sales returns and chargebacks are considered to be contingent and represents a component of variable consideration. The estimated consideration reflects potential sales returns and chargebacks as a reduction in the transaction price. The Company has determined that the expected value method will provide the best predictor for a refund liability associated with sales returns and chargebacks. The estimate is recorded in total for sales transactions recorded in the current period and, in effect, represents a reduction in the transaction price at the time of sale. As of December 31, 2020 the refund liability related to retail revenue was $1.0 million, recorded within accrued and other current liabilities on the condensed consolidated balance sheet. While customers have the right to return products subsequent to delivery, products are generally not physically returned to the Company, as the Company is generally not able to resell opened products.

Online Marketplaces—Online marketplaces revenue consists of sales of BARK Bright health and wellness solutions and BARK Home products sold through major marketplaces. BARK Home consists of an assortment of proprietary essential products for daily life, including dog beds, bowls, collars, harnesses and leashes. Online marketplaces revenue is recognized at a point in time, as control is transferred, upon delivery of goods to the end customer. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

The Company evaluated principal versus agent considerations to determine whether it is appropriate to record seller fees paid to the marketplaces as an expense or as a reduction of revenue. Seller fees charged by third-party marketplaces are recorded as selling, general and administrative expense and are not recorded as a reduction of revenue as the Company owns and controls all the goods before they are transferred to the end customer. The Company can, at any time, direct the marketplaces and similarly with other third-party logistics providers (“Logistics Providers”), to return the Company’s inventory to any location specified by the Company. Any returns made by customers directly to Logistics Providers are the responsibility of the Company to make customers whole and the Company retains the inventory risk. Further, the Company is subject to credit risk (i.e., credit card chargebacks), establishes the prices of its products, can determine who fulfills the goods to the customer (third-party online marketplaces or the Company) and can limit quantities or stop selling the goods at any time. Based on these considerations, the Company is the principal in these arrangements.

Prior to the adoption of Topic 606, revenue was recognized when there was persuasive evidence of an agreement or arrangement, products were delivered, the Company’s price to the buyer was fixed or determinable, and collectability was reasonably assured. The Company earned revenue from the sale of Toys and Treats subscriptions, and the sale of goods through the Company’s BarkShop website. Deferred revenue represented payment for subscription boxes that the Company was contractually obligated to deliver in future periods. Subscription revenue was recognized as each monthly box was delivered to the customer. Revenue was recognized net of cash discounts given to the customer and net of estimated sales returns and chargebacks. Revenue relating to the sale of goods was recognized upon delivery of goods to the customer, as the risk of loss on these sales transfers to the customer upon delivery.

Shipping and Handling—The Company includes costs associated with the outbound shipping and handling of its products as a component of selling, general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss. Shipping and handling fees billed to the customers are recorded as revenue.

Sales Tax—As a part of the Company’s normal course of business, sales taxes are collected from customers. Sales taxes collected are remitted to the appropriate governmental tax authority on behalf of the customer. Sales tax collected from customers is not considered revenue and is included in accrued and other current liabilities until remitted. Total sales tax accrued was $23.0 million and $14.0 million, as of December 31, 2020 and March 31, 2020, respectively. As of December 31, 2020 and March 31, 2020, $14.2 million and $9.2 million of the sales tax accrued had been collected but not remitted, respectively.

On June 21, 2018, the U.S. Supreme court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, the Company recorded a liability in those periods in which it created economic nexus based on each state’s requirements. Total sales tax expense recorded related to economic nexus was $1.1 million and $4.2 million for the nine months ended December 31, 2020 and 2019, respectively.

Inventories—Represent finished goods, consist of products available for sale and are accounted for using the first-in, first-out (“FIFO”) method and valued at the lower of cost or net realizable value. The Company assesses the valuation and periodically writes down the value for estimated excess and obsolete inventory based upon estimates of future demand and market conditions.

Inventory costs consist of product and inbound shipping and handling costs. Inventory valuation requires the Company to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers or returns to product vendors. Inventory valuation losses are recorded as cost of revenues and historical losses have not been material.

Cost of Revenues—Cost of revenues includes the purchase price of inventory sold, inbound freight costs associated with inventory, shipping supply costs, and inventory shrinkage costs.

Selling, General and Administrative—Selling, general and administrative expenses include compensation and benefits costs, including stock-based compensation expense, facility costs, insurance, professional service fees, and other general overhead costs including depreciation and amortization and account management support teams, as well as commissions. Selling, general and administrative expense also includes processing fees charged by third parties that provide payment processing services for credit cards. For the nine months ended December 31, 2020 and 2019, the Company recorded payment processing fees of $6.0 million and $4.2 million, respectively, within selling, general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

Fulfillment Cost—Fulfillment costs represent those costs incurred in operating and staffing fulfillment and customer service centers, including costs attributable to receiving, inspecting, picking, packaging and preparing customer orders for shipment, outbound freight costs associated with shipping orders to customers, and responding to inquiries from customers. For the nine months ended December 31, 2020 and 2019, the Company recorded fulfillment costs of $64.6 million and $38.3 million respectively, which are included within selling, general and administrative expenses in the condensed consolidated statements of operation and comprehensive loss.

Advertising Costs—Costs associated with the Company’s advertising and sales promotions are expensed as incurred and are included in advertising and marketing expenses in the condensed consolidated statements of operations and comprehensive loss. During the nine months ended December 31, 2020 and 2019, the Company expensed $45.8 million and $31.1 million, respectively, for advertising costs, which is comprised of print and internet advertising, promotional items, and agency fees.

Stock-Based Compensation—The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock awards.

The Company estimates expected forfeitures of stock-based awards at the grant date and recognizes compensation cost only for those awards expected to vest. The Company estimates future forfeitures at the date of grant based on historical experience and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For stock-based awards issued to nonemployees, including consultants, the Company records expense related to stock options based on the fair value of the options calculated using the Black-Scholes option-pricing model over the service performance period. The fair value of options granted to nonemployees is remeasured over the vesting period and recognized as an expense over the period the services are rendered.

The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected life.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the simplified method to compute the expected term, which the Company believes is representative of future behavior. The Company’s stock plans provide for options that have a 10-year term.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Common Stock Valuations— The Company has historically granted stock options at exercise prices equal to the fair value as determined by the Board of Directors (the “Board”) on the date of grant. In the absence of a public trading market, the Board, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s common stock as of the date of each stock option grant, including:

•	relevant precedent transactions involving the Company’s capital stock;

•	the liquidation preferences, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to the common stock;

•	the Company’s actual operating and financial performance;

•	current business conditions and projections;

•	the Company’s stage of development;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	recent secondary stock sales and tender offers;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

In addition, the Board considered the independent valuations completed by a third-party valuation consultant. The valuations of the Company’s common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Net Loss Per Share—Basic net loss per share attributable to common stockholders is computed by dividing the loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding during the period determined using the treasury-stock and if-converted methods. For purposes of the diluted loss per share calculation, stock options, redeemable convertible preferred stock and warrants are considered to be potentially dilutive securities, but were excluded form the calculation of diluted loss per share because their effect would be anti-dilutive and therefore, basic and diluted loss per share were the same for all periods presented.

Related Party Transactions—Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The only material related party arrangement as of December 31, 2020 was the outstanding convertible notes issued to certain employees, founders, and existing investors on March 31, 2020. See Note 6, “Debt,” for further details.

Emerging Growth Company Status—The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the consolidated financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The standard is effective for the Company beginning January 1, 2021, with early adoption permitted. The Company plans to adopt this standard on April 1, 2022 and is continuing to evaluate the expected impact that the standard will have on its condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, which requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. This guidance in the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is currently evaluating the impact that the adoption will have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurements (Topic 820), which changes the fair value measurement disclosure requirements of ASC Topic 820. The goal of the ASU is to improve the effectiveness of ASC Topic 820’s disclosure requirements. The standard is effective for the Company beginning April 1, 2020. The adoption of this guidance is not expected to be material to the Company’s condensed consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15 Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement, which is intended to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for the Company beginning April 1, 2021. The Company does not believe the adoption of this ASU will have a material impact on its condensed consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify the accounting for income taxes. This updated removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The new standard will be effective beginning April 1, 2022. The Company does not expect the adoption of ASU 2019-12 to have a material impact on the Company’s condensed consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by removing major separation models required under current guidance. ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements and related disclosures, but does not expect its adoption to have a material impact.

3.	REVENUE FROM CONTRACTS WITH CUSTOMERS

On April 1, 2019, the Company adopted Topic 606, using the modified retrospective method. The Company’s revenue recognition remained substantially unchanged following adoption of Topic 606 and therefore did not have a material impact to the condensed consolidated financial statements.

The Company’s standard payment terms vary but do not result in a significant delay between the timing of invoice and payment. The Company occasionally negotiates other payment terms during the contracting process for its retail business. The Company has elected the practical expedient to not adjust the total consideration within a contract to reflect a financing component when the duration of the financing is one year or less.

Disaggregated Revenue

	Nine months ended December 31,
	2020	2019
Revenue
Direct to Consumer:
Toys and treats subscription	$226,999	$144,087
Other	5,670	3,562

Total Direct to Consumer	232,669	147,649
Commerce	33,727	14,015

Revenue	$266,396	$161,664

Contract Liability

The Company’s contract liability represents cash collections from its customers prior to delivery of subscription products, which is recorded as deferred revenue on the condensed consolidated balance sheets. Deferred revenue is recognized as revenue upon the delivery of the box or product.

Contractual liabilities included in deferred revenue were $30.0 million and $13.3 million as of December 31, 2020 and March 31, 2020, respectively. During the nine months ended December 31, 2020, the Company recognized $10.1 million of net revenue included in deferred revenue as of March 31, 2020.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in Topic 606. Performance obligations are satisfied as of a point in time and are supported by contracts with customers. The Company has elected to not disclose information related to remaining performance obligations due to their original expected terms being one year or less.

4.	PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

Property and equipment consisted of the following as of December 31, 2020 and March 31, 2020:

	December 31,	March 31,
	2020	2020
Computer equipment, software, and domain names	$2,976	$2,372
Warehouse machinery and equipment	2,117	—
Furniture and fixtures	986	976
Leasehold improvements	5,728	5,604
Construction in process	927	508

Total property and equipment	12,734	9,460
Less: accumulated depreciation	(3,474)	(2,316)

Property and equipment - net	$9,260	$7,144

Intangible assets consisted of the following as of December 31, 2020 and March 31, 2020:

	December 31,	March 31,
	2020	2020
Internally developed software	$2,358	$1,560
Less: accumulated depreciation	(758)	(219)

Intangible assets - net	$1,600	$1,341

Total depreciation expense for property and equipment during the nine months ended December 31, 2020 and 2019 was $1.2 million and $0.8 million, respectively. Total amortization expense for internally developed software during the nine months ended December 31, 2020 and 2019 was $0.5 million and $0.1 million, respectively. Depreciation and amortization expense are included in selling, general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.

As of December 31, 2020 and March 31, 2020, equipment that was leased under capital leases and included in property, plant and equipment, net in the unaudited condensed consolidated balance sheets was approximately $2.0 million and $0.1 million, respectively.

5.	ACCRUED AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following as of December 31, 2020 and March 31, 2020:

	December 31,	March 31,
	2020	2020
Sales tax payable	$23,002	$14,027
Accrued marketing costs	9,402	2,544
Accrued deferred financing fees	3,000	—
Accrued compensation costs	2,178	1,199
Refund liability	2,187	604
Accrued licensing fees	1,213	—
Accrued professional and legal fees	1,144	367
Other accrued expenses	4,745	2,675

Accrued and other current liabilities	$46,871	$21,416

The Company sponsors a 401(k) defined contribution plan covering all eligible U.S. employees. Subject to certain Internal Revenue Service (“IRS”) limits, eligible employees may elect to contribute from 1% to 100% of their compensation. Company contributions to the plan are at the sole discretion of the Company’s Board. Currently, the Company does not provide a 401(k) match.

6.	DEBT

At December 31, 2020 and March 31, long-term debt consisted of the following:

	Weighted- Average Interest Rate As of December 31, 2020	December 31, 2020	March 31, 2020
Magnetar notes	5.50%	$75,000	$—
Western Alliance revolving line of credit & term loan	5.75%	34,300	44,300
Pinnacle term loan	—%	—	15,250
Convertible notes	8.17%	7,167	5,366
PPP Loan	1.00%	5,157	—

		121,624	64,916

Less: short-term debt	5.75%	(34,300)	(45,184)
Less: deferred financing fees and debt discount		(6,562)	(3,386)

Total long-term debt		$80,762	$16,346

Western Alliance Bank—Line of Credit and Term Loan

In October 2017, the Company entered into a new loan and security agreement (the “Western Alliance Agreement”) and issued a warrant to purchase preferred stock (“Initial Western Alliance Warrant”) to Western Alliance Bank (“Western Alliance”), which provides for a secured revolving line of credit (the “Credit Facility”) in an aggregate principal amount of up to $35.0 million with a maturity date of October 12, 2020.

On December 7, 2018, the Company amended the Western Alliance Agreement, which included the issuance of a warrant to purchase common stock (“Subsequent Western Alliance Warrant”) to Western Alliance. The modification to the Western Alliance Agreement provided for an additional term loan of $10.0 million at issuance and an incremental seasonal loan of $5.0 million. The seasonal loan matured and was repaid on March 31, 2020. The term loan matures December 31, 2021.

On July 31, 2020, the Company amended the Western Alliance Agreement and extended the expiration of the warrants to July 31, 2030. The modification to the Western Alliance Agreement amended the maturity date of the Credit Facility to August 12, 2021.

On November 27, 2020, the Company repaid the outstanding $10.0 million principal of the term loan with Western Alliance Bank, as well as $0.2 million of early repayment fees, using proceeds from the issuance of the 2025 Convertible Notes (the “2025 Convertible Notes”). See further discussion of the 2025 Convertible Notes issuance below.

In conjunction with the 2025 Convertible Notes issuance, the Company amended the Western Alliance Agreement to extend the Credit Facility repayment date from August 12, 2021 to December 31, 2021.

The interest rate for borrowings under the Credit Facility, as amended, is equal to (i) the greater of the prime rate that is published in the Money Rates section of The Wall Street Journal from time to time (the “Prime Rate”) and 5.25%, plus (ii) half of one percent (0.50%), per annum.

The Credit Facility has a borrowing base subject to an amount equal to eighty percent (80.00%) of the Company’s trailing three months of subscription revenue. Western Alliance has first perfected security in substantially all of the Company’s assets, including its rights to its intellectual property.

As of December 31, 2020 and March 31, 2020, the Company had $34.3 and $44.3 million of outstanding borrowings under the Credit Facility, respectively, recorded as debt on the accompanying condensed consolidated balance sheets, with $34.3 million and $39.3 million representing short-term debt as of December 31, 2020 and March 31, 2020, respectively.

Under the terms of this Credit Facility, the Company is required to comply with certain financial and nonfinancial covenants, including covenants to maintain certain liquidity amounts, as defined in the Western Alliance Agreement, as amended. As of December 31, 2020 and March 31, 2020, the Company was compliant with its financial covenants.

See discussion of the Initial and Subsequent Western Alliance Warrant in Note 7, “Common Stock and Common and Preferred Share Warrants.”

Pinnacle—Term Loan

On December 3, 2018, the Company entered into a term loan agreement (the “Pinnacle Agreement”), which also included a warrant to purchase common stock (“Pinnacle Warrants”). See discussion of the Pinnacle Warrants in Note 7, “Common Stock and Common and Preferred Share Warrants.” Upon execution of the Pinnacle Agreement, the Company received the first tranche of the term loan, in the aggregate amount of

$7.6 million (the “Pinnacle Term Loan”). Additionally, the Pinnacle Agreement provided for two subsequent term loan tranches of $3.8 million each. On May 22, 2019 and June 22, 2019, the Company requested the subsequent term loan tranches of $3.8 million each.

On November 27, 2020, the Company repaid the outstanding $15.3 million principal of the term loan with Pinnacle, as well as $2.0 million of early repayment fees, and $0.1 million of accrued interest, using proceeds from the issuance of the 2025 Convertible Notes. See further discussion of the 2025 Convertible Notes issuance below.

As of December 31, 2020 the Company had no outstanding borrowings under this agreement. As of March 31, 2020, the Company had $15.3 million of outstanding borrowings under this agreement, recorded as debt on the accompanying condensed consolidated balance sheets, with $5.9 million representing short-term debt as of March 31, 2020.

Borrowings under the Pinnacle Term Loan bear interest at the greater of:

1.	the Prime Rate determined on each date 15 days before the applicable payment date plus 525 basis points, and

2.	10.5% per annum, based upon a year of 360 days and actual days elapsed, such rate to change each time the Prime Rate changes.

The Pinnacle Agreement includes a mandatory prepayment feature (the “Call Option”), which would occur upon a change of control, initial public offering, or the redemption or repurchase of any equity securities of the Company (other than as permitted under the Pinnacle Agreement). The Company assessed the terms of the Call Option, and determined it meets all of the criteria required to be separated as an embedded derivative from its host. The Company utilized the Monte Carlo simulation model to determine the fair value of the Call Option which is recorded as a derivative liability. The Company revalues the Call Option at each reporting period and recognizes changes in fair value through other expense included in other income, net on the condensed consolidated statements of operations and comprehensive loss.

The Pinnacle Agreement includes an event of default feature (the “Contingent Put Option”), which includes, among other events, the non-payment of principal or interest, or failure to comply with defined debt covenants. The Company assessed the terms of the Contingent Put Option, and determined it meets all of the criteria required to be separated as an embedded derivative from its host. The Company utilized the Monte Carlo simulation model to determine the fair value of the Contingent Put Option and it is recorded as a derivative liability. The Company revalues the Contingent Put Option at each reporting period and recognize changes in fair value through other expense included in other income, net on the condensed consolidated statements of operations and comprehensive loss.

There was no derivative liability as of December 31, 2020. The total derivative liability was less than $0.1 million as of March 31, 2020.

Under the terms of the Pinnacle Agreement, the Company is required to comply with certain financial and nonfinancial covenants, as defined in the agreement. As of December 31, 2020 and March 31, 2020, the Company was compliant with financial covenants.

Convertible Promissory Notes

On December 19, 2019, the Company entered into a note purchase agreement and issued individual convertible promissory notes thereunder (the “2019 Notes”), with an option for subsequent closings through May 1, 2020 for up to $10.0 million in aggregate principal. The Company received gross proceeds of $3.9 million in two December 2019 closings. The 2019 Notes bear interest at a rate of 7% per year, capitalized quarterly, and payable in kind (“PIK Interest”). The Notes have a maturity date of December 19, 2024, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

On March 31, 2020, the Company entered into a note purchase agreement and issued individual convertible promissory notes thereunder (the “2020 Notes”), with an option for subsequent closings through May 1, 2020 for up to $10.0 million in aggregate principal. The Company received gross proceeds of $1.5 million from the initial closing of the note purchase agreement on March 31, 2020 with employees, founders, and existing investors, representing a related party transaction. The agreement consisted of both Pro Rata Notes and a Super Pro Rata Note. Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the amount of the lender’s consideration, up to the lender’s pro rata amount as set forth in the note purchase agreement. Super Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the lender’s amount of consideration paid in excess of their pro rata amount. The Super Pro Rata Notes bears interest at a rate of 10% per year, capitalized quarterly, and payable in kind (“PIK Interest”), while the Pro Rata Notes bear interest at a rate of 8% per year, capitalized quarterly, and PIK Interest. The 2020 Notes have a maturity date of March 30, 2023, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

On May 1, 2020, the Company received gross proceeds of $1.0 million from the second closing of the March 31, 2020 note purchase agreement with existing investors, representing a related party transaction.

On June 18, 2020, the Company amended the Pinnacle Agreement, which extended the initial principal repayment period. In consideration of the modification, the Company issued to Pinnacle convertible promissory notes under the March 31, 2020 note purchase of $0.8 million from the third closing of the March 31, 2020 note purchase agreement.

On December 16, 2020, in connection with the execution of the Merger Agreement, the Company amended the note purchase agreements associated with the 2019 and 2020 convertible notes issued to amend the conversion terms of the notes.

The 2019 and 2020 Notes are convertible into shares of common stock as follows:

(A)

Upon the consummation of a Qualified Equity Financing, as defined in the notes purchase agreements, in which the Company receives gross proceeds not less than $30.0 million, will automatically convert into equity securities of the same type sold in the Qualified Equity Financing equal to the outstanding principal and unpaid accrued interest divided by the applicable discounted conversion price. The discounted conversion price is 80%, 70%, and 60% for the 2019 Notes, 2020 Pro Rata Note and 2020 Super Pro Rata Notes, respectively. If the Qualified Equity Financing is not a special purpose acquisition company (“SPAC”) transaction or an initial public offering (“IPO”), the issuance of shares pursuant to the conversion of each note shall otherwise be upon and subject to the same terms and conditions applicable to the equity securities sold in the Qualified Equity Financing. If the Qualified Equity Financing is a SPAC transaction or an IPO, the issuance of shares shall be deemed to occur immediately prior to the consummation of the SPAC transaction or IPO, as applicable.

(B)

Upon the consummation of a Non-Qualified Equity Financing, as defined in the notes purchase agreements, in which the Company receives gross proceeds of less than $30.0 million, will automatically convert into equity securities of the same type sold in the Non-Qualified Equity Financing equal to the outstanding principal and unpaid accrued interest divided by the applicable discounted conversion price.

The 2019 and 2020 Notes included the following features that were assessed and determined to meet all of the criteria required to be separated as an embedded derivative from its host:

•	In-substance put options upon Qualified or Non-Qualified Equity Financing

•	Redemption (put option) upon deemed liquidation event

The Company utilized an income approach and PWERM to determine the fair value of the features and recorded as derivative liabilities, included in other long-term liabilities on the balance sheet. The Company revalues the derivatives at each reporting period and recognize changes in fair value through other expense included in other income, net on the condensed consolidated statement of operations and comprehensive loss. At December 31, 2020, the total derivative liabilities were $1.9 million, $1.1 million, $0.7 million and $0.6 million for the notes issued in December 2019, March 2020, May 2020 and June 2020, respectively.

As of December 31, 2020 and March 31, 2020, the Company had $7.2 million and $5.4 million of outstanding borrowings under 2019 and 2020 note purchase agreements.

Paycheck Protection Program

On April 24, 2020, the Company received funds of $5.2 million under the Paycheck Protection Program (“PPP”), a part of the CARES Act. The loan is serviced by Western Alliance Bank, and the application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan necessary to support ongoing operations. The Company plans to use the funds for payroll and related costs. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on Company’s ability to adhere to the forgiveness criteria. The loan bears interest at a rate of 1.00% per annum and matures on April 24, 2022. Under the terms of the PPP, certain amounts may be forgiven if they are used in accordance with the CARES Act.

2025 Convertible Notes

On November 27, 2020, the Company issued $75.0 million aggregate principal amount of 2025 Convertible Secured Notes (the “2025 Convertible Notes”) to Magnetar Capital, LLC (“Magnetar”). The Company received net proceeds of approximately $74.7 million from the sale of the 2025 Convertible Notes, after deducting fees and expenses of approximately $0.3 million. The Company recorded the expenses as a discount to the note and will amortize over the term of the note. The 2025 Convertible Notes will mature on December 1, 2025, unless earlier converted, redeemed or repurchased. For a period of one year from the issuance date of the 2025 Convertible Notes, Magnetar may request the Company issue additional notes up to $25.0 million aggregate principal amount.

The Company used approximately $27.6 million of the net proceeds from the sale of the 2025 Convertible Notes to repay the outstanding term loans with Western Alliance Bank and Pinnacle.

The 2025 Convertible Notes are governed by an indenture (the “Indenture”), dated as of November 27, 2020, between the Company and Magnetar. The 2025 Convertible Notes bear interest at the annual rate of 5.50%, payable entirely in payment-in-kind monthly on the first of the month commencing December 1, 2021, compounded annually. The interest rate will increase to 8.00% on November 27, 2021 if certain milestones defined in the indenture have not been met.

The 2025 Convertible Notes are convertible into shares of common stock as follows:

(A)	At any time prior to a Qualified Public Company Event, as defined in the Indenture as a SPAC Transaction, IPO or direct listing, at a rate equal to approximately $89.94 per share,

(B)

Upon the consummation of a Qualified Equity Financing, as defined in the Indenture, in which the Company receives gross proceeds not less than $20.0 million at a rate equal to the lesser of i) a valuation cap per share determined based on the quotient of $1.5 billion and the number of shares of common stock outstanding immediately before the transaction (“Valuation Cap Per Share”) and ii) the adjusted equity value of the Company per share as determined in the Qualified Equity Financing,

(C)

Upon the consummation of a change of control in which the holders of common equity of the Company own less than 50% of the voting power following the change of control at a rate equal to the lesser of i) the transaction price per share in the change of control transaction and ii) the Valuation Cap Per Share,

(D)

If the Qualified Public Company Event is a SPAC transaction at a rate equal to the lesser of i) $10.00 per SPAC share, ii) the lowest cash price per share of common equity at which the SPAC sells shares of common equity in the SPAC transaction and iii) a valuation cap per share determined based on the quotient of $1.5 billion and the number of SPAC equivalent company shares,

(E)

If the Qualified Public Company Event is a direct listing of Company capital stock on a permitted exchange at a rate equal to the lesser of i) the average daily volume weighted average price of the common stock on the five consecutive trading days after the date of settlement of the opening trade on the applicable permitted exchange following the direct listing and ii) the Valuation Cap Per Share and

(F)

If the Qualified Public Company Event is neither a SPAC transaction nor a direct listing at a rate equal to the lesser of i) the price per share of common stock offered to the public in the underwritten initial public offering and ii) the Valuation Cap Per Share.

If Magnetar has not converted the 2025 Convertible Notes into common stock by the maturity date, the Company must repay the outstanding principal amount plus accrued interest.

The 2025 Convertible Notes contain call and put options to be settled in cash contingent upon the occurrence of a change of control and a default interest rate increase of 3.0% applicable upon the occurrence of an event of default, that when evaluated under the guidance of ASC 815, Derivatives and Hedging, are embedded derivatives requiring bifurcation at fair value. The fair value calculation includes Level 3 inputs including the estimated fair value of the Company’s common stock and assumptions regarding the probability that the contingent call or put will be exercised or an event of default will occur. Management determined that the probability that the contingent events will occur was near zero at inception and has remained near zero as of December 31, 2020. Therefore, the Company did not record a derivative liability related to these features at December 31, 2020. The Company will assess the probability of occurrence quarterly during the term of the 2025 Convertible Notes.

7.	COMMON STOCK AND COMMON AND PREFERRED SHARE WARRANTS

As of December 31, 2020 and March 31, 2020, the Company had 13,288,548 and 11,803,289 shares of common stock authorized and available to issue for purposes of satisfying conversion of preferred stock, the exercise and future grant of common stock options, and for purposes of any future business acquisitions and transactions.

The voting, dividend, and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock. The holders of common stock, voting as a separate class, are entitled to elect two members of the Board, the holders of Series A preferred stock and Series B preferred stock, and together Series C preferred stock and Series C-1 preferred stock, are each entitled to elect one member of the Board and the remaining director is elected by the majority of the aforementioned members of the Board.

Warrants—In October 2017, the Company issued the Initial Western Alliance Warrant to purchase 9,568 Series C-1 preferred shares at an initial strike price of $18.291332 per share. Pursuant to the original terms of the Initial Western Alliance Warrant, the Initial Western Alliance Warrant may be exercised in whole or in part prior to the expiration date of October 12, 2027. The Company utilized the Black-Scholes option- pricing model to determine the fair value of the Initial Western Alliance Warrant. These warrants were determined to be liability classified and were recorded at fair value at initial measurement and included in the debt discount to the Western Alliance loan. The Company revalues the Initial Western Alliance Warrant at each reporting period and recognize changes in fair value through other expense included in other income, net on the condensed consolidated statements of operations and comprehensive loss.

In December 2018, the Company issued the Pinnacle Warrant to purchase 179,366 shares of common stock in the aggregate at an initial strike price of the lesser of $8.85 per share and the value of a share of the Company’s common stock as determined by the next Section 409A valuation that is prior to the exercise of any portion of the warrant. The Pinnacle Warrant may be exercised in whole or in part prior to the expiration date of December 3,

2028. The Company utilized the Black-Scholes option-pricing model to determine the fair value of the Pinnacle Warrant. These warrants were determined to be equity classified and were recorded at fair value at issuance.

In December 2018, the Company issued the Subsequent Western Alliance Warrant to purchase 26,015 shares of common stock at an initial strike price of $9.61 per share. The Subsequent Western Alliance Warrant may be exercised in whole or in part prior to the expiration date of December 7, 2028. These warrants were determined to be equity classified and were recorded at fair value at issuance. The Company utilized the Black-Scholes option- pricing model to determine the fair value of the Subsequent Western Alliance Warrant.

On July 31, 2020, the Company amended the Western Alliance Agreement, which extended the expiration of the Initial and Subsequent Western Alliance Warrants to July 31, 2030. The Initial and Subsequent Western Alliance Warrants were classified as liabilities and initially recorded at fair value subject to remeasurement at each reporting period, with changes in fair value reflected in earnings. As a result of the modification a new fair value was determined, which was greater than the initial fair value at inception. The incremental change in value due to the modification was de minimus and was recognized as a change in fair value through other expense included in other income, net on the condensed consolidated statements of operations and comprehensive loss.

The Subsequent Western Alliance Warrants were determined to be equity classified and were recorded at fair value at issuance. As a result of the modification a new fair value was determined, which was greater than the initial fair value at inception. The incremental change in the fair value of the warrant of $0.1 million is recognized as a modification fee capitalized to debt discount and recorded to additional paid-in-capital. The incremental change in fair value will be amortized to interest expense over the remaining life of the Western Alliance Term Loan.

At both December 31, 2020 and March 31, 2020 the total warrant liability was $0.1 million, recorded within accrued and other current liabilities on the condensed consolidated balance sheets.

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following tables summarize issued and outstanding redeemable convertible preferred stock, recorded in mezzanine equity on the condensed consolidated balance sheets:

	As of December 31, 2020 and March 31, 2020
Redeemable Convertible Preferred Stock	Shares	Carrying Value
Series Seed	2,057,188	$1,897
Series A	2,110,400	4,948
Series B	990,068	10,285
Series C	2,142,188	34,585
Series C-1	452,671	8,272

The preferred stock has liquidation preferences over the common stock, is convertible to common stock, has certain dividend and voting rights, and is redeemable for cash upon resolution of certain contingent events (“Deemed Liquidation Event”).

Significant terms of the Series Seed, Series A, Series B, Series C and Series C-1 preferred stock are as follows:

Liquidation Preference—Upon liquidation, dissolution, winding up, or certain mergers and asset sales, Series Seed, A, B, C and C-1 preferred stock is entitled to receive the greater of (a) $0.9352 per share for Series Seed; $2.36922 per share for Series A; $10.43117 per share for Series B; $17.4203167 per share for Series C; and $18.291332 per share for Series C-1 plus, in each case, any declared but unpaid dividends and (b) the amount payable had such shares been converted to common stock prior to the liquidation event. As of December 31, 2020 and March 31, 2020, the aggregate liquidation preference for Series Seed was $1.9 million; for Series A was $5.0 million, for Series B was $10.3 million, for Series C was $37.3 million, and for Series C-1 was $8.3 million in each case based on outstanding shares as of such date.

Dividends—Series A, B, C and C-1 preferred stock are entitled to a noncumulative dividend, when, as and if declared by the Company at a rate equal to 8% of each series original issue price, subject to adjustment. Any dividend amount would be calculated to each Series A, B, C and C-1 preferred stockholder in accordance with the Articles of Incorporation of the Company.

Conversion—Each share of Series Seed, A, B, C and C-1 preferred stock converts to common stock at the election of the holder, with the number of shares of common stock issuable determined by dividing the number of shares of preferred stock by $0.9352 for Series Seed; $2.36922 for Series A; $10.43117 for Series B; $17.4203167 for Series C; and $18.29133 for Series C-1; adjusted in each case for certain dilutive events. Each of the Series Seed, A, and B preferred stock is automatically convertible to common stock upon the election of majority of holders on a series-by-series basis of outstanding shares of Series Seed, A and B preferred stock. The Series C and C-1 preferred stock are automatically convertible to common stock upon the election of majority of holders of outstanding shares of Series C and C-1 preferred stock, voting together and on an as converted basis. In addition, all shares of preferred stock are automatically convertible upon the consummation of a public offering of the Company’s stock at a price per share of at least $52.1559 and resulting in at least $20.0 million in net proceeds for the Company.

Voting Rights—Preferred stock and common stock vote together as one class on an as converted basis.

Redemption—Each of the Series A, B and C and C-1 preferred stock (with the Series C and C-1 preferred stock being redeemed collectively) shall be redeemed by the Company at a price equal to the greater of: (i) the applicable original issue price per share, plus all declared but unpaid dividends thereon, or (ii) the then-current fair market value of such series of preferred stock, as determined in good faith by the Board, at any time after March 22, 2023 upon receipt by the Company from the holders of a majority of the then outstanding shares of each of the Series A, B, and C and C-1 preferred stock (with the Series C and C-1 preferred stock voting collectively), as applicable, of written notice requesting redemption of all shares of such series of preferred stock; provided, however, that the holders of Series A Shares may not make any redemption request without first obtaining the written consent of the holders of a majority of the then outstanding Series B, Series C and Series C-1 Preferred Shares. As the redemption is at the option of the holder, such preferred stock is presented within temporary equity in the mezzanine section of the condensed consolidated balance sheets.

9.	STOCK-BASED COMPENSATION PLANS

Stock Option Plans

The Barkbox, Inc. 2011 Stock Incentive Plan (as amended from time to time, the “Plan”) provides for the award of stock options and other equity interests in the Company to directors, officers, employees, advisors or consultants of the Company.

On August 10, 2020, the Board approved an increase in the number of shares of the Common Stock authorized for issuance under the Plan, increasing the pool by 717,000 shares from 3,560,651 shares to 4,277,651 shares. On December 16, 2020, the Board approved an increase in the number of shares of Common Stock authorized for issuance under the Plan, increasing the pool by 510,719 shares from 4,277,651 shares to 4,788,370 shares. As of December 31, 2020, there were 530,469 shares available for issuance under the Plan.

The Plan is administered by the Board. The exercise prices, vesting and other restrictions are determined by the Board, except that the exercise price per share of a stock option may not be less than 100% of the fair value of the common share on the date of grant. Stock options awarded under the Plan typically expire 10 years after the grant and generally have vesting conditions of 25% on the first anniversary of the date of grant and 75% on a monthly basis at a rate of 1/36th unless otherwise decided by the Board. The Plan provides that the Board shall determine the vesting conditions of awards granted under the Plan, and the Board has from time to time approved vesting schedules for certain awards that deviate from the vesting conditions contained in the previous sentence.

Stock Option Activity

The following is a summary of stock option activity for the nine months ended December 31, 2020:

	Number Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of March 31, 2020	2,422,421	$6.78	6.69	$12,902
Granted	891,665	16.01
Exercised	(90,156)	7.86
Cancelled or forfeited	(37,849)	11.36

Outstanding as of December 31, 2020	3,186,081	$9.28	6.90	$247,297

Vested and expected to vest as of December 31, 2020	2,640,348	$8.22	6.42	$207,731

Exercisable as of December 31, 2020	1,781,799	$5.61	5.16	$144,847

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common shares for those stock options that had exercise prices lower than the fair value of the Company’s common shares.

The weighted-average grant-date fair value of options granted during the nine months ended December 31, 2020 and 2019, was $22.21 and $4.90, respectively. The total intrinsic value of options exercised during the nine months ended December 31, 2020 and 2019, was $7.1 million and $0.3 million, respectively.

The Company estimates the fair values of stock options using the Black-Scholes option-pricing model on the date of grant. During the nine months ended December 31, 2020 and 2019, the assumptions used in the Black-Scholes option pricing model were as follows:

	December 31,
	2020	2019
Expected term (years)	5.25	5.04
Expected volatility	78.77%	45.61%
Risk-free interest rate	0.01%	1.61%
Expected dividend yield	—%	—%

Restricted Stock Grants

The Company granted 25,000 shares and 22,500 shares of restricted stock during the nine months ended December 31, 2020 and 2019, respectively. The shares of restricted stock had immediate vesting upon grant. Grants of restricted stock are valued at the fair value of the Company’s common stock as of the date of grant. The Company’s Board utilizes independent valuations and other available information when estimating the value of the stock underlying the granted shares of restricted stock. The weighted-average estimated fair value per share of the restricted stock granted during the nine months ended December 31, 2020 and 2019 was $40.35 and $11.95, respectively. The total stock-based compensation expense associated with the grants of restricted stock was $1.0 million and $0.3 million for the nine months ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

The following table summarizes the total stock-based compensation expense by function for the nine months ended December 31, 2020 and 2019, which includes expense related to options, restricted stock units, and secondary sales:

	December 31,
	2020	2019
Selling, general and administrative	$3,992	$1,372
Advertising and marketing	134	47

Total stock-based compensation expense	$4,126	$1,419

Stock-based compensation expense for the nine months ended December 31, 2020 and 2019 was $4.1 million and $1.4 million, respectively. Stock-based compensation expense is allocated based on the cost center to which the option holder belongs.

As of December 31, 2020 and 2019, there was $11.6 million and $2.4 million of unrecognized stock-based compensation expense related to unvested stock options, respectively. The unrecognized stock-based compensation expense is expected to be recognized over a weighted-average remaining vesting period of 3.42 and 2.97 years at December 31, 2020 and 2019, respectively.

10.	COMMITMENT AND CONTINGENCIES

Operating Leases

The Company has operating leases for its offices expiring on September 15, 2029. Rental expense for operating leases was $2.5 million and $1.8 million for the nine months ended December 31, 2020 and 2019. The following is a schedule by years of future minimum lease payments required under the operating leases that have initial or noncancelable lease terms in excess of one year as of December 31, 2020:

Fiscal year ending March 31:
2021 (Remaining period)	$890
2022	3,439
2023	3,639
2024	3,323
2025	2,827
2026	2,901
Thereafter	6,120

Total minimum lease payments	$23,139

Litigation

The Company is party to various actions and claims arising in the normal course of business. The Company does not believe that the final outcome of these matters will have a material effect on the Company’s unaudited condensed consolidated financial position, results of operations or cash flows. However, no assurance can be given that the final outcome of such proceedings will not materially impact the Company’s unaudited condensed consolidated financial condition or results of operations.

In December 2019, the Company’s operations were disrupted due to an unplanned shutdown of one of its third-party warehouses. The Company filed a claim with the third-party warehouse provider to recover incremental costs incurred due to this disruption in operations. According to ASC 450, Contingencies, a recovery related to a contingent loss (e.g., insurance recovery) is a contingent gain. Recovery of a recorded contingent loss shall be recognized only when realization of the recovery is deemed probable and reasonably estimable. On

November 5, 2020, the Company entered into a settlement agreement with the third-party warehouse and received payment of $0.8 million in consideration of this claim. The Company recorded this settlement payment to other income, net on the condensed consolidated statements of operations and comprehensive loss.

11.	INCOME TAXES

The Company did not record a federal or state income tax provision or benefit for the nine months ended December 31, 2020 due to the expected loss before income taxes to be incurred for the year ended March 31, 2021, as well as the Company’s continued maintenance of a full valuation allowance against its net deferred tax assets.

12.	OTHER INCOME — NET

Other income—net consisted of the following:

	Nine months ended December 31,
	2020	2019
Other income - net:
Other income	$277	$360
Change in fair value of preferred share warrants	(17)	—
Change in fair value of derivative liability	(319)	135
Settlement claim	$795	$—

	$736	$495

13.	NET LOSS PER SHARE

Basic and diluted loss per share attributable to common stockholders were calculated as follows:

	Nine months ended December 31,

	2020	2019
Numerator:
Net loss	$(24,334)	$(27,243)

Net loss attributable to common stockholders - basic and diluted	$(24,334)	$(27,243)

Denominator:
Weighted-average number of common stock outstanding - basic and diluted	5,246,530	5,148,584

Net loss per share attributable to common stockholders - basic and diluted	$(4.64)	$(5.29)

The Company’s potential dilutive securities, which include stock options, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common stock, presented based on amounts outstanding at December 31, 2020 and 2019 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.

	As of December 31,
	2020	2019
Stock options to purchase common stock	3,186,081	2,411,437
Redeemable convertible preferred stock (as converted to common stock)	3,333,119	3,333,119
Warrants to purchase common stock	233,881	233,881
Warrants to purchase Series C-1 convertible preferred stock (as converted to common stock)	523	523

The Company also had convertible notes outstanding for the nine months ended December 31, 2020 and 2019 which could obligate the Company and/or its stockholders to issue shares of common stock upon the occurrence of various future events at prices and in amounts that are not determinable until the occurrence of those future events. Because the necessary conditions for the conversion of these instruments had not been satisfied during the nine months ended December 31, 2020 and 2019, the Company has excluded these instruments from the table above and the calculation of diluted net loss per share for those periods. See Note 6, “Debt,” for additional details.

14.	SEGMENTS

The Company applies ASC 280, Segment Reporting, in determining reportable segments for its financial statement disclosure. The Company has two reportable segments: Direct to Consumer and Commerce. The Direct to Consumer segment derives revenue from the sale of BarkBox, Super Chewer, BARK Bright and BARK Eats subscriptions, as well as sales of toys and treats through the Company’s website, BarkShop. The Commerce segment derives revenue from the sale of toys, treats and BARK Home products through major retailers and online marketplaces. The Company has aggregated its product lines sold through the Company’s website into the Direct to Consumer segment. The Company has aggregated its BARK Home and Bark Retail operations into the Commerce segment. Reporting in this format provides management with the financial information necessary to evaluate the success of the segments and the overall business. There are no internal revenue transactions between the Company’s segments.

The CODM reviews revenue and gross profit for both of the reportable segments. Gross profit is defined as revenue less cost of revenue incurred by the segment. The Company does not allocate assets at the reportable segment level as these are managed on an entity wide group basis and, accordingly, the Company does not report asset information by segments.

Key financial performance measures of the segments including Revenue, Cost of revenue, and Gross profit are as follows:

	Nine months ended December 31,
	2020	2019
Direct to Consumer:
Revenue	$232,669	$147,649
Costs of revenue	90,034	58,149

Gross profit	$142,635	$89,500

Commerce:
Revenue	$33,727	$14,015
Costs of revenue	18,387	6,909

Gross profit	$15,340	$7,106

Consolidated:
Revenue	$266,396	$161,664
Costs of revenue	108,421	65,058

Gross profit	$157,975	$96,606

15.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 8, 2021, which is the date the financial statements were available to be issued, for events requiring recording or disclosure in the condensed consolidated financial statements.

On January 22, 2021, the Company amended the Western Alliance Agreement to extend the Credit Facility maturity date to May 31, 2022.

On February 8, 2021, the Company granted to its employees equity awards to purchase an aggregate of 307,900 shares of common stock with an exercise price of $86.90, vesting over a four-year period.

******

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

NORTHERN STAR ACQUISITION CORP.,

NSAC MERGER SUB CORP.

and

BARKBOX, INC.

DATED AS OF DECEMBER 16, 2020

A-i

3.4	Authority Relative to this Agreement	A-24
3.5	No Conflict; Required Filings and Consents	A-24
3.6	Compliance	A-25
3.7	Parent SEC Reports and Financial Statements	A-25
3.8	No Undisclosed Liabilities	A-26
3.9	Absence of Certain Changes or Events	A-26
3.10	Litigation	A-26
3.11	Employee Benefit Plans	A-26
3.12	Labor Matters	A-26
3.13	Business Activities	A-27
3.14	Title to Property	A-27
3.15	Intellectual Property	A-27
3.16	Taxes	A-27
3.17	Environmental Matters	A-27
3.18	Brokers	A-28
3.19	Agreements, Contracts and Commitments	A-28
3.20	Insurance	A-28
3.21	Interested Party Transactions	A-28
3.22	Parent Listing	A-29
3.23	Board Approval	A-29
3.24	Trust Fund	A-29
3.25	PIPE Documents	A-30
3.26	No Additional Representations and Warranties; Independent Investigation	A-30
3.27	Independent Investigation; No Reliance	A-30

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		A-31
4.1	Conduct of Business by the Company, Parent and Merger Sub	A-31
4.2	Confidentiality; Access to Information	A-33
4.3	No Solicitation	A-34
4.4	Certain Financial Information	A-35
4.5	Access to Financial Information	A-35
4.6	Commercially Reasonable Efforts	A-36

ARTICLE V ADDITIONAL AGREEMENTS		A-36
5.1	Proxy Statement; Special Meeting	A-36
5.2	Directors and Officers of Parent and the Company After Merger	A-38
5.3	HSR Act	A-38
5.4	Public Announcements	A-39
5.5	Required Information	A-39
5.6	No Securities Transactions	A-40
5.7	No Claim Against Trust Fund	A-40
5.8	Disclosure of Certain Matters	A-40
5.9	Securities Listing	A-41
5.10	Charter Protections; Directors’ and Officers’ Liability Insurance	A-41
5.11	Insider Loans	A-41
5.12	Parent Borrowings	A-41
5.13	Trust Fund Disbursement	A-41
5.14	Board of Directors	A-42
5.15	Lock-Up Agreement	A-42
5.16	Registration Rights Agreement	A-42
5.17	Intended Tax Treatment	A-42
5.18	Incentive Equity Plan / Cash Retention Pool	A-42
5.19	PIPE Investment	A-42

A-ii

5.20	Company Stockholder Approval	A-43
5.21	2020 Audited Financials	A-43

ARTICLE VI CONDITIONS TO THE TRANSACTION		A-44
6.1	Conditions to Obligations of Each Party to Effect the Merger	A-44
6.2	Additional Conditions to Obligations of the Company	A-44
6.3	Additional Conditions to the Obligations of Parent and Merger Sub	A-45

ARTICLE VII TERMINATION		A-46
7.1	Termination	A-46
7.2	Notice of Termination; Effect of Termination	A-47
7.3	Fees and Expenses	A-47

ARTICLE VIII GENERAL PROVISIONS		A-48
8.1	Notices	A-48
8.2	Interpretation	A-48
8.3	Counterparts; Electronic Delivery	A-53
8.4	Entire Agreement; Third Party Beneficiaries	A-53
8.5	Severability	A-53
8.6	Other Remedies; Specific Performance	A-53
8.7	Governing Law	A-54
8.8	Consent to Jurisdiction; WAIVER OF TRIAL BY JURY	A-54
8.9	Rules of Construction	A-54
8.10	Assignment	A-54
8.11	Amendment	A-54
8.12	Extension; Waiver	A-54
8.13	Currency	A-54
8.14	Schedules	A-54
8.15	Nonsurvival of Representations, Warranties and Covenants	A-55
8.16	Non-Recourse	A-55

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 16, 2020 (the “Agreement Date”), by and among Northern Star Acquisition Corp., a Delaware corporation (“Parent”), NSAC Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Barkbox, Inc., a Delaware corporation (“Company”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Each of Parent, Merger Sub and the Company shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 8.2.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (with the Company being the surviving entity of the Merger (“Surviving Corporation”)) in exchange for the Company’s stockholders receiving shares of Class A common stock, par value $0.0001 per share, of the Parent (“Parent Common Stock”) as provided by this Agreement (the “Merger”).

B. The boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders.

C. The parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a wholly owned subsidiary of Parent.

1.2 Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date (defined below), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 7.1, the consummation of the Merger (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction thereof at the Closing), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Governing Documents. At the Effective Time,

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub except that the name of the Surviving Corporation shall be that of the Company; and

(b) the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub except that the name of the Surviving Corporation shall be that of the Company.

1.5 Effect on Securities.

(a) [Reserved].

(b) Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Parent, Merger Sub or the Company or the holders of any of the following securities:

(i) other than shares cancelled pursuant to Section 1.5(e) and Dissenting Shares, each share of Company Common Stock and Company Preferred Stock (collectively, “Company Stock”) issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, any conversion or exchange of Company Convertible Notes pursuant to Section 1.10(c)) will be automatically converted into the right to receive that number of shares of Parent Common Stock (“Merger Shares”) equal to the Exchange Ratio (the “Per Share Merger Consideration”) consistent with Schedule 1.5(b) hereto, which sets forth a calculation of the Exchange Ratio as of the Agreement Date, together with the assumptions related to such calculation; and

(ii) each share of Merger Sub’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Adjustments to Merger Consideration. The Per Share Merger Consideration issuable pursuant to this Section 1.5 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring on or after the Agreement Date but at or prior to the Effective Time.

(d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock any time shares of Parent Common Stock are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder in connection with such distribution) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(e) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

1.6 Merger Consideration Exchange Procedures.

(a) Exchange Procedures. At the Closing, the holders of Company Stock (the “Company Stockholders”) shall deliver the certificates or notes evidencing their right to shares of Company Stock (including Company Convertible Notes that have been converted into Company Common Stock pursuant to Section 1.10(c)) (the “Company Certificates”) to Parent for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to Parent an affidavit (and indemnity if required) in the manner provided in Section 1.7 below), together with a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to an exchange agent, who shall be mutually determined by the Company and Parent (and who may be either the Company or Parent), and which letter of transmittal will be in customary form) (“Letter of Transmittal”), and receive in exchange therefor the Per Share Merger Consideration in book-entry form (unless certificates representing Merger Shares are otherwise requested by Company Stockholders) and the certificates representing the Company Stock shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration as prescribed by this Agreement.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Agreement Date with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Per Share Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, Parent shall promptly deliver to the record holders thereof, without interest, the Per Share Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Shares.

(c) Transfers of Ownership. If Merger Shares are to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of Merger Shares representing the Per Share Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d) Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.6(d), such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.7 Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Per Share Merger Consideration into which the shares of Company Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 1.6(b); provided, however, that, as a condition precedent to the delivery of such Per Share Merger Consideration, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed and deliver any Letter of Transmittal reasonably required by Parent.

1.8 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will use their reasonable best efforts to take all such lawful and necessary action.

1.10 Outstanding Company Derivative Securities.

(a) Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time (a “Company Option”) shall be assumed by Parent and converted into an option to purchase a number of shares of Parent Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code and the U.S. Department of Treasury regulations thereunder, as applicable. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, subject to the adjustments required by this Section 1.10(a) after giving effect to the Merger. At the Effective Time, each Company restricted stock award (a “Company Restricted Stock Award”), whether vested or unvested, shall be assumed by Parent and shall be converted into a restricted stock award with respect to a number of shares of Parent Common Stock (such restricted stock award, an “Exchanged RSA”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time and (y) the Exchange Ratio, with the same terms and conditions as were applicable under such Company Restricted Stock Award immediately prior to the Effective Time. Parent shall assume the Company Stock Plan (the “Assumed Plan”) such that the Exchanged Options and Exchanged RSAs will be issued under the Assumed Plan, and stock options and other equity-based awards may be issued with respect to the shares available for grant thereunder as of immediately prior to the Effective Time (subject to appropriate adjustment pursuant to the Company Stock Plan and all equity-based awards granted thereunder) in respect of Parent Common Stock under such Company Stock Plan, and Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and the issuance of stock options and other equity-based awards from the shares available for grant as of immediately prior to the Effective Time under the Company Stock Plan assumed in accordance with this Section 1.10(a). At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the assumption of the Company Stock Plan and the treatment of the Company Options and Company Restricted Stock Awards pursuant to this subsection, and to cause any disposition or acquisition of equity securities of Parent pursuant to this Section 1.10(a) by each individual who is a director or officer of Parent or who will become a director or officer of Parent at the Effective Time to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Parent shall file an appropriate registration statement or registration statements with respect to the shares of Parent Common Stock subject to such Exchanged Options (other than any Exchanged Options held by any former employee, director or consultant of the Company immediately prior to the Effective Time) as soon as permitted by Legal Requirements following the Effective Time and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(b) Company Warrants. At the Effective Time, by virtue of the Merger, each warrant, issued by the Company and outstanding, to purchase shares of Company Stock (a “Company Warrant”) shall be automatically assumed by Parent and shall become a warrant to acquire, on the same terms and conditions as were applicable under each such Company Warrant, a number of shares of Parent Common Stock (such warrant, an “Assumed Warrant”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time (or, with respect to any Company Warrant to purchase shares of Company Preferred Stock, the number of shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock subject to such Company Warrant) as adjusted pursuant to the terms of such Company Warrant and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price of such Company Warrant immediately prior to the Effective Time as adjusted pursuant to the terms of such Company Warrant divided by (B) the Exchange Ratio (it being understood that the foregoing calculations shall not apply to the extent expressly provided for by the adjustment terms of such Company Warrant). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Warrants contemplated by this Section 1.10(b). Parent shall take all corporate actions necessary to reserve for issuance shares of Parent Common Stock that will be subject to issuance upon exercise of the Company Warrants, as adjusted in accordance with their terms.

(c) Company Convertible Notes. Immediately prior to the Effective Time, the outstanding principal and unpaid accrued interest due on each convertible promissory note issued by the Company and outstanding (a “Company Convertible Note” and, collectively with each Company Option and Company Warrant, the “Company Derivative Securities”) shall be treated as set forth on Schedule 1.10(c), which shall include an illustrative example of the conversion of the Company Convertible Notes as of the Agreement Date and based upon and subject to the assumptions set forth therein. The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Convertible Notes contemplated by this Section 1.10(c).

1.11 Payment of Expenses.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all third party fees and expenses incurred by the Company or the Stockholders up to such date in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the transactions contemplated hereby and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the with the transactions contemplated hereby (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Parent shall pay or cause the Surviving Corporation to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

(b) At least three (3) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all third party fees and expenses incurred by Parent and Merger Sub up to such date in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to Parent and Merger Sub incurred in connection with the transactions contemplated hereby, (ii) fees and expenses of Parent and Merger Sub for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed in connection with the with the transactions contemplated hereby, including any financing related to the transactions contemplated hereby, (iii) the aggregate amount of Parent Borrowings, if any, and (iv) without duplication, any other amounts described in clauses (ii) and (iii) of Section 5.13 (all of the foregoing, collectively, the “Outstanding Parent Expenses”). On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Parent Expenses.

1.12 Support Agreements. The Company Stockholders identified on Schedule 1.12 attached hereto (the “Supporting Stockholders”) have agreed to enter into support agreements with Parent (the “Stockholder Support Agreements”), pursuant to which each of the Supporting Stockholders agrees to, among other things, vote all of the shares of Company Stock beneficially owned by such Supporting Stockholder in favor of the Merger (which vote may be done by executing a written consent as provided for in Section 5.20 hereof). Concurrently with the execution of this Agreement, Northern Star Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and each officer and director of Parent has entered into support agreements with the Company (the “Sponsor Support Agreement”), pursuant to which the Sponsor and such other parties agree to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

1.13 Private Financing. On or prior to the Agreement Date, Parent has delivered to the Company true, complete and correct copies of executed subscription agreements or securities purchase agreements from the investors party thereto, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements (collectively, the “PIPE Documents”) pursuant to which such investors have committed to purchase securities of Parent for an aggregate purchase price of at least $125,000,000 in a private placement or other financing to be consummated simultaneously with the Closing at a price per share of Parent Common Stock of $10.00 (the “PIPE Investment”).

1.14 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares, “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 1.6, of the Company Certificate or Company Certificates that formerly evidenced such Dissenting Shares.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 delivered by the Company to Parent and Merger Sub in connection with this Agreement (the “Company Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the absence of such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended (if applicable) and currently in effect, have been heretofore made available to Parent or Parent’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As of the Agreement Date, each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) As of the Agreement Date, the Company has no direct or indirect subsidiaries other than those listed in Schedule 2.2 (the “Subsidiaries”) and the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the Agreement Date or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary is a limited liability company duly organized or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the absence of such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 18,600,000 shares of Company Common Stock and 8,010,560 shares of the Company’s preferred stock (the “Company Preferred Stock”), 2,057,188 of which have been designated Series Seed Preferred Stock, 2,110,400 of which have been designated Series A Preferred Stock, 990,068 of which have been designated Series B Preferred Stock, 2,142,188 of which have been designated Series C Preferred Stock, and 710,716 of which have been designated Series C-1 Preferred Stock. As of the Agreement Date, (1) 5,299,569 shares of Company Common Stock are issued and outstanding, including 215,682 shares of Company Common Stock subject to Company Restricted Stock Awards, and (2) 7,752,515 shares of Company Preferred Stock are issued and outstanding, of which 2,057,188 shares are Series Seed Preferred Stock, of which 2,110,400 shares are Series A Preferred Stock, of which 990,068 shares are Series B Preferred Stock, of which 2,142,188 shares are Series C Preferred Stock, and of which 452,671 shares are Series C-1 Preferred Stock. Other than Company Stock, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company and the number of shares of Company Stock owned by each stockholder, as of the Agreement Date.

(b) As of the Agreement Date, 4,788,370 shares of Company Common Stock are reserved for issuance under the Company Equity Plan, of which (i) 3,198,360 shares are issuable upon the exercise of outstanding, unexercised Company Options and (ii) 530,073 shares remain available for future grant under the Company Equity Plan. Except as set forth in Schedule 2.3(b) hereto, as of the Agreement Date, no shares of Company Stock are reserved for issuance upon the exercise of outstanding convertible notes, warrants or other rights to purchase Company Stock. Schedule 2.3(b) hereto sets forth, as of the Agreement Date, the number of shares of Company Common Stock that are issuable upon the exercise of Company Warrants exercisable into Company Common Stock and the number of shares of Company Preferred Stock that are issuable upon the exercise of Company Warrants exercisable into Company Preferred Stock.

(c) Except as set forth in Section 2.3(a), Section 2.3(b), Schedule 2.3(a), Schedule 2.3(b), and Schedule 2.3(c), as of the Agreement Date, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(e) Except as provided for in this Agreement or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as set forth in Schedule 2.3(e), none of the Company Derivative Securities contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as whole.

(f) All outstanding shares of Company Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Charter Documents. Neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other indebtedness obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(g) As of the Agreement Date, no outstanding shares of Company Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and its stockholders as required by the Charter Documents of the Company). The consummation by the Company of the transactions contemplated hereby (including the Merger) has been, or will be, duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and, prior to the Closing, its stockholders as required by the DGCL). No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement or any Ancillary Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) Except as set forth in Schedule 2.5(a), the execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act or state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) for the consents, approvals, authorizations and permits described in Schedule 2.5(b) and the Company Stockholder Approval, (iv) for the filing of the Certificate of Merger, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or, after the Closing, Parent, or (y) prevent the consummation of the Merger or otherwise prevent the Company from performing its material obligations under this Agreement on a timely basis.

2.6 Compliance. During the period beginning two (2) years prior to the Agreement Date and ending on the Agreement Date (the “Lookback Period”), the Company and each of its Subsidiaries has complied with in all material respects all, and is not in violation in any material respect of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. During the Lookback Period, the businesses and activities of the Company and of each of its Subsidiaries have not been and are not being conducted in violation in any material respect of any Legal Requirements. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, during the Lookback Period, no written notice of non-compliance with any Legal Requirements has been received by the Company or any of its Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person).

2.7 Financial Statements.

(a) The Company has made available to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended March 31, 2019 and 2018 (the “Audited Financial Statements”) and the unaudited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the six-month periods ended September 30, 2020 and 2019 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated, except, in the case of the Unaudited Financial Statements, subject to normal audit adjustments and the absence of footnotes.

(c) The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the

Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company reflected in the Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Company’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Company’s knowledge, are not subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the Agreement Date except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company as of the Agreement Date.

2.8 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a consolidated balance sheet or in the related notes to the Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Financial Statements or in the notes to the most recent Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Financial Statement, (iii) liabilities disclosed in Schedule 2.8 and (iv) liabilities which are not, individually or in the aggregate, material to the Company.

2.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since September 30, 2020 until the execution and delivery of this Agreement, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities (other than repurchases of the Company’s capital stock from terminated service providers as provided in the Company Equity Plan), (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or pursuant to any Plan, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice or pursuant to any Plan, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement or amendment to an agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, or (viii) any material revaluation by the Company or any of its Subsidiaries of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, other than in the ordinary course of business.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, during the Lookback Period there have not been, any claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material Plans as of the Agreement Date. “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any other material employee compensation, incentive, fringe or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or its Subsidiaries, in each case, with respect to which the Company or its Subsidiaries has liability, other than (i) standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by Legal Requirements, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining liabilities. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all Plans have been maintained and administered in all material respects in compliance with their respective terms and with the Legal Requirements which are applicable to such Plans, and all contributions required to be made with respect to the Plans as of the Agreement Date have been made or, if not yet due, are reflected in the financial statements and records of the Company and its Subsidiaries to the extent required by U.S. GAAP. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent or the Surviving Corporation (other than ordinary administration expenses, ordinary investment fund liquidation charges, early withdrawal penalties and amounts payable for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in any amount paid or payable being classified as an “excess parachute payment” under Section 280G of the Code.

(c) With respect to each Plan, the Company has made available to Parent, where applicable, (i) a true and complete copy of the current Plan documents and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material nonroutine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. The Company has no express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(d) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under Section 3(40) of ERISA. “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(e) None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder (or similar state law).

(f) Each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Chapter 43 of the Code for which the Company may be liable.

(h) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(i) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(j) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan. Each Company Option was granted at a price no less than fair market value on the date of grant.

2.12 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there are no pending grievance or similar proceedings involving the Company or its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and (ii) there are no continuing obligations of the Company or its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b) To the knowledge of the Company, as of the Agreement Date, none of the officers of the Company or its Subsidiaries has indicated an intent to terminate his or her employment with the Company. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company (or one of its Subsidiaries) and such individuals.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in compliance with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto, (ii) all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (iii) there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

(e) To the Company’s knowledge, prior to the Agreement Date, the Company has not experienced any material employment-related liability with respect to or arising out of COVID-19 or any Legal Requirement, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. Prior to the Agreement Date there have been no furloughs, layoffs, or salary reductions affecting any employee of the Company or any Subsidiary as a result of or in response to COVID-19.

2.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) Neither the Company nor any Subsidiary owns any real property. As of the Agreement Date there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire any material interest in real property.

(b) All leases of material real property held by the Company and its Subsidiaries, and all material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the balance sheet included in the most recent Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list, as of the Agreement Date, of all leases of material real property and Personal Property held by the Company or its Subsidiaries. The Company and its Subsidiaries have good and marketable title to the

Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company and its Subsidiaries.

(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others material real property or Personal Property are valid and effective in accordance with their respective terms, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements of general applicability relating to or affecting creditors’ rights and to general principles of equity and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.15 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company and its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the Agreement Date, except such Returns that are not material to the Company and its Subsidiaries. All such Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes shown to be due and payable on such Returns.

(ii) All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vi) Neither the Company nor any of its Subsidiaries has any material liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the transactions contemplated by this Agreement.

(vii) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries are and at all times during the Lookback Period have been in compliance in all material respects with applicable Environmental Laws (as defined below); (ii) none of the Company or its Subsidiaries or, the knowledge of the Company, any third party has caused any properties currently leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances (as defined below) in violation of applicable Environmental Law; (iii) to the Company’s knowledge the properties formerly leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the Agreement Date, none of the Company or its Subsidiaries has received written notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the Agreement Date, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) as of the Agreement Date, none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

(b) Schedule 2.16(b) sets forth all “Phase I” or “Phase II” environmental site assessment (or equivalent) reports with respect to properties owned, leased or operated by the Company and/or its Subsidiaries as of the Agreement Date that are known to, and in the possession or reasonable control of, the Company. All such written reports have been made available to Parent.

2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18(i) hereto contains a true, correct and complete list of all Company Registered Intellectual Property that are owned or purported to be owned by the Company, as of the Agreement Date (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar). Schedule 2.18(ii) sets forth all contracts or agreements to use any material Company Licensed Intellectual Property, including for Software or Business Systems of any other person (other than (1) licenses to standard, commercially available, “off-the-shelf” Software (including open source licenses), (2) standard employee agreements and standard consulting agreements containing background licenses; and (3) non-exclusive licenses granted to the Company in the ordinary course (each of the agreements in clauses (1)-(3), the “Standard Inbound IP Agreements”)). To the knowledge of the Company, the Company Intellectual Property together with the Company Licensed Intellectual Property constitutes all of the material Intellectual Property rights used in, or necessary for, the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) To the knowledge of the Company, the Company owns or has rights to use all Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which would reasonably be expected to negatively affect the validity or enforceability of such Company

Intellectual Property, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as disclosed in Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, (i) within the past three (3) years, the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, (ii) the Company Intellectual Property has not within the past (3) years and does not infringe or misappropriate the Intellectual Property of any third party, (iii) the Company has not within the past three (3) years received any claims or threats in writing from third parties alleging any such infringement, misappropriation or unfair competition or trade practices and (iv) no third party has within the past three (3) years materially infringed or misappropriated any Company Intellectual Property. The Company has taken commercially reasonable actions to ensure that the Company Intellectual Property and the operation of the business of the Company do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any applicable jurisdiction where the Company has operations.

(e) The Company has taken and takes reasonable actions to maintain, protect and enforce its material Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other confidential information. The Company has not disclosed any trade secrets or other material confidential information that relates to the Company Products or is otherwise material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such confidential information.

(f) All persons who have contributed, developed or conceived any material Company Intellectual Property have executed valid and enforceable written agreements with the Company, substantially in the form made available to Parent, and pursuant to which such persons assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(g) Neither the Company nor, to the knowledge of the Company, any other person is in material breach or in material default of any agreement specified in Schedule 2.18.

(h) To the knowledge of the Company, there are no current unresolved material defects, technical concerns or problems in any of the Company Products which are not of the type that are capable of being remediated in the ordinary course of business.

(i) With respect to Business Systems which do not constitute Company Products (the “IT Systems”), the Company owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company. The Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the knowledge of the Company, during the past three (3) years and as of the Agreement Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j) The Company is currently, and at all times during the Lookback Period was, in compliance in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable public facing privacy policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company purports to adhere, and (iv) all contractual commitments that the Company has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company has implemented commercially reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Company’s employees and contractors with access to or control over Personal Information or Business Data receive reasonable training on information security issues. During the past three (3) years and as of the Agreement Date, the Company has not (x) to the knowledge of the Company, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data which would require notification to a Governmental Authority or any customer or other individual; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the knowledge of the Company, there is no reasonable basis for the same.

(k) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company Intellectual Property, free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the transactions contemplated hereunder, that would prohibit Merger Sub or Parent from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(l) All past and current employees and independent contractors of the Company who have contributed to material Company Intellectual Property have entered into employee invention assignment and confidentiality agreements with the Company on the Company’s standard forms of such agreement made available to Parent, except as set forth on Schedule 2.18(l).

(m) The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Intellectual Property.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) in effect on the Agreement Date, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) providing for expected payments (present or future) to the Company or any of its Subsidiaries in excess of $5,000,000 annually in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries presently is expected to make an expenditure in excess of $5,000,000 annually (other than any Company Contract of employment), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by the Company or any Subsidiary to any Insider, other than in connection with the advancement of expenses to employees in the ordinary course of business;

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof from an Insider by the Company or any Subsidiary, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business;

(iii) any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation of a third party (other than the Company or any Subsidiary) for borrowings, or otherwise, in excess of $1,000,000, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment (excluding customary form offer letters entered into in the ordinary course of business) with an employee of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $300,000;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the exclusive sale or distribution of, any product or service of the Company or any Subsidiary;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with the SEC or any similar Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the annual lease payments are greater than $1,000,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x) any Company Contract not terminable in connection with the Closing to which any Insider, or any entity owned or controlled by an Insider, is a party (other than (A) Company Contracts with Affiliates of an Insider that are on arms’ length terms and (B) employment agreements with employees of the Company and its Subsidiaries);

(xi) any Company Contract relating to the purchase of engineering or design services that involve more than $500,000 in annual payments, other than those contracts and agreements that have been fully performed and under which no further services are due;

(xii) any Company Contract involving use of any Company Licensed Intellectual Property required to be listed in Schedule 2.18(a)(ii);

(xiii) any Company Contract which involves the license or grant of rights to Company Intellectual Property by the Company (other than (A) non-exclusive licenses granted by the Company in the ordinary course and (B) non-disclosure and confidentiality agreements entered in the ordinary course);

(xiv) any Company Contract under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored nation” basis or is otherwise subject to restrictions materially limiting the Company’s ability to conduct business anywhere in the world; and

(xv) any agreement for the development of material Company Intellectual Property for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Parent).

(b) Each Material Company Contract is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary party thereto nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, in each case, which breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(d) As of the Agreement Date and to the Company’s knowledge, all Material Company Contracts are being performed without any party thereto relying on any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic.

2.20 Insurance. Schedule 2.20 sets forth, as of the Agreement Date, the Company’s and its Subsidiaries’ material Insurance Policies. The coverages provided by the Company’s and its Subsidiaries’ Insurance Policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Material Company Contracts.

2.21 Governmental Actions/Filings.

(a) The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their businesses (as presently conducted) or used or held for use by the Company and its Subsidiaries, except for any of the foregoing that if not granted, held or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in substantial compliance in all material respects with all of their obligations with respect to such Governmental Actions/Filings. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(b) To the knowledge of the Company, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is substantially consistent in all material respects with current practice.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand.

2.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of the Company.

2.24 Company Stockholder Approval. The approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby, by the holders of Company Stock requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, (ii) the holders of sixty-three percent (63%) of the outstanding shares of Company Preferred Stock, voting as a separate class, and (iii) the holders of a majority of the outstanding shares of Company Series C-1 Preferred Stock, voting as a separate class, in each case, given in writing or at a meeting in accordance with the Company’s Charter Documents. The Company Stockholder Approval is the only vote of holders of Company Stock necessary to approve this Agreement, the Merger, and the other transactions contemplated hereby. The affirmative vote of the Supporting Stockholders will be sufficient to obtain the Company Stockholder Approval.

2.25 Customers and Suppliers.

(a) A list of the top ten (10) customers (by revenue) of the Company, (i) for the fiscal year ended March 31, 2020 and (ii) as of September 30, 2020 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company by each Material Customer during each such period, has been provided to Parent. Except as set forth in Schedule 2.25(a), as of the Agreement Date, no such Material Customer has expressed to the Company in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or of a material breach of the terms of any contract with such Material Customer. As of the Agreement Date, no Material Customer has asserted or threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) A list of the top ten (10) vendors to and/or suppliers of (by spend) of the Company (i) for the fiscal year ended March 31, 2020 and (ii) as of September 30, 2020 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by the Company during each such period, has been provided to Parent. Except as set forth in Schedule 2.25(b), no Material Supplier is the sole source of the goods or services supplied by such Material Supplier.

2.26 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no warranty or representation is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or their respective Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials.

2.27 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article II (as modified by the Company Schedules) and in any Ancillary Agreement, neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Parent, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or Merger Sub or any of their respective representatives, except as expressly set forth in Article III (as modified by the Parent Schedule), in any Ancillary Agreement, or in any Parent SEC Report.

2.28 Independent Investigation; No Reliance. The Company has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Parent and Merger Sub, which investigation, review and analysis was conducted by the Company and its Affiliates and, to the extent deemed appropriate by them, by representatives of the Company. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of Parent and Merger Sub expressly set forth in Article III of this Agreement and Parent and Merger Sub expressly set forth in any Ancillary Agreement. The Company further acknowledges and agrees with the representations and warranties of Parent and Merger Sub set forth in Section 3.27.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 delivered by Parent and Merger Sub to the Company in connection with this Agreement (the “Parent Schedule”), each of Parent and Merger Sub represents and warrants to the Company as follows:

3.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the absence of such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Complete and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company.

(b) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. As of the Agreement Date, each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1(b).

3.2 Subsidiaries. As of the Agreement Date, Parent has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Sub, and Merger Sub has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens. Except for Parent’s ownership of Merger Sub, neither Parent nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the Agreement Date or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the Agreement Date, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock, 25,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Founder Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock” and together with the Parent Common Stock and Founder Common Stock, the “Parent Stock”), of which 25,435,000 shares of Parent Common Stock, 6,358,750 shares of Founder Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Each share of Founder Common Stock will convert into one share of Parent Common Stock at the Closing.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(c) Except as set forth in the PIPE Documents, Section 3.3(a), Section 3.3(b), Schedule 3.3(b), or Schedule 3.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Neither Parent nor Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent or Merger Sub on any matter.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the PIPE Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any equity security of any class of the Parent Stock or any equity securities of Merger Sub.

(e) Except as provided for in this Agreement or the PIPE Documents or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent or Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) As of the Agreement Date, no outstanding shares of Parent Stock or equity securities of Merger Sub are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent or Merger Sub.

(g) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable, free and clear of all Liens.

(h) The authorized and outstanding share capital of Merger Sub is 1,000 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each Ancillary Agreement that Parent and Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, subject to approval by its stockholders, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement and the Ancillary Agreements to which it is party by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective boards of directors and, prior to the Closing, its stockholders as required by the DGCL and any other Legal Requirement). No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the applicable Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, other than the approval of the Parent Stockholders. This Agreement and the applicable Ancillary Agreements has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement or any Ancillary Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub (other than Permitted Liens) pursuant to, any Parent Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contracts, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company and its Subsidiaries makes such qualification necessary, (iv) for the approval of the Parent Stockholders in accordance with Section 5.1, (v) for the filing of the Certificate of Merger, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Parent or Merger Sub, or (y) prevent the consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement on a timely basis.

3.6 Compliance. During the Lookback Period, each of Parent and Merger Sub has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. During the Lookback Period, the businesses and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 3.6, during the Lookback Period, no written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub (and Parent has no knowledge of any such notice delivered to any other Person).

3.7 Parent SEC Reports and Financial Statements.

(a) The Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the Agreement Date or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and Merger Sub as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports.

(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) To the knowledge of Parent, as of the Agreement Date, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the Agreement Date is subject to ongoing SEC review or investigation as of the Agreement Date.

(f) Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and Merger Sub reflected in the Parent Financial Statements: (i) to Parent’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (ii) to Parent’s knowledge, are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the Agreement Date except to the extent set forth in such balance sheet contained therein, and (iii) are not the subject of any actions or proceedings brought by or on behalf of Parent or Merger Sub as of the Agreement Date.

3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, neither Parent nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent or Merger Sub, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (ii) such liabilities arising in the ordinary course of Parent’s or Merger Sub’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

3.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Parent Financial Statement until the execution and delivery of this Agreement, there has not been: (i) any Material Adverse Effect on Parent or Merger Sub, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by Parent or Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, or (viii) any material revaluation by Parent or Merger Sub of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent or Merger Sub.

3.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened in writing against either Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Neither Parent nor Merger Sub maintains, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Parent or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Sub and neither Parent nor Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13 Business Activities. Since its organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Merger Sub was created for the purpose of facilitating the Merger and has not conducted any prior business activities, other than any such activities incidental to consummating the Merger. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of property by Parent or Merger Sub, or the conduct of business by Parent or Merger Sub.

3.14 Title to Property. Neither Parent nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, as of the Agreement Date there are no options or other contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property.

3.16 Taxes. Except as set forth in Schedule 3.16 hereto:

(a) Each of Parent and Merger Sub has timely filed all Returns required to be filed by Parent and Merger Sub with any Tax authority prior to the Agreement Date, except such Returns which are not material to Parent. All such Returns are true, correct, and complete in all material respects. Each of Parent and Merger Sub has paid all material Taxes shown to be due and payable on such Returns.

(b) All material Taxes that Parent and Merger Sub are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) Neither Parent nor Merger Sub has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Sub have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of Parent or Merger Sub by any Tax authority is presently in progress, nor has Parent or Merger Sub been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Parent or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Parent or Merger Sub or any representative thereof.

(f) Neither Parent nor Merger Sub has any material liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the Parent Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent and Merger Sub, taken as a whole: (i) Parent and

Merger Sub have complied in all material respects with applicable Environmental Laws; (ii) none of Parent or Merger Sub or, the knowledge of Parent, any third party, has caused any properties currently owned, leased or operated by Parent and Merger Sub to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Parent and Merger Sub were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by Parent or Merger Sub; (iv) as of the Agreement Date, neither Parent nor Merger Sub has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the Agreement Date, neither Parent nor Merger Sub has received any written notice, demand, letter, claim, or request for information alleging that Parent or Merger Sub may be in material violation of or have material liability under any Environmental Law; and (vii) neither Parent nor Merger Sub is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.18 Brokers. Except as set forth in Schedule 3.18, neither Parent nor Merger Sub has incurred, and neither will incur, and neither has entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Surviving Corporation or any of its direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the Agreement Date or as set forth on Schedule 3.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Sub may be bound, subject or affected, which may not be cancelled without penalty or liability by Parent or Merger Sub on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts as of the Agreement Date are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the Agreement Date, each Parent Contract is in full force and effect, and, to the knowledge of Parent, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore made available to the Company or Company counsel.

(c) Neither Parent or Merger Sub nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and, to the knowledge of Parent, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent or Merger Sub. Each Parent Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

3.20 Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor Merger Sub maintains any Insurance Policy.

3.21 Interested Party Transactions. (a) No employee, officer, director, or stockholder of Parent or Merger Sub or a member of his or her immediate family is indebted to Parent or Merger Sub nor is Parent or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Sub; and (b) to Parent’s knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with Parent or Merger Sub (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities of Parent).

3.22 Parent Listing. The Parent Common Stock and Parent Warrants are listed for trading on the New York Stock Exchange (the “NYSE”). There is no, and there has never been any, action or proceeding pending or, to the Company’s knowledge, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock on the NYSE. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

3.23 Board Approval. The board of directors of each of Parent and Merger Sub has, as of the Agreement Date, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of Parent and Merger Sub, (ii) determined that the Merger is in the best interests of the stockholders of Parent and Merger Sub, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in trust). The sole stockholder of the Merger Sub has approved and adopted this Agreement and the Ancillary Agreements, the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements.

3.24 Trust Fund. As of the Agreement Date and immediately prior to the Closing, Parent has and will have no less than $254,350,000 invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account administered by Continental Stock Transfer & Trust Company (“Continental”, and such trust account, the “Trust Fund”), less such amounts, if any, as (i) Parent is required to pay to Redeeming Stockholders and (ii) Parent has paid under Section 1.11(b) out of the Trust Fund). Prior to the Closing, none of the funds held in the Trust Fund may be released except in accordance with that certain Investment Management Trust Agreement, dated as of November 10, 2020 (the “Trust Agreement”), by and between Parent and Continental, Parent’s Charter Documents and the Final Prospectus. Parent has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or proceedings pending with respect to the Trust Fund. Since November 10, 2020 through the Agreement Date, Parent has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. As of the Effective Time, upon approval of the Stockholder Matters, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Fund except to the extent such Parent Stockholder is a Redeeming Stockholder. Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Fund will not be satisfied or that funds available in the Trust Fund will not be available to Parent and Merger Sub on the Closing Date. Neither Parent nor Merger Sub has any legally binding agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any indebtedness other than Parent Borrowings in connection with the transactions contemplated herein.

3.25 PIPE Documents. The PIPE Documents are legal, valid and binding obligations of Parent and, to the knowledge of Parent, each other party thereto, enforceable against Parent and, to the knowledge of Parent, each such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, and are in full force and effect. No event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of Parent or, to the knowledge of Parent, any of the other parties thereto under any of the PIPE Documents, and Parent and Merger Sub have no reason to believe that Parent will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by Parent contained in any of the PIPE Documents. None of the PIPE Documents have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated), and Parent and Merger Sub have no reason to believe that any portion of the PIPE Investment contemplated by any of the PIPE Documents will not be available as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amounts of the PIPE Investment, other than as set forth in the PIPE Documents. There are no agreements, side letters, contracts or arrangements to which Parent or Merger Sub or any of their Affiliates is a party relating to the PIPE Documents or the PIPE Investment that have not been entirely superseded by the PIPE Documents. Parent has made available to the Company true, correct and complete copies of the executed PIPE Documents.

3.26 No Additional Representations and Warranties; Independent Investigation. Except as otherwise expressly provided in this Article III (as modified by the Parent Schedule) and in any Ancillary Agreement, neither Parent, Merger Sub, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to Parent, Merger Sub, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed. Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Subsidiary and the transactions contemplated herein, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Sub and their representatives have been provided with full and complete access to the representatives, properties, offices, plants and other facilities, books and records of the Company and any Subsidiary and other information that they have requested in connection with their investigation of the Company and its Subsidiary and the transactions contemplated herein. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Subsidiary or any of their respective representatives, except as expressly set forth in Article II (as modified by the Company Schedule) and in any Ancillary Agreement.

3.27 Independent Investigation; No Reliance. Parent and Merger Sub have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by Parent, Merger Sub and their respective Affiliates and, to the extent deemed appropriate by them, by representatives of Parent or Merger Sub. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of the Company expressly set forth in Article II of this Agreement and in any Ancillary Agreement. Parent and Merger Sub each further acknowledges and agrees with the representations and warranties of the Company set forth in Section 2.26.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company, Parent and Merger Sub. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, the Company’s Subsidiaries, Parent and Merger Sub shall, except to the extent that Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Sub) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 4.1 of the Company Schedule or the Parent Schedule (“Schedule 4.1”) or as contemplated by this Agreement or the PIPE Documents or as required by applicable law (including as may be compelled by any Governmental Entity), use commercially reasonable efforts to carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except as expressly contemplated by Schedule 4.1) and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and key employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, but subject to the foregoing exceptions, without the prior written consent of Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Sub) (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except as set forth in Schedule 4.1, each of the Company (on its behalf and on behalf of its Subsidiaries), Parent and Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans (other than repurchases of Company Common Stock from terminated service providers for cash in accordance with the Company Equity Plan as in effect on the Agreement Date);

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or Plans or policies existing, on the Agreement Date and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company or Parent, except, in the case of the Company, pursuant to the terms of a Plan or any Company Derivative Securities outstanding on the Agreement Date in accordance with the applicable terms as of the Agreement Date;

(f) Issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities; provided that the foregoing shall not restrict the exercise or settlement of any Company Options in effect on the Agreement Date or compensatory grants of Company Options or other comparable securities convertible into or exchangeable for shares of Company Common Stock in the ordinary course of business consistent with past practice (including increases to the equity reserve pool of any Company Equity Plan to accommodate grants of Company Options or other comparable securities, provided any resulting Excess Shares would not exceed 10% of the total number of shares of Parent Common Stock to be issued and outstanding after the Closing) or the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock, the Company Convertible Notes and the Company Warrants, in each case in accordance with the applicable terms as of the Agreement Date;

(g) Amend its Charter Documents in any material respect or, in the case of Parent, amend any agreement or contract with the Sponsor;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Parent or the Company and its Subsidiaries, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Prospectus;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) licenses or sales in the ordinary course of business consistent with past practice, (B) the incurrence of Permitted Liens, (C) pursuant to existing Company Contracts delivered or made available to Parent and (D) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such party (measured with all of its Subsidiaries, taken as a whole);

(j) Except incurrences of indebtedness under the Company’s existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries) or as set forth on Schedule 4.1(j), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as otherwise required by applicable law or pursuant to an existing Plan, policy or Company Contract of the Company or its Subsidiaries, (i) adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement, other than in each case in the ordinary course of business consistent with past practice, (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the Agreement Date) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Company Financial Statements or in the most recent Parent SEC Reports, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in each case in the ordinary course of business consistent with past practices, modify in a manner materially adverse to the Company, Parent or Merger Sub, as applicable, or terminate (other than in accordance with its terms) any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $300,000 in any 12 month period;

(p) Settle any material litigation where the consideration given by the Party is other than monetary or to which an officer, director or employee of such Person is a party in his or her capacity as such;

(q) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability outside the ordinary course of business or, except as required by applicable law, change any material method of accounting for Tax purposes or prepare or file any Return in a manner materially inconsistent with past practice;

(r) Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s) Permit, in the case of the Company, the Company, any Subsidiary of Company or the administrator of any Plan of the Company or its Subsidiaries or, in the case of Parent or Merger Sub, Parent, Merger Sub or any of their respective Subsidiaries or the administrator of any Plan of Parent, Merger Sub or any of their respective Subsidiaries, to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plan, except as contemplated by this Agreement;

(t) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a Subsidiary of the Company to the Company or another such Subsidiary; or

(u) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(a) through (t) above;

provided that, during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, the Company and its Subsidiaries, may, in connection with the coronavirus (COVID-19) pandemic, take the actions described in clauses (i) and (m) of Section 4.1 solely to the extent the Company reasonably determines in good faith that such actions as are reasonably necessary (1) to protect the health and safety of their respective employees and other individuals with whom they have business dealings or (2) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic.

4.2 Confidentiality; Access to Information.

(a) Confidentiality. The parties agree that they shall be bound by that certain Confidentiality Agreement, dated as of December 8, 2020 (the “Confidentiality Agreement”), by and

between the Company and Parent, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2(b) hereof.

(b) Access to Information.

(i) Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; provided, further that any such access shall be subject to and limited to the extent the Company reasonably determines in good faith, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii) Except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and personnel of Parent and Merger Sub during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent and Merger Sub, as the Company may reasonably request; provided, that any such access shall be subject to and limited to the extent that Parent reasonably determines in good faith, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of any employee of Parent or Merger Sub. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 4.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.3 No Solicitation. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, other than as contemplated by this Agreement or the PIPE Investment or with the express written consent of the other party, (a) the Company will not, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests in the Company (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) and/or a material portion of the assets of the Company (other than immaterial assets, assets sold in the ordinary course of business or as set forth on Schedule 4.3 of the Parent Schedule), recapitalization, or similar transaction involving the Company (“Company Competing Transaction”), and (b) each of Parent and Merger Sub will not, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction ( “Parent Competing Transaction”). In addition, (i) the Company will, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction and (ii) each of Parent and Merger Sub will, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction. The Company will promptly (and in any event within two (2) Business Days of receipt) notify Parent if it receives, or if any of its or its controlled Affiliates, employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a Company Competing Transaction after the Agreement Date. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to this Agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Competing Transaction for as long as this Agreement remains in effect. The parties agree that the rights and remedies for noncompliance with this Section 4.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy for such injury.

4.4 Certain Financial Information. The Company shall deliver to Parent as soon as reasonably practicable a true and complete copy of the unaudited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the nine months ending December 31, 2020 and 2019, which shall be prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and shall fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated (the “Updated Financial Statements”). In addition, within twenty-five (25) Business Days after the end of each month between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month including a balance sheet, statement of operations, statement of cash flows, and statement of shareholders’ equity, that are certified as correct and complete by the Company’s Chief Executive Officer and Chief Financial Officer, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated therein or in the notes thereto), and fairly presenting in all material respects the financial position of the Company as of the date thereof and the results of operations and cash flows for the period indicated, except that such financial statements need not contain notes and may be subject to normal adjustments that are not expected to be material to the Company.

4.5 Access to Financial Information. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide Parent and its advisors reasonable access to all of the financial information used in the preparation of Company Financial Statements and the financial information furnished pursuant to Section 4.4 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such Company Financial Statements or such information.

4.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable but in any event prior to the Outside Date, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including, unless otherwise agreed by the parties, the consents referred to in Schedule 4.6, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the obtaining of additional Lock-Up Agreements, or similar agreements, from holders of outstanding Company Stock, and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, (1) nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock and (2) in no event shall Parent, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Merger.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Special Meeting.

(a) Parent shall prepare and, as soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as is necessary for its preparation, file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Proxy Statement/Prospectus to be used for the purpose of soliciting proxies from holders of Parent Common Stock (the “Parent Stockholders”) to vote in favor of (i) the adoption of this Agreement and the approval of the Merger (the “Merger Proposal”), (ii) the election to the board of directors of Parent of the individuals identified on Schedule 5.2 of the Parent Schedule for the class of director set forth opposite the name of such individual (the “Director Proposal”); (iii) the approval of certain changes to Parent’s Charter Documents, to be effective from and after the Closing, including the change of the name of Parent to “Barkbox Inc.”, an increase in the number of authorized shares of Parent Common Stock to 500,000,000 and other mutually agreed upon changes to Parent’s capitalization structure and amendments to Article Sixth so that the existence of Parent shall be perpetual and to remove all SPAC-related provisions that will no longer be applicable to Parent following the Closing and such other amendments proposed by the Company that are reasonably acceptable to Parent (the “Charter Amendments Proposals”) and related non-binding advisory proposals in accordance with the requirements of the SEC, (iv) approval of the issuance of more than 20% of the issued and outstanding shares of the Parent Common Stock pursuant to this Agreement and the PIPE Investment, pursuant to NYSE requirements (the “Stock Issuance Proposal”), (v) the adoption of the Parent Plan and an employee stock purchase plan under Section 423 of the

Code (the “ESPP”) (the “Plan Proposals”), and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, including an adjournment proposal (together with the Merger Proposal, Director Proposal, Charter Amendments Proposals, the Stock Issuance Proposal and Plan Proposals, the “Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”). Without the prior written consent of the Company, the Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent Stockholders at the Special Meeting. The Parent Plan shall provide that not less than 10% of the total number of shares of Parent Common Stock to be issued and outstanding after the Closing less the Excess Shares (or such other number of shares as Parent and the Company may otherwise agree following the Agreement Date) shall be reserved for issuance pursuant to the Parent Plan which shall include a customary evergreen provision. The ESPP shall provide that not less than 2% of the total number of shares of Parent Common Stock to be issued and outstanding after the Closing (or such other number of shares as Parent and the Company may otherwise agree following the date hereof) shall be reserved for issuance pursuant to the ESPP which shall include a customary evergreen provision. The Company shall furnish to Parent all information concerning the Company as is necessary in connection with the preparation of the Proxy Statement/Prospectus and shall otherwise assist and cooperate with Parent as reasonably requested by Parent. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing the preliminary Proxy Statement/Prospectus prior to its filing with the SEC and any other amendments or documents filed with the SEC and Parent shall not file any documents with the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall also take all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Parent and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Merger.

(b) As soon as reasonably practicable following the approval of the Proxy Statement/Prospectus and the declaration of the effectiveness of the Form S-4 by the SEC (the “SEC Approval Date”) (and in any event, within seven (7) Business Days after the SEC Approval Date), Parent shall (i) no later than within three (3) Business Days following the date upon which the Form S-4 becomes effective, distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, on a date no later than forty-five (45) days following the SEC Approval Date (subject to postponement or adjournment in accordance with this Section 5.1(b)), and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the Parent Stockholders for approval or adoption at the Special Meeting, including, without limitation, the Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(b), Parent shall, after consultation with the Company in good faith, be entitled to make one or more successive postponements or adjournments of the Special Meeting (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that Parent has determined in good faith is required to satisfy the conditions of Section 5.1(c) below or any other applicable Legal Requirement or (ii) if on a date for which the Special Meeting is scheduled, Parent reasonably determines that the Merger cannot be consummated for any reason; provided, that Parent continues to satisfy its obligations under Section 5.1(d) below and Parent shall reconvene such Special Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved.

(c) Parent shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent represents and warrants that the Proxy Statement/Prospectus shall not, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company in writing for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that all financial and other information relating to the Company provided in writing to Parent for inclusion in the Proxy Statement/Prospectus shall not, as of the date it is first distributed to Parent Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information relating to Parent or any other information furnished by Parent in writing specifically for inclusion in the Proxy Statement/Prospectus). No filing of, or amendment or supplement to the Proxy Statement/Prospectus will be made without the approval of Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters referred to in Section 5.1(a), and shall otherwise use reasonable best efforts to obtain approval of the matters referred to in Section 5.1(a). Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw, proposed to withdraw, or modify in a manner adverse to the Company, the Parent board of director’s recommendation that the Parent Stockholders vote in favor of the adoption of any of the Stockholder Matters. No amendment or supplement to the Proxy Statement/Prospectus will be made by Parent without the written approval of the Company, which shall not be unreasonably withheld, conditioned, or delayed, and Parent shall promptly transmit any such amendment or supplement to the Parent Stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus.

5.2 Directors and Officers of Parent and the Company After Merger. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such member or officer is included on Schedule 5.2 of the Parent Schedule (“Schedule 5.2”), (b) the number of directors constituting the board of directors of Parent shall be such number as is specified on Schedule 5.2 and (c) the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Parent and Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

5.3 HSR Act. If required pursuant to the HSR Act, as promptly as practicable but in no event later than fifteen (15) Business Days after the Agreement Date, Parent and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and (iii) shall each request early termination of any waiting period under the HSR Act. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party to any Governmental Entity concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party. The Company and Parent shall split the fees associated with the filings required under the HSR Act.

5.4 Public Announcements.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Parent Signing Form 8-K”), the form and substance of which shall be approved in writing in advance by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Thereafter, prior to the Closing (or the earlier termination of this Agreement in accordance with Article VII), Parent and the Company shall use commercially reasonable efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to this Agreement or the transactions contemplated hereby, and, except as required by any applicable Legal Requirement, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and otherwise complying with Section 5.5.

(c) At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Merger hereunder (“Closing Press Release”), which shall be in a form reasonably acceptable to the Company. Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 8-K with the Commission.

5.5 Required Information.

(a) In connection with the preparation of the Parent Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K, the Closing Press Release or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 5.3 applies) made by or on behalf of Parent or the Company to any Governmental Entity or other third party in connection with Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, use commercially reasonable efforts (subject to applicable law and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document. Each Party warrants and represents to the other Party that all such information supplied by it shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by Parent or the Company, the other party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be declared effective by the SEC, in each case, as promptly as practicable and keep the Form S-4 effective as long as is necessary to consummate the Transactions.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d) Prior to the Closing Date, the Company and Parent shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Authority, and (ii) after the receipt by it of any written or oral comments of the Governmental Authority on, or of any written or oral request by the Governmental Authority for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Authority with respect to any of the foregoing filings or submissions. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Authority. All correspondence and communications to the Governmental Authority made by Parent or the Company with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall, to extent permitted by applicable law, be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6 No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of Parent prior to the Effective Time without the consent of Parent. The Company shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

5.7 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated November 10, 2020 (“Final Prospectus”) and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after, or concurrently with, the consummation of a business combination. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason, but notwithstanding anything set forth herein will not limit the rights of the Company or its Stockholders at or following the Closing.

5.8 Disclosure of Certain Matters. Each of Parent and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VI will not be satisfied, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

5.9 Securities Listing. From the date hereof through the Effective Time, Parent shall use commercially reasonable effort to cause Parent to remain listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, in connection with the Merger and covering the shares of Parent Common Stock issuable in the Merger, and shall use reasonable best efforts to obtain approval for the listing of such shares of Parent Common Stock on the NYSE, and the Company shall reasonably cooperate with Parent with respect to such listing.

5.10 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or any of its Subsidiaries under applicable Law or as provided in the Charter Documents of the Company and its Subsidiaries or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, each of Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date. In the event that Parent does not then have in effect a policy of directors’ and officers’ liability insurance, upon the Closing, Parent shall obtain a “tail” insurance policy that provides coverage for at least a six-year period from the Closing Date, for the benefit of the current officers and directors of Parent with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (the “D&O Tail Insurance”), with coverage and amounts and containing terms and conditions that are customary and prudent under the circumstances. The premium for such D&O Tail Insurance shall be paid for by Parent. Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and shall honor, and cause its Subsidiaries and Affiliates to honor, all obligations thereunder.

(c) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on Parent’s Board after the Closing Date who served on the Company’s Board immediately prior to the Closing Date.

5.11 Insider Loans. The Company shall cause each executive officer of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated.

5.12 Parent Borrowings. Through the Closing, Parent shall, after consultation with the Company, be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable in cash at Closing (the “Parent Borrowings”), and at the option of the lender thereof, up to $1,500,000 of which Parent Borrowings still outstanding may be convertible at the Effective Time into Parent Warrants at a conversion price of $1.50 per warrant, with such Parent Warrants having the same terms as the Parent Warrants registered at the time of Parent’s initial public offering.

5.13 Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed as contemplated by this Agreement and the Trust Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents (such stockholders, “Redeeming Stockholders”), (ii) for income Tax or other Tax obligations of Parent prior to Closing, and (iii) (A) as repayment of Parent Borrowings, if any, (B) to the underwriters in Parent’s initial public offering for payment of deferred underwriting commissions and (C) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect the Merger.

5.14 Board of Directors. Prior to the Closing Date, Parent and the Company shall take all action necessary so that immediately after the Effective Time, the board of directors of Parent shall be comprised of the individuals identified on Schedule 5.2 of the Parent Schedule for the class of director set forth opposite the name of such individual.

5.15 Lock-Up Agreement. Prior to the Closing Date, each of (a) the Company Stockholders identified in Schedule 5.15(a) will agree not to transfer the shares of Parent Common Stock to be received hereunder as Per Share Merger Consideration and (b) Sponsor and the holders of Founder Common Stock identified in Schedule 5.15(b) (or any securities issued upon conversion thereof or exchanged therefor) will agree not to transfer the shares of Founder Common Stock and Parent Common Stock, in each case pursuant to the terms set forth in the lock-up agreement in substantially the form attached hereto as Exhibit A (the “Lock-Up Agreement”).

5.16 Registration Rights Agreement. Prior to the Closing Date, Parent shall enter into a registration rights agreement in in form and substance reasonable acceptable to Parent and the Company (the “Registration Rights Agreement”) pursuant to which the Company Stockholders and certain other parties thereto will be granted certain registration rights relating to the aggregate Per Share Merger Consideration to be received by them herein. Parent shall use reasonable best efforts to terminate the Registration Rights Agreement, dated as of November 10, 2020, by and among Parent and the Parent Stockholders party thereto (as amended, the “Parent Registration Rights Agreement”), prior to the Closing and shall offer the Parent Stockholders who are party to the Parent Registration Rights Agreement prior to the Closing the opportunity to enter into the Registration Rights Agreement in connection with the consummation of the transactions contemplated hereby.

5.17 Intended Tax Treatment. On or after the Agreement Date, none of the Parties shall take (or cause their Affiliates or subsidiaries to take) any action, or fail (or cause their Affiliates or subsidiaries to fail) to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties will report the Merger on all Returns in a manner consistent with such tax treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Return for the taxable year of the Merger, and no Party will take a position inconsistent with such treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law).

5.18 Incentive Equity Plan / Cash Retention Pool . Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan and an ESPP, the proposed form and terms of which shall be prepared and delivered by the Company and which shall be reasonably acceptable to Parent. Prior to the Effective Time, the Company shall be permitted to establish a cash retention pool in an aggregate amount of no more than $11,000,000 that may be granted to certain of the Company’s employees on the terms and at the discretion of the Company’s board of directors.

5.19 PIPE Investment. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents, including using Parent’s reasonable best efforts to (i) maintain in full force and effect the PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Documents that are applicable to Parent or any of its Subsidiaries and within the control of Parent or any of its Subsidiaries, and to consummate the PIPE Investment at or prior to the Closing, including using its reasonable best efforts to cause the investor parties thereto to fund the PIPE Investment at the Closing, (iii) comply on a timely basis with Parent’s obligations under the PIPE Documents and (iv) enforce its rights under the PIPE Documents, including (at the request of the Company and only if Parent and its Subsidiaries have sufficient funds) by filing one or more lawsuits against the investor parties thereto to fully enforce the investors’ obligations (and the rights of Parent) thereunder or assigning the rights of Parent to bring such lawsuits to the Company so as to enable the Company to file such lawsuits against the investors on behalf of Parent. Parent shall provide the Company with copies of all documents relating to the PIPE Investment and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that Parent reasonably expects to have a material and adverse impact on the ability of Parent to obtain all or any portion of the PIPE Investment. Without the prior written consent of the Company, Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the PIPE Documents (including, without limitation, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Investment, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Documents, (x) reduces the aggregate amount of the PIPE Investment, (y) imposes additional conditions precedent to the availability of the PIPE Investment or amends or modifies any of the existing conditions to the funding of the PIPE Investment or (z) adversely impacts the ability of Parent to enforce its rights against the investors under any of the PIPE Documents), or release or consent to the termination of the obligations of the investors under any of the PIPE Documents.

5.20 Company Stockholder Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the DGCL and the Company’s Charter Documents to all of its stockholders calling for a special meeting of such stockholders to consider and vote upon this Agreement and the Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the Securities Act, the DGCL and the Company’s Charter Documents and use commercially reasonable efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of shares of Company Stock representing the Company Stockholder Approval that is executed and delivered by such holders after the SEC Approval Date; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Merger and the other transactions contemplated hereby will be solicited from all holders of shares of Company Stock. The Company shall use its reasonable best efforts to cause the Company Stockholders to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Stock in favor of, and adopt, the Merger and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Merger as shall reasonably be requested by the Company in connection with the Merger.

5.21 2020 Audited Financials. As soon as reasonably practicable following the date hereof, but in any event no later than ten (10) Business Days after the Agreement Date, the Company shall deliver to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal year ended March 31, 2020, together with the auditor’s report thereon (the “2020 Financial Statements”); provided, that upon delivery of such 2020 Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 2.7 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the Agreement Date.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Parent Stockholder Matters. The Stockholder Matters shall have been duly approved and adopted by the affirmative vote of the Parent Stockholders required under Parent’s Charter Documents and the DGCL.

(b) Parent Net Tangible Assets. Parent shall have, either immediately prior to or upon the Closing, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d) Proxy Statement. The Proxy Statement/Prospectus (including the Form S-4) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Proxy Statement/Prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(f) Merger Shares. The Parent Common Stock comprising the aggregate Per Share Merger Consideration to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof and public holder requirements.

(g) PIPE Investment. The PIPE Investment shall have been, or concurrently with the Closing shall be, completed.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub (i) contained in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(e), 3.3(g), 3.3(h) and 3.4 shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates and (ii) contained in the other Sections of Article III shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect with respect to Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date in all material respects, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the Agreement Date which is continuing, and the Parent Closing Certificate shall include a provision to such effect.

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

(f) Governing Documents. The Certificate of Incorporation of Parent, in a form reasonably acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted the Bylaws, in a form reasonably acceptable to Parent and the Company.

(g) Resignations. Other than the persons listed in Schedule 6.2(g) of the Parent Schedule, all persons shall have resigned from all of their positions and offices with Parent and Merger Sub.

(h) Parent Registration Rights Agreement. The Parent Registration Rights Agreement shall have been terminated.

(i) Lock-Up Agreement. The Lock-Up Agreement shall have been executed and delivered by the Sponsor and holders of Founder Common Stock identified in Schedule 5.15(b) of the Company Schedule and shall be in full force and effect.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company and the Stockholders (i) contained in Sections 2.3(a) (except the last sentence thereof), 2.3(b), 2.3(c), 2.3(e) and 2.4 shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates and (ii) contained in the other Sections of Article II shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and its Subsidiaries shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date in all material respects, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Surviving Corporation to own, operate or control any of the assets and operations of the Company following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the Agreement Date which is continuing, and the Company Closing Certificate shall include a provision to such effect.

(e) Updated Financial Statements. The Updated Financial Statements shall have been delivered by the Company to Parent as and if required.

(f) Lock-Up Agreement. The Lock-Up Agreement shall have been executed and delivered by the Company Stockholders identified in Schedule 5.15(a) of the Company Schedule and shall be in full force and effect.

(g) Company Stockholders Agreements. Each of the agreements set forth on Schedule 6.3(g) of the Company Schedule shall be terminated or amended as provided on such Schedule 6.3(g).

(h) FIRPTA Tax Certificates. At Closing, the Company shall deliver to Parent a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Merger shall not have been consummated by June 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by Parent or Merger Sub is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or a Stockholder set forth in this Agreement, or if any representation or warranty of the Company or a Stockholder shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by the Company or a Stockholder is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement);

(f) by Parent, if the Company shall have failed to deliver the Stockholder Support Agreements within five (5) Business Days) following the execution of this Agreement;

(g) by Parent, if the Company fails to obtain the Company Stockholder Approval by written consent within ten (10) Business Days following the SEC Approval Date;

(h) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Stockholder Matters shall fail to be approved by the affirmative vote of the Parent Stockholders required under Parent’s Charter Documents and the DGCL; or

(i) by either Parent or the Company if, either immediately prior to or upon the Closing, following consummation of the Merger, Parent will have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s Charter Documents.

7.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e), and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.

(b)    In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 4.2(a), 5.7, 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional and willful breach of this Agreement by such party occurring prior to such termination.

7.3 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to Parent, to:

Northern Star Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Joanna Coles and Jonathan J. Ledecky

E-mail: joanna@northernstaric.com / jledecky@hockeyny.com

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

Barkbox, Inc.

221 Canal Street, Floor 6

New York, NY 10013

Attention: Matt Meeker / John Toth

Email: matt@barkbox.com / john@barkbox.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1250 Broadway, 23rd Floor

New York, NY 10001

Attention: Brooks Stough / Melissa B. Marks / John Olson

Email: bstough@gunder.com / mmarks@gunder.com / jolson@gunder.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention: Michael J. Mies

Email: michael.mies@skadden.com

8.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives. For purposes of this Agreement:

(a) the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Ancillary Agreements” means the Stockholder Support Agreements, the Sponsor Support Agreement, the PIPE Documents, the Registration Rights Agreement, Parent Registration Rights Agreement, the Lock-Up Agreement, and the other documents delivered pursuant to this Agreement.

(c) the term “Business Data” shall mean all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company;

(d) the term “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close;

(e) the term “Business Systems” shall mean all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company;

(f) the term “Company Equity Plan” shall mean the Barkbox, Inc. 2011 Stock Incentive Plan;

(g) the term “Company Intellectual Property” shall mean any Intellectual Property that is owned by the Company, including Software developed by the Company;

(h) the term “Company Licensed Intellectual Property” shall mean any Intellectual Property that is owned by a third party and licensed to the Company, including Software developed by the Company;

(i) the term “Company Products” shall mean all current versions of products or service offerings of the Company;

(j) the term “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by the Company;

(k) the term “Company Stockholder Approval” shall mean the approval (including by written consent) of this Agreement and the Merger, by (i) holders of a majority of the issued and outstanding shares of Company Stock (voting as a single class on an as converted to Company Common Stock basis), (ii) the holders of at least 63% of the issued and outstanding shares of Company Preferred Stock (voting as a separate class on an as converted to Company Common Stock basis), and (iii) the holders of a majority of the outstanding shares of Company Series C-1 Preferred Stock, voting as a separate class;

(l) the term “Copyrights” shall mean all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(m) the term “Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, or authorization, relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the handling, use, transport, treatment, storage or disposal of any Hazardous Substance; or (iii) pollution or protection of the environment or natural resources;

(n) the term “Excess Shares” shall mean a number of shares of Parent Common Stock equal to (i) the number of shares by which the Company increases its equity reserve pool of any Company Equity Plan above the number of shares equal to 3% of the Company’s fully-diluted capitalization, calculated as of the Agreement Date, multiplied by the Exchange Ratio. For clarity, this amount may be zero;

(o) the term “Exchange Ratio” shall mean (i) 150,000,000 divided by (ii) the Fully Diluted Share Number;

(p) the term “Form S-4” shall mean the registration statement on Form S-4 of Parent with respect to registration of the Parent Common Stock to be issued in connection with the Merger;

(q) the term “Fully Diluted Share Number” shall mean, without duplication, the sum of (i) the number of issued and outstanding shares of Company Stock immediately prior to the Effective Time (including, for the avoidance of doubt, conversion of the Company Convertible Notes outstanding as of the Agreement Date pursuant to Section 1.10(c) and/or Schedule 1.10(c)) plus (ii) the number of shares of Company Common Stock issuable upon the exercise, conversion or other exchange of Company Derivative Securities which are not converted, exchanged or exercised for Company Common Stock or Company Preferred Stock, as applicable, prior to the Effective Time (including any shares to be treated as included in this clause (ii) pursuant to Schedule 1.10(c) in respect of Company Convertible Notes outstanding as of the Agreement Date) and are to remain outstanding as of and immediately following the Effective Time, provided that the number of shares issuable pursuant to this clause (ii) shall be calculated as if such Derivative Securities had been, or will be, exercised, as applicable, on a net exercise basis using a reference price of $10.00 multiplied by the Exchange Ratio;

(r) the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(s) the term “Governmental Entity” shall mean any court, administrative agency, commission, governmental or regulatory authority or similar body, domestic or foreign;

(t) the term “Hazardous Substance” shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is regulated by any Governmental Entity pursuant to any Environmental Law;

(u) the term “Insider” shall mean any individual who is an officer, director or employee of the Company or any of its Subsidiaries;

(v) the term “Insurance Policies” shall mean all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors;

(w) the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) Software; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable);

(x) the term “knowledge” shall mean actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, of Matt Meeker, Manish Joneja, Henrik Werdelin, and John Toth, and (ii) in the case of Parent or Merger Sub, Joanna Coles, Jonathan Ledecky and James Brady;

(y) the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(z) the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(aa) the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, shall mean any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, (A) that has a materially adverse effect on the business or overall financial condition of the Company and its Subsidiaries, taken as whole, or Parent and Merger Sub, taken together, as applicable or (B) would prevent, materially delay or materially impede the performance by the Company or Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated herein, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage, civil or political unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil or political unrest or terrorism, (ii) earthquakes, hurricanes, wildfires, mudslides, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any pandemic (including COVID-19), epidemic, plague or other general outbreak of illness, including any actions taken by a Governmental Entity in response thereto, (iv) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements or U.S. GAAP (or equivalent accounting practice in any other jurisdiction), (v) general conditions in the industries in which the Company or any of its Subsidiaries operate, (vi) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the Agreement Date, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vii) changes attributable to the public announcement or pendency of the transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (viii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, by the Company or its Subsidiaries which Parent has requested or to which it has consented, in each case, expressly in writing or which actions are expressly contemplated by this Agreement; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (viii), in the event that the Company and its Subsidiaries, taken as a whole, are disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate (or, in the case of clauses (i), (ii) and (iii), as compared to other industry participants in the same impacted geographic areas in which the Company and its Subsidiaries operate), the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect;

(bb) “ordinary course of business,” “ordinary course,” “ordinary course of business consistent with past practice,” and similar phrases when referring to the Company means actions taken by the Company or any Subsidiary that are consistent with the past usual day-to-day customs and practices of the Company or such Subsidiary in the ordinary course of operations of the business, provided any workforce reduction, work from home, quarantine, social distancing, changes in shipping arrangements, or austerity measures in relation to COVID-19 shall be considered “ordinary course of business” for purposes of this Agreement;

(cc) the term “Parent Plan” shall mean a company equity incentive plan to be adopted by Parent in connection with the transactions contemplated hereby;

(dd) the term “Patents” shall mean all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(ee) the term “Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) Liens of public record, (v) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (vi) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vii) Liens created by Parent or its successors and assigns, (viii) Liens disclosed in the Company Schedule or the Parent Schedule, including those listed in Schedule 8.2(dd), (ix) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, (x) licenses to Intellectual Property granted in the ordinary course of business, (xi) Liens securing the Company’s and its Subsidiaries’ existing credit facilities and (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest;

(ff) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(gg) the term “Personal Information” shall mean (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) any other, similar information or data regulated by Privacy/Data Security Laws;

(hh) the term “Privacy/Data Security Laws” shall mean all Legal Requirements governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data;

(ii) the term “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus included in the Form S-4, including the proxy statement filed by Parent on Schedule 14A with respect to the Special Meeting to approve the Stockholder Matters, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of Parent to be used for the Special Meeting to approve the Stockholder Matters (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Stock in conjunction with a stockholder vote on the Merger Proposal) and a prospectus with respect to the Parent Common Stock to be offered and issued to the Company Stockholders in all cases in accordance with and as required by the Parent’s Charter Documents, applicable Law, and the rules and regulations of the NYSE;

(jj) the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(kk) the term “Software” shall mean all computer software (in object code or source code format), data and databases, and related documentation and materials;

(ll) the term “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(mm) the term “Trademarks” shall mean trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and

(nn) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

8.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Ancillary Agreements and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein or therein, including the Exhibits and Schedules hereto or thereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement, including Sections 5.10 and 8.16). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such injunction.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Company and its Subsidiaries may collaterally assign any of its or their rights hereunder to any of its debt financing sources. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Amendment. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties. The approval of this Agreement by the stockholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 7.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8.11.

8.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.13 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

8.14 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

8.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement (or in any Ancillary Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement or an Ancillary Agreement), including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing and (b) this Article VIII.

8.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party hereto, any Affiliate of any Party hereto or any of the foregoing (any of the foregoing, a “Nonparty Affiliate”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

NORTHERN STAR ACQUISITION CORP.

By:	/s/ Joanna Coles
Name:	Joanna Coles
Title:	Chief Executive Officer

NSAC MERGER SUB CORP.

By:	/s/ Joanna Coles
Name:	Joanna Coles
Title:	Chief Executive Officer

BARKBOX INC.

By:	/s/ Matt Meeker
Name:	Matt Meeker
Title:	Executive Chairman

Annex B

The Original BARK Company

Second Amended and Restated Certificate of Incorporation

Northern Star Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is The Original BARK Company. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was July 8, 2020.

2. This Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), which restates, integrates and further amends the amended and restated certificate of incorporation of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”) and has been adopted by the requisite vote of the stockholders of the corporation .

3. The Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Reorganization, by and among the Corporation (as defined below), NSAC Merger Sub Corp. and Barkbox, Inc. (as amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”). As part of the transactions contemplated by the Business Combination Agreement, 6,358,750 of the issued and outstanding shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into 6,358,750 shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A Common Stock issued as part of the Business Combination Agreement and the subscription agreements contemplated by the Business Combination Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.

4. The certificate of incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is The Original BARK Company. (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805. The name of its registered agent at that address is Vcorp Services, LLC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 501,000,000 shares, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1. Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise provided by law or by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or the DGCL.

3. Dividends. Subject to applicable law and the rights, if any, of the holders of one or more outstanding series of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board in its discretion from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends or other distributions.

4. Liquidation. Subject to the rights, if any, of the holders of one or more outstanding series of Preferred Stock and after payment or provision for payment of the debt and other liabilities of the Corporation, holders of shares of Common Stock shall be entitled to receive (ratably in proportion to the number of shares held by them) the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange, exclusive license, conveyance or other disposition of all or any part of its assets.

B. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to the fullest extent as may now or hereafter be permitted by the DGCL, to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval (except as otherwise expressly required by this Certificate of Incorporation) by filing a certificate of designation pursuant to the applicable law of the State of Delaware (any such certificate, a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the powers, including voting powers of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series. The powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1. the designation of the series, which may be by distinguishing number, letter or title;

2. the number of shares of the series, which number the Board may thereafter increase or decrease (but not below the number of shares thereof then outstanding) without any vote of stockholders (except as otherwise expressly required by this Certificate of Incorporation);

3. the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4. the dates on which dividends, if any, shall be payable;

5. the redemption rights and price or prices, if any, for shares of the series;

6. the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7. the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8. whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9. restrictions on the issuance or reissuance of shares of the same series or any other class or series;

10. the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11. any other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, subject to the rights of one or more series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or the DGCL.

B. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall exclusively be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as may be possible, of one third of the total number of directors. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, each director shall continue to serve as a director until his or her successor is duly elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

E. Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any increase in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The Board is authorized to assign members of the Board already in office to their respective class. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class to which such director shall have been appointed or assigned, and until his or her successor is duly elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

F. Preferred Directors. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, upon commencement and for the duration of such period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to this Certificate of Incorporation; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the certificate of designation establishing such series of Preferred Stock, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation, whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) , the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall automatically terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

G. Removal. Subject to any rights of the holders of one or more series of Preferred Stock to elect directors, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding stock of the Corporation entitled to vote thereon, voting as a single class. For purposes of this Section G, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

H. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, modification or repeal of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation with respect to actions or omissions occurring prior to the time of such amendment, modification or repeal.

EIGHTH: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.

NINTH: Except as otherwise required by law and subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by the majority of the Whole Board or the Chairman of the Board or the Chief Executive Officer of the Corporation and may not be called by stockholders or any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice for such meeting.

TENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Parts A and B of Article FOURTH, Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article ELEVENTH, Article TWELFTH, and this Article TENTH, and in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article SEVENTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend or repeal, in whole or in part, the Bylaws by the affirmative vote of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of the stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided, further, however, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the Board that was valid at the time of such act prior to the adoption of such Bylaw.

TWELFTH:

A. Forum Selection.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery does not have jurisdiction, the state or federal courts in the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as the foregoing may be amended, modified, supplemented and/or restated from time to time), or (4) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, except for, as to each of (1) through (4) above, (a) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination) and (b) any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

(c) Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

B. Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the applicable state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

THIRTEENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this                day of                , 2021

By:
Name:
Title:

ANNEX C

NORTHERN STAR ACQUISITION CORP.

2021 EQUITY INCENTIVE PLAN

(AS ADOPTED ON [●], 2021)

(APPROVED BY THE STOCKHOLDERS ON [●], 2021)

NORTHERN STAR ACQUISITION CORP.

2021 EQUITY INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

The Board adopted the Plan to become effective immediately prior to the Closing (as defined in the Merger Agreement). The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Service Providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of Service Providers with exceptional qualifications and (c) linking Service Providers directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may be ISOs or NSOs), SARs, Restricted Shares and Restricted Stock Units. Capitalized terms used in this Plan are defined in Article 14.

ARTICLE 2. ADMINISTRATION.

2.1 General. The Plan may be administered by the Board or one or more Committees to which the Board (or an authorized Board committee) has delegated authority. If administration is delegated to a Committee, the Committee shall have the powers theretofore possessed by the Board, including, to the extent permitted by applicable law, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to either the Board or the Administrator shall hereafter also encompass the Committee or subcommittee, as applicable). The Board may abolish the Committee’s delegation at any time and the Board shall at all times also retain the authority it has delegated to the Committee. The Administrator shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Common Shares are traded, and shall have the authority and be responsible for such functions as have been assigned to it.

2.2 Section 16. To the extent desirable to qualify transactions hereunder as exempt under Exchange Act Rule 16b-3, the transactions contemplated hereunder will be approved by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

2.3 Powers of Administrator. Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall have the authority to (a) select the Service Providers who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and Awards granted under the Plan, (d) make, amend and rescind rules relating to the Plan and Awards granted under the Plan, including rules relating to sub-plans established for the purposes of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (e) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant of any Common Shares issued pursuant to an Award, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales, and (f) make all other decisions relating to the operation of the Plan and Awards granted under the Plan. In addition, with regard to the terms and conditions of Awards granted to Service Providers outside of the United States or not subject to taxation under the laws of the United States, the Administrator may vary from the provisions of the Plan to the extent it determines it necessary and appropriate to do so, including, where applicable, varying from the requirements set forth in Articles 5.3 and 6.3.

2.4 Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all interested parties.

2.5 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed the sum of (a) 16,710,158 Common Shares, plus (b) up to a number of Common Shares equal to 3,337,967 multiplied by the Exchange Ratio (as defined in the Merger Agreement) subject to awards granted under the Predecessor Plan (and assumed by the Company pursuant to the Merger Agreement) that are outstanding on the Business Combination Date, if such awards subsequently are forfeited or if the Common Shares issued pursuant to such awards are subsequently forfeited to the Company, and (c) the additional Common Shares described in Articles 3.2 and 3.3. The number of Common Shares that are subject to Awards outstanding at any time under the Plan may not exceed the number of Common Shares that then remain available for issuance under the Plan. The numerical limitations in this Article 3.1 shall be subject to adjustment pursuant to Article 9.

3.2 Annual Increase in Shares. On the first day of each fiscal year of the Company during the term of the Plan, commencing on April 1, 2022 and ending on (and including) March 31, 2031, the aggregate number of Common Shares that may be issued under the Plan shall increase by a number, determined by the Board on or before May 1st of such fiscal year, not to exceed 5% of the total number of shares of the Company’s Class A Common Stock actually issued and outstanding on the last day of the preceding fiscal year. If the Board does not determine to increase the aggregate number of Common Shares in the Plan by May 1st of such fiscal year, such increase shall be zero.

3.3 Shares Returned to Reserve. To the extent that Options, SARs, Restricted Stock Units or other Awards are forfeited, cancelled or expire for any reason before being exercised or settled in full, the Common Shares subject to such Awards shall again become available for issuance under the Plan. If SARs are exercised or Restricted Stock Units are settled, then only the number of Common Shares (if any) actually issued to the Participant upon exercise of such SARs or settlement of such Restricted Stock Units, as applicable, shall reduce the number of Common Shares available under Article 3.1 and the balance shall again become available for issuance under the Plan. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such Common Shares shall again become available for issuance under the Plan. Common Shares applied to pay the Exercise Price of Options or to satisfy tax withholding obligations related to any Award shall again become available for issuance under the Plan (but such shares shall not again become available for issuance as ISOs). To the extent that an Award is settled in cash rather than Common Shares, the cash settlement shall not reduce the number of Shares available for issuance under the Plan.

3.4 Awards Not Reducing Share Reserve. To the extent permitted under applicable exchange listing standards, any dividend equivalents paid or credited under the Plan with respect to Restricted Stock Units shall not be applied against the number of Common Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Restricted Stock Units. In addition, Common Shares subject to Substitute Awards granted by the Company shall not reduce the number of Common Shares that may be issued under Article 3.1, nor shall shares subject to Substitute Awards again be available for Awards under the Plan in the event of any forfeiture, expiration or cash settlement of such Substitute Awards.

3.5 Code Section 422 and Other Limits. Subject to adjustment in accordance with Article 9:

(a) The grant date fair value of Awards granted to an Outside Director during any one fiscal year of the Company may not exceed $750,000 (on a per-Director basis); provided however that the limitation that will apply in the fiscal year in which the Outside Director is initially appointed or elected to the Board shall instead be $1,500,000. For purposes of this limitation, grant date fair value of an Award shall be determined in accordance with the assumptions that the Company uses to estimate the value of share-based payments for financial reporting purposes. For the sake of clarity, neither (i) Awards granted to an individual while they were an Employee or Consultant, but not an Outside Director, nor (ii) Awards granted pursuant to an Outside Director’s election to receive Awards in lieu of cash retainers or other fees shall count towards this limitation.

(b) No more than 45,000,000 Common Shares (subject to adjustment pursuant to Article 9) may be issued under the Plan upon the exercise of ISOs.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Code Section 422(c)(5) are satisfied.

4.2 Other Awards. Awards other than ISOs may be granted to both Employees and other Service Providers.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is intended to be an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, which number shall adjust in accordance with Article 9.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to an Option that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A and, if applicable, Code Section 424(a).

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become vested and/or exercisable. The vesting and exercisability conditions applicable to the Option may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination of such conditions. The Stock Option Agreement shall also specify the term of the Option; provided that, except to the extent necessary to comply with applicable foreign law, the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated vesting and/or exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

5.5 Death of Optionee. After an Optionee’s death, any vested and exercisable Options held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable Options held by the Optionee may be exercised by his or her estate.

5.6 Modification or Assumption of Options. Within the limitations of the Plan, the Administrator may modify, reprice, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

5.7 Buyout Provisions. The Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.

5.8 Payment for Option Shares. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased. In addition, the Administrator may, in its sole discretion and to the extent permitted by applicable law, accept payment of all or a portion of the Exercise Price through any one or a combination of the following forms or methods:

(a) Subject to any conditions or limitations established by the Administrator, by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee with a value on the date of surrender equal to the aggregate exercise price of the Common Shares as to which such Option will be exercised;

(b) By delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company;

(c) Subject to such conditions and requirements as the Administrator may impose from time to time, through a net exercise procedure; or

(d) Through any other form or method consistent with applicable laws, regulations and rules.

ARTICLE 6. STOCK APPRECIATION RIGHTS.

6.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

6.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains, which number shall adjust in accordance with Article 9.

6.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to a SAR that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A.

6.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become vested and exercisable. The vesting and exercisability conditions applicable to the SAR may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. The SAR Agreement shall also specify the term of the SAR; provided that except to the extent necessary to comply with applicable foreign law, the term of a SAR shall not exceed 10 years from the date of grant. A SAR Agreement may provide for accelerated vesting and exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

6.5 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the

Exercise Price. If, on the date when a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

6.6 Death of Optionee. After an Optionee’s death, any vested and exercisable SARs held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable SARs held by the Optionee at the time of his or her death may be exercised by his or her estate.

6.7 Modification or Assumption of SARs. Within the limitations of the Plan, the Administrator may modify, reprice, extend or assume outstanding stock appreciation rights or may accept the cancellation of outstanding stock appreciation rights (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, materially impair his or her rights or obligations under such SAR.

ARTICLE 7. RESTRICTED SHARES.

7.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

7.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, cancellation of other equity awards, promissory notes, past services and future services, and such other methods of payment as are permitted by applicable law.

7.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. A Restricted Stock Agreement may provide for accelerated vesting upon certain specified events.

7.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, unless the Administrator otherwise provides. A Restricted Stock Agreement, however, may require that any cash dividends paid on Restricted Shares (a) be accumulated and paid when such Restricted Shares vest, or (b) be invested in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the shares subject to the Award with respect to which the dividends were paid. In addition, unless the Administrator provides otherwise, if any dividends or other distributions are paid in Common Shares, such Common Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

7.5 Modification or Assumption of Restricted Shares. Within the limitations of the Plan, the Administrator may modify or assume outstanding Restricted Shares or may accept the cancellation of outstanding restricted shares (whether granted by the Company or by another issuer) in return for the grant of new Restricted Shares for the same or a different number of shares or in return for the grant of a different type of

Award. The foregoing notwithstanding, no modification of Restricted Shares shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Shares.

ARTICLE 8. RESTRICTED STOCK UNITS.

8.1 Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

8.2 Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

8.3 Vesting Conditions. Each Award of Restricted Stock Units may or may not be subject to vesting, as determined by the Administrator. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. A Restricted Stock Unit Agreement may provide for accelerated vesting upon certain specified events.

8.4 Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, Restricted Stock Units awarded under the Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.

8.5 Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Administrator. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average value of Common Shares over a series of trading days. Vested Restricted Stock Units shall be settled in such manner and at such time(s) as specified in the Restricted Stock Unit Agreement. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Article 9.

8.6 Death of Recipient. Any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of Restricted Stock Units under the Plan may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s estate.

8.7 Modification or Assumption of Restricted Stock Units. Within the limitations of the Plan, the Administrator may modify or assume outstanding restricted stock units or may accept the cancellation of outstanding restricted stock units (whether granted by the Company or by another issuer) in return for the grant of new Restricted Stock Units for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a Restricted Stock Unit shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Stock Unit.

8.8 Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

ARTICLE 9. ADJUSTMENTS; DISSOLUTIONS AND LIQUIDATIONS; CORPORATE TRANSACTIONS.

9.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company, proportionate adjustments shall be made to the following:

(a) The number and kind of shares available for issuance under Article 3, including the numerical share limits in Articles 3.1, 3.2 and 3.5;

(b) The number and kind of shares covered by each outstanding Option, SAR and Restricted Stock Unit; and/or

(c) The Exercise Price applicable to each outstanding Option and SAR, and the repurchase price, if any, applicable to Restricted Shares.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Administrator may make such adjustments as it, in its sole discretion, deems appropriate to the foregoing. Any adjustment in the number of shares subject to an Award under this Article 9.1 shall be rounded down to the nearest whole share, although the Administrator in its sole discretion may make a cash payment in lieu of a fractional share. Except as provided in this Article 9, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

9.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

9.3 Corporate Transactions. In the event that the Company is a party to a merger, consolidation, or a Change in Control (other than one described in Article 14.6(d)), all Common Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Administrator, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or portions thereof) in an identical manner. Unless an Award Agreement provides otherwise, the treatment specified in the transaction agreement or by the Administrator may include (without limitation) one or more of the following with respect to each outstanding Award:

(a) The continuation of such outstanding Award by the Company (if the Company is the surviving entity);

(b) The assumption of such outstanding Award by the surviving entity or its parent, provided that the assumption of an Option or a SAR shall comply with applicable tax requirements;

(c) The substitution by the surviving entity or its parent of an equivalent award for such outstanding Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Common Shares in the transaction), provided that the substitution of an Option or a SAR shall comply with applicable tax requirements;

(d) In the case of an Option or SAR, the cancellation of such Award without payment of any consideration. An Optionee shall be able to exercise his or her outstanding Option or SAR, to the extent such Option or SAR is then vested or becomes vested as of the effective time of the transaction, during a period of not less than five full business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of the transaction and (ii) such shorter period still offers the Optionee a reasonable opportunity to exercise such Option or SAR. Any exercise of such Option or SAR during such period may be contingent on the closing of the transaction;

(e) The cancellation of such Award and a payment to the Participant with respect to each share subject to the portion of the Award that is vested or becomes vested as of the effective time of the transaction equal to the excess of (A) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction, over (if applicable) (B) the per-share Exercise Price of such Award (such excess, if any, the “Spread”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Spread. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Shares. If the Spread applicable to an Award (whether or not vested) is zero or a negative number, then the Award may be cancelled without making a payment to the Participant. In the event that an Award is subject to Code Section 409A, the payment described in this clause (e) shall be made on the settlement date specified in the applicable Award Agreement, provided that settlement may be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4); or

(f) The assignment of any reacquisition or repurchase rights held by the Company in respect of an Award of Restricted Shares to the surviving entity or its parent, with corresponding proportionate adjustments made to the price per share to be paid upon exercise of any such reacquisition or repurchase rights.

Unless an Award Agreement provides otherwise, each outstanding Award held by a Participant who remains a Service Provider as of the effective time of a merger, consolidation or Change in Control (other than one described in Article 14.7(d)) (a “Current Participant”) shall become fully vested and, if applicable, exercisable immediately prior to the effective time of the transaction and, in the case of an Award subject to performance-based vesting conditions, such performance-based vesting conditions shall be deemed achieved at 100% of target levels. However, the prior sentence shall not apply, and an outstanding Award shall not become vested and, if applicable, exercisable, if and to the extent the Award is continued, assumed or substituted as provided for in clauses (a), (b) or (c) above. In addition, the prior two sentences shall not apply to an Award held by a Participant who is not a Current Participant, unless an Award Agreement provides otherwise or unless the Company and the acquirer agree otherwise.

For avoidance of doubt, the Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to provide for the acceleration of vesting upon the occurrence of a Change in Control, whether or not the Award is to be assumed or replaced in the transaction, or in connection with a termination of the Participant’s service following a transaction.

Any action taken under this Article 9.3 shall either preserve an Award’s status as exempt from Code Section 409A or comply with Code Section 409A.

ARTICLE 10. OTHER AWARDS.

Subject in all events to the limitations under Article 3 above as to the number of Common Shares available for issuance under this Plan, the Company may grant other forms of Awards not specifically described herein and may grant awards under other plans or programs, where such awards are settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Restricted Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 11. LIMITATION ON RIGHTS.

11.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain a Service Provider. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Service Provider at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

11.2 Stockholders’ Rights. Except as set forth in Article 7.4 or 8.4 above, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when they become entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

11.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed necessary by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained.

11.4 Transferability of Awards. The Administrator may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable law (including, other than an ISO, to a “family member” as such term is defined in the General Instructions to Form S-8 (whether by gift or a domestic relations order)). Unless otherwise determined by the Administrator, Awards shall be transferable by a Participant only by (a) beneficiary designation, (b) a will or (c) the laws of descent and distribution; provided that, in any event, an ISO may only be transferred by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative. Any transferee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations.

11.5 Recoupment Policy. All Awards granted under the Plan, all amounts paid under the Plan and all Common Shares issued under the Plan shall be subject to recoupment, clawback or recovery by the Company in accordance with applicable law and with Company policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other applicable law, as well as any implementing regulations and/or listing standards thereunder.

11.6 Other Conditions and Restrictions on Common Shares. Any Common Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Administrator may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Common Shares generally. In addition, Common Shares issued under the Plan shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.

ARTICLE 12. TAXES.

12.1 General. It is a condition to each Award under the Plan that a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with any Award granted under the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan unless such obligations are satisfied.

12.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that they previously acquired. Such Common Shares shall be valued on the date when they are withheld or surrendered. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions including any restrictions required by the SEC, accounting or other rules.

12.3 Section 409A Matters. Except as otherwise expressly set forth in an Award Agreement, it is intended that Awards granted under the Plan either be exempt from, or comply with, the requirements of Code Section 409A. To the extent an Award is subject to Code Section 409A (a “409A Award”), the terms of the Plan, the Award and any written agreement governing the Award shall be interpreted to comply with the requirements of Code Section 409A so that the Award is not subject to additional tax or interest under Code Section 409A, unless the Administrator expressly provides otherwise. A 409A Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary for such payment to comply with the requirements of Code Section 409A(a)(1).

12.4 Limitation on Liability. Neither the Company nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

ARTICLE 13. FUTURE OF THE PLAN.

13.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to approval of the Company’s stockholders under Article 13.3 below. The Plan shall terminate automatically 10 years after the date when the Board adopted the Plan.

13.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

13.3 Stockholder Approval. To the extent required by applicable law, the Plan will be subject to the approval of the Company’s stockholders within 12 months of its adoption date. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

ARTICLE 14. DEFINITIONS.

14.1 “Administrator” means the Board or any Committee administering the Plan in accordance with Article 2.

14.2 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

14.3 “Award” means any award granted under the Plan, including as an Option, a SAR, a Restricted Share award, a Restricted Stock Unit award or another form of equity-based compensation award.

14.4 “Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Agreement, a Restricted Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.

14.5 “Board” means the Company’s Board of Directors, as constituted from time to time and, where the context so requires, reference to the “Board” may refer to a Committee to whom the Board has delegated authority to administer any aspect of this Plan.

14.6 “Business Combination Date” means the date of the closing of the merger contemplated by the Merger Agreement.

14.7 “Change in Control” means:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d) Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

14.8 “Code” means the Internal Revenue Code of 1986, as amended.

14.9 “Committee” means a committee of one or more members of the Board, or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.

14.10 “Common Share” means one share of the Company’s Class A Common Stock.

14.11 “Company” means Northern Star Acquisition Corp., a Delaware corporation.

14.12 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

14.13 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

14.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

14.15 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

14.16 “Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Administrator deems reliable. If Common Shares are not traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons. Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

14.17 “ISO” means an incentive stock option described in Code Section 422(b).

14.18 “Merger Agreement” means that certain Agreement and Plan of Reorganization dated as of December 16, 2020, by and among the Company, NSAC Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Barkbox, Inc., a Delaware corporation.

14.19 “NSO” means a stock option not described in Code Sections 422 or 423.

14.20 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

14.21 “Optionee” means an individual or estate holding an Option or SAR.

14.22 “Outside Director” means a member of the Board who is not an Employee.

14.23 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

14.24 “Participant” means an individual or estate holding an Award.

14.25 “Plan” means this Northern Star Acquisition Corp. 2021 Equity Incentive Plan, as amended from time to time.

14.26 “Predecessor Plan” means the Barkbox, Inc. 2011 Stock Incentive Plan, as amended.

14.27 “Restricted Share” means a Common Share awarded under the Plan.

14.28 “Restricted Stock Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

14.29 “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

14.30 “Restricted Stock Unit Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.

14.31 “SAR” means a stock appreciation right granted under the Plan.

14.32 “SAR Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

14.33 “Securities Act” means the Securities Act of 1933, as amended.

14.34 “Service Provider” means any individual who is an Employee, Outside Director or Consultant, including any prospective Employee, Outside Director or Consultant who has accepted an offer of employment or service and will be an Employee, Outside Director or Consultant after the commencement of their service.

14.35 “Stock Option Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

14.36 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

14.37 “Substitute Awards” means Awards or Common Shares issued by the Company in assumption of, or substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a corporation acquired by the Company or any Affiliate or with which the Company or any Affiliate combines to the extent permitted by the applicable exchange listing requirements.

ANNEX D

NORTHERN STAR ACQUISITION CORP.

2021 EMPLOYEE STOCK PURCHASE PLAN

(AS ADOPTED EFFECTIVE ON [                ], 2021)

NORTHERN STAR ACQUISITION CORP.

2021 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF THE PLAN.

The Board adopted the Plan to become effective immediately prior to the Closing (as defined in the Merger Agreement). The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions or other approved contributions.

SECTION 2. ADMINISTRATION OF THE PLAN.

(a) General. The Plan may be administered by the Board or one or more Committees. Each Committee shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Stock is traded, and shall have the authority and be responsible for such functions as have been assigned to it.

(b) Powers of the Administrator. Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Administrator may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan.

(c) Effects of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all interested parties.

(d) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice of law provisions).

SECTION 3. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The number of shares of Stock available for purchase under the Plan shall be 3,371,858 shares of the Company’s Stock (subject to adjustment pursuant to Subsection (c) below), plus the additional shares described in Subsection (b) below. Shares of Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares.

(b) Annual Increase in Shares. On the first day of each fiscal year of the Company during the term of the Plan, commencing on April 1, 2022 and ending on (and including) March 31, 2041, the aggregate number of shares of Stock that may be issued under the Plan shall increase by a number, determined by the Board on or before May 1st of such fiscal year, not to exceed one percent (1%) of the total number of shares of Stock issued and outstanding on the last day of the preceding fiscal year. If the Board does not determine to increase the aggregate number of shares of Stock in the Plan by May 1st of such fiscal year, such increase shall be zero.

(c) Anti-Dilution Adjustments. In the event that any dividend or other distribution (whether in the form of cash, stock or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Stock or other securities of the Company, or other similar change in the corporate structure of the Company affecting the Stock and effected without receipt or payment of consideration by the Company occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, there will be a proportionate adjustment of the number and class of Stock that may be delivered under the Plan, the Purchase Price per share and the number and class of Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 3(a), 3(b)(ii) and 9(c).

(d) Reorganizations. In the event of a Corporate Reorganization, the outstanding rights to purchase Stock under any Offering Period then in progress may be continued, assumed or substituted by the surviving entity or its parent. If such acquirer refuses to continue, assume or substitute for any such rights, then a new Purchase Date for such Offering Period(s) will be set prior to the effective time of the Corporate Reorganization, the Participants’ accumulated contributions will be applied to purchase Stock on such date, and any such Offering Periods shall terminate immediately after such purchase. In the event a new Purchase Date is set under this Section 3(d), Participants will be given notice of the new Purchase Date. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 4. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods and Purchase Periods.

(i)

Base Offering Periods. The Administrator may from time to time establish Offering Periods (consisting of one or more Purchase Periods) of such frequency and duration as it may deem appropriate (the “Base Offering Periods”); provided that a Base Offering Period shall in no event be longer than 27 months (or such other period as may be imposed under applicable tax law). Each Base Offering Period shall contain such terms and conditions (consistent with the Plan) as the Administrator deems appropriate. Within the limits of the Plan, the Administrator may change the frequency, duration and other terms and conditions of the Base Offering Periods as it deems appropriate from time to time. The Base Offering Periods are intended to qualify under Code Section 423.

(ii)

Additional Offering Periods. At the discretion of the Administrator, additional Offering Periods (the “Additional Offering Periods”) may be conducted under the Plan including, if necessary or advisable in the sole discretion of the Administrator, under a separate sub-plan or sub-plans, permitting grants to Eligible Employees of certain Participating Companies (each, a “Sub-Plan”). Such Additional Offering Periods may be designed to achieve desired tax objectives in particular locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions and will not be intended to qualify under Code Section 423. The Administrator shall determine the commencement and duration of each Additional Offering Period, which may be consecutive or overlapping. The other terms and conditions of each Additional Offering Period shall be those set forth in this Plan document or in terms and conditions approved by the Administrator with respect to such Additional Offering Period (whether or not set forth in a written Sub-Plan), with such changes or additional features as the Administrator determines necessary to comply with local law. Each Additional Offering Period (whether or not set forth in a written Sub-Plan) shall be considered a separate plan from the Plan (the “Statutory Plan”). The total number of shares authorized to be issued under the Plan as provided in Section 3 above applies in the aggregate to the Statutory Plan and any Additional Offering Period. Unless otherwise superseded by the terms and conditions approved by the Administrator with respect to an Additional Offering Period, the provisions of this Plan document shall govern the operation of any offering conducted hereunder.

(iii)	Separate Offerings. Each Base Offering Period and each Additional Offering Period conducted under the Plan is intended to constitute a separate “offering” for purposes of Code Section 423.

(iv)

Equal Rights and Privileges. To the extent an Offering Period is intended to qualify under Code Section 423, all participants in such Offering Period shall have the same rights and privileges with respect to their participation in such Offering Period in accordance with Code Section 423 and the regulations thereunder except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5).

(b) Enrollment. In the case of any individual who qualifies as an Eligible Employee on the first day of any Offering Period, he or she may elect to become a Participant on such day by filing the prescribed enrollment form with the Company. The enrollment form shall be filed in the prescribed manner during the applicable

Enrollment Period for such Offering Period. The Administrator may establish other procedures for enrollment by Eligible Employees.

(c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she:

(i)	Reaches the end of the Offering Period or Purchase Period, as applicable, in which his or her employee contributions were discontinued under Section 5(c) or 9(b);

(ii)	Withdraws from the Plan under Section 6(a); or

(iii)	Ceases to be an Eligible Employee.

A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation as described therein. In all other cases, a former Participant may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above.

(d) Applicable Offering Period. For purposes of calculating the Purchase Price under Section 8(b), the applicable Offering Period shall be determined as follows:

(i)

Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (c) above, or (C) re-enrollment for a subsequent Offering Period under Paragraph (ii) or (iii) below.

(ii)

Any other provision of the Plan notwithstanding, the Administrator (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be re-enrolled for such new Offering Period. In addition, the Administrator may structure an Offering Period that in the event that the Fair Market Value of a Share on the first day of the Offering Period for which the Participant is enrolled is higher than on the first day of any subsequent Offering Period, the Participant shall automatically be re-enrolled for such subsequent Offering Period.

(iii)

When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5. EMPLOYEE CONTRIBUTIONS.

(a) Commencement of Payroll Deductions. A Participant may purchase shares of Stock under the Plan by means of payroll deductions or (if so approved by the Administrator with respect to all Participants in a Base Offering Period) other approved contributions in form and substance satisfactory to the Administrator. Payroll deductions or other approved contributions shall commence as soon as reasonably practicable after the Company has received the prescribed enrollment form. In jurisdictions where payroll deductions are not permitted under local law, Participants may purchase shares of Stock by making contributions in the form that is acceptable and approved by the Administrator.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate on the prescribed enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, established by the Administrator for an Offering Period but not more than 15%.

(c) Reducing Withholding Rate or Discontinuing Payroll Deductions. If a Participant wishes to reduce his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the

Company in the manner prescribed by the Administrator. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate may be 0% or any whole percentage of the Participant’s Compensation, but not more than his or her old withholding rate. The Administrator may limit the number of times a Participant may elect to reduce his or her rate of withholding during any Offering Period and/or Purchase Period. Unless a different rule is established for an Offering Period, no Participant shall make more than one election under this Subsection (c) during any Purchase Period. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).)

(d) Increasing Withholding Rate. Unless the Administrator establishes a different rule for an Offering Period, a Participant may not increase his or her rate of payroll withholding during a Purchase Period. If a Participant wishes to increase his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company at least fifteen (15) calendar days prior to commencement of a Purchase Period (or such other period as is specified by the Administrator). The new withholding rate shall be effective on the first day of the next-upcoming Purchase Period in which the Participant participates. The new withholding rate may be any whole percentage of the Participant’s Compensation, but not less than 1% nor more than the maximum amount established for the Offering Period.

SECTION 6. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan (and the Offering Period in which he or she is participating) by filing the prescribed form with the Company in the prescribed manner at least fifteen (15) calendar days prior to a Purchase Date (or such other period as is specified by the Administrator). As soon as reasonably practicable thereafter, payroll deductions or other approved contributions shall cease and the entire amount credited to the Participant’s Plan Account with respect to such Offering Period shall be refunded to him or her in cash, without interest (except as otherwise required by the laws of the local jurisdiction). No partial withdrawals from an Offering Period shall be permitted.

(b) Re-Enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b) during an Enrollment Period. Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a).

(b) Transfers of Employment. If a Participant transfers employment from a Participating Company that is participating in a Base Offering Period to a Participating Company that is participating in an Additional Offering Period, he or she will immediately cease to participate in the Base Offering Period, as applicable; however, such Participant’s Plan Account will be transferred to the Additional Offering Period, and such Participant will immediately join such Additional Offering Period on the terms and conditions applicable to such Additional Offering Period, except for any modifications required by applicable law. If a Participant transfers employment from a Participating Company that is participating in an Additional Offering Period to a Participating Company that is participating in the Base Offering Period, he or she will continue to participate in the Additional Offering Period until the earlier of (i) the end of such Additional Offering Period, or (ii) the commencement of the first Base Offering Period in which he or she is eligible. If a Participant transfers employment from a Participating Company to a Related Corporation that is not a Participating Company, he or she shall be deemed to have withdrawn from the Plan pursuant to Section 6(a).

(c) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate on the first day following three months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(d) Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid in cash, without interest (unless otherwise required by the laws of the local jurisdiction), to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company in the prescribed manner before the Participant’s death.

SECTION 8. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Unless otherwise required by the laws of the local jurisdiction, (i) amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes, and (ii) no interest shall be credited to Plan Accounts.

(b) Purchase Price. The Administrator shall establish the Purchase Price for each Offering Period; provided, however, that the Purchase Price for each share of Stock purchased on a Purchase Date shall not be less than the lower of:

(i)	85% of the Fair Market Value of such share on the first trading day of such Offering Period; or

(ii)	85% of the Fair Market Value of such share on the Purchase Date.

(c) Number of Shares Purchased. On each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Offering Period in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing number of shares of Stock that may be purchased by a Participant are subject to the limitations set forth in Subsection (d) below and in Section 9. The Administrator may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase with respect to a particular Purchase Period exceeds (i) the number of shares of Stock that were available under Section 3 above for sale under the Plan on the first day of the applicable Offering Period, or (ii) the number of shares that were available under Section 3 above for sale under the Plan on the applicable Purchase Date, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase. The Company may make a pro rata allocation of the shares available on the first day of an applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such date. In the event of a pro-rata allocation under this Section (d), the Administrator may determine in its discretion to continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 14.

(e) Issuance of Stock. The shares of Stock purchased by a Participant under the Plan will be registered in the name of such Participant. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. (The two preceding sentences shall apply whether or not the Participant is required to pay income tax in the United States.)

(f) Tax Withholding. To the extent required by applicable U.S. federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations, if any, are satisfied.

(g) Unused Cash Balances. Subject to the final sentence of Section 8(c), an amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or Purchase Period, as applicable. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsections (c) or (d) above or Section 9(b) shall be refunded to the Participant in cash, without interest (except as otherwise required by the laws of the local jurisdiction).

(h) Stockholder Approval. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9. PLAN LIMITATIONS.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if, immediately after such right is granted, such Participant would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Related Corporation, applying the stock attribution rules of Code Section 424(d), and including any stock in which the Participant may purchase under outstanding options as stock owned by such Participant.

(b) Dollar Limit. As specified by Code Section 423(b)(8), no Participant shall be entitled to accrue rights to purchase Stock pursuant to any such rights outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Stock accrued under any other right to purchase Stock under the Plan, and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Related Corporation, would otherwise permit such Participant to purchase more than $25,000 worth of Stock of the Company or any Related Corporation (determined on the basis of the Fair Market Value per share on the date such rights are granted, and which, with respect to the Plan, will be determined as of the beginning of the respective Offering Period) for each calendar year such rights are at any time outstanding.

If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the next Purchase Period with a scheduled Purchase Date in the next calendar year, provided that he or she is an Eligible Employee at the beginning of such Purchase Period.

(c) Purchase Period Share Purchase Limit. The Administrator may establish one or more limits on the number of shares of Stock that may be purchased during any Purchase Period, including individual limits and/or aggregate limits. Unless the Administrator provides otherwise with respect to an Offering Period, any other provision of the Plan notwithstanding, no Participant shall purchase more than 2,500 shares of Stock with respect to any Purchase Period.

SECTION 10. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13. SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued, and the Company shall have no liability for failure to issue shares of Stock, under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14. AMENDMENT OR DISCONTINUANCE.

(a) General Rule. The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Stock on the next Purchase Date, or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 3(c) or (d)). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Stock will be returned to the Participants (without interest thereon, except as otherwise required by the laws of the local jurisdiction) as soon as administratively practicable.

(b) Administrator’s Discretion. Without stockholder consent and without limiting Subsection (a) above, the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections (after consideration of accounting treatment of such excess withholding), establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any Offering Period to enable the purchase rights to qualify under and/or comply with Section 423 of the Code, and establish such other limitations or procedures as it determines in its sole discretion advisable which are consistent with the Plan. The actions of the Administrator pursuant to this paragraph will not be considered to alter or impair the purchase rights granted under an Offering Period as they are to be deemed part of the initial terms of such Offering Period and purchase rights.

(c) Accounting Considerations. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)

Amending the Plan to conform with the safe harbor definition under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or successor provision), including with respect to an Offering Period underway at the time;

(ii)	Reducing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)

Shortening any Offering Period (and any Purchase Periods encompassed by such Offering Period) by setting a new Purchase Date, including with respect to an Offering Period underway at the time of the Administrator’s action;

(iv)	Reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v)	Reducing the maximum number of shares of Stock a Participant may purchase during any Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants. The actions of the Administrator pursuant to this paragraph will not be considered to alter or impair the purchase rights granted under an Offering Period as they are to be deemed part of the initial terms of such Offering Period and purchase rights.

(d) Stockholder Approval. Except as provided in Section 3, any increase in the aggregate number of shares of Stock that may be issued under the Plan shall be subject to the approval of the Company’s stockholders. In addition, any other amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required under Section 14(e) or by any applicable law or regulation.

(e) Plan Termination. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (i) the Plan is extended by the Board and (ii) the extension is approved within 12 months by a vote of the stockholders of the Company.

SECTION 15. DEFINITIONS.

(a) “Administrator” means the Board or any Committee administering the Plan in accordance with Section 2.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board, or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.

(e) “Company” means Northern Star Acquisition Corp., a Delaware corporation.

(f) “Compensation” means, unless otherwise determined by the Administrator with respect to an Offering Period, those components of an Eligible Employee’s cash compensation (prior to reductions pursuant to Code Sections 125, 132(f) or 401(k)) that are regular and recurring, including cash base salary or base hourly pay but excluding any overtime pay or shift differentials, commissions, annual cash incentive compensation, and annual cash bonuses, and further excluding extraordinary cash items (such as one-time bonuses), as well as all non-cash items, moving or relocation allowances, cost-of-living or tax equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, payments for or related to equity compensation, and any similar items. The Administrator shall determine whether a particular item is included in Compensation.

(g) “Corporate Reorganization” means:

(i)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

(ii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(h) “Eligible Employee” means a common law employee of a Participating Company, provided, however, that the Administrator may exclude one or more of the following categories of employees (where exclusion of such employees is permitted by applicable law) from any Offering Period: (i) employees who have been employed less than two years (or any shorter period of time established for an Offering Period), (ii) employees who are customarily employed twenty (20) or less hours per week (or any lesser number of hours per week established for an Offering Period), (iii) employees who are customarily employed for five (5) months or less in a calendar year (or any lesser number of months in a calendar year established for an Offering Period), (iv) “highly compensated employees” (within the meaning of Code Section 414(q)) or (v) “highly compensated employees” (within the meaning of Code Section 414(q)) with compensation above a certain level and/or who are subject to the disclosure requirements of Section 16(a) of the Exchange Act. In addition, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if complying with the laws of the applicable foreign jurisdiction would cause the Plan or an Offering Period to violate the requirements of Code Section 423. With respect to a Base Offering Period, any criteria used to determine Eligible Employees shall be determined in a manner consistent with Code Section 423. In the case of an Offering Period that is not intended to qualify under Code Section 423, the Administrator may exclude any individual(s) from participation if the Administrator determines the participation of such individual(s) is not advisable or practicable.

(i) “Enrollment Period” means a period prior to the start of an Offering Period during which Eligible Employees must submit the required enrollment forms to participate in such Offering Period, which period shall end at least five (5) business days (or such other date as may be specified in advance by the Administrator) prior to the start of the Offering Period.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means the price at which Stock was last sold in the principal U.S. market for the Stock on the applicable date or, if the applicable date was not a trading day, on the last trading day prior to the applicable date. If Stock is no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons.

(l) “Merger Agreement” means that certain Agreement and Plan of Reorganization made and entered into as of December 16, 2020, by and among the Company, NSAC Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Barkbox, Inc., a Delaware corporation.

(m) “Offering Period” means any period, including as the context requires Base Offering Periods and Additional Offering Periods, with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(n) “Participant” means an Eligible Employee who participates in the Plan or any Sub-Plan, as provided in Section 4.

(o) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Administrator as a Participating Company.

(p) “Plan” means this Northern Star Acquisition Corp. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

(q) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(r) “Purchase Date” means the last trading day of a Purchase Period.

(s) “Purchase Period” means a period within an Offering Period (which for an Offering Period with only a single Purchase Period would be coterminous with the Offering Period) during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 4(a).

(t) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

(u) “Related Corporation” means any “parent corporation” of the Company as defined in Code Section 424(e) or any Subsidiary.

(v) “Stock” means the Class A Common Stock of the Company.

(w) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

PROSPECTUS FOR UP TO 155,000,000 SHARES OF COMMON STOCK

OF

Northern Star Acquisition Corp.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                     , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eighth of Northern Star’s certificate of incorporation will provide:

“The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director of the Corporation with respect to acts or omissions occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included	Form	Filing Date

2.1*	Agreement and Plan of Reorganization, dated as of December 16, 2020, by and among Northern Star Acquisition Corp., NSAC Merger Sub Corp. and Barkbox, Inc.	Annex A

3.1	Form of Second Amended and Restated Certificate of Incorporation.	Annex B

3.2	Form of Amended and Restated Bylaws.	Previously Filed

3.3	Amended and Restated Certificate of Incorporation.	By Reference	8-K	November 13, 2020

3.4	Bylaws.	By Reference	S-1	September 29, 2020

4.1	Specimen Unit Certificate.	By Reference	S-1	October 14, 2020

4.2	Specimen Share Certificate.	By Reference	S-1	October 14, 2020

4.3	Specimen Warrant Certificate.	By Reference	S-1	October 14, 2020

4.4	Warrant Agreement, dated as of November 10, 2020, between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	S-1	November 13, 2020

Exhibit No.	Description	Included	Form	Filing Date

4.5	Indenture, dated as of November 27, 2020, between BarkBox, Inc. and U.S. Bank National Association, as Trustee and Collateral Agent.	Previously Filed

4.6	Form of Warrant to purchase shares of BarkBox, Inc. common stock dated July 21, 2015	Previously Filed

4.7	Form of Warrant to purchase shares of BarkBox, Inc. common stock dated April 1, 2016	Previously Filed

4.8	Form of Warrant to purchase shares of BarkBox, Inc. common stock dated December 3, 2018	Previously Filed

4.9	Form of Warrant to purchase shares of BarkBox, Inc. preferred stock dated October 12, 2017	Previously Filed

4.10	Form of Warrant to purchase shares of BarkBox, Inc. common stock dated December 7, 2018	Previously Filed

4.11	Omnibus Amendment to Warrants to purchase shares of BarkBox, Inc. stock dated July 31, 202	Previously Filed

4.12	Second Amended and Restated Investors’ Rights Agreement by and among Barkbox, Inc. and the investors listed on Schedule A thereto, dated May 16, 2016	Previously Filed

4.13	First Amendment to Second Amended and Restated Investors’ Rights Agreement by and among Barkbox, Inc. and the other signatories thereto, dated December 20, 2016	Previously Filed

4.14	Second Amendment to Second Amended and Restated Investors’ Rights Agreement by and among Barkbox, Inc. and the other parties thereto, dated November 27, 2020	Previously Filed

4.15	Third Amendment to Second Amended and Restated Investors’ Rights Agreement by and among Barkbox, Inc. and the other parties thereto, dated December 16, 2020	Previously Filed

5.1	Opinion of Graubard Miller.	+

10.1	Form of Subscription Agreement.	By Reference	8-K	December 17, 2020

10.2	Form of Support Agreement.	By Reference	8-K	December 17, 2020

10.3	Registration Rights Agreement.	+

10.4	Form of Northern Star Lock-Up Agreement.	Previously Filed

10.5	Form of Barkbox, Inc. Stockholder Lock-Up Agreement.	Previously Filed

10.6	Form of Letter Agreement from each of the Registrant’s initial shareholders, officers and directors.	By Reference	S-1	October 14, 2020

Exhibit No.	Description	Included	Form	Filing Date

10.7	Investment Management Trust Agreement, dated as of November 10, 2019, between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	8-K	November 13, 2020

10.8	Registration Rights Agreement, dated as of November 10, 2020, with each of the Registrant’s initial shareholders, officers and directors.	By Reference	8-K	November 13, 2020

10.9#	BarkBox, Inc. Stock Incentive Plan	Previously Filed

10.10#	2021 Equity Incentive Plan	Annex C

10.11#	2021 Employee Stock Purchase Agreement	Annex D

10.12	Form of Indemnity Agreement	Previously Filed

10.13	Loan and Security Agreement, dated as of October 12, 2017, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

10.14	Loan and Security Agreement Modification, dated as of November 20, 2017, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

10.15	Second Loan and Security Agreement Modification, dated as of April 20, 2018, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

10.16	Third Loan and Security Agreement Modification, dated as of December 3, 2018, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

10.17	Fourth Loan and Security Agreement Modification, dated as of December 7, 2018, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

10.18	Fifth Loan and Security Agreement Modification, dated as of October 7, 2019, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

10.19	Sixth Loan and Security Agreement Modification, dated as of February 25, 2020, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

10.20	Seventh Loan and Security Agreement Modification, dated as of July 31, 2020, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

10.21	Form of Convertible Secured Note due 2025 (included in Exhibit 4.5).	Previously Filed

10.22A#	Letter re: Offer of Employment by and between Barkbox, Inc. and Manish Joneja, dated July 15, 2020	Previously Filed

Exhibit No.	Description	Included	Form	Filing Date

10.22B#	Amendment No. 1 to the Offer Letter by and between Barkbox, Inc. and Manish Joneja, dated February 4, 2021	Filed Herewith

10.23#	Offer Letter by and between Barkbox, Inc. and Matt Meeker, dated January 21, 2013	Previously Filed

10.24#	Offer Letter by and between Barkbox, Inc. and Michael Novotny, dated July 3, 2015	Previously Filed

10.25#	Offer Letter by and between Barkbox, Inc. and John Toth, dated November 29, 2016	Previously Filed

10.26#	Independent Contractor Agreement by and between Barkbox, Inc. and Prehype LLC, dated January 1, 2012	Previously Filed

10.27#	First Amendment to Statement of Work No. 1 Under the Independent Contractor Agreement by and between Barkbox, Inc. and Prehype LLC	Previously Filed

10.28	Lease Agreement by and between Barkbox, Inc. and 221 Canal Street LLC, dated September 16, 2013	Previously Filed

10.29	Eighth Loan and Security Agreement Modification, dated as of November 27, 2020, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

10.30	Ninth Loan and Security Agreement Modification, dated as of January 22, 2021, by and among Western Alliance Bank, BarkBox, Inc. and its subsidiaries.	Previously Filed

21.1	Subsidiaries of the Registrant.	Previously Filed

23.1.1	Consent of Marcum LLP	Filed Herewith

23.1.2	Consent of Marcum LLP	Filed Herewith

23.2	Consent of Deloitte & Touche LLP.	Filed Herewith

23.3	Consent of Graubard Miller.	+

24.1	Power of Attorney (including on the signature page of this registration statement).	Previously Filed

99.1	Consent of Matt Meeker to be named as a director.	Previously Filed

99.2	Consent of Manish Joneja to be named as a director.	Previously Filed

99.3	Consent of Elizabeth McLaughlin to be named as a director.	Previously Filed

99.4	Consent of Henrik Werdelin to be named as a director.	Previously Filed

99.5	Consent of Jim McGinty to be named as a director	Filed Herewith

99.6	Form of Proxy Card.	+

*

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). Northern Star agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.
+	To be filed by amendment.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and BARK being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 8th day of March, 2021.

By:	/s/ Joanna Coles
Joanna Coles
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Joanna Coles Joanna Coles	Chairperson of the Board and Chief Executive Officer (Principal Executive Officer)	March 8, 2021

/s/ Jonathan J. Ledecky Jonathan J. Ledecky	President and Chief Operating Officer	March 8, 2021

* James Brady	Chief Financial Officer (Principal Financial and Accounting Officer)	March 8, 2021

* Jonathan Mildenhall	Director	March 8, 2021

* Debora Spar	Director	March 8, 2021

* Justine Cheng	Director	March 8, 2021

* By:	/s/ Joanna Coles
Joanna Coles, as attorney-in-fact